Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

among

CDRSVM ACQUISITION CO., INC.
(the Rights and Obligations of which Hereunder are to be Assumed by
THE SERVICEMASTER COMPANY),

THE SEVERAL LENDERS
FROM TIME TO TIME PARTY HERETO,

CITIBANK, N.A.,
as Administrative Agent, Collateral Agent and LC Facility Issuing Bank,

JPMORGAN CHASE BANK, N.A.,
as Syndication Agent

Dated as of July 24, 2007

CITIGROUP GLOBAL MARKETS INC.,
J.P. MORGAN SECURITIES INC.,
BANC OF AMERICA SECURITIES LLC,
GOLDMAN SACHS CREDIT PARTNERS L.P.
and
MORGAN STANLEY SENIOR FUNDING, INC.,
as Joint Lead Arrangers and Joint Bookrunning Managers

Cahill Gordon & Reindel LLP
80 Pine Street
New York, NY  10005

i

SCHEDULES

A-1	Closing Date Term Loan Commitments and LC Facility Commitments and Addresses
A-2	Delayed Draw Term Loan Commitments and Addresses
B	Existing Indebtedness

C	Existing Specified Indebtedness
4.4	Consents Required
4.6	Litigation
4.8	Real Property
4.16	Subsidiaries
4.18	Environmental Matters
4.21	Insurance
5.1(e)	Lien Searches
6.11	Post-Closing Security
7.2	Existing Liens

EXHIBITS

A	Form of Term Loan Note
B	Form of Guarantee and Collateral Agreement
C	Form of Intercreditor Agreement
D	Form of Mortgage
E-1	Form of Opinion of Debevoise & Plimpton LLP, Special New York Counsel to the Loan Parties
E-2	Form of Opinion of Richards, Layton & Finger P.A., Special Delaware Counsel to the Loan Parties
F	Form of U.S. Tax Compliance Certificate
G	Form of Assignment and Acceptance
H	Form of Officer’s Certificate
I	Form of Secretary’s Certificate
J	Form of LC Facility Letter of Credit Request
K	Form of Security Agreement

CREDIT AGREEMENT, dated as of July 24, 2007, among CDRSVM ACQUISITION CO., INC., a Delaware corporation (“Acquisition Co.” and, together with any assignee of, or successor by merger to, Acquisition Co.’s rights and obligations hereunder (including The ServiceMaster Company as a result of the Merger) as provided herein, the “Borrower”), the several banks and other financial institutions from time to time party to this Agreement (as further defined in subsection 1.1, the “Lenders”), CITIBANK, N.A., as administrative agent, collateral agent and LC Facility issuing bank for the Lenders hereunder (in such capacities, respectively, the “Administrative Agent”, “Collateral Agent” and, as further defined in subsection 1.1, “LC Facility Issuing Bank”, respectively), and JPMORGAN CHASE BANK, N.A., as syndication agent (in such capacity, the “Syndication Agent”).

The parties hereto hereby agree as follows:

W I T N E S S E T H:

WHEREAS, CDRSVM Topco, Inc., a Delaware corporation (“Holding Parent”), and Acquisition Co., each newly formed companies organized by Clayton, Dubilier & Rice, Inc. (“Sponsor”) or its Affiliates, entered into an Agreement and Plan of Merger with The ServiceMaster Company, a Delaware corporation (“ServiceMaster”), dated March 18, 2007 (the “Merger Agreement”), pursuant to which Acquisition Co. has agreed to merge with and into ServiceMaster, with ServiceMaster as the surviving corporation (the “Merger”).

WHEREAS, on the Closing Date the Sponsor will make an equity contribution of $1,431.1 million (the “Equity Contribution”) to Holding Parent, Holding Parent will make an equity contribution of the same amount to CDRSVM Investment Holding, Inc., a Delaware corporation (“Investment Holding”), Investment Holding will make an equity contribution of the same amount to CDRSVM Holding, Inc., a Delaware corporation (“Holding”), and Holding will make an equity contribution of the same amount to Acquisition Co.

WHEREAS, on the Closing Date the Borrower will enter into (i) the Revolving Credit Agreement, under which the Borrower and certain other borrowers party thereto shall obtain commitments in respect of senior secured revolving loans in an aggregate principal amount at any time outstanding of up to $500.0 million and (ii) a Senior Interim Loan Agreement (as defined below) pursuant to which the Borrower will obtain a senior unsecured interim term loan facility in an aggregate principal amount of up to $1,150.0 million.

WHEREAS, in order to (i) fund, in part, the Transactions and (ii) pay certain fees and expenses related to the Transactions, the Borrower has requested that the Lenders extend credit in the form of Term Loans in an aggregate principal amount of $2,650.0 million.

WHEREAS, the Borrower has requested that the Lenders extend credit in the form of a pre-funded letter of credit facility in an aggregate principal amount of $150.0 million.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1.                                          DEFINITIONS.

1.1                                 Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“2007 Notes”:  the Borrower’s 6.95% Notes due August 15, 2007 issued under the Existing Notes Indenture.

“2009 Notes”:  the Borrower’s 7.875% Notes due August 15, 2009 issued under the Existing Notes Indenture.

“ABR”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%.  “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by Citibank, N.A. (or another bank of recognized standing reasonably selected by the Administrative Agent and reasonably satisfactory to the Borrower) as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by Citibank, N.A. or such other bank in connection with extensions of credit to debtors).  “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.  Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loans”:  Loans the rate of interest applicable to which is based upon the ABR.

“Acceleration”:  as defined in subsection 8(e).

“Accounts”:  as defined in the UCC; and, with respect to any Person, all such Accounts of such Person, whether now existing or existing in the future, including (a) all accounts receivable of such Person (whether or not specifically listed on schedules furnished to the Administrative Agent), including all accounts created by or arising from all of such Person’s sales of goods or rendition of services made under any of its trade names, or through any of its divisions, (b) all unpaid rights of such Person (including rescission, replevin, reclamation and stopping in transit) relating to the foregoing or arising therefrom, (c) all rights to any goods represented by any of the foregoing, including returned or repossessed goods, (d) all reserves and credit balances held by such Person with respect to any such accounts receivable of any Obligors, (e) all letters of credit, guarantees or collateral for any of the foregoing and (f) all insurance policies or rights relating to any of the foregoing.

“Acquired Indebtedness”:  Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case other than Indebtedness Incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition.  Acquired Indebtedness shall be deemed to be Incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

“Acquisition Co.”:  as defined in the Preamble hereto.

“Additional Assets”:  (i) any property or assets that replace the property or assets that are the subject of an Asset Disposition; (ii) any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Borrower or a Restricted Subsidiary or otherwise useful in a Related Business (including any capital expenditures on any property or assets already so used); (iii) the Capital Stock of a Person that is engaged in a Related Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Borrower or another Restricted Subsidiary; or (iv) Capital Stock of any Person that at such time is a Restricted Subsidiary acquired from a third party.

“Additional Indebtedness”:  as defined in the Intercreditor Agreement.

“Adjustment Date”:  each date on or after the last day of the Borrower’s first full fiscal quarter ended at least three months after the Closing Date that is the second Business Day following receipt by the Lenders of both (a) the financial statements required to be delivered pursuant to subsection 6.1(a) or 6.1(b), as applicable, for the most recently completed fiscal period and (b) the related compliance certificate required to be delivered pursuant to subsection 6.2(b) with respect to such fiscal period.

“Administrative Agent”:  as defined in the Preamble hereto and shall include any successor to the Administrative Agent appointed pursuant to subsection 9.10.

“Affected Loans”:  as defined in subsection 3.9.

“Affected Rate”:  as defined in subsection 3.7.

“Affiliate”:  with respect to any specified Person, any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affiliate Transaction”:  as defined in subsection 7.6(a).

“Agents”:  the collective reference to the Administrative Agent, the Syndication Agent and the Collateral Agent.

“Agreement”:  this Credit Agreement, as amended, supplemented, waived or otherwise modified, from time to time.

“Amendment Letter”:  means that certain letter agreement dated as of the Closing Date among Borrower, the Administrative Agent, the LC Facility Issuing Bank and the lenders party hereto as of the Closing Date.

“Applicable Margin”:  (i) with respect to ABR Loans, 1.75% per annum and (ii) with respect to Eurocurrency Loans, 2.75% per annum.

The Applicable Margins with respect to the Term Loans will be adjusted on each Adjustment Date to the applicable rate per annum set forth under the heading “Applicable Margin for ABR Loans” or “Applicable Margin for Eurocurrency Loans” on the Pricing Grid which corresponds to the Consolidated Secured Leverage Ratio determined from the financial statements and compliance certificate relating to the end of the fiscal quarter immediately preceding such Adjustment Date; provided that in the event that the financial statements required to be delivered pursuant to subsection 6.1(a) or 6.1(b), as applicable, and the related compliance certificate required to be delivered pursuant to subsection 6.2(b) are not delivered when due, then:

(1)                                  if such financial statements and compliance certificate are delivered after the date such financial statements and compliance certificate were required to be delivered (without giving effect to any applicable cure period) and the Applicable Margin increases from that previously in effect as a result of the delivery of such financial statements, then the Applicable Margin in respect of Term Loans during the period from the date upon which such financial statements were required to be delivered (without giving effect to any applicable cure period) until the date upon which they actually are delivered shall, except as otherwise provided in clause (3) below, be the Applicable Margin as so increased;

(2)                                  if such financial statements and compliance certificate are delivered after the date such financial statements and compliance certificate were required to be delivered and the Applicable Margin decreases from that previously in effect as a result of the delivery of such financial statements, then such decrease in the Applicable Margin shall not become applicable until the date upon which the financial statements and compliance certificate are delivered; and

(3)                                  if such financial statements and compliance certificate are not delivered prior to the expiration of the applicable cure period, then, effective upon such expiration, for the period from the date upon which such financial statements and compliance certificate were required to be delivered (after the expiration of the applicable cure period) until two Business Days following the date upon which they actually are delivered, the Applicable Margin with respect to Term Loans shall be 2.00% per annum, in the case of ABR Loans, and 3.00% per annum, in the case of Eurocurrency Loans (it being understood that the foregoing shall not limit the rights of the Administrative Agent and the Lenders set forth in Section 8).

“Approved Electronic Communications”:  each notice, demand, communication, information, document and other material that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including (a) any supplement, joinder or amendment to the Security

Documents and any other written communication delivered or required to be delivered in respect of any Loan Document or the transactions contemplated therein and (b) any financial statement, financial and other report, notice, request, certificate and other information material; provided that “Approved Electronic Communications” shall exclude (i) any notice pursuant to subsection 3.4 and (ii) all notices of any Default.

“Approved Electronic Platform”:  as defined in subsection 9.13.

“Approved Fund”:  as defined in subsection 10.6(b).

“Asset Disposition”:  any sale, lease, transfer or other disposition of shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares, or (in the case of a Foreign Subsidiary) to the extent required by applicable law), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Borrower or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction), other than (i) a disposition to the Borrower or a Restricted Subsidiary, (ii) a disposition in the ordinary course of business, (iii) a disposition of Cash Equivalents, Investment Grade Securities or Temporary Cash Investments, (iv) the sale or discount (with or without recourse, and on customary or commercially reasonable terms) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable, (v) any Restricted Payment Transaction, (vi) a disposition that is governed by the provisions of subsection 7.3, (vii) any Financing Disposition, (viii) any “fee in lieu” or other disposition of assets to any governmental authority or agency that continue in use by the Borrower or any Restricted Subsidiary, so long as the Borrower or any Restricted Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee, (ix) any exchange of property pursuant to or intended to qualify under Section 1031 (or any successor section) of the Code, or any exchange of equipment to be leased, rented or otherwise used in a Related Business, (x) any financing transaction with respect to property built or acquired by the Borrower or any Restricted Subsidiary after the Closing Date, including without limitation any sale/leaseback transaction or asset securitization, (xi) any disposition arising from foreclosure, condemnation or similar action with respect to any property or other assets, or exercise of termination rights under any lease, license, concession or other agreement, or pursuant to buy/sell arrangements under any joint venture or similar agreement or arrangement, (xii) any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary, (xiii) a disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Borrower or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition, (xiv) a disposition of not more than 5% of the outstanding Capital Stock of a Foreign Subsidiary that has been approved by the Board of Directors, (xv) any disposition or series of related dispositions for aggregate consideration not to exceed $30.0 million, (xvi) any Exempt Sale and Leaseback Transaction, (xvii) the abandonment or other disposition of patents, trademarks or other intellectual property that are, in the reasonable judgment of the Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Borrower and its Subsidiaries taken as a whole or (xviii) dispositions for Net Available Cash not exceeding in the aggregate in any fiscal year (A) $15.0 million minus (B) the Net Available Cash in such fiscal year from Recovery Events classified by the Borrower pursuant to clause (y) of the definition of “Recovery Event.”

“Assignee”:  as defined in subsection 10.6(b).

“Assignment and Acceptance”:  an Assignment and Acceptance, substantially in the form of Exhibit G.

“BAB”:  Banc of America Bridge LLC.

“Bank Indebtedness”:  any and all amounts, whether outstanding on the Closing Date or thereafter incurred, payable under or in respect of any Credit Facility, including without limitation any principal, premium, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Borrower or any Restricted Subsidiary, whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees, other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“BAS”:  Banc of America Securities LLC.

“Benefited Lender”:  as defined in subsection 10.7(a).

“Board”:  the Board of Governors of the Federal Reserve System.

“Board of Directors”:  for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the Board of Directors of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such Board of Directors. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Borrower.

“Borrower”:  as defined in the Preamble hereto.

“Borrowing”:  the borrowing of one Type of Term Loan from all the Lenders having Term Loan Commitments (or resulting from a conversion or conversions on such date) having in the case of Eurocurrency Loans the same Interest Period.

“Borrowing Date”:  any Business Day specified in a notice pursuant to subsection 2.3 or 2.6(b) as a date on which the Borrower requests the Lenders to make Term Loans hereunder or the LC Facility Issuing Bank to issue an LC Facility Letter of Credit hereunder.

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City, except that, when used in connection with a Eurocurrency Loan, “Business Day” shall mean any Business Day on which dealings in Dollars between banks may be carried on in London, England and New York, New York.

“Capital Expenditures”:  with respect to any Person for any period, the aggregate of all expenditures by such Person and its consolidated Subsidiaries during such period (exclusive of expenditures made for Investments permitted by subsection 7.5) which, in accordance with GAAP, are or should be included in “capital expenditures”.

“Capital Stock”:  of any Person means any and all shares of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligation”:  an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP.  The Stated Maturity of any Capitalized Lease Obligation shall be the date of the last payment of rent or any other amount due under the related lease.

“Captive Insurance Subsidiary”:  any of (a) Steward Insurance Company, a Vermont corporation, and any successor in interest thereto, so long as such Person either (x) satisfies the requirements of clause (c) below or (y) does not enter into any new insurance policies after the Closing Date insuring risks of any Persons other than the Borrower and its Subsidiaries, (b) any Subsidiary of any Captive Insurance Subsidiary referred to in clause (a) above and (c) any Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Equivalents”:  any of the following:  (a) money, (b) securities issued or fully guaranteed or insured by the United States of America or a member state of The European Union or any agency or instrumentality of any thereof, (c) time deposits, certificates of deposit or bankers’ acceptances of (i) any lender under any Senior Credit Facility or any affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $500.0 million and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (d) money market instruments, commercial paper or other short-term obligations rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (e) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act of 1940, as amended and (f) investments similar to any of the foregoing denominated in foreign currencies approved by the Board of Directors.

“CDR”:  Clayton, Dubilier & Rice, Inc.

“CDR Investors”:  collectively, (i) Clayton, Dubilier & Rice Fund VII, L.P., or any successor thereto, (ii) Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P., or any successor thereto, (iii) CDR SVM Co-Investor L.P., or any successor thereto, (iv) CD&R Parallel Fund VII, L.P., or any successor thereto, and (v) any Affiliate of any CDR Investor.

“CGMI”:  Citigroup Global Markets Inc. in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise.

“Change in Consolidated Working Capital”:  for any period, a positive or negative number equal to the amount of Consolidated Working Capital at the beginning of such period minus the amount of Consolidated Working Capital at the end of such period.

“Change in Law”:  as defined in subsection 3.11(a).

“Change of Control”:  (i) (x) the Permitted Holders shall in the aggregate be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of (A) so long as the Borrower is a Subsidiary of any Parent, shares of Voting Stock having less than 35% of the total voting power of all outstanding shares of such Parent (other than a Parent that is a Subsidiary of another Parent) and (B) if the Borrower is not a Subsidiary of any Parent, shares of Voting Stock having less than 35% of the total voting power of all outstanding shares of the Borrower and (y) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, shall be the “beneficial owner” of (A) so long as the Borrower is a Subsidiary of any Parent, shares of Voting Stock having more than 35% of the total voting power of all outstanding shares of such Parent (other than a Parent that is a Subsidiary of another Parent) and (B) if the Borrower is not a Subsidiary of any Parent, shares of Voting Stock having more than 35% of the total voting power of all outstanding shares of the Borrower; (ii) the Continuing Directors shall cease to constitute a majority of the members of the Board of Directors of the Borrower; (iii) Holding shall cease to own, directly or indirectly, 100% of the Capital Stock of the Borrower (or any successor to the Borrower permitted pursuant to subsection 7.3); or (iv) a “Change of Control” as defined in the Revolving Credit Agreement or the Senior Interim Loan Agreement; as used in this paragraph “Voting Stock” shall mean shares of Capital Stock entitled to vote generally in the election of directors. Notwithstanding anything to the contrary in the foregoing, the Transactions shall not constitute or give rise to a Change of Control.

“Closing Date”:  the date on which all the conditions precedent set forth in subsection 5.1 shall be satisfied or waived.

“Closing Date Term Loan”:  as defined in subsection 2.1(a)(i)(x).  It is understood and agreed that the Closing Date Term Loans shall be Term Loans for all purposes of this Agreement, unless specifically indicated to the contrary.

“Closing Date Term Loan Commitment”:  the commitment of a Lender to make or otherwise fund a Closing Date Term Loan pursuant to subsection 2.1(a)(i)(x) in an aggregate amount not to exceed at any one time outstanding the amount set forth opposite such Lender’s name on Schedule A-1 under the heading “Closing Date Term Loan Commitment” or, in the case of any Lender that is an Assignee, the amount of the assigning Lender’s Closing Date Term Loan Commitment assigned to such Assignee pursuant to subsection 10.6(b) (as such amount may be adjusted from time to time as provided herein); collectively, as to all the Term Loan Lenders, the “Closing Date Term Loan Commitments.”  The aggregate amount of the Closing Date Term Loan Commitments as of the Closing Date is $2,410.0 million

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”:  all assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agent”:  as defined in the Preamble hereto.

“Commitment”:  as to any Lender, the sum of the Term Loan Commitments and LC Facility Commitments of such Lender.

 “Commodities Agreement”:  in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Sections 414(m) and (o) of the Code.

“Conduit Lender”:  any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument delivered to the Administrative Agent (a copy of which shall be provided by the Administrative Agent to the Borrower on request); provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations under this Agreement, including its obligation to fund a Term Loan if, for any reason, its Conduit Lender fails to fund any such Term Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided further that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to any provision of this Agreement, including without limitation subsection 3.10, 3.11, 3.12 or 10.5, than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender if such designating Lender had not designated such Conduit Lender hereunder; provided, however, this clause (a) shall not apply to any greater payment of additional amounts under subsection 3.11 in respect of any United States withholding Taxes imposed pursuant to Section 1441 or 1442 of the Code in connection with the payment of any LC Facility Fees, (b) be deemed to have any Term Loan Commitment or (c) be designated if such designation would otherwise increase the costs of any Facility to the Borrower.

“Confidential Information Memorandum”:  that certain Confidential Information Memorandum (Public Version) dated June 14, 2007 and furnished to the Lenders.

“Consolidated Coverage Ratio”:  as of any date of determination, the ratio of (i) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Borrower are available, to (ii) Consolidated Interest Expense for such four fiscal quarters (in each of the foregoing clauses (i) and (ii), determined for each fiscal quarter (or portion thereof) of the four fiscal quarters ending prior to the Closing Date, on a pro forma basis to give effect to the Merger as if it had occurred at the beginning of such four-quarter period); provided that

(1)                                  if since the beginning of such period the Borrower or any Restricted Subsidiary has Incurred any Indebtedness that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation),

(2)                                  if since the beginning of such period the Borrower or any Restricted Subsidiary has repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged any Indebtedness that is no longer outstanding on such date of determination (each, a “Discharge”) or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a Discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such Discharge had occurred on the first day of such period,

(3)                                  if since the beginning of such period the Borrower or any Restricted Subsidiary shall have disposed of any company, any business or any group of assets constituting an operating unit of a business (any such disposition, a “Sale”), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to (A) the Consolidated Interest Expense attributable to any Indebtedness of the Borrower or any Restricted Subsidiary repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged with respect to the Borrower and its continuing Restricted Subsidiaries in connection with such Sale for such period (including but not limited to through the assumption of such Indebtedness by another Person) plus (B) if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period attributable to the Indebtedness of such Restricted Subsidiary to the extent the Borrower and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such Sale,

(4)                                  if since the beginning of such period the Borrower or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made an Investment in any

Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company, any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder (any such Investment or acquisition, a “Purchase”), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any related Indebtedness) as if such Purchase occurred on the first day of such period, and

(5)                                  if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Borrower or any Restricted Subsidiary, and since the beginning of such period such Person shall have Discharged any Indebtedness or made any Sale or Purchase that would have required an adjustment pursuant to clause (2), (3) or (4) above if made by the Borrower or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Discharge, Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred or repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged in connection therewith, the pro forma calculations in respect thereof (including without limitation in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or another Responsible Officer of the Borrower.  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness). If any Indebtedness bears, at the option of the Borrower or a Restricted Subsidiary, a rate of interest based on a prime or similar rate, a eurocurrency interbank offered rate or other fixed or floating rate, and such Indebtedness is being given pro forma effect, the interest expense on such Indebtedness shall be calculated by applying such optional rate as the Borrower or such Restricted Subsidiary may designate. If any Indebtedness that is being given pro forma effect was Incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Current Portion of Long Term Debt”:  as of any date of determination, the current portion of Consolidated Long Term Debt that is included in Consolidated Short Term Debt on such date.

“Consolidated EBITDA”:  for any period, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income, without duplication:  (i) provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital (including penalties and interest, if any), (ii) Consolidated Interest

Expense, all items excluded from the definition of Consolidated Interest Expense pursuant to clause (iii) thereof (other than Special Purpose Financing Expense), any Special Purpose Financing Fees and (for purposes of calculating the Consolidated Total Leverage Ratio) any Special Purpose Financing Expense, (iii) depreciation, amortization (including but not limited to amortization of goodwill and intangibles and amortization and write-off of financing costs) and all other non-cash charges or non-cash losses, (iv) any expenses or charges related to any Equity Offering, Investment or Indebtedness permitted by this Agreement (whether or not consummated or incurred, and including any sale of Capital Stock to the extent the proceeds thereof were intended to be contributed to the equity capital of the Borrower or any of its Restricted Subsidiaries), (v) the amount of any minority interest expense, (vi) any management, monitoring, consulting and advisory fees and related expenses paid to any of CDR or any of its Affiliates, (vii) interest and investment income, (viii) the amount of net cost savings projected by the Borrower in good faith to be realized as a result of actions taken or to be taken (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings are reasonably identifiable and factually supportable, (y) such actions have been taken or are to be taken within 12 months after the date of determination to take such action and (z) the aggregate amount of cost savings added pursuant to this clause (viii) shall not exceed $35.0 million for any four consecutive quarter period (which adjustments may be incremental to (but not duplicative of) pro forma adjustments made pursuant to the proviso to the definition of “Consolidated Coverage Ratio”, “Consolidated Secured Leverage Ratio” or “Consolidated Total Leverage Ratio”), (ix) the amount of loss on any Financing Disposition, and (x) any costs or expenses pursuant to any management or employee stock option or other equity-related plan, program or arrangement, or other benefit plan, program or arrangement, or any stock subscription or shareholder agreement, to the extent funded with cash proceeds contributed to the capital of the Borrower or an issuance of Capital Stock of the Borrower (other than Disqualified Stock) and excluded from the calculation set forth in subsection 7.5(a)(3).

“Consolidated Funded Indebtedness”:  at the date of determination under subsection 6.10, all long term debt (including the current portion thereof) of the Borrower and its consolidated Restricted Subsidiaries as determined on a Consolidated basis in accordance with GAAP and as disclosed on the Borrower’s consolidated balance sheet.

“Consolidated Indebtedness”:  at the date of determination thereof, an amount equal to (i) the aggregate principal amount of outstanding Indebtedness of the Borrower and its Restricted Subsidiaries as of such date consisting of (without duplication) Indebtedness for borrowed money (including Purchase Money Obligations and unreimbursed outstanding drawn amounts under funded letters of credit); Capitalized Lease Obligations and debt obligations evidenced by bonds, debentures, notes or similar instruments, determined on a Consolidated basis in accordance with GAAP (excluding items eliminated in Consolidation, and for the avoidance of doubt, excluding Hedging Obligations), minus (ii) the amount of such Indebtedness consisting of Indebtedness of a type referred to in, or Incurred pursuant to, subsection 7.1(b)(ix).

“Consolidated Interest Expense”:  for any period,

(i)                                     the total interest expense of the Borrower and its Restricted Subsidiaries to the extent deducted in calculating Consolidated Net Income, net of any interest income of the Borrower and its Restricted Subsidiaries, including without limitation any such interest expense consisting of (a) interest expense attributable to Capitalized Lease Obligations, (b) amortization of debt discount, (c) interest in respect of Indebtedness of any other Person that has been Guaranteed by the Borrower or any Restricted Subsidiary, but only to the extent that such interest is actually paid by the Borrower or any Restricted Subsidiary, (d) non-cash interest expense, (e) the interest portion of any deferred payment obligation and (f) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, plus

(ii)                                  Preferred Stock dividends paid in cash in respect of Disqualified Stock of the Borrower held by Persons other than the Borrower or a Restricted Subsidiary, minus

(iii)                               to the extent otherwise included in such interest expense referred to in clause (i) above, amortization or write-off of financing costs, Special Purpose Financing Expense, accretion or accrual of discounted liabilities not constituting Indebtedness, expense resulting from discounting of Indebtedness in conjunction with recapitalization or purchase accounting, and any “additional interest” in respect of registration rights arrangements for any securities, plus

(iv)                              dividends paid in cash on Designated Preferred Stock pursuant to subsection 7.5(b)(xv)(A) or (B),

in each case under clauses (i) through (iv) as determined on a Consolidated basis in accordance with GAAP; provided that gross interest expense shall be determined after giving effect to any net payments made or received by the Borrower and its Restricted Subsidiaries with respect to Interest Rate Agreements.

“Consolidated Long Term Debt”:  at the date of determination thereof, all long term debt of the Borrower and its Restricted Subsidiaries as determined on a Consolidated basis in accordance with GAAP and as disclosed on the Borrower’s consolidated balance sheet most recently delivered under subsection 6.1.

“Consolidated Net Income”:  for any period, the net income (loss) of the Borrower and its Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided that there shall not be included in such Consolidated Net Income:

(i)                                     any net income (loss) of any Person that is not the Borrower or a Restricted Subsidiary, except that the Borrower’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount actually distributed by such Person during such period to the Borrower or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (ii) below),

(ii)                                  solely for purposes of determining the amount available for Restricted Payments under subsection 7.5(a)(3)(A) or determining Excess Cash Flow, any net income (loss) of any Restricted Subsidiary that is not a Subsidiary Guarantor if such

Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Restricted Subsidiary, directly or indirectly, to the Borrower by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (x) restrictions that have been waived or otherwise released, (y) restrictions pursuant to the Loan Documents, the Revolving Loan Documents, the Senior Interim Loan Documents, the Existing Notes or the Existing Notes Indenture and (z) restrictions in effect on the Closing Date with respect to a Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that taken as a whole are not materially less favorable to the Lenders than such restrictions in effect on the Closing Date), except that the Borrower’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of any dividend or distribution that was or that could have been made by such Restricted Subsidiary during such period to the Borrower or another Restricted Subsidiary (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause),

(iii)                               any gain or loss realized upon (x) the sale, abandonment or other disposition of any asset of the Borrower or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold, abandoned or otherwise disposed of in the ordinary course of business (as determined in good faith by the Board of Directors) or (y) the disposal, abandonment or discontinuation of operations of the Borrower or any Restricted Subsidiary, and any income (loss) from disposed, abandoned or discontinued operations,

(iv)                              any item classified as an extraordinary, unusual or nonrecurring gain, loss or charge (including fees, expenses and charges associated with the Transactions and any acquisition, merger or consolidation after the Closing Date),

(v)                                 the cumulative effect of a change in accounting principles,

(vi)                              all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments,

(vii)                           any unrealized gains or losses in respect of Currency Agreements,

(viii)                        any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person,

(ix)                                any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards,

(x)                                   to the extent otherwise included in Consolidated Net Income, any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Borrower or any Restricted Subsidiary owing to the Borrower or any Restricted Subsidiary,

(xi)                                any non-cash charge, expense or other impact attributable to application of the purchase or recapitalization method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase accounting adjustments),

(xii)                             any impairment charge or asset write-off, including any charge or write-off related to intangible assets, long-lived assets or investments in debt and equity securities, and any amortization of intangibles,

(xiii)                          any fees and expenses (or amortization thereof), and any charges or costs, in connection with any acquisition, Investment, Asset Disposition, issuance of Capital Stock, issuance, repayment or refinancing of Indebtedness, or amendment or modification of any agreement or instrument relating to any Indebtedness (in each case, whether or not completed, and including any such transaction consummated prior to the Closing Date),

(xiv)                         any accruals and reserves established or adjusted within twelve months after the Closing Date that are established as a result of the Transactions, and any changes as a result of adoption or modification of accounting policies, and

(xv)                            to the extent covered by insurance and actually reimbursed (or the Borrower has determined that there exists reasonable evidence that such amount will be reimbursed by the insurer and such amount is not denied by the applicable insurer in writing within 180 days and is reimbursed within 365 days of the date of such evidence (with a deduction in any future calculation of Consolidated Net Income for any amount so added back to the extent not so reimbursed within such 365 day period)), any expenses with respect to liability or casualty events or business interruption.

Notwithstanding the foregoing, for the purpose of subsection 7.5(a)(3)(A) only, there shall be excluded from Consolidated Net Income, without duplication, any income consisting of dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Borrower or a Restricted Subsidiary, and any income consisting of return of capital, repayment or other proceeds from dispositions or repayments of Investments consisting of Restricted Payments, in each case to the extent such income would be included in Consolidated Net Income and such related dividends, repayments, transfers, return of capital or other proceeds are applied by the Borrower to increase the amount of Restricted Payments permitted under such covenant pursuant to subsection 7.5(a)(3)(C) or (D).

In addition, for purposes of subsection 7.5(a)(3)(A), Consolidated Net Income for any period ending on or prior to the Closing Date shall be determined based upon the net income (loss) reflected in the consolidated financial statements of the Borrower for such period; and each Person that is a Restricted Subsidiary upon giving effect to the Transactions shall be deemed to be a Restricted Subsidiary, and the Transactions shall not constitute a sale or disposition under clause (iii) above, for purposes of such determination.

“Consolidated Secured Indebtedness”:  as of any date of determination, an amount equal to (a) the Consolidated Indebtedness as of such date that in each case is then secured by Liens on property or assets of the Borrower and its Restricted Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby), minus (b) the aggregate amount of Unrestricted Cash of the Borrower and its Restricted Subsidiaries included in the cash accounts disclosed on the Borrower’s consolidated balance sheet most recently delivered under subsection 6.1.

“Consolidated Secured Leverage Ratio”:  as of any date of determination, the ratio of (x) Consolidated Secured Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Borrower are available (determined for each fiscal quarter (or portion thereof) of the four fiscal quarters ending prior to the Closing Date, on a pro forma basis to give effect to the Merger as if it had occurred at the beginning of such four-quarter period), provided that:

(1)                                  if since the beginning of such period the Borrower or any Restricted Subsidiary shall have made a Sale, the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2)                                  if since the beginning of such period the Borrower or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3)                                  if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Borrower or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Borrower or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including without limitation in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by a Responsible Officer of the Borrower.

“Consolidated Short Term Debt”:  at the date of determination thereof, all short term debt of the Borrower and its Restricted Subsidiaries as determined on a Consolidated basis in accordance with GAAP and as disclosed on the Borrower’s consolidated balance sheet most recently delivered under subsection 6.1.

“Consolidated Tangible Assets”:  as of any date of determination, the total assets less the sum of the goodwill, net, and other intangible assets, net, in each case reflected on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries as at the end of the most recently ended fiscal quarter of the Borrower for which such a balance sheet is available, determined on a Consolidated basis in accordance with GAAP (and, in the case of any determination relating to any Incurrence of Indebtedness or any Investment, on a pro forma basis including any property or assets being acquired in connection therewith).

“Consolidated Total Indebtedness”:  at the date of determination thereof, an amount equal to (i) the aggregate principal amount of outstanding Indebtedness of the Borrower and its Restricted Subsidiaries as of such date consisting of (without duplication) Indebtedness for borrowed money (including Purchase Money Obligations and unreimbursed outstanding drawn amounts under funded letters of credit); Capitalized Lease Obligations and debt obligations evidenced by bonds, debentures, notes or similar instruments, determined on a Consolidated basis in accordance with GAAP (excluding items eliminated in Consolidation, and for the avoidance of doubt, excluding Hedging Obligations) minus (ii) the amount of Unrestricted Cash held by the Borrower and its Restricted Subsidiaries as of the end of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Borrower are available.

“Consolidated Total Leverage Ratio”:  as of any date of determination, the ratio of (x) Consolidated Total Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Borrower are available (determined for each fiscal quarter (or portion thereof) of the four fiscal quarters ending prior to the Closing Date, on a pro forma basis to give effect to the Merger as if it had occurred at the beginning of such four-quarter period), provided that:

(1)                                  if since the beginning of such period the Borrower or any Restricted Subsidiary shall have made a Sale, the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2)                                  if since the beginning of such period the Borrower or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3)                                  if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Borrower or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Borrower or a Restricted Subsidiary since the beginning of such period,

Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including without limitation in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by a Responsible Officer of the Borrower.

“Consolidated Working Capital”:  at the date of determination thereof, the aggregate amount of all current assets (excluding cash, Cash Equivalents and deferred taxes recorded as assets) minus the aggregate amount of all current liabilities (excluding, without duplication, Indebtedness under the Revolving Facility, Consolidated Current Portion of Long Term Debt, any Indebtedness described in subsections 7.1(b)(ix) and (xi), working capital debt of Foreign Subsidiaries and deferred taxes recorded as liabilities), in each case determined on a Consolidated basis for the Borrower and its Restricted Subsidiaries.

“Consolidation”:  the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Borrower in accordance with GAAP; provided that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Borrower or any Restricted Subsidiary in any Unrestricted Subsidiary will be accounted for as an investment.  The term “Consolidated” has a correlative meaning.  For periods ending on or prior to the Closing Date, references to the consolidated financial statements of the Borrower shall be to the consolidated financial statements of ServiceMaster (with Subsidiaries of ServiceMaster being deemed Subsidiaries of the Borrower), as the context may require.

“Contingent Obligation”:  with respect to any Person, any obligation of such Person guaranteeing any obligation that does not constitute Indebtedness (a “primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (1) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (2) to advance or supply funds (a) for the purchase or payment of any such primary obligation or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Continuing Directors”:  the directors of the Board of Directors of the Borrower on the Closing Date, after giving effect to the Transactions and the other transactions contemplated thereby, and each other director if, in each case, such other director’s nomination for election to the Board of Directors of the Borrower is recommended by at least a majority of the then Continuing Directors or the election of such other director is approved by one or more Permitted Holders.

“Contractual Obligation”:  as to any Person, any provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Amounts”:  the aggregate amount of capital contributions applied by the Borrower to permit the Incurrence of Contribution Indebtedness pursuant to subsection 7.1(b)(xii).

“Contribution Indebtedness”:  Indebtedness of the Borrower or any Restricted Subsidiary in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Borrower or such Restricted Subsidiary after the Closing Date (whether through the issuance or sale of Capital Stock or otherwise); provided that such Contribution Indebtedness (a) is incurred within 180 days after the making of the related cash contribution and (b) is so designated as Contribution Indebtedness pursuant to a certificate signed by a Responsible Officer on the date of Incurrence thereof.

“Credit Facilities”:  one or more of (i) the Term Loan Facility, (ii) the Revolving Facility and (iii) any other facilities or arrangements designated by the Borrower, in each case with one or more banks or other lenders or institutions providing for revolving credit loans, term loans, receivables financings (including without limitation through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables or the creation of any Liens in respect of such receivables in favor of such institutions), letters of credit or other Indebtedness, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing, including but not limited to any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original banks, lenders or institutions or other banks, lenders or institutions or otherwise, and whether provided under any original Credit Facility or one or more other credit agreements, indentures, financing agreements or other Credit Facilities or otherwise).  Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Credit-Linked Deposit Account”:  the account established by the Administrative Agent under its sole and exclusive control maintained at the principal New York City office of Citibank, N.A. or another branch of Citibank, N.A. designated as the “ServiceMaster Credit-Linked Deposit Account”, which shall be used solely to hold LC Facility Deposits.

“Cumulative Excess Cash Flow”:  the amount equal to the sum of Excess Cash Flow (but not less than zero) for the fiscal year ending on December 31, 2008 and Excess Cash Flow (but not less than zero in any fiscal year) for each succeeding and completed fiscal year.  For purposes of determining Cumulative Excess Cash Flow, Excess Cash Flow shall be calculated without reduction for any amount applied to permit a Restricted Payment.

“Cumulative Retained Excess Cash Flow”:  the amount (if any) of Cumulative Excess Cash Flow that (a) was not required to be applied to prepay the Term Loans pursuant to subsection 3.4(c), and (b) was not previously applied to permit a Restricted Payment (to the extent of the amount of such Restricted Payment that then remains outstanding).  The Borrower shall promptly notify the Administrative Agent of any application of such amount as contemplated by clause (b) above.

“Currency Agreement”:  in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Debt Financing”:  the debt financing transactions contemplated under (a) the Loan Documents, (b) the Revolving Loan Documents and (c) the Senior Interim Loan Agreement, in each case including any Interest Rate Protection Agreements related thereto.

“Default”:  any of the events specified in Section 8, whether or not any requirement for the giving of notice (other than, in the case of subsection 8(e), a Default Notice), the lapse of time, or both, or any other condition specified in Section 8, has been satisfied.

“Default Notice”:  as defined in subsection 8(e).

“Defaulting Lender”:  as defined in subsection 3.8(c).

“Delayed Draw Commitment Fee Rate”:  0.75% per annum.

“Delayed Draw Term Loan”:  as defined in subsection 2.1(a)(i)(y).  It is understood and agreed that the Delayed Draw Term Loans shall be Term Loans for all purposes of this Agreement, unless specifically indicated to the contrary.

“Delayed Draw Term Loan Commitment”:  the commitment of a Lender to make or otherwise fund a Delayed Draw Term Loan pursuant to subsection 2.1(a)(i)(y) in an aggregate amount not to exceed at any one time outstanding the amount set forth opposite such Lender’s name on Schedule A-2 under the heading “Delayed Draw Term Loan Commitment” or, in the case of any Lender that is an Assignee, the amount of the assigning Lender’s Delayed Draw Term Loan Commitment assigned to such Assignee pursuant to subsection 10.6(b) (as such amount may be adjusted from time to time as provided herein); collectively, as to all the Lenders, the “Delayed Draw Term Loan Commitments.”  The aggregate amount of the Delayed Draw Term Loan Commitments as of the Closing Date is $240.0 million.

“Delayed Draw Term Loan Commitment Period”:  the time period commencing on the Closing Date through and including the Delayed Draw Term Loan Commitment Termination Date.

“Delayed Draw Term Loan Commitment Termination Date”:  the earliest to occur of (i) the date the Delayed Draw Term Loan Commitments are permanently reduced to zero pursuant to subsection 3.4, (ii) the date of the termination of all of the Delayed Draw Term Loan Commitments pursuant to Section 8 and (iii) October 17, 2007.

“Designated Noncash Consideration”:  the Fair Market Value of non-cash consideration received by the Borrower or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to a certificate signed by a Responsible Officer and delivered to the Administrative Agent, setting forth the basis of such valuation.

“Designated Preferred Stock”:  Preferred Stock of the Borrower (other than Disqualified Stock) or any Parent that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to a certificate executed by a Responsible Officer of the Borrower or the applicable Parent, as the case may be, on the date of issuance thereof.

“Discharge”:  as defined in the definition of “Consolidated Coverage Ratio”.

“Disinterested Directors”:  with respect to any Affiliate Transaction, one or more members of the Board of Directors of the Borrower, or one or more members of the Board of Directors of a Parent, having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding Capital Stock of the Borrower or any Parent or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock”:  with respect to any Person, any Capital Stock (other than Management Stock) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an Asset Disposition or “Asset Disposition” as defined in the Senior Interim Loan Agreement or any Senior Notes Indenture) (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an Asset Disposition or “Asset Disposition” as defined in the Senior Interim Loan Agreement or any Senior Notes Indenture), in whole or in part, in each case on or prior to the Term Loan Maturity Date; provided that Capital Stock issued to any employee benefit plan, or by any such plan to any employees of the Borrower or any Subsidiary, shall not constitute Disqualified Stock solely because it may be required to be repurchased or otherwise acquired or retired in order to satisfy applicable statutory or regulatory obligations.

“Dollars” and “$”:  dollars in lawful currency of the United States of America.

“Domestic Subsidiary”:  any Restricted Subsidiary of the Borrower other than a Foreign Subsidiary.

“Dormant Subsidiary”:  any Subsidiary of the Borrower that carries on no operations, had revenues of less than $2.0 million during the most recently completed period of four consecutive fiscal quarters of the Borrower and has total assets of less than $2.0 million as of the last day of such period; provided that the assets of all Subsidiaries constituting Dormant Subsidiaries shall at no time exceed $10.0 million in the aggregate and the revenues of all Subsidiaries constituting Dormant Subsidiaries for any four consecutive fiscal quarters shall at no time exceed $10.0 million in the aggregate.

“ECF Payment Date”:  as defined in subsection 3.4(c).

“ECF Percentage”:  50%, provided that with respect to any fiscal year (i) the ECF Percentage shall be reduced to 25% if the Consolidated Secured Leverage Ratio as of the last day of such fiscal year is less than 4.5 to 1.0 and greater than or equal to 3.75 to 1.0 and (ii) the ECF Percentage shall be reduced to zero if the Consolidated Secured Leverage Ratio as of the last day of such fiscal year is less than 3.75 to 1.0 and, in each case, so long as no Default or Event of Default has occurred and is continuing as of such date.

“ECF Prepayment Amount”:  as defined in subsection 3.4(c).

“Environmental Costs”:  any and all costs or expenses (including attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, fines, penalties, damages, settlement payments, judgments and awards), of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to, any actual or alleged violation of, noncompliance with or liability under any Environmental Laws.  Environmental Costs include any and all of the foregoing, without regard to whether they arise out of or are related to any past, pending or threatened proceeding of any kind.

“Environmental Laws”:  any and all U.S. or foreign federal, state, provincial, territorial, foreign, local or municipal laws, rules, orders, enforceable guidelines, orders-in-council, regulations, statutes, ordinances, codes, decrees, and such requirements of any Governmental Authority properly promulgated and having the force and effect of law or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health (as it relates to exposure to Materials of Environmental Concern) or the environment, as have been, or now or at any relevant time hereafter are, in effect.

“Environmental Permits”:  any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

“Equity Contribution”:  as defined in the Recitals hereto.

“Equity Offering”:  a sale of Capital Stock (x) that is a sale of Capital Stock of the Borrower (other than Disqualified Stock), or (y) proceeds of which are (or are intended to be) contributed to the equity capital of the Borrower or any of its Restricted Subsidiaries.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Base Rate”:  with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, the rate per annum determined by the Administrative Agent to be the arithmetic mean (rounded to the nearest 1/100th of 1%) of the offered rates for deposits in Dollars with a term comparable to such Interest Period that appears on the BBA LIBOR Rates

Page (as defined below) at approximately 11:00 A.M., London time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that if there shall at any time no longer exist a BBA LIBOR Rates Page, “Eurocurrency Base Rate” shall mean, with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, the rate per annum equal to the rate at which the principal London office of the Administrative Agent is offered deposits in Dollars at or about 10:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurocurrency market where the eurocurrency and foreign currency and exchange operations in respect of Dollars are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurocurrency Loan to be outstanding during such Interest Period.  “BBA LIBOR Rates Page” shall mean the display designated as Reuters Screen LIBOR01 Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market).

“Eurocurrency Loans”:  Loans the rate of interest applicable to which is based upon the Eurocurrency Rate.

“Eurocurrency Rate”:  with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurocurrency Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurocurrency Reserve Requirements”:  for any day as applied to a Eurocurrency Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Event of Default”:  any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Excess Cash Flow”:  for any period, Consolidated EBITDA for such period minus

(a)                                  (i) any Capital Expenditures made during such period (or to be made for which binding agreements exist so long as to the extent not consummated within 90 days after such period, such amount is added back to Excess Cash Flow for the subsequent period) in cash (excluding the principal amount of Indebtedness incurred in connection with such expenditures and any such expenditures financed with the proceeds of any Reinvested Amount (as determined at the end of such period) unless and to the extent such proceeds are included in Consolidated EBITDA), and (ii) to the extent not deducted in calculating Consolidated EBITDA, any acquisitions made during such period (or to be made for which binding agreements exist) not prohibited by this Agreement and financed with cash, minus

(b)                                 any principal payments of the Term Loans made during such period (other than (x) any principal payment made during such period pursuant to subsection 3.4(c) and (y) any principal payment subtracted from the ECF Prepayment Amount pursuant to subsection 3.4(c)(A)(y) in calculating the amount of any principal payment made during such period pursuant to subsection 3.4(c)), minus

(c)                                  any principal payments resulting in a permanent reduction of any other Indebtedness of the Borrower or any of its Restricted Subsidiaries made during such period (other than any principal payment of Additional Indebtedness subtracted from the ECF Prepayment Amount pursuant to subsection 3.4(c)(B) in calculating the amount of any principal payment made during such period pursuant to subsection 3.4(c)), minus

(d)                                 Consolidated Interest Expense for such period, minus

(e)                                  any taxes paid or payable in cash during such period, minus

(f)                                    the Net Available Cash from any Asset Disposition or Recovery Event to the extent that an amount equal to such Net Available Cash (i) (without duplication of clause (a) or (g) of this definition) consists of any Reinvested Amount or is otherwise applied (or not required to be applied) in accordance with subsection 7.4 and (ii) is included in the calculation of Consolidated EBITDA, minus

(g)                                 any Investment made in accordance with subsection 7.5(a) or (b)(vii) or clause (i)(z), (ii), (x), (xiv), (xv), (xvi) or (xvii) of the definition of “Permitted Investment”, minus

(h)                                 (without duplication of clause (b) or (c) of this definition) the proceeds of any Sale and Leaseback Transactions entered into by the Borrower or any of its Restricted Subsidiaries in accordance with subsection 7.4 during such period in the ordinary course of its business to the extent included in Consolidated EBITDA, minus

(i)                                     to the extent not otherwise subtracted from Consolidated EBITDA in this definition of “Excess Cash Flow”, any Permitted Payments made in cash during such period of the type described in subsection 7.5(b)(v), (vi), (vii) or (viii), minus

(j)                                     to the extent included in Consolidated EBITDA, the amount of any cash contributions required by law to be made by the Borrower or any of its Restricted Subsidiaries to any Plan, minus

(k)                                  to the extent included in Consolidated EBITDA, any cash expenses relating to the Transactions, minus

(l)                                     any earnings of a Foreign Subsidiary or a Special Purpose Subsidiary included in Consolidated EBITDA for such period (except to the extent such earnings are used for any purposes described in clauses (a) through (k) above) to the extent the terms of any Indebtedness of any Foreign Subsidiary or any Special Purpose Subsidiary prohibit the distribution thereof, minus

(m)                               any expenses or charges related to any Equity Offering, Investment or Indebtedness permitted by this Agreement including without limitation acquisitions permitted hereunder (whether or not consummated or incurred), and any management, monitoring, consulting and advisory fees and related expenses paid to any of CDR and its Affiliates, plus

(n)                                 the Change in Consolidated Working Capital for such period.

“Exchange Act”:  the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Contribution”:  Net Cash Proceeds, or the Fair Market Value of property or assets, received by the Borrower as capital contributions to the Borrower after the Closing Date or from the issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Borrower, in each case to the extent designated as an Excluded Contribution pursuant to a certificate signed by a Responsible Officer of the Borrower and not previously included in the calculation set forth in subsection 7.5(a)(3)(B)(x) for purposes of determining whether a Restricted Payment may be made.

“Excluded Subsidiary”:  any (a) Special Purpose Subsidiary, (b) Subsidiary of a Foreign Subsidiary, (c) Unrestricted Subsidiary, (d) Immaterial Subsidiary, (e) Dormant Subsidiary, (f) Captive Insurance Subsidiary, (g) Domestic Subsidiary that is prohibited by any applicable Requirement of Law from guaranteeing or granting Liens to secure the Obligations at the time such Subsidiary becomes a Restricted Subsidiary (and for so long as such prohibition or any replacement or renewal thereof is in effect), (h) Home Warranty Subsidiary or (i) ServiceMaster BSC L.L.C.; provided that, notwithstanding the foregoing, any Restricted Subsidiary that Guarantees the payment of the Senior Interim Loan Facility Indebtedness (including any Senior Notes) shall not be an Excluded Subsidiary.

“Excluded Taxes”:  any (a) Taxes measured by or imposed upon the net income of any Agent, LC Facility Issuing Bank or Lender or its applicable lending office, or any branch or affiliate thereof, (b) franchise Taxes, branch Taxes, Taxes on doing business or Taxes measured by or imposed upon the overall capital or net worth of any Agent, LC Facility Issuing Bank or Lender or its applicable lending office, or any branch or affiliate thereof, in each case imposed by the jurisdiction under the laws of which such Agent, LC Facility Issuing Bank or Lender, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof and (c) Taxes imposed by reason of any connection between the jurisdiction imposing such Tax and any Agent, LC Facility Issuing Bank or Lender, applicable lending office, branch or affiliate other than a connection arising solely from such Agent, LC Facility Issuing Bank or Lender having executed, delivered or performed its obligations under, or received payment under or enforced, this Agreement or any other Loan Document.

“Exempt Sale and Leaseback Transaction”:  any Sale and Leaseback Transaction (a) in which the sale or transfer of property occurs within 90 days of the acquisition of such property by the Borrower or any of its Subsidiaries or (b) that involves property with a book value of $15.0 million or less, and is not part of a series of related Sale and Leaseback Transactions involving property with an aggregate value in excess of such amount and entered into with a single Person or group of Persons.

“Existing Indebtedness”:  Indebtedness of the Borrower and its Subsidiaries outstanding on the Closing Date and disclosed on Schedule B.

“Existing Notes” means the Company’s 7.10% Notes due March 1, 2018, 7.45% Notes due August 15, 2027 and 7.25% Notes due March 1, 2038, in each case issued under the Existing Notes Indenture.

“Existing Notes Indenture”:  the Indenture between The ServiceMaster Company Limited Partnership, as issuer, and ServiceMaster Limited Partnership, as guarantor, and the Existing Notes Trustee, dated as of August 15, 1997, as supplemented by the First Supplemental Indenture thereto, between The ServiceMaster Company Limited Partnership, as issuer, and ServiceMaster Limited Partnership, as guarantor, dated as of August 15, 1997, the Second Supplemental Indenture thereto, between the Borrower, as successor by merger to The ServiceMaster Company Limited Partnership and ServiceMaster Limited Partnership, and the Existing Notes Trustee, dated as of January 1, 1998, the Third Supplemental Indenture thereto, between the Borrower and the Existing Notes Trustee, dated as of March 2, 1998 and the Fourth Supplemental Indenture, between the Borrower and the Existing Notes Trustee, dated as of August 10, 1999.

“Existing Notes Trustee”:  The Bank of New York Trust Company, N.A., successor to Harris Trust and Savings Bank, as trustee under the Existing Notes Indenture.

“Existing Specified Indebtedness”:  all Indebtedness listed on Schedule C.

“Extension of Credit”:  as to any Lender, the making of a Term Loan by such Lender.

“Facility”:  the (i) Term Loan Commitments and the Term Loans made thereunder and (ii) the LC Facility Commitments and LC Facility Letters of Credit issued thereunder.

“Fair Market Value”:  with respect to any asset or property, the fair market value of such asset or property as determined in good faith by the Board of Directors, whose determination will be conclusive.

“Federal Funds Effective Rate”:  as defined in the definition of the term “ABR” in this subsection 1.1.

“Financing Disposition”:  any sale, transfer, conveyance or other disposition of, or creation or incurrence of any Lien on, property or assets (i) by the Borrower or any Subsidiary thereof to or in favor of any Special Purpose Entity, or by any Special Purpose Subsidiary, in each case in connection with the Incurrence by a Special Purpose Entity of Indebtedness, or

obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets or (ii) by the Borrower or any Subsidiary thereof to or in favor of any Special Purpose Entity that is not a Special Purpose Subsidiary.

“FIRREA”:  the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time.

“Foreign Borrowing Base”:  the sum of (1) 80% of the book value of Inventory of Foreign Subsidiaries, (2) 85% of the book value of Receivables of Foreign Subsidiaries and (3) cash, Cash Equivalents and Temporary Cash Investments of Foreign Subsidiaries (in each case, determined as of the end of the most recently ended fiscal month of the Borrower for which internal consolidated financial statements of the Borrower are available, and, in the case of any determination relating to any Incurrence of Indebtedness, on a pro forma basis including (x) any property or assets of a type described above acquired since the end of such fiscal month and (y) any property or assets of a type described above being acquired in connection therewith).

“Foreign Pension Plan”:  a registered pension plan which is subject to applicable pension legislation other than ERISA or the Code, which a Subsidiary of the Borrower sponsors or maintains, or to which it makes or is obligated to make contributions.

“Foreign Plan”:  each Foreign Pension Plan, deferred compensation or other retirement or superannuation plan, fund, program, agreement, commitment or arrangement whether oral or written, funded or unfunded, sponsored, established, maintained or contributed to, or required to be contributed to, or with respect to which any liability is borne, outside the United States of America, by the Borrower or any of its Subsidiaries, other than any such plan, fund, program, agreement or arrangement sponsored by a Governmental Authority.

“Foreign Subsidiary”:  (i) any Restricted Subsidiary of the Borrower that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any Restricted Subsidiary of such Foreign Subsidiary and (ii) any Foreign Subsidiary Holdco.

“Foreign Subsidiary Holdco”:  any Restricted Subsidiary of the Borrower that has no material assets other than securities or Indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof), and intellectual property relating to such Foreign Subsidiaries (or Subsidiaries thereof) and other assets relating to an ownership interest in any such securities, Indebtedness, intellectual property or Subsidiaries.

“GAAP”:  generally accepted accounting principles in the United States of America as in effect on the Closing Date (for purposes of the definitions of the terms “Capital Expenditures,” “Consolidated Coverage Ratio,” “Consolidated EBITDA,” “Consolidated Funded Indebtedness,” “Consolidated Indebtedness,” “Consolidated Interest Expense,” “Consolidated Long Term Debt,” “Consolidated Net Income,” “Consolidated Secured Leverage Ratio,” “Consolidated Secured Indebtedness,” “Consolidated Short Term Debt,” “Consolidated Tangible Assets,” “Consolidated Total Indebtedness,” “Consolidated Total Leverage Ratio,” “Consolidated Working Capital,” “Excess Cash Flow” and “Foreign Borrowing Base,” all defined terms in this Agreement to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions) and as in effect from time to time (for all other purposes of this Agreement), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the European Union.

“GSCP”:  Goldman Sachs Credit Partners L.P.

“Guarantee”:  any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantee and Collateral Agreement”:  the Guarantee and Collateral Agreement delivered to the Collateral Agent as of the date hereof, substantially in the form of Exhibit B, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Guarantor Subordinated Obligations”:  with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Closing Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

“Guarantors”:  the collective reference to Holding and each Subsidiary Guarantor that is from time to time party to the Guarantee and Collateral Agreement; individually, a “Guarantor”.

“Hedging Obligations”:  of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodities Agreement.

“Holding”:  as defined in the Recitals hereto.

“Holding Parent”:  as defined in the Recitals hereto.

“Home Warranty Subsidiary”:  any of (a) American Home Shield Corporation, a Delaware corporation, and any successor in interest thereto, (b) any Subsidiary of any Home Warranty Subsidiary referred to in clause (a) above and (c) any Subsidiary of the Borrower that is subject to regulation as a home warranty, service contract or similar company (or any Subsidiary thereof).

“Immaterial Subsidiary”:  any Subsidiary of the Borrower designated by the Borrower to the Administrative Agent in writing that had (a) total consolidated revenues of less than 2.5% of the total consolidated revenues of the Borrower and its Subsidiaries during the most recently completed period of four consecutive fiscal quarters of the Borrower and (b) total consolidated assets of less than 2.5% of the total consolidated assets of the Borrower and its Subsidiaries as of the last day of such period; provided that (x) for purposes of subsection 6.9, any Special Purpose Subsidiary shall be deemed to be an “Immaterial Subsidiary”, and (y) Immaterial Subsidiaries (other than any Special Purpose Subsidiary) shall not, in the aggregate, (1) have had revenues in excess of 10% of the total consolidated revenues of the Borrower and its Subsidiaries during the most recently completed period of four consecutive fiscal quarters or (2) have had total assets in excess of 10% of the total consolidated assets of the Borrower and its Subsidiaries as of the last day of such period.  Any Subsidiary so designated as an Immaterial Subsidiary that fails to meet the foregoing as of the last day of any such four consecutive fiscal quarter period shall continue to be deemed an “Immaterial Subsidiary” hereunder until the date that is 60 days following the delivery of annual or quarterly financial statements pursuant to subsection 6.1 with respect to the last quarter of such four consecutive fiscal quarter period.

“Incur”:  issue, assume, enter into any Guarantee of, incur or otherwise become liable for; and the terms “Incurs,” “Incurred” and “Incurrence” shall have a correlative meaning; provided that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary.  Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an Incurrence of Indebtedness. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

“Indebtedness”:  with respect to any Person on any date of determination (without duplication):  (i) the principal of indebtedness of such Person for borrowed money, (ii) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit, bankers’ acceptances or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property (except Trade Payables), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto, (v) all Capitalized Lease Obligations of such Person, (vi) the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock of such Person or (if such Person is a Subsidiary of the Borrower other than a Subsidiary Guarantor) any Preferred Stock of such Subsidiary, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if less (or if such Capital Stock has no such fixed price), to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be as determined in good faith by the Board of Directors or the board of directors or other governing body of the issuer of such Capital Stock), (vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination (as determined in good faith by the Borrower) and (B) the amount of such Indebtedness of such other Persons, (viii) all Guarantees by such Person of Indebtedness of other Persons, to the extent so Guaranteed by such Person, and (ix) to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time); provided that Indebtedness shall not include Contingent Obligations Incurred in the ordinary course of business.  The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in this Agreement or otherwise shall equal the amount thereof that would appear as a liability on a balance sheet of such Person (excluding any notes thereto) prepared in accordance with GAAP.

“Indemnified Liabilities”:  as defined in subsection 10.5.

“Indemnitee”:  as defined in subsection 10.5.

“Individual Lender Exposure”:  as to any Lender, the sum of such Lender’s Term Loan Exposure or such Lender’s LC Facility Exposure, as the case may be.

“Initial Agreement”:  as defined in subsection 7.9(c).

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property”:  as defined in subsection 4.9.

“Intercreditor Agreement”:  the Intercreditor Agreement dated as of the date hereof among the Administrative Agent, the Collateral Agent, the Revolving Administrative Agent and the Revolving Collateral Agent, and acknowledged by certain of the Loan Parties, substantially in the form of Exhibit C, as amended, restated, supplemented or otherwise modified from time to time in accordance therewith and herewith.

“Interest Payment Date”:  (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Term Loan is outstanding, and the final maturity date of such Term Loan, (b) as to any Eurocurrency Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any Eurocurrency Loan having an Interest Period longer than three months, (i) each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and (ii) the last day of such Interest Period.

“Interest Period”:  with respect to any Eurocurrency Loan or LC Facility Deposit:

(a)                                  initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending one, two, three or six months, or, if available to all relevant Lenders, one week or 9 or 12 months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

(b)                                 thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending one, two, three or six months, or, if available to all relevant Lenders, one week or 9 or 12 months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)                                     if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)                                  any Interest Period that would otherwise extend beyond the Term Loan Maturity Date shall end on the Term Loan Maturity Date;

(iii)                               any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv)                              the Borrower shall select Interest Periods so as not to require a scheduled payment of any Eurocurrency Loan during an Interest Period for such Term Loan.

“Interest Rate Agreement”:  with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is party or a beneficiary.

“Interest Rate Protection Agreement”:  any interest rate protection agreement, interest rate future, interest rate option, interest rate cap or collar or other interest rate hedge arrangement in form and substance, and for a term, reasonably satisfactory to the Administrative Agent (or otherwise complying with subsection 6.10) to or under which the Borrower or any of its Subsidiaries is or becomes a party or a beneficiary.

“Inventory”:  goods held for sale, lease or use by a Person in the ordinary course of business, net of any reserve for goods that have been segregated by such Person to be returned to the applicable vendor for credit, as determined in accordance with GAAP.

“Investment”:  in any Person by any other Person means any direct or indirect advance, loan or other extension of credit (other than to customers, dealers, licensees, franchisees, suppliers, consultants, directors, officers or employees of any Person in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the definition of “Unrestricted Subsidiary” and subsection 7.5 only, (i) “Investment” shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary, provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation, (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value (as determined in good faith by the Borrower) at the time of such transfer and (iii) for purposes of subsection 7.5(a)(3)(C) the amount resulting from the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary shall be the Fair Market Value of the Investment in such Unrestricted Subsidiary at the time of such redesignation (excluding the amount of such Investment then outstanding pursuant to clause (xv) or (xviii) of the definition of the term “Permitted Investments” or subsections 7.5(b)(vii) or (xvi)).  Guarantees shall not be deemed to be Investments.  The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Borrower’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment; provided that, to the extent that the amount of Restricted Payments outstanding at any time pursuant to subsection 7.5(a) is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Consolidated Net Income, such portion of such amount or value shall not be so included for purposes of calculating the amount of Restricted Payments that may be made pursuant to subsection 7.5(a).

“Investment Company Act”:  the Investment Company Act of 1940, as amended from time to time.

“Investment Grade Rating”:  a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or any equivalent rating by any other Rating Agency.

“Investment Grade Securities”:  (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents); (ii) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries; (iii) investments in any fund that invests exclusively in investments of the type described in clauses (i) and (ii), which fund may also hold immaterial amounts of cash pending investment or distribution; and (iv) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investment Holding”:  as defined in the Recitals hereto.

“Investors”:  (i) the CDR Investors, BAS Capital Funding Corporation, Banc of America Capital Investors V, L.P., Citigroup Capital Partners II 2007 Citigroup Investment, L.P., Citigroup Capital Partners II Employee Master Fund, L.P., Citigroup Capital Partners II Onshore, L.P., Citigroup Capital Partners II Cayman Holdings, L.P., CPE Co-Investment (ServiceMaster)

LLC and J.P. Morgan Ventures Corporation, (ii) any Person that acquires Voting Stock of Holding on or prior to the Closing Date and any Affiliate of such Person, and (iii) any of their respective legal successors.

“JPMorgan”:  JP Morgan Chase Bank, N.A.

“JPMSI”:  J.P. Morgan Securities Inc.

“Judgment Conversion Date”:  as defined in subsection 10.8(a).

“Judgment Currency”:  as defined in subsection 10.8(a).

“LC Facility”:  the LC Facility Commitments, the LC Facility Deposits and the provisions hereof relating to LC Facility Letters of Credit.

“LC Facility Agent”:  Citibank, N.A., in its capacity as the holder of the LC Facility Deposits and its successors.

“LC Facility Availability Period”:  the period from and including the Closing Date to but excluding the earlier of (i) three Business Days prior to the LC Facility Maturity Date and (ii) the date on which all of the LC Facility Deposits are returned to the LC Facility Lenders.

“LC Facility Commitment”:  as to any LC Facility Lender, its obligation to make an LC Facility Deposit pursuant to subsection 2.1(b) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name in Schedule A-1 under the heading “LC Facility Commitment,” and collectively, as to all LC Facility Lenders, the “LC Facility Commitments”.  The original aggregate amount of the LC Facility Commitments on the Closing Date is $150.0 million.

“LC Facility Deposits”:  the cash deposits made by the LC Facility Lenders with the LC Facility Agent pursuant to subsection 2.1(b), as such deposits may be reduced from time to time pursuant to the terms of this Agreement.

“LC Facility Disbursement”:  any payment made by the LC Facility Issuing Bank pursuant to an LC Facility Letter of Credit.

“LC Facility Exposure”:  at any time, the sum of (a) the aggregate undrawn amount of the outstanding LC Facility Letters of Credit at such time plus (b) the aggregate amount of all LC Facility Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time or by the conversion or deemed conversion of such LC Facility Disbursement into an LC Facility Term Loan.  The LC Facility Exposure of any LC Facility Lender at any time shall be its LC Facility Percentage of the total LC Facility Exposure at such time.

“LC Facility Fees”:  as defined in subsection 3.5(b).

“LC Facility Issuing Bank”:  as the context may require, (i) Citibank, N.A. and/or (ii) any LC Facility Lender that, at the request of the Borrower and upon notice to the Administrative

Agent, agrees, in such LC Facility Lender’s sole discretion, to also become a LC Facility Issuing Bank in accordance with subsection 2.6(i)(ii).

“LC Facility Lender”:  a Lender having an LC Facility Participation.

“LC Facility Letter of Credit”:  at any time, an LC Facility Letter of Credit issued by the LC Facility Issuing Bank pursuant to subsection 2.6(a).  All LC Facility Letters of Credit shall at the option of the Borrower be standby letters of credit or commercial letters of credit.

“LC Facility Letter of Credit Request”:  a letter of credit request substantially in the form of Exhibit J or in such form as the LC Facility Issuing Bank may specify from time to time, requesting the LC Facility Lenders to open an LC Facility Letter of Credit, and accompanied by an application and agreement for the issuance or amendment of an LC Facility Letter of Credit in such form as the LC Facility Issuing Bank may reasonably specify from time to time consistent with the terms hereof (it being understood that in the event of any express conflict, the terms hereof shall control).

“LC Facility Maturity Date”:  July 24, 2014.

“LC Facility Participations”:  the obligations and agreements of the LC Facility Lenders under subsection 2.6(d).  The amount of the LC Facility Participation of each LC Facility Lender shall initially be its LC Facility Commitment, as such amount may be (a) reduced from time to time pursuant to subsection 3.15 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to subsection 10.6.

 “LC Facility Percentage”:  as to any LC Facility Lender at any time, the percentage which (a) such LC Facility Lender’s LC Facility Participation then outstanding constitutes of (b) the sum of all of the LC Facility Participations then outstanding.

“LC Facility Term Loan”:  as defined in Section 2.6(e).  It is understood and agreed that the LC Facility Term Loans shall be Term Loans for all purposes of this Agreement, unless specifically indicated to the contrary.

“Lead Arrangers”:  CGMI, JPMSI, BAS, GSCP and Morgan Stanley as Joint Lead Arrangers and Joint Bookrunners.

“Lenders”:  the several banks and other financial institutions from time to time party to this Agreement acting in their capacity as lenders, together with, in each case, any affiliate of any such bank or financial institution through which such bank or financial institution elects, by written notice to the Administrative Agent and the Borrower, to make any Term Loans available to the Borrower or make LC Facility Deposits; provided that for all purposes of voting or consenting with respect to (a) any amendment, supplementation or modification of any Loan Document, (b) any waiver of any of the requirements of any Loan Document or any Default or Event of Default and its consequences or (c) any other matter as to which a Lender may vote or consent pursuant to subsection 10.1, the bank or financial institution making such election shall be deemed the “Lender” rather than such affiliate, which shall not be entitled to so vote or consent.

“Liabilities”:  collectively, any and all claims, obligations, liabilities, causes of actions, actions, suits, proceedings, investigations, judgments, decrees, losses, damages, fees, costs and expenses (including without limitation interest, penalties and fees and disbursements of attorneys, accountants, investment bankers and other professional advisors), in each case whether incurred, arising or existing with respect to third parties or otherwise at any time or from time to time.

“Lien”:  any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Loan Documents”:  this Agreement, any Notes, the Intercreditor Agreement, the Guarantee and Collateral Agreement and any other Security Documents, each as amended, supplemented, waived or otherwise modified from time to time.

“Loan Parties”:  Holding, the Borrower and each Subsidiary Guarantor that is a party to a Loan Document as a Guarantor or a pledgor under any of the Security Documents; individually, a “Loan Party”.  No Excluded Subsidiary shall be a Loan Party.

“Management Advances”:  (1) loans or advances made to directors, officers, employees or consultants of any Parent, the Borrower or any Restricted Subsidiary (x) in respect of travel, entertainment or moving-related expenses incurred in the ordinary course of business, (y) in respect of moving-related expenses incurred in connection with any closing or consolidation of any facility, or (z) in the ordinary course of business and (in the case of this clause (z)) not exceeding $10.0 million in the aggregate outstanding at any time, (2) promissory notes of Management Investors acquired in connection with the issuance of Management Stock to such Management Investors, (3) Management Guarantees, or (4) other Guarantees of borrowings by Management Investors in connection with the purchase of Management Stock, which Guarantees are permitted under subsection 7.1.

“Management Agreements”:  collectively, (i) the Stock Subscription Agreements, each dated as of the Closing Date, between Holding Parent and each of the Investors party thereto, (ii) the Transaction Fee Agreement, dated as of the Closing Date, among Holding Parent and ServiceMaster and each of CDR, Banc of America Capital Investors V, L.P., Citigroup Alternative Investments LLC and JP Morgan Ventures Corporation, (iii) the Consulting Agreement, dated as of the Closing Date, among Holding Parent, ServiceMaster and CDR, (iv) the Indemnification Agreements, each dated as of the Closing Date, among Holding Parent and ServiceMaster and each of (a) CDR and each CDR Investor, (b) BAS Capital Funding Corporation and Banc of America Capital Investors V, L.P., (c) Citigroup Capital Partners II 2007 Citigroup Investment, L.P., Citigroup Capital Partners II Employee Master Fund, L.P., Citigroup Capital Partners II Onshore, L.P., Citigroup Capital Partners II Cayman Holdings, L.P. and CPE Co-Investment (ServiceMaster) LLC and (d) J.P. Morgan Ventures Corporation, or Affiliates thereof, respectively, (v) the Registration Rights Agreement, dated as of the Closing Date, among Holding Parent and the Investors party thereto, and any other Person party thereto from time to time, (vi) the Stockholders Agreement, dated as of the Closing Date, by and among Holding Parent and the Investors party thereto, and any other Person party thereto from time to time and (vii) any other agreement primarily providing for indemnification and/or contribution for the benefit of any Permitted Holder in respect of Liabilities resulting from, arising out of or in connection with, based upon or relating to (a) any management consulting, financial advisory, financing, underwriting or placement services or other investment banking activities, (b) any offering of securities or other financing activity or arrangement of or by any Parent or any of its Subsidiaries or (c) any action or failure to act of or by any Parent or any of its Subsidiaries (or any of their respective predecessors); in each case as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of this Agreement.

“Management Guarantees”:  guarantees (x) of up to an aggregate principal amount outstanding at any time of $25.0 million of borrowings by Management Investors in connection with their purchase of Management Stock or (y) made on behalf of, or in respect of loans or advances made to, directors, officers, employees or consultants of any Parent, the Borrower or any Restricted Subsidiary (1) in respect of travel, entertainment and moving-related expenses incurred in the ordinary course of business, or (2) in the ordinary course of business and (in the case of this clause (2)) not exceeding $10.0 million in the aggregate outstanding at any time.

“Management Indebtedness”:  Indebtedness Incurred to any Management Investor to finance the repurchase or other acquisition of Capital Stock of the Borrower or any Parent (including any options, warrants or other rights in respect thereof) from any Management Investor, which repurchase or other acquisition of Capital Stock is permitted by subsection 7.5.

“Management Investors”:  the officers, directors, employees and other members of the management of any Parent, the Borrower or any of their respective Subsidiaries, or family members or relatives thereof (provided that, solely for purposes of the definition of “Permitted Holders,” such relatives shall include only those Persons who are or become Management Investors in connection with estate planning for inheritance from other Management Investors, as determined in good faith by the Borrower, which determination shall be conclusive) or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Borrower or any Parent.

“Management Stock”:  Capital Stock of the Borrower or any Parent (including any options, warrants or other rights in respect thereof) held by any of the Management Investors.

“Material Adverse Effect”:  a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability as to any Loan Party thereto of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent, the Collateral Agent, the LC Facility Issuing Bank and the Lenders under the Loan Documents, in each case taken as a whole.

“Material Restricted Subsidiary”:  any Restricted Subsidiary other than one or more Restricted Subsidiaries designated by the Borrower that in the aggregate do not constitute Material Subsidiaries.

“Material Subsidiaries”:  Subsidiaries of the Borrower constituting, individually or in the aggregate (as if such Subsidiaries constituted a single Subsidiary), a “significant subsidiary” in accordance with Rule 1-02 under Regulation S-X.

“Materials of Environmental Concern”:  any hazardous or toxic substances or materials or wastes defined, listed, or regulated as such in or under, or which may give rise to liability under, any applicable Environmental Law, including gasoline, petroleum (including crude oil or any fraction thereof), petroleum products or by-products, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Merger”:  the merger of Acquisition Co. with and into ServiceMaster, with ServiceMaster as the surviving corporation.

“Merger Agreement”:  as defined in the Recitals hereto.

“Moody’s”:  Moody’s Investors Service, Inc., and its successors.

“Morgan Stanley”:  Morgan Stanley Senior Funding, Inc.

“Mortgaged Properties”:  the collective reference to real properties, if any, acquired after the Closing Date and owned in fee by the Loan Parties on which the Loan Parties are required to grant a mortgage pursuant to subsection 6.9(a).

“Mortgages”:  each of the mortgages and deeds of trust, if any, executed and delivered by any Loan Party to the Collateral Agent, substantially in the form of Exhibit D, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Multiemployer Plan”:  a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Available Cash”:  with respect to any Asset Disposition (including any Sale and Leaseback Transaction) or Recovery Event, cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or Recovery Event or received in any other non-cash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or to be accrued as a liability under GAAP, as a consequence of such Asset Disposition or Recovery Event (including as a consequence of any transfer of funds in connection with the application thereof in accordance with subsection 7.4), (ii) all payments made, and all installment payments required to be made, on any Indebtedness (x) that is secured by any assets subject to such Asset Disposition or involved in such Recovery Event, in accordance with the terms of any Lien upon such assets, or (y) that must by its terms, or, in the case of an Asset Disposition, in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition or Recovery Event, including but not limited to any payments required to be made to increase borrowing availability under any revolving credit facility, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition or Recovery Event, or to any other Person (other than the Borrower or a Restricted Subsidiary) owning a beneficial interest in the assets disposed of in such Asset Disposition or Recovery Event, (iv) any liabilities or obligations associated with the assets disposed of in such Asset Disposition or involved in such Recovery Event and retained, indemnified or insured by the Borrower or any Restricted Subsidiary after such Asset Disposition, including without limitation pension and other post-employment benefit liabilities, liabilities related to environmental matters, and liabilities relating to any indemnification obligations associated with such Asset Disposition, (v) in the case of an Asset Disposition the amount of any purchase price or similar adjustment (x) claimed by any Person to be owed by the Borrower or any Restricted Subsidiary, until such time as such claim shall have been settled or otherwise finally resolved, or (y) paid or payable by the Borrower or any Restricted Subsidiary, in either case in respect of such Asset Disposition, (vi) in the case of any Recovery Event, any amount thereof that constitutes or represents reimbursement or compensation for any amount previously paid by Borrower or any of its Subsidiaries and (vii) in the case of any Asset Disposition by, or Recovery Event relating to any asset of, the Borrower or any Restricted Subsidiary that is not a Subsidiary Guarantor, any amount of proceeds from such Asset Disposition or Recovery Event to the extent (x) subject to any restriction on the transfer thereof directly or indirectly to the Borrower, including by reason of applicable law or agreement (other than any agreement entered into primarily for the purpose of imposing such a restriction) or (y) in the good faith determination of the Borrower (which determination shall be conclusive), the transfer thereof directly or indirectly to the Borrower could reasonably be expected to give rise to or result in (A) any violation of applicable law, (B) any liability (criminal, civil, administrative or other) for any of the officers, directors or shareholders of the Borrower, any Restricted Subsidiary or any Parent, (C) any violation of the provisions of any joint venture or other material agreement governing or binding upon the Borrower or any Restricted Subsidiary, (D) any material risk of any such violation or liability referred to in any of the preceding clauses (A), (B) and (C), (E) any adverse tax consequence for the Borrower, any Restricted Subsidiary or any Parent, or (F) any cost, expense, liability or obligation (including, without limitation, any Tax) other than routine and immaterial out-of-pocket expenses.

“Net Cash Proceeds”:  with respect to any issuance or sale of any securities or Indebtedness of the Borrower or any Subsidiary by the Borrower or any Subsidiary, or any capital contribution, means the cash proceeds of such issuance, sale or contribution net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result thereof.

“Non-Consenting Lender”:  as defined in subsection 10.1(e).

“Non-Defaulting Lender”:  Any Lender other than a Defaulting Lender.

“Non-Excluded Taxes”:  all Taxes other than Excluded Taxes.

“Obligations”:  with respect to any Indebtedness, any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Borrower or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees of such Indebtedness (or of Obligations in respect thereof), other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Obligation Currency”:  as defined in subsection 10.8.

“Obligor”:  any purchaser of goods or services or other Person obligated to make payment to Borrower or any of its Subsidiaries (other than to any Special Purpose Subsidiaries and the Foreign Subsidiaries) in respect of a purchase of such goods or services.

“Original Lenders”:  Citibank, N.A., JPMorgan Chase Bank, N.A., Bank of America, N.A., Goldman Sachs Credit Partners L.P. and Morgan Stanley Senior Funding, Inc., and any Conduit Lender designated by any such Original Lender for purposes of this Agreement.

“Other Representatives”:  each of CGMI, JPMSI, BAS, GSCP and Morgan Stanley, in their collective capacity as Joint Bookrunners and Joint Lead Arrangers of the Commitments hereunder.

“Parent”:  any of Holding Parent, Holding, Investment Holding and any Other Parent and any other Person that is a Subsidiary of Holding Parent, Holding, Investment Holding or any Other Parent and of which the Borrower is a Subsidiary.  As used herein, “Other Parent” means a Person of which the Borrower becomes a Subsidiary after the Closing Date, provided that either (x) immediately after the Borrower first becomes a Subsidiary of such Person, more than 50% of the Voting Stock of such Person shall be held by one or more Persons that held more than 50% of the Voting Stock of a Parent of the Borrower immediately prior to the Borrower first becoming such Subsidiary or (y) such Person shall be deemed not to be an Other Parent for the purpose of determining whether a Change of Control shall have occurred by reason of the Borrower first becoming a Subsidiary of such Person.

“Parent Expenses”:  (i) costs (including all professional fees and expenses) incurred by any Parent in connection with its reporting obligations under, or in connection with compliance with, applicable laws or applicable rules of any governmental, regulatory or self-regulatory body or stock exchange, this Agreement, the Revolving Facility, the Senior Interim Loan Facility or any other agreement or instrument relating to Indebtedness of the Borrower or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, the Exchange Act or the respective rules and regulations promulgated thereunder, (ii) expenses incurred by any Parent in connection with the acquisition, development, maintenance, ownership, prosecution, protection and defense of its intellectual property and associated rights (including but not limited to trademarks, service marks, trade names, trade dress, patents, copyrights and similar rights, including registrations and registration or renewal applications in respect thereof; inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, data and documentation, and any other intellectual property rights; and licenses of any of the foregoing) to the extent such intellectual property and associated rights relate to the business or businesses of the Borrower or any Subsidiary thereof, (iii) indemnification obligations of any Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person, or obligations in respect of director and officer insurance (including premiums therefor), (iv) other operational expenses of any Parent incurred in the ordinary course of business, and (v) fees and expenses incurred by any Parent in connection with any offering of Capital Stock or Indebtedness, (w) which offering is not completed, or (x) where the net proceeds of such offering are intended to be received by or contributed or loaned to the Borrower or a Restricted Subsidiary, or

(y) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (z) otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Borrower or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Participant”:  as defined in subsection 10.6(c).

“Patriot Act”:  as defined in subsection 10.18.

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

“Pension Act” shall mean the Pension Protection Act of 2006, as it presently exists or as it may be amended from time to time.

“Permitted Holders”:  any of the following:  (i) any of the Investors or Management Investors, and any of their respective Affiliates; (ii) any investment fund or vehicle managed or sponsored by CDR, BAS Capital Funding Corporation, Banc of America Capital Investors V, L.P., Citigroup Private Equity LP, J.P. Morgan Ventures Corporation or any Affiliate thereof, and any Affiliate of or successor to any such investment fund or vehicle; (iii) any limited or general partners of, or other investors in, any Investor, BAS Capital Funding Corporation, Banc of America Capital Investors V, L.P., Citigroup Private Equity LP, J.P. Morgan Ventures Corporation or any Affiliate thereof, or any such investment fund or vehicle (as to any such limited partner or other investor, solely to the extent of any Capital Stock of the Borrower or any Parent actually received by way of dividend or distribution from any such Investor, Affiliate, or investment fund or vehicle); and (iv) any Person acting in the capacity of an underwriter in connection with a public or private offering of Capital Stock of any Parent or the Borrower.  In addition, any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) whose status as a “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) constitutes or results in a Change of Control in respect of which the Borrower makes all payments of Term Loans and other amounts required by subsection 7.8(a), together with its Affiliates, shall thereafter constitute Permitted Holders.

“Permitted Investment”:  an Investment by the Borrower or any Restricted Subsidiary in, or consisting of, any of the following:

(i) (x)                     a Restricted Subsidiary, (y) the Borrower, or (z) a Person that will, upon the making of such Investment, become a Restricted Subsidiary (and any Investment held by such Person that was not acquired by such Person in contemplation of so becoming a Restricted Subsidiary);

(ii)                                  another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary (and, in each case, any Investment held by such other Person that was not acquired by such Person in contemplation of such merger, consolidation or transfer);

(iii)                               Temporary Cash Investments, Investment Grade Securities or Cash Equivalents;

(iv)                              receivables owing to the Borrower or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

(v)                                 any securities or other Investments received as consideration in, or retained in connection with, sales or other dispositions of property or assets, including Asset Dispositions made in compliance with subsection 7.4;

(vi)                              securities or other Investments received in settlement of debts created in the ordinary course of business and owing to, or of other claims asserted by, the Borrower or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;

(vii)                           Investments in existence or made pursuant to legally binding written commitments in existence on the Closing Date;

(viii)                        Currency Agreements, Interest Rate Agreements, Commodities Agreements and related Hedging Obligations, which obligations are Incurred in compliance with subsection 7.1;

(ix)                                pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under subsection 7.2;

(x)                                   (1) Investments in or by any Special Purpose Subsidiary, or in connection with a Financing Disposition (described in clause (i) of the definition thereof) by or to or in favor of any Special Purpose Entity, including Investments of funds held in accounts permitted or required by the arrangements governing such Financing Disposition or any related Indebtedness, or (2) any promissory note issued by the Borrower, or any Parent, provided that if such Parent receives cash from the relevant Special Purpose Entity in exchange for such note, an equal cash amount is contributed by any Parent to the Borrower;

(xi)                                bonds secured by assets leased to and operated by the Borrower or any Restricted Subsidiary that were issued in connection with the financing of such assets so long as the Borrower or any Restricted Subsidiary may obtain title to such assets at any time by paying a nominal fee, canceling such bonds and terminating the transaction;

(xii)                             any Indebtedness under the Senior Interim Loan Facility (including, without limitation, any Senior Notes);

(xiii)                          any Investment to the extent made using Capital Stock of the Borrower (other than Disqualified Stock), or Capital Stock of any Parent, as consideration;

(xiv)                         Management Advances;

(xv)                            Investments in Related Businesses in an aggregate amount outstanding at any time not to exceed the greater of $75.0 million and 5.0% of Consolidated Tangible Assets;

(xvi)                         any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of subsection 7.6(b) (except transactions described in clauses (i), (v) and (vi) thereof), including any Investment pursuant to any transaction described in clause (ii) of such subsection (whether or not any Person party thereto is at any time an Affiliate of the Borrower);

(xvii)                      any Investment (1) by any Captive Insurance Subsidiary in connection with its provision of insurance to the Borrower or its Subsidiaries or (2) by any Home Warranty Subsidiary in connection with its provision of home warranty, service contract or similar contracts or policies on behalf of the Borrower or its Subsidiaries, in each case which Investment is made in the ordinary course of business of such Captive Insurance Subsidiary or such Home Warranty Subsidiary, as the case may be, or by reason of applicable law, rule, regulation or order, or is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or such Home Warranty Subsidiary or their respective businesses, as applicable; and

(xviii)                   other Investments in an aggregate amount outstanding at any time not to exceed the greater of $100.0 million and 7.5% of Consolidated Tangible Assets.

If any Investment pursuant to clause (xv) or (xviii) above, or subsection 7.5(b)(vii), as applicable, is made in any Person that is not a Restricted Subsidiary and such Person thereafter becomes a Restricted Subsidiary, such Investment shall thereafter be deemed to have been made pursuant to clause (i) above and not clause (xv) or (xviii) above or subsection 7.5(b)(vii) for so long as such Person continues to be a Restricted Subsidiary.

“Permitted Lien”:  any Lien permitted pursuant to the Loan Documents, including, without limitation, those permitted to exist pursuant to subsection 7.2 or described in any of the clauses of such subsection 7.2.

“Permitted Payment”:  as defined in subsection 7.5(b).

“Person”:  any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan”:  at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.

“Preferred Stock”:  as applied to the Capital Stock of any corporation, Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Prepayment Date”:  as defined in subsection 3.4(f).

“Pricing Grid”:

Consolidated Secured Leverage Ratio	Applicable Margin for ABR Loans	Applicable Margin for Eurocurrency Loans
Greater than 6.50 to 1.00	2.00%	3.00%

Equal to or less than 6.50 to 1.00, but greater than 4.50 to 1.00	1.75%	2.75%

Equal to or less than 4.50 to 1.00	1.50%	2.50%

“Prime Rate”:  as defined in the definition of the term “ABR” in this subsection 1.1.

“Purchase”:  as defined in the definition of “Consolidated Coverage Ratio”.

“Purchase Money Obligations”:  any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Rating Agencies”:  collectively, Moody’s and S&P, or, if Moody’s or S&P or both shall not make a rating on the Credit Facilities publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivable”:  a right to receive payment pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay, as determined in accordance with GAAP.

“Recovery Event”:  any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower and its Restricted Subsidiaries constituting Collateral giving rise to Net Available Cash to such Loan Party in excess of (x) $2.5 million in any one case and (y) $20.0 million in the aggregate in any fiscal year minus the Net Available Cash in such fiscal year from dispositions classified by the Borrower pursuant to clause (xviii) of the definition of “Asset Disposition”.

“Redeemed Notes”:  the Borrower’s 6.95% Notes due August 15, 2007 and 7.875% Notes due August 15, 2009, each issued under the Existing Notes Indenture and each expected to be repaid or redeemed from the proceeds of Borrowings of Delayed Draw Term Loans.

“refinance”:  refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Agreement shall have a correlative meaning.

“Refinancing Agreement”:  as defined in subsection 7.9(c).

“Refinancing Indebtedness”:  Indebtedness that is Incurred to refinance any Indebtedness existing on the Closing Date or Incurred in compliance with this Agreement (including Indebtedness of the Borrower that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided that (1) (x) if the Indebtedness being refinanced is Subordinated Obligations or Guarantor Subordinated Obligations, the Refinancing Indebtedness has a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the final Stated Maturity of the Indebtedness being refinanced (or if shorter, the Term Loans) or (y) if the Indebtedness being refinanced is Existing Notes, the Refinancing Indebtedness has a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the final Stated Maturity of the Indebtedness being refinanced (or if shorter, the Term Loans) and, if such Refinancing Indebtedness is Guaranteed by any Restricted Subsidiary of the Borrower, each such Guarantee shall be subordinated to the prior payment in full of the Term Loans on terms consistent with those for senior subordinated debt securities issued by companies sponsored by CD&R or otherwise customary (in each case, determined in good faith by the Borrower), (2) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus (y) fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such Refinancing Indebtedness and (3) Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness of the Borrower or a Subsidiary Guarantor that could not have been initially Incurred by such Restricted Subsidiary pursuant to subsection 7.1 or (y) Indebtedness of the Borrower or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.  Any Refinancing Indebtedness Incurred pursuant to subsection 7.1(b)(iii) to refinance the Senior Interim Loan Facility shall not have a Stated Maturity that is earlier than seven and one half years after the Closing Date.

“Register”:  as defined in subsection 10.6(b).

“Regulation S-X”:  Regulation S-X promulgated by the SEC, as in effect on the Closing Date.

“Regulation T”:  Regulation T of the Board as in effect from time to time.

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Regulation X”:  Regulation X of the Board as in effect from time to time.

“Reimbursement Obligation”:  the obligation of the Borrower to reimburse the LC Facility Issuing Bank pursuant to subsection 2.6(e) for amounts drawn on the LC Facility Letters of Credit.

“Reinvested Amount”:  with respect to any Asset Disposition permitted by subsection 7.4 or any Recovery Event, an amount equal to that portion of the Net Available Cash thereof as shall, according to a certificate signed by a Responsible Officer of the Borrower delivered to the Administrative Agent at the end of the applicable reinvestment period provided for in subsection
7.4(b)(i), be reinvested or committed to be reinvested in the business of the Borrower and its Restricted Subsidiaries in a manner consistent with the requirements of subsection 7.4 and the other provisions hereof within 450 days from the later of the date of such Asset Disposition or Recovery Event, as the case may be, and the date of receipt of such Net Available Cash (or, if such reinvestment is a project authorized by the Board of Directors that will take longer than 15 months to complete, the period of time necessary to complete such project).

“Related Business”:  those businesses in which the Borrower or any of its Subsidiaries is engaged on the date of this Agreement, or that are similar, related, complementary, incidental or ancillary thereto or extensions, developments or expansions thereof.

“Related Taxes”:  (x) any taxes, charges or assessments, including but not limited to sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than federal, state, foreign, provincial or local taxes measured by income, and federal, state, foreign, provincial or local withholding imposed by any government or other taxing authority on payments made by any Parent other than to another Parent), required to be paid by any Parent by virtue of its being incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Borrower, any of its Subsidiaries or any Parent), or being a holding company of the Borrower, any of its Subsidiaries or any Parent, or receiving dividends from or other distributions in respect of the Capital Stock of the Borrower, any of its Subsidiaries or any Parent, or having guaranteed any obligations of the Borrower or any Subsidiary thereof, or having made any payment in respect of any of the items for which the Borrower or any of its Subsidiaries is permitted to make payments to any Parent pursuant to the covenant described under subsection 7.5, or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including but not limited to receiving or paying royalties for the use thereof) relating to the business or businesses of the Borrower or any Subsidiary thereof, (y) any taxes of a Parent attributable (1) to any taxable period (or portion thereof) ending on or prior to the Closing Date and incurred in connection with the Transactions, or (2) to any Parent’s receipt of (or entitlement to) any payment in connection with the Transactions, including any payment received after the Closing Date pursuant to any agreement related to the Transactions or (z) any other federal, state, foreign, provincial or local taxes measured by income for which any Parent is liable, up to an amount not to exceed, with respect to federal taxes, the amount of any such taxes that the Borrower and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated basis as if the Borrower had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code or an analogous provision of state, local or foreign law) of which it were the common parent, or with respect to state, foreign, provincial or local taxes, the amount of any such taxes that the Borrower and its Subsidiaries would have been required to pay on a separate company basis, or on a combined basis as if the Borrower had filed a combined return on behalf of an affiliated group consisting only of the Borrower and its Subsidiaries (in each case, reduced by any such taxes paid directly by the Borrower or its Subsidiaries).

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replacement Intercreditor Agreement”:  as defined in subsection 7.8(c).

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under PBGC Reg. § 4043 or any successor regulation thereto.

“Repricing”:  as defined in subsection 3.4(i).

“Required Interim Loan Refinancing”:  any offering or issuance of indebtedness or securities of the Borrower or any of its Subsidiaries pursuant to Section 4(a) of the Fee Letter, dated April 9, 2007, among Acquisition Co., CGMI, JPMSI, JPMorgan, BAS, BAB, Bank of America, N.A., Blue Ridge Investments, L.L.C., GSCP and Morgan Stanley.

“Required Lenders”:  Non-Defaulting Lenders the sum of whose outstanding Individual Lender Exposures represent at least a majority of the sum of the aggregate amount of all outstanding Term Loans and LC Facility Exposures of Non-Defaulting Lenders.

“Required Non-Original Lenders”:  Non-Defaulting Lenders (other than Original Lenders) the sum of whose outstanding Individual Lender Exposures represent at least a majority of the sum of the aggregate amount of all outstanding Term Loans and LC Facility Exposures of Non-Defaulting Lenders (other than Original Lenders).

“Requirement of Law”:  as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, statute, ordinance, code, decree, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject, including laws, ordinances and regulations pertaining to zoning, occupancy and subdivision of real properties; provided that the foregoing shall not apply to any non-binding recommendation of any Governmental Authority.

“Responsible Officer”:  as to any Person, any of the following officers of such Person:  (a) the chief executive officer or the president of such Person and, with respect to financial matters, the chief financial officer, the treasurer or the controller of such Person, (b) any vice president of such Person or, with respect to financial matters, any assistant treasurer or assistant controller of such Person, who has been designated in writing to the Administrative Agent as a Responsible Officer by such chief executive officer or president of such Person or, with respect to financial matters, such chief financial officer of such Person, (c) with respect to subsection 6.7 and without limiting the foregoing, the general counsel of such Person, (d) with respect to ERISA matters, the senior vice president - human resources (or substantial equivalent) of such Person and (e) any other individual designated as a “Responsible Officer” for the purposes of this Agreement by the Board of Directors or equivalent body of such Person.

“Restricted Payment”:  as defined in subsection 7.5(a).

“Restricted Payment Transaction”:  any Restricted Payment permitted pursuant to subsection 7.5, any Permitted Payment, any Permitted Investment, or any transaction specifically excluded from the definition of the term “Restricted Payment” (including pursuant to the exception contained in clause (i) and the parenthetical exclusions contained in clauses (ii) and (iii) of such definition).

“Restricted Subsidiary”:  any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Revolving Administrative Agent”:  Citibank, N.A., in its capacity as administrative agent under the Revolving Credit Agreement, and its successors and assigns.

“Revolving Collateral Agent”:  Citibank, N.A., in its capacity as collateral agent under the Revolving Credit Agreement, and its successors and assigns.

“Revolving Credit Agreement”:  that Revolving Credit Agreement, dated as of the date hereof, among the Borrower, certain Subsidiaries of the Borrower party thereto, the lenders party thereto, JPMorgan, as syndication agent and Citibank, N.A., as administrative agent and as collateral agent for the Revolving Secured Parties, as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Revolving Credit Agreement or other credit agreements or otherwise, unless such agreement or instrument expressly provides that it is not intended to be and is not a Revolving Credit Agreement hereunder).  Any reference to the Revolving Credit Agreement hereunder shall be deemed a reference to any Revolving Credit Agreement then in existence.

“Revolving Facility”:  the collective reference to the Revolving Credit Agreement, any Revolving Loan Documents, any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Revolving Credit Agreement or one or more other credit agreements, indentures or financing agreements or otherwise, unless such agreement expressly provides that it is not intended to be and is not a Revolving Facility hereunder).  Without limiting the generality of the foregoing, the term “Revolving Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of Holding as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Revolving Loan”:  a loan made pursuant to the Revolving Credit Agreement.

“Revolving Loan Documents”:  the Loan Documents as defined in the Revolving Credit Agreement, as the same may be amended, supplemented, waived, otherwise modified, extended, renewed, refinanced or replaced from time to time.

“Revolving Secured Parties”:  the Revolving Administrative Agent, the Revolving Collateral Agent and each Person that is a lender under the Revolving Credit Agreement.

“S&P”:  Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and its successors.

“Sale”:  as defined in the definition of “Consolidated Coverage Ratio”.

“Sale and Leaseback Transaction”:  any arrangement with any Person providing for the leasing by the Borrower or any of its Subsidiaries of real or personal property that has been or is to be sold or transferred by the Borrower or any such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary.

“SEC”:  the Securities and Exchange Commission.

“Secured Parties”:  as defined in the Guarantee and Collateral Agreement.

“Securities Act”:  the Securities Act of 1933, as amended from time to time.

“Security Agreement”:  the Security Agreement delivered to the Collateral Agent as of the date hereof substantially in the form of Exhibit K, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Security Documents”:  the collective reference to each Mortgage related to any Mortgaged Property (if any), the Guarantee and Collateral Agreement, the Security Agreement and all other similar security documents hereafter delivered to the Collateral Agent granting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Loan Parties hereunder and/or under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities, including any security documents executed and delivered or caused to be delivered to the Collateral Agent pursuant to subsection 6.9(b)
or 6.9(c), in each case, as amended, supplemented, waived or otherwise modified from time to time.

“Senior Credit Facilities”:  collectively, the Revolving Facility, the Term Loan Facility and the LC Facility.

“Senior Interim Loan Agreement”:  the Senior Interim Loan Credit Agreement, dated as of the Closing Date, among the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Interim Loan Agreement or other credit agreements, indentures or otherwise, unless such agreement or instrument expressly provides that it is not intended to be and is not a Senior Interim Loan Agreement hereunder).

“Senior Interim Loan Documents”:  the Loan Documents as defined in the Senior Interim Loan Agreement, as the same may be amended, supplemented, waived, otherwise modified, extended, renewed, refinanced or replaced from time to time.

“Senior Interim Loan Facility”:  the collective reference to the Senior Interim Loan Agreement, any Senior Interim Loan Documents, any notes issued pursuant thereto and any guarantee agreement, and other guarantees and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Interim Loan Agreement or other credit agreements, indentures (including any Senior Notes Indenture) or otherwise, unless such agreement expressly provides that it is not intended to be and is not a Senior Interim Loan Facility hereunder).  Without limiting the generality of the foregoing, the term “Senior Interim Loan Facility” shall include (x) any Senior Notes Indenture and (y) any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Borrower as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder, (iv) otherwise altering the terms and conditions thereof or (v) evidencing or governing any Indebtedness Incurred pursuant to any Required Interim Loan Refinancing.

“Senior Interim Loan Facility Indebtedness”:  any Senior Interim Loans, and any Indebtedness incurred under the Senior Interim Loan Facility pursuant to subsection 7.1(b)(iii), including any Senior Notes so incurred to refinance any Senior Interim Loans.  Notwithstanding the foregoing, the Stated Maturity of the Senior Interim Loan Facility Indebtedness (including, without limitation, any Senior Notes) shall not be earlier than seven and one half years after the Closing Date.

“Senior Interim Loans”:  any loans made pursuant to the Senior Interim Loan Agreement on the Closing Date.

“Senior Notes”:  (a) any Senior Notes of the Borrower to be issued after the Closing Date upon the conversion or exchange of the Senior Interim Loans for such Senior Notes, or to refinance in whole or in part the Senior Interim Loans or any notes issued to refinance or upon the conversion or exchange of any Senior Interim Loans, and (b) any substantially similar Senior Notes (whether registered under the Securities Act or otherwise) that have been exchanged for any such other Senior Notes; in each case as any such Senior Notes may be amended, supplemented, waived or otherwise modified from time to time.

“Senior Notes Indenture”:  any indenture governing any Senior Notes, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with subsection 7.8 to the extent applicable.

“ServiceMaster”:  as defined in the Recitals hereto.

“Set”:  the collective reference to Eurocurrency Loans of a single Tranche, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Term Loans shall originally have been made on the same day).

“Settlement Service”:  as defined in subsection 10.6(b)(vi).

“Single Employer Plan”:  any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent” and “Solvency”:  with respect to any Person on a particular date, the condition that, on such date, (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small amount of capital.

“Special Purpose Entity”:  (x) any Special Purpose Subsidiary or (y) any other Person that is engaged in the business of acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables and/or related assets.

“Special Purpose Financing”:  any financing or refinancing of assets consisting of or including Receivables of the Borrower or any Restricted Subsidiary that have been transferred to a Special Purpose Entity or made subject to a Lien in a Financing Disposition.

“Special Purpose Financing Expense”:  for any period, (a) the aggregate interest expense for such period on any Indebtedness of any Special Purpose Subsidiary that is a Restricted Subsidiary, which Indebtedness is not recourse to the Borrower or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), and (b) Special Purpose Financing Fees.

“Special Purpose Financing Fees”:  distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Special Purpose Financing.

“Special Purpose Financing Undertakings”:  representations, warranties, covenants, indemnities, guarantees of performance and (subject to clause (y) of the proviso below) other agreements and undertakings entered into or provided by the Borrower or any of its Restricted Subsidiaries that the Borrower determines in good faith (which determination shall be conclusive) are customary or otherwise necessary or advisable in connection with a Special Purpose Financing or a Financing Disposition; provided that (x) it is understood that Special Purpose

Financing Undertakings may consist of or include (i) reimbursement and other obligations in respect of notes, letters of credit, surety bonds and similar instruments provided for credit enhancement purposes or (ii) Hedging Obligations, or other obligations relating to Interest Rate Agreements, Currency Agreements or Commodities Agreements entered into by the Borrower or any Restricted Subsidiary, in respect of any Special Purpose Financing or Financing Disposition, and (y) subject to the preceding clause (x), any such other agreements and undertakings shall not include any Guarantee of Indebtedness of a Special Purpose Subsidiary by the Borrower or a Restricted Subsidiary that is not a Special Purpose Subsidiary.

“Special Purpose Subsidiary”:  a Subsidiary of the Borrower that (a) is engaged solely in (x) the business of acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and/or all rights (contractual and other), collateral and/or other assets relating thereto and (y) any business or activities incidental or related to such business, and (b) is designated as a “Special Purpose Subsidiary” by the Borrower.

“Sponsor”:  as defined in the Recitals.

“Stated Maturity”:  with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase or repayment of such Indebtedness at the option of the holder thereof upon the happening of any contingency).

“Subordinated Obligations”:  any Indebtedness of the Borrower (whether outstanding on the Closing Date or thereafter Incurred) that is expressly subordinated in right of payment to the Term Loans pursuant to a written agreement.

“Subsidiary”:  of any Person means any corporation, association, partnership, or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly by (i) such Person or (ii) one or more Subsidiaries of such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantee”:  the guarantee of the obligations of the Borrower under the Loan Document provided pursuant to the Guarantee and Collateral Agreement.

“Subsidiary Guarantor”:  each Domestic Subsidiary (other than any Excluded Subsidiary) of the Borrower that executes and delivers a Subsidiary Guarantee, in each case, unless and until such time as the respective Subsidiary Guarantor ceases to constitute a Domestic Subsidiary of the Borrower or is released from all of its obligations under the Subsidiary Guarantee in accordance with the terms and provisions thereof.

“Successor Company”:  as defined in subsection 7.3(a)(i).

“Supermajority Lenders”:  Non-Defaulting Lenders the sum of whose outstanding Individual Lender Exposures represent at least 66 2/3% of the sum of the aggregate amount of all outstanding Term Loans and LC Facility Exposures of Non-Defaulting Lenders.

“Supermajority Termination Date”:  as defined in subsection 10.1(a)(vii).

“Supervisory Review Process”:  as defined in subsection 3.10(c).

“Syndication Agent”:  as defined in the Preamble hereto.

“Syndication Date”:  the date on which the Administrative Agent, in its reasonable discretion, advises the Borrower that the primary syndication of the Term Loan Commitments and Term Loans has been completed.

“Tax Sharing Agreement”:  the Tax Sharing Agreement, dated as of the Closing Date, among the Borrower, Holding, Investment Holding and Holding Parent, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Taxes”:  any and all present or future income, stamp or other taxes, levies, imposts, duties, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.

“Temporary Cash Investments”:  any of the following:  (i) any investment in (x) direct obligations of the United States of America, a member state of The European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Borrower or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any thereof or obligations Guaranteed by the United States of America or a member state of The European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Borrower or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing or (y) direct obligations of any foreign country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional lender under a Credit Facility or any affiliate thereof or (y) a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250.0 million (or the foreign currency equivalent thereof) and whose long term debt is rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization) at the time such Investment is made, (iii) repurchase obligations for underlying securities or instruments of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 24 months after the date of acquisition, issued by a Person (other than that of the Borrower or any of its Subsidiaries), with a rating at the time as of which any

Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (v) Investments in securities maturing not more than 24 months after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “BBB-” by S&P or “Baa3” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vi) Indebtedness or Preferred Stock (other than of the Borrower or any of its Subsidiaries) having a rating of “A” or higher by S&P or “A2” or higher by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vii) investment funds investing 95% of their assets in securities of the type described in clauses (i)-(vi) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250.0 million (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended, and (ix) similar investments approved by the Board of Directors in the ordinary course of business.

“Term Loan”:  each Closing Date Term Loan, Delayed Draw Term Loan and LC Facility Term Loan, collectively, the “Term Loans”.

“Term Loan Commitment”:  as to any Lender, its Closing Date Term Loan Commitment and Delayed Draw Term Loan Commitment; collectively, as to all the Term Lenders, the “Term Loan Commitments”.  The original aggregate amount of the Term Loan Commitments on the Closing Date is $2,650,000,000.

“Term Loan Exposure”:  as to any Lender, at any time, the amount of (x) unpaid Term Loans made by such Lender pursuant to subsection 2.1(a) and (y) outstanding Delayed Draw Term Loan Commitments.

“Term Loan Facility”:  the collective reference to this Agreement, any Loan Documents, any notes and letters of credit (including any LC Facility Letter of Credit) issued pursuant hereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under this Agreement or one or more other credit agreements, indentures or financing agreements or otherwise, unless such agreement or instrument expressly provides that it is not intended to be and is not a Term Loan Facility hereunder).  Without limiting the generality of the foregoing, the term “Term Loan Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Borrower as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Term Loan Lender”:  any Lender having a Term Loan Commitment hereunder and/or a Term Loan outstanding hereunder; and all such Lenders, collectively, the “Term Loan Lenders”.

“Term Loan Maturity Date”:  July 24, 2014.

“Term Loan Note”:  each Term Loan Note as defined in subsection 2.2(a), and collectively, the “Term Loan Notes”.

“Term Loan Percentage”:  as to any Term Loan Lender at any time, the percentage which (a) such Lender’s Term Loans then outstanding constitutes of (b) the sum of all of the Term Loans then outstanding.

“Total LC Facility Deposit”:  at any time, the sum of all LC Facility Deposits at such time, as the same may be reduced from time to time pursuant to subsection 3.15.

“Trade Payables”:  with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Tranche”:  each Tranche of Term Loans available hereunder, with there being one on the Closing Date.

“Transaction Documents”:  (i) the Loan Documents, (ii) the Merger Agreement, (iii) the Revolving Loan Documents and (iv) the Senior Interim Loan Documents.

“Transactions”:  collectively, any or all of the following:  (i) the Merger, (ii) the repayment at maturity or redemption of the 2007 Notes, the redemption of the 2009 Notes, (iii) the repayment or refinancing of Existing Specified Indebtedness, (iv) the entry into the Senior Interim Loan Facility and Incurrence of Indebtedness thereunder by one or more of the Borrower and its Subsidiaries, including any Required Interim Loan Refinancing, (v) the entry into this Agreement and the Incurrence of Indebtedness hereunder by one or more of the Borrower and its Subsidiaries, (vi) the execution, delivery and performance of the Revolving Loan Documents and the borrowings on the Closing Date thereunder, and (vii) all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

“Transferee”:  any Participant or Assignee.

“Type”:  the type of Loan determined based on the interest option applicable thereto, with there being two Types of Loans hereunder, namely ABR Loans and Eurocurrency Loans.

“UCC”:  the Uniform Commercial Code as in effect in the State of New York from time to time.

“Underfunding”:  the excess of the present value of all accrued benefits under a Plan (based on those assumptions used to fund such Plan), determined as of the most recent annual valuation date, over the value of the assets of such Plan allocable to such accrued benefits.

“Uniform Customs”:  the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

“Unrestricted Cash”:  as of any date of determination, cash, Cash Equivalents and Temporary Cash Investments, other than (i) as disclosed in the consolidated financial statements of the Borrower as a line item on the balance sheet as “restricted cash” and (ii) cash, Cash Equivalents and Temporary Cash Investments of a Captive Insurance Subsidiary or Home Warranty Subsidiary to the extent such cash, Cash Equivalents and Temporary Cash Investments are not permitted by applicable law or regulation to be dividended, distributed or otherwise transferred to the Borrower or any Restricted Subsidiary that is not either a Captive Insurance Subsidiary or a Home Warranty Subsidiary.

“Unrestricted Subsidiary”:  (i) any Subsidiary of the Borrower that at the time of determination is an Unrestricted Subsidiary, as designated by the Board of Directors in the manner provided below, and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Borrower (including any newly acquired or newly formed Subsidiary of the Borrower) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Borrower or any other Restricted Subsidiary of the Borrower that is not a Subsidiary of the Subsidiary to be so designated; provided that (A) such designation was made at or prior to the Closing Date, or (B) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (C) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under subsection 7.5.  The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation (x) the Borrower could Incur at least $1.00 of additional Indebtedness under subsection 7.1(a) or (y) the Consolidated Coverage Ratio would be greater than it was immediately prior to giving effect to such designation or (z) such Subsidiary shall be a Special Purpose Subsidiary with no Indebtedness outstanding other than Indebtedness that can be Incurred (and upon such designation shall be deemed to be Incurred and outstanding) pursuant to subsection 7.1(b).  Any such designation by the Board of Directors shall be evidenced to the Administrative Agent by promptly delivering to the Administrative Agent a copy of the resolution of the Board of Directors giving effect to such designation and a certificate signed by a Responsible Officer of the Borrower certifying that such designation complied with the foregoing provisions.

“U.S. Tax Compliance Certificate”:  as defined in subsection 3.11(b).

“Voting Stock”:  as defined in the definition of “Change of Control”.

1.2                                 Other Definitional Provisions.

(a)                                  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Term Loan Notes, any other Loan Document or any certificate or other document made or delivered pursuant hereto.

(b)                                 As used herein and in any Term Loan Notes and any other Loan Document, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c)                                  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” if not expressly followed by such phrase or the phrase “but not limited to.”

(d)                                 The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)                                  For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:  (i) ”or” is not exclusive; (ii) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; and (iii) references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time.

SECTION 2.                                          AMOUNT AND TERMS OF COMMITMENTS.

2.1                                 Term Loans and LC Facility Deposits.

(a)                                  Term Loans.

(i)                                     Subject to the terms and conditions hereof, (x) each Lender holding a Closing Date Term Loan Commitment severally agrees to make, in Dollars, in a single draw on the Closing Date, one or more term loans (each, a “Closing Date Term Loan”) to the Borrower in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name in Schedule A-1 under the heading “Closing Date Term Loan Commitment”, as such amount may be adjusted or reduced pursuant to the terms hereof and (y) each Lender holding a Delayed Draw Term Loan Commitment severally agrees to make, in Dollars, from time to time during the Delayed Draw Term Loan Commitment Period, subject to the terms and conditions hereof, delayed draw term loans on no more than two occasions (each, a “Delayed Draw Term Loan”) to the Borrower in an aggregate principal amount not to exceed the amount set forth opposite such lender’s name in Schedule A-2 under the heading “Delayed Draw Term Loan Commitment”, as such amount may be adjusted or reduced pursuant to the terms and conditions hereof.

(ii)                                  The Term Loans, except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or Eurocurrency Loans; provided that unless the Administrative Agent either otherwise agrees in its sole discretion or has determined that the Syndication Date has occurred, all Closing Date Term Loans shall be maintained during (A) the first week following the Closing Date as ABR Loans and (B) thereafter, until the date that is 90 days following the Closing Date, shall be maintained as (x) ABR Loans or (y) Eurocurrency Loans with an Interest Period of one month, with the first such Interest Period commencing on the first day of the period described in this clause (B).

(iii)                               The Term Loans shall be made by each such Lender in an aggregate principal amount which (x) in the case of Closing Date Term Loans, does not exceed the Closing Date Term Loan Commitment of such Lender and (y) in the case of Delayed Draw Term Loans made on the Closing Date, when aggregated with all Delayed Draw Term Loans made under subsection 2.1(a)(i)(y), does not exceed the Delayed Draw Term Loan Commitment of such Lender on the Closing Date and (C) in the case of Delayed Draw Term Loans made in any borrowing after the Closing Date, does not exceed the unused and available Delayed Draw Term Loan Commitment of such Lender at such time.  Once repaid, Term Loans incurred hereunder may not be reborrowed.

(b)                                 LC Facility Deposits.  On the terms and subject to the conditions contained in this Agreement, each LC Facility Lender severally agrees to make an LC Facility Deposit on the Closing Date in an amount equal to such LC Facility Lender’s LC Facility Commitment.

2.2                                 Term Loan Notes.

(a)                                  The Borrower agrees that, upon the request to the Administrative Agent by any Term Loan Lender made on or prior to the Closing Date or in connection with any assignment pursuant to subsection 10.6(b), in order to evidence such Term Loan Lender’s Term Loan, the Borrower will execute and deliver to such Term Loan Lender a promissory note substantially in the form of Exhibit A (each, as amended, supplemented, replaced or otherwise modified from time to time, a “Term Loan Note”), with appropriate insertions therein as to payee, date and principal amount, payable to such Term Loan Lender and in a principal amount equal to the unpaid principal amount of the applicable Term Loans made (or acquired by assignment pursuant to subsection 10.6(b)) by such Term Loan Lender to the Borrower.  Each Term Loan Note shall be dated the Closing Date and shall be payable as provided in subsection 2.2(b) and provide for the payment of interest in accordance with subsection 3.1.

(b)                                 The aggregate Term Loans of all the Term Loan Lenders shall be payable in consecutive quarterly installments up to and including the Term Loan Maturity Date (subject to reduction as provided in subsection 3.4), on the dates and in the principal amounts, subject to adjustment as set forth below, equal to the respective amounts set forth below (together with all accrued interest thereon) opposite the applicable installment dates (or, if less, the aggregate amount of such Term Loans then outstanding):

Date	Amount
Each March 31, June 30, September 30 and December 31 ending prior to the Term Loan Maturity Date	0.25% of the original aggregate principal amount of the Term Loans (as such amount may be increased by the funding of Delayed Draw Term Loans)

Term Loan Maturity Date	all unpaid aggregate principal amounts of any outstanding Term Loans

2.3                                 Procedure for Term Loan Borrowing.  The Borrower shall give the Administrative Agent notice specifying the amount of the Term Loans to be borrowed and the proposed Borrowing Date (which notice must have been received by the Administrative Agent prior to 9:30 A.M., New York City time, and shall be irrevocable after funding) (i) in the case of Closing Date Term Loans, on the Closing Date, and (ii) in the case of Delayed Draw Term Loans to be made following the Closing Date, three Business Days, prior to the date of Borrowing specifying the amount to be borrowed. Upon receipt of such notice the Administrative Agent shall promptly notify each applicable Lender thereof.  Each Lender having a Term Loan Commitment will make the amount of its pro rata share of the Term Loan Commitments available, in each case for the account of the Borrower at the office of the Administrative Agent specified in subsection 10.2 prior to 12:00 P.M., New York City time, (x) on the Closing Date, in the case of a Borrowing of Closing Date Term Loans, and (y) on the Borrowing Date specified in the notice delivered pursuant to this subsection 2.3, in the case of Delayed Draw Term Loans, in each case in funds immediately available to the Administrative Agent.  The Administrative Agent shall on such date credit the account of the Borrower on the books of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

2.4                                 Record of Loans.

(a)                                  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Term Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b)                                 The Administrative Agent shall maintain the Register pursuant to subsection 10.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Term Loan made hereunder, the Type thereof and each Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (iii) the amount of each LC Facility Participation and (iv) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c)                                  The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 2.4(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Term Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

2.5                                 [Reserved].

2.6                                 LC Facility Letters of Credit.

(a)                                  General.  Subject to the terms and conditions set forth herein, the Borrower may request, including on behalf of any Restricted Subsidiary, the issuance of (and the applicable LC Facility Issuing Bank shall issue) LC Facility Letters of Credit, at any time and from time to time during the LC Facility Availability Period, in each case for the account of the Borrower and denominated in Dollars, in a form reasonably acceptable to the Administrative Agent and the applicable LC Facility Issuing Bank.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any LC Facility Letter of Credit Request, any other form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with any LC Facility Issuing Bank relating to any LC Facility Letter of Credit, the terms and conditions of this Agreement shall control.  Unless otherwise agreed by the applicable LC Facility Issuing Bank and the Borrower at the time of issuance, each LC Facility Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York.

(b)                                 Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of an LC Facility Letter of Credit (or the amendment, renewal or extension of an outstanding LC Facility Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable LC Facility Issuing Bank) to the applicable LC Facility Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) an LC Facility Letter of Credit Request requesting the issuance of an LC Facility Letter of Credit, or identifying the outstanding LC Facility Letter of Credit to be amended, renewed or extended, and specifying (A) the date of issuance, amendment, renewal or extension (which shall be a Business Day), (B) the date on which such LC Facility Letter of Credit is to expire (which shall comply with subsection 2.6(c)), (C) the amount of such LC Facility Letter of Credit, (D) the name and address of the beneficiary thereof and (E) such other information as shall be necessary to issue, amend, renew or extend such LC Facility Letter of Credit.  Upon receipt of any LC Facility Letter of Credit Request, the applicable LC Facility Issuing Bank shall (i) confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such LC Facility Letter of Credit Request from the Borrower and, if not so received, such LC Facility Issuing Bank shall provide the Administrative Agent with a copy thereof and (ii) process such LC Facility Letter of Credit Request and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the LC Facility Letter of Credit requested thereby (but in no event shall any LC Facility Issuing Bank be required to issue any

LC Facility Letter of Credit earlier than three Business Days after its receipt of the LC Facility Letter of Credit Request therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such LC Facility Letter of Credit to the beneficiary thereof or as otherwise may be agreed by such LC Facility Issuing Bank and the Borrower.  Promptly after the issuance or amendment of any LC Facility Letter of Credit, the applicable LC Facility Issuing Bank shall notify the Borrower and the Administrative Agent, in writing, of such issuance or amendment and such notice shall be accompanied by a copy of such issuance or amendment.  Upon receipt of such notice, the Administrative Agent shall promptly notify the LC Facility Lenders, in writing, of such issuance or amendment, and if so requested by any LC Facility Lender the Administrative Agent shall provide to such LC Facility Lender copies of such issuance or amendment.  An LC Facility Letter of Credit shall not be issued, amended, renewed or extended if (and upon issuance, amendment, renewal or extension of each LC Facility Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, the LC Facility Exposure would exceed the Total LC Facility Deposit.

(c)                                  Expiration Date.  Each LC Facility Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date twelve months after the date of the issuance of such LC Facility Letter of Credit or, in the case of any renewal or extension thereof, twelve months (or such longer term as may be agreed by the applicable LC Facility Issuing Bank, subject to clause (ii) below) after such renewal or extension; provided that, if the Borrower and the applicable LC Facility Issuing Bank so agree, any LC Facility Letter of Credit (each, an “Auto-Extension Letter of Credit”) may provide for the automatic renewal of such LC Facility Letter of Credit for successive twelve month terms (or such longer terms as may be agreed) (subject in any event to clause (ii) below) and (ii) the date that is five Business Days prior to the LC Facility Maturity Date (except to the extent such LC Facility Letter of Credit is cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the applicable LC Facility Issuing Bank).  Once an Auto-Extension Letter of Credit has been issued, the LC Facility Lenders shall be deemed to have authorized (but may not require) the LC Facility Issuing Bank to permit the extension of such LC Facility Letter of Credit at any time to an expiry date not later than the LC Facility Maturity Date (except to the extent such LC Facility Letter of Credit is cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the applicable LC Facility Issuing Bank).

(d)                                 Participations.  By the issuance of an LC Facility Letter of Credit (or an amendment to an LC Facility Letter of Credit increasing the amount thereof), without any further action on the part of the applicable LC Facility Issuing Bank or the LC Facility Lenders, such LC Facility Issuing Bank hereby grants to each LC Facility Lender, and each LC Facility Lender hereby irrevocably and unconditionally acquires from such LC Facility Issuing Bank, without recourse or warranty, an undivided participation in each LC Facility Letter of Credit equal to such LC Facility Lender’s LC Facility Percentage of the aggregate amount available to be drawn under such LC Facility Letter of Credit.  The aggregate purchase price for the participations of each LC Facility Lender in LC Facility Letters of Credit shall not exceed the amount of the LC Facility Deposit of such LC Facility Lender and shall be payable solely from such LC Facility Deposit.  Each LC Facility Lender hereby absolutely and unconditionally agrees that if the applicable LC Facility Issuing Bank makes an LC Facility Disbursement which is not reimbursed by the Borrower on the date due as provided in subsection 2.6(e), or is required to refund any reimbursement payment in respect of an LC Facility Disbursement to the Borrower for any reason, the Administrative Agent shall reimburse such LC Facility Issuing Bank for the amount of such LC Facility Disbursement from the Credit-Linked Deposit Account in accordance with subsection 2.6(e)(ii).  Each LC Facility Lender acknowledges and agrees that its authorization granted hereby and obligations hereunder are unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any LC Facility Letter of Credit or the occurrence and continuance of a Default or the return of the LC Facility Deposits.  Without limiting the foregoing, the LC Facility Lenders irrevocably authorize the LC Facility Agent to apply the LC Facility Deposits as provided in this subsection 2.6(d).

(e)                                  Reimbursement.

(i)                                     If any LC Facility Issuing Bank shall make any LC Facility Disbursement in respect of any LC Facility Letter of Credit issued by it, the Borrower shall either (1) reimburse such LC Facility Disbursement in accordance with this subsection 2.6(e)(i) by paying to the Administrative Agent for the account of such LC Facility Issuing Bank an amount equal to such LC Facility Disbursement on or before 5:00 p.m., New York City time, on the date which is two Business Days after the Borrower receives notice from such LC Facility Issuing Bank that an LC Facility Disbursement has been made, or (2) elect to convert such LC Facility Disbursement into an LC Facility Term Loan in accordance with subsection 2.6(e)(iii).

(ii)                                  If the Borrower shall not have made any payment under subsection 2.6(e)(i) with respect to an LC Facility Disbursement (or if any LC Facility Issuing Bank would be required to make an LC Facility Disbursement and so requests), the LC Facility Issuing Bank shall notify the Administrative Agent, and then the Administrative Agent shall notify each LC Facility Lender of the applicable LC Facility Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s LC Facility Percentage thereof, and the Administrative Agent shall promptly pay to the applicable LC Facility Issuing Bank each LC Facility Lender’s LC Facility Percentage of such LC Facility Disbursement from the LC Facility Deposits.  In the event the Administrative Agent applies LC Facility Deposits held in the Credit-Linked Deposit Account to an unreimbursed disbursement under an LC Facility Letter of Credit pursuant to the preceding sentence, the Borrower shall have the right, within 5 Business Days of the date of reimbursement from the Credit-Linked Deposit Account, to pay over to the Administrative Agent in reimbursement thereof an amount equal to the full amount of the disbursement made by such LC Facility Issuing Bank, and such payment shall be applied by the Administrative Agent in accordance with clause (ii) of the immediately following sentence.  Promptly following receipt by the Administrative Agent of any payment by or on behalf of the Borrower in respect of any LC Facility Disbursement, the Administrative Agent shall distribute such payment to (i) the applicable LC Facility Issuing Bank or, (ii) to the extent payments have been made from the LC Facility Deposits, to the LC Facility Agent to be added ratably to the LC Facility Deposits of the LC Facility Lenders in the Credit-Linked Deposit Account in accordance with their respective LC Facility Percentages.  The Borrower acknowledges that each payment made pursuant to this subsection 2.6(e)(ii) in respect of any LC Facility Disbursement is required to be made for the benefit of the distributees identified in the immediately preceding sentence.  Any payment made from the Credit-Linked Deposit Account, or from funds of the Administrative Agent, pursuant to this paragraph or subsection 3.14(c) to pay any LC Facility Issuing Bank for any LC Facility Disbursement shall not constitute a Loan except as expressly set forth in clause

(iii) below and shall not relieve the Borrower of its obligation to reimburse such LC Facility Disbursement.

(iii)                               Any payment made from the Credit-Linked Deposit Account (except to the extent repaid by the Borrower as set forth in subsections 2.6(e)(i) and (e)(ii)) to reimburse the LC Facility Issuing Bank for any unreimbursed payment shall be deemed to be an extension of a term loan (such deemed term loan, an “LC Facility Term Loan”) made on such date by the LC Facility Lenders ratably in accordance with their LC Facility Percentage; provided that no Event of Default under subsection 8(f) shall have occurred and be continuing; provided, further, that the LC Facility Term Loan so funded shall reduce the Total LC Facility Deposit by an equivalent amount until the date which is two Business Days after such amount is repaid by or on behalf of the Borrower (at such time, the amount shall again be available for the issuance of LC Facility Letters of Credit) in accordance with subsection 2.6(e)(ii)).  Any amount so funded pursuant to this subsection 2.6(e)(iii) shall be deemed, on and after the funding date thereof, to be a “Term Loan” for all purposes hereunder and have the same terms as other Terms Loans hereunder.  Any LC Facility Term Loans deemed made on the same day shall be designated a separate Set of Term Loans for all purposes of this Agreement.  All LC Facility Term Loans shall be due and payable in cash, if not earlier in accordance with this Agreement, no later than the LC Facility Maturity Date.  Any LC Facility Term Loan made by a LC Facility Lender shall not be deemed made under a Term Loan Commitment.

(f)                                    Obligations Absolute.

(i)                                     The Borrower’s obligations under this subsection 2.6 shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which any of them may have or have had against any LC Facility Issuing Bank, any LC Facility Lender or any beneficiary of an LC Facility Letter of Credit; provided that this paragraph shall not relieve any LC Facility Issuing Bank or any LC Facility Lender of any liability resulting from the gross negligence or willful misconduct of such LC Facility Issuing Bank or such LC Facility Lender, or otherwise affect any defense or other right that the Loan Parties may have as a result of any such gross negligence or willful misconduct.

(ii)                                  The Borrower agrees with each LC Facility Issuing Bank that such LC Facility Issuing Bank shall not be responsible for, and the Borrower’s reimbursement obligations under subsection 2.6(e) shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between the Borrower and any beneficiary of any LC Facility Letter of Credit or any other party to which such LC Facility Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such LC Facility Letter of Credit or any such transferee; provided that this paragraph shall not relieve any LC Facility Issuing Bank or any LC Facility Lender of any liability resulting from the gross negligence or willful misconduct of such LC Facility Issuing Bank or such LC Facility Lender, or otherwise affect any defense or other right that the Loan Parties may have as a result of any such gross negligence or willful misconduct.

(iii)                               Neither any LC Facility Issuing Bank nor any LC Facility Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any LC Facility Letter of Credit, except with respect to errors or omissions caused by such Person’s gross negligence or willful misconduct.

(iv)                              The Borrower agrees that any action taken or omitted by any LC Facility Issuing Bank under or in connection with any LC Facility Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the UCC, shall be binding on the Borrower and shall not result in any liability of such LC Facility Issuing Bank or any LC Facility Lender to the Borrower.

(g)                                 Disbursement Procedures.  If any draft shall be presented for payment under any LC Facility Letter of Credit, the applicable LC Facility Issuing Bank shall promptly notify the Borrower of the date and amount thereof.  The responsibility of an LC Facility Issuing Bank to the Borrower in respect of any LC Facility Letter of Credit in connection with any draft presented for payment under such LC Facility Letter of Credit shall, in addition to any payment obligation expressly provided for in such LC Facility Letter of Credit, be limited to determining that the documents (including each draft) delivered under such LC Facility Letter of Credit in connection with such presentment are in conformity with such LC Facility Letter of Credit, provided that this paragraph shall not relieve any LC Facility Issuing Bank of any liability resulting from the gross negligence or willful misconduct of such LC Facility Issuing Bank, or otherwise affect any defense or other right that the Borrower may have as a result of any such gross negligence or willful misconduct.

(h)                                 Interim Interest.  If the LC Facility Issuing Bank shall make any LC Facility Disbursement, then, unless the Borrower shall reimburse such LC Facility Disbursement in full on the date such LC Facility Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Facility Disbursement is made to but excluding the date Borrower (or any other account party) reimburses such LC Facility Disbursement or such LC Facility Disbursement is deemed to have converted into an LC Facility Term Loan pursuant to subsection 2.6(e)(iii), at the rate per annum that would be applicable to Term Loans hereunder that are Eurocurrency Loans with a one month Interest Period commencing on the date of such LC Facility Disbursement; provided that, if the Borrower fails to reimburse (or cause another account party to reimburse) such LC Facility Disbursement when due pursuant to subsection 2.6(e), then, unless such LC Facility Disbursement is converted into an LC Facility Term Loan pursuant to subsection 2.6(e)(iii), subsection 3.1(c) shall apply from such due date until such reimbursement is made.  Interest accrued pursuant to this subsection 2.6(h) shall be for the account of the LC Facility Issuing Bank except that interest accrued on and after the date of payment by any LC Facility Lender pursuant to subsection 2.6(e)(ii) to reimburse the LC Facility Issuing Bank shall be for the account of such LC Facility Lender to the extent of such payment.

(i)                                     Replacement of the LC Facility Issuing Bank; Additional LC Facility Issuing Bank.

(i)                                     Replacement of the LC Facility Issuing Bank.  Any LC Facility Issuing Bank may be replaced at any time (x) by written agreement among the Borrower, the Administrative Agent, the replaced LC Facility Issuing Bank and the successor LC Facility Issuing Bank or (y) by the Borrower, for any reason, with the consent of the Administrative Agent (not to be unreasonably withheld).  The Administrative Agent shall notify the LC Facility Lenders of any such replacement of such LC Facility Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of such replaced LC Facility Issuing Bank pursuant to subsection 3.5(b).  From and after the effective date of any such replacement, (1) the successor LC Facility Issuing Bank shall have all the rights and obligations of such replaced LC Facility Issuing Bank under this Agreement with respect to LC Facility Letters of Credit to be issued thereafter and (2) references herein to the term “LC Facility Issuing Bank” shall be deemed to refer to such successor or to any previous LC Facility Issuing Bank, or to such successor and all previous LC Facility Issuing Banks, as the context shall require.  After the replacement of any LC Facility Issuing Bank hereunder, the replaced LC Facility Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of any LC Facility Issuing Bank under this Agreement with respect to LC Facility Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional LC Facility Letters of Credit or to amend or extend any previously issued LC Facility Letters of Credit.

(ii)                                  Additional LC Facility Issuing Bank.  The Borrower may, at any time and from time to time upon written notice to the Administrative Agent and with the consent of such Lender, designate one or more additional Lenders to act as an LC Facility Issuing Bank under the terms of this Agreement.  Any Lender designated as an issuing bank pursuant to this subsection
2.6(i)(ii) shall be deemed to be an “LC Facility Issuing Bank” (in addition to being a Lender) in respect of LC Facility Letters of Credit issued or to be issued by such Lender, and, with respect to such LC Facility Letters of Credit, such term shall thereafter apply to the other LC Facility Issuing Bank or LC Facility Issuing Banks and such Lender.

SECTION 3.                                          GENERAL PROVISIONS.

3.1                                 Interest Rates and Payment Dates.

(a)                                  Each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such day plus the Applicable Margin in effect for such day.

(b)                                 Each ABR Loan shall bear interest for each day that it is outstanding at a rate per annum equal to the ABR for such day plus the Applicable Margin in effect for such day.

(c)                                  If all or a portion of (i) the principal amount of any Term Loan, (ii) any interest payable thereon or (iii) any letter of credit commission, letter of credit fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (w) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the relevant foregoing provisions of this subsection plus 2.00%, (x) in the case of any Reimbursement Obligation, at the rate applicable under the first sentence of subsection 2.6(h) without giving effect to the proviso thereto plus 2.00%, (y) in the case of overdue interest or LC Fees, the rate that would be otherwise applicable to principal of the related Term Loan or Reimbursement Obligation pursuant to the relevant foregoing provisions of this subsection 3.1 (other than clause (w) and (x) above) plus 2.00% and (z) in the case of other amounts, the rate described in paragraph (b) of this subsection 3.1 for ABR Loans plus 2.00%, in each case from the date of such non-payment until such amount is paid in full (after as well as before judgment).

(d)                                 Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this subsection shall be payable from time to time on demand.

(e)                                  It is the intention of the parties hereto to comply strictly with applicable usury laws; accordingly, it is stipulated and agreed that the aggregate of all amounts which constitute interest under applicable usury laws, whether contracted for, charged, taken, reserved, or received, in connection with the indebtedness evidenced by this Agreement or any Term Loan Notes, or any other document relating or referring hereto or thereto, now or hereafter existing, shall never exceed under any circumstance whatsoever the maximum amount of interest allowed by applicable usury laws.

3.2                                 Conversion and Continuation Options.

(a)                                  The Borrower may elect from time to time to convert outstanding Term Loans from Eurocurrency Loans to ABR Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurocurrency Loans may only be made on the last day of an Interest Period with respect thereto.  The Borrower may elect from time to time to convert outstanding Term Loans from ABR Loans to Eurocurrency Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election.  Any such notice of conversion to Eurocurrency Loans shall specify the length of the initial Interest Period or Interest Periods therefor.  Upon receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof.  All or any part of outstanding Eurocurrency Loans and ABR Loans may be converted as provided herein, provided that (i) (unless the Required Lenders otherwise consent) no Term Loan may be converted into a Eurocurrency Loan when any Default or Event of Default has occurred and is continuing and the Administrative Agent has given notice to the Borrower that no such conversions may be made and (ii) no Term Loan may be converted into a Eurocurrency Loan after the date that is one month prior to the Term Loan Maturity Date (in the case of conversion of Term Loans).

(b)                                 Any Eurocurrency Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Administrative Agent of the length of the next Interest Period to be applicable to such Term Loan, determined in accordance with the applicable provisions of the term “Interest Period” set forth in subsection 1.1, provided that no Eurocurrency Loan may be continued as such (i) (unless the Required Lenders otherwise consent) when any Default or Event of Default has occurred and is continuing and the Administrative Agent has given notice to the Borrower that no such continuations may be made or (ii) after the date that is one month prior to the Term Loan Maturity Date (in the case of continuations of Term Loans), and provided further, that if the Borrower shall fail to give any required notice as described above in this subsection 3.2(b) or if such continuation is not permitted pursuant to the preceding proviso such Eurocurrency Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.  Upon receipt of any such notice of continuation pursuant to this subsection 3.2(b), the Administrative Agent shall promptly notify each affected Lender thereof.

3.3                                 Minimum Amounts of Sets.  All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Eurocurrency Loans comprising each Set shall be equal to $5.0 million or a whole multiple of $1.0 million in excess thereof, and so that there shall not be more than 15 Sets at any one time outstanding.

3.4                                 Optional and Mandatory Prepayments.

(a)                                  The Borrower may at any time and from time to time prepay the Term Loans made to it in whole or in part, subject to subsection 3.12, without premium or penalty, upon at least three Business Days’ irrevocable notice by the Borrower to the Administrative Agent (in the case of Eurocurrency Loans), and at least one Business Day’s irrevocable notice by the Borrower to the Administrative Agent (in the case of ABR Loans).  Such notice shall specify the date and amount of prepayment and whether the prepayment is of Eurocurrency Loans, ABR Loans or a combination thereof, and, if a combination thereof, the principal amount allocable to each.  Upon the receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (if a Eurocurrency Loan is prepaid other than at the end of the Interest Period applicable thereto) any amounts payable pursuant to subsection 3.12 and accrued interest to such date on the amount prepaid.  Partial prepayments of Term Loans pursuant to this subsection 3.4(a) shall be applied to the respective installments of principal of such Term Loans in such order as the Borrower may direct.  Partial prepayments pursuant to this subsection 3.4(a) shall be in multiples of $1.0 million; provided that, notwithstanding the foregoing, the Term Loans may be prepaid in their entirety.

(b)                                 If on or after the Closing Date the Borrower or any Restricted Subsidiary shall incur Indebtedness for borrowed money (other than Indebtedness permitted pursuant to subsection 7.1), then, in each case, the Borrower shall prepay, in accordance with subsections 3.4(e) and (f), the Term Loans in an amount equal to (i) 100% of the Net Cash Proceeds thereof minus (ii) the portion of such Net Cash Proceeds applied (to the extent the Borrower or any Restricted Subsidiary is required by the terms thereof) to prepay, repay or purchase other Additional Indebtedness on a pro rata basis with the Term Loans, in each case with such prepayment to be made on or before the Business Day following the date of receipt of any such Net Cash Proceeds.  Nothing in this subsection 3.4(b) shall limit the rights of the Administrative Agent and the Lenders set forth in Section 8, except that in the case of a transaction resulting in a prepayment pursuant to this subsection 3.4(b) of all of the Term Loans, termination of all Commitments hereunder and termination of the LC Facility, the Administrative Agent and the Lenders agree that the incurrence of such Indebtedness will not constitute a Default or Event of Default.

(c)                                  On or before the date that is fifteen Business Days following the 90th day after the end of each fiscal year of the Borrower ending on or after December 31, 2008 (each, an “ECF Payment Date”), the Borrower shall, in accordance with subsections 3.4(e) and (f), prepay the Term Loans in an amount equal to (A) (x) the ECF Percentage of (i) the Borrower’s Excess

Cash Flow for the immediately preceding fiscal year minus (ii) the aggregate principal amount of Term Loans prepaid pursuant to subsection 3.4(a), and any Revolving Loans prepaid to the extent accompanied by a corresponding permanent commitment reduction under the Revolving Facility, in each case during such fiscal year excluding prepayments funded with proceeds from the incurrence of long-term Indebtedness, minus (y) the aggregate principal amount of Term Loans prepaid pursuant to subsection 3.4(a), and any Revolving Loans prepaid to the extent accompanied by a corresponding permanent commitment reduction under the Revolving Facility, in each case since the end of such fiscal year and on or prior to such ECF Payment Date, excluding prepayments funded with proceeds from the incurrence of long-term Indebtedness (in the case of this clause (y), without duplication of any amount thereof previously deducted in any calculation pursuant to this subsection 3.4(c) for any prior ECF Payment Date) (the amount described in this clause (A), the “ECF Prepayment Amount”) minus (B) the portion of such ECF Prepayment Amount applied (to the extent the Borrower or any Restricted Subsidiary is required by the terms thereof) to prepay, repay or purchase other Additional Indebtedness on a pro rata basis with the Term Loans.  For the avoidance of doubt, for purposes of this subsection 3.4(c), proceeds from the Incurrence of long-term Indebtedness shall not be deemed to include proceeds from the Incurrence of Indebtedness under the Revolving Facility, any Special Purpose Financing or any other revolving credit or working capital financing.

(d)                                 The Borrower shall, in accordance with subsections 3.4(e) and 3.4(f), prepay the Term Loans to the extent required by subsection 7.4(b)(ii) (subject to subsection 7.4(c)).

(e)                                  Prepayments of Term Loans pursuant to subsections 3.4(b), (c) and (d) shall be applied to installments of principal thereof pursuant to subsection 2.2(b) in forward order of maturity.

(f)                                    The Borrower shall give notice to the Administrative Agent of any mandatory prepayment of the Term Loans (x) pursuant to subsection 3.4(c), ten Business Days prior to the date on which such payment is due and (y) pursuant to subsection 3.4(b) or (d), promptly within five Business Days upon becoming obligated to make such prepayment.  Such notice shall state that the Borrower is offering to make such mandatory prepayment (x) on a date that is ten Business Days after the date of such notice in the case of any prepayment pursuant to subsection 3.4(c), or (y) on or before the date specified in subsection 3.4(b) or 3.4(d), in the case of a prepayment pursuant to subsection 3.4(b) or 3.4(d) (any such date of prepayment, a “Prepayment Date”).  Once given, such notice shall be irrevocable and all amounts subject to such notice shall be due and payable on the relevant Prepayment Date as required by subsection 3.4 (except as otherwise provided in the last sentence of this subsection 3.4(f)).  Upon receipt by the Administrative Agent of such notice, the Administrative Agent shall immediately give notice to each Lender of the prepayment and the relevant Prepayment Date.  In the case of any prepayment pursuant to subsection 3.4(b), the Borrower (in its sole discretion) may give each Lender the option (in its sole discretion) to elect to decline any such prepayment by giving notice of such election in writing to the Administrative Agent by 11:00 A.M., New York City time, on the date that is three Business Days prior to the Prepayment Date.  In the case of any prepayment pursuant to subsections 3.4(c) or (d), each Lender may (in its sole discretion) elect to decline any such prepayment by giving notice of such election in writing to the Administrative Agent by 11:00 A.M., New York City time, on the date that is three Business Days prior to the Prepayment Date.  Upon receipt by the Administrative Agent of such notice, the Administrative Agent shall immediately notify the Borrower of such election.  Any amount so declined by any Lender may, at the option of the Borrower, be applied to pay or prepay the Term Loans of Lenders not declining such prepayment, in the manner described in subsection 3.4(e), or other obligations under the other Credit Facilities, or otherwise be retained by the Borrower and its Restricted Subsidiaries or applied by the Borrower or any of its Restricted Subsidiaries in any manner not inconsistent with this Agreement, including subsection 7.4(b).

(g)                                 Amounts prepaid on account of Term Loans pursuant to subsection 3.4(a), (b), (c) or (d) may not be reborrowed.

(h)                                 Notwithstanding the foregoing provisions of this subsection 3.4, if at any time any prepayment of the Term Loans pursuant to subsection 3.4(a), (b), (c) or (d) would result, after giving effect to the procedures set forth in this Agreement, in the Borrower incurring breakage costs under subsection 3.12 as a result of Eurocurrency Loans being prepaid other than on the last day of an Interest Period with respect thereto, then, the Borrower may, so long as no Default or Event of Default shall have occurred and be continuing, in its sole discretion, initially deposit a portion (up to 100%) of the amounts that otherwise would have been paid in respect of such Eurocurrency Loans with the Administrative Agent (which deposit must be equal in amount to the amount of such Eurocurrency Loans not immediately prepaid), to be held as security for the obligations of the Borrower to make such prepayment pursuant to a cash collateral agreement to be entered into on terms reasonably satisfactory to the Administrative Agent with such cash collateral to be directly applied upon the first occurrence thereafter of the last day of an Interest Period with respect to such Eurocurrency Loans (or such earlier date or dates as shall be requested by the Borrower); provided that such unpaid Eurocurrency Loans shall continue to bear interest in accordance with subsection 3.1 until such unpaid Eurocurrency Loans or the related portion of such Eurocurrency Loans have or has been prepaid.

(i)                                     Notwithstanding the foregoing, (a) any voluntary prepayment of the Term Loans that results in the prepayment of all, but not less than all, of the outstanding Term Loans and (b) any voluntary reduction of LC Facility Deposits resulting in the return of all LC Facility Deposits to the Lenders, in each case prior to the one year anniversary of the Closing Date with the proceeds of, in the case of clause (a), new term loans under this Agreement that have an applicable margin that is less than the Applicable Margin with respect to ABR Loans or Eurocurrency Loans, as the case may be, or, in the case of clause (b), new synthetic letter of credit deposits under this Agreement that result in letter of credit fees that, taken as a whole, are less than the LC Facility Fees applicable under this Agreement, in each case as of the Closing Date may only be made if each Lender is paid a prepayment premium of 1.0% of the principal amount of, in the case of clause (a) such Lender’s Term Loans or, in the case of clause (b), such Lender’s LC Facility Deposits.

3.5                                 Administrative Agent’s Fee; Other Fees; LC Facility Fees.

(a)                                  The Borrower agrees to pay, or cause to be paid, to the Administrative Agent and the Other Representatives any fees in the amounts and on the dates previously agreed to in writing by Investor, the Other Representatives and the Administrative Agent in connection with this Agreement.

(b)                                 LC Facility Fees.  The Borrower agrees to pay or cause to be paid:

(i)                                     to the Administrative Agent for the account of each LC Facility Lender a participation fee (an “LC Facility Fee”) with respect to its LC Facility Deposit, which shall accrue at (a) 0.10% per annum (or such lesser rate as may be agreed to by the Administrative Agent, the applicable LC Facility Issuing Bank and the Borrower), plus (b) the Applicable Margin for Eurocurrency Loans, from time to time in effect on the average daily amount of such LC Facility Lender’s LC Facility Deposit during the period from and including the Closing Date to but excluding the date on which the entire amount of such LC Facility Lender’s Facility Deposit is returned to it;

(ii)                                  to the LC Facility Issuing Bank, with respect to each LC Facility Letter of Credit, an issuance fee equal to 0.125% per annum on the average daily amount of the maximum undrawn face amount of such LC Facility Letter of Credit, payable in arrears (A) no later than the tenth Business Day of each calendar quarter, commencing on the first such Business Day following the issuance of such LC Facility Letter of Credit, and (B) on the LC Facility Maturity Date; and

(iii)                               the LC Facility Issuing Bank’s standard and customary fees with respect to the issuance, amendment, renewal or extension of any LC Facility Letter of Credit or processing of drawings thereunder.

LC Facility Fees on LC Facility Letters of Credit accrued through and including the last day of March, June, September and December of each calendar year shall be payable on the tenth Business Day following such last day, commencing on the first such date to occur after the Closing Date, and on the LC Facility Maturity Date or such earlier date as the LC Facility may terminate.  Any other fees payable to the LC Facility Issuing Bank pursuant to this subsection 3.5 shall be payable within ten days after demand.  All LC Facility Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)                                  The Borrower agrees to pay, or cause to be paid, to the Administrative Agent for the account of each applicable Lender (other than a Defaulting Lender), a commitment fee for the period from and including the first day of the Delayed Draw Term Loan Commitment Period to the Delayed Draw Commitment Termination Date, computed at the Delayed Draw Commitment Fee Rate on the average daily amount of the unutilized Delayed Draw Term Loan Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Delayed Draw Commitment Termination Date or such earlier date as the Delayed Draw Term Loan Commitments shall terminate as provided herein, commencing on September 30, 2007.

3.6                                 Computation of Interest and Fees.

(a)                                  Interest (other than interest based on the Prime Rate) shall be calculated on the basis of a 360-day year for the actual days elapsed; and commitment fees and any other fees and interest based on the Prime Rate shall be calculated on the basis of a 365- (or 366-day year, as the case may be) day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the affected Lenders of each determination of a Eurocurrency Rate.  Any change in the interest rate on a Term Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the affected Lenders of the effective date and the amount of each such change in interest rate.

(b)                                 Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower or any Lender, deliver to the Borrower or such Lender a statement showing in reasonable detail the calculations used by the Administrative Agent in determining any interest rate pursuant to subsection 3.1, excluding any Eurocurrency Base Rate which is based upon the BBA LIBOR Rates Page and any ABR Loan which is based upon the Prime Rate.

3.7                                 Inability to Determine Interest Rate.  If prior to the first day of any Interest Period, the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate with respect to any Eurocurrency Loan (the “Affected Rate”) for such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter.  If such notice is given (a) any Eurocurrency Loans the rate of interest applicable to which is based on the Affected Rate requested to be made on the first day of such Interest Period shall be made as ABR Loans and (b) any Term Loans that were to have been converted on the first day of such Interest Period to or continued as Eurocurrency Loans the rate of interest applicable to which is based upon the Affected Rate shall be converted to or continued as ABR Loans.

3.8                                 Pro Rata Treatment and Payments.

(a)                                  Each payment by the Borrower on account of any commitment fee in respect of the Delayed Draw Term Commitments hereunder and any reduction of the Delayed Draw Term Loan Commitments of the Lenders shall in each case be allocated by the Administrative Agent pro rata according to the respective outstanding Delayed Draw Term Loan Commitments then held by the respective Lenders.  Each payment (including each prepayment) by the Borrower on account of principal of and interest on any Term Loans shall be allocated by the Administrative Agent pro rata according to the respective outstanding principal amounts of the Term Loans then held by the respective Lenders.  All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees, or otherwise, shall be made without set-off or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders at the Administrative Agent’s office specified in subsection 10.2, and shall be made in Dollars and in immediately available funds.  Payments received by the Administrative Agent after such time shall be deemed to have been received on the next Business Day.  The Administrative Agent shall distribute such payments to such Lenders, if any such payment is received prior to 1:00 P.M., New York City time, on a Business Day, in like funds as received prior to the end of such Business Day, and otherwise the Administrative Agent shall distribute such payment to such

Lenders on the next succeeding Business Day.  If any payment hereunder (other than payments on the Eurocurrency Loans) becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.  If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(b)                                 Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its Term Loan Percentage of such borrowing available to such Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower in respect of such borrowing a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate as quoted by the Administrative Agent, or another bank of recognized standing reasonably selected by the Administrative Agent, for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection 3.8(b) shall be conclusive in the absence of manifest error.  If such Lender’s Term Loan Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, (x) the Administrative Agent shall notify the Borrower of the failure of such Lender to make such amount available to the Administrative Agent and the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder on demand, from the Borrower and (y) then the Borrower may, without waiving or limiting any rights or remedies it may have against such Lender hereunder or under applicable law or otherwise, borrow a like amount on an unsecured basis from any commercial bank for a period ending on the date upon which such Lender does in fact make such borrowing available.

(c)                                  Notwithstanding anything contained in this Agreement:

(i)                                     If at any time a Lender shall not make a Delayed Draw Term Loan required to be made by it hereunder (any such Lender, a “Defaulting Lender”), the Borrower shall have the right to seek one or more Persons reasonably satisfactory to the Administrative Agent and the Borrower to each become a substitute Lender and assume all or part of the Delayed Draw Term Loan Commitment of such Defaulting Lender.  In such event, the Borrower, the Administrative Agent and any such substitute Lender shall execute and deliver, and such Defaulting Lender shall thereupon be deemed to have executed and delivered, an appropriately completed Assignment and Acceptance to effect such substitution.

(ii)                                  In determining the Required Lenders, any Lender that at the time is a Defaulting Lender (and the Delayed Draw Term Loan and/or Delayed Draw Term Loan Commitment of such Defaulting Lender) shall be excluded and disregarded.  No commitment fee shall accrue for the account of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

3.9                                 Illegality.  Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for any Lender to make or maintain any Eurocurrency Loans as contemplated by this Agreement (“Affected Loans”), (a) such Lender shall promptly give written notice of such circumstances to the Borrower and the Administrative Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Affected Loans, continue Affected Loans as such and convert an ABR Loan to an Affected Loan shall forthwith be cancelled and, until such time as it shall no longer be unlawful for such Lender to make or maintain such Affected Loans, such Lender shall then have a commitment only to make an ABR Loan when an Affected Loan is requested and (c) such Lender’s Loans then outstanding as Affected Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.  If any such conversion of an Affected Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to subsection 3.12.

3.10                           Requirements of Law.

(a)                                  If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender or LC Facility Issuing Bank, or compliance by any Lender or LC Facility Issuing Bank with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date (or, if later, the date on which such Lender becomes a Lender or such LC Facility Issuing Bank becomes a LC Facility Issuing Bank):

(i)                                     shall subject such Lender or LC Facility Issuing Bank to any tax of any kind whatsoever with respect to any Eurocurrency Loan or LC Facility Letter of Credit made or maintained or, in the case of LC Facility Letters of Credit, participated in, by it or any LC Facility Letter of Credit issued by it as applicable or its obligation to make or maintain Eurocurrency Loans or issue or participate in any LC Facility Letters of Credit, or change the basis of taxation of payments to such Lender or LC Facility Issuing Bank in respect thereof in each case, except for Non-Excluded Taxes and taxes measured by or imposed upon the net income, or franchise taxes, or taxes measured by or imposed upon overall capital or net worth, or branch taxes (in the case of such capital, net worth or branch taxes, imposed in lieu of such net income tax), of such Lender or LC Facility Issuing Bank or its applicable lending office, branch, or any affiliate thereof;

(ii)                                  shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurocurrency Rate hereunder; or

(iii)                               shall impose on such Lender or LC Facility Issuing Bank any other condition (excluding any tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurocurrency Loans or participating in LC Facility Letters of Credit (or any Loan described in clause (i) above) or LC Facility Deposits or the cost to an LC Facility Issuing Bank of issuing or maintaining LC Facility Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Borrower from such Lender or LC Facility Issuing Bank, through the Administrative Agent, in accordance herewith, the Borrower shall promptly pay such Lender or LC Facility Issuing Bank, upon its demand, any additional amounts necessary to compensate such Lender or LC Facility Issuing Bank for such increased cost or reduced amount receivable with respect to such Eurocurrency Loans (or any Loan described in clause (i) above), LC Facility Deposit or LC Facility Letters of Credit, provided that, in any such case, the Borrower may elect to convert the Eurocurrency Loans made by such Lender hereunder to ABR Loans by giving the Administrative Agent at least one Business Day’s notice of such election, in which case the Borrower shall promptly pay to such Lender, upon demand, without duplication, amounts theretofore required to be paid to such Lender pursuant to this subsection 3.10(a) and such amounts, if any, as may be required pursuant to subsection 3.12.  If any Lender or LC Facility Issuing Bank becomes entitled to claim any additional amounts pursuant to this subsection, it shall provide prompt notice thereof to the Borrower, through the Administrative Agent, certifying (x) that one of the events described in this paragraph (a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender or LC Facility Issuing Bank and a reasonably detailed explanation of the calculation thereof.  Such a certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender or LC Facility Issuing Bank, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error.  This subsection 3.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b)                                 If any Lender or LC Facility Issuing Bank shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or LC Facility Issuing Bank or any corporation controlling such Lender or LC Facility Issuing Bank with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority, in each case, made subsequent to the Closing Date, does or shall have the effect of reducing the rate of return on such Lender’s, LC Facility Issuing Bank’s or such corporation’s capital as a consequence of such Lender’s, LC Facility Issuing Bank’s obligations or hereunder or in respect of any LC Facility Letter of Credit to a level below that which such Lender, LC Facility Issuing Bank or such corporation could have achieved but for such change or compliance (taking into consideration such Lender’s, LC Facility Issuing Bank’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender or LC Facility Issuing Bank to be material, then from time to time, within ten Business Days after submission by such Lender or LC Facility Issuing Bank to the Borrower (with a copy to the Administrative Agent) of a written request therefor certifying (x) that one of the events described in this paragraph (b) has occurred and describing in reasonable detail the nature of such event, (y) as to the reduction of the rate of return on capital resulting from such event and (z) as to the additional amount or amounts demanded by such Lender, LC Facility Issuing Bank or corporation and a reasonably detailed explanation of the calculation thereof, the Borrower shall pay to such Lender or LC Facility Issuing Bank such additional amount or amounts as will compensate such Lender, LC Facility Issuing Bank or corporation for such reduction.  Such a certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender or LC Facility Issuing Bank, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error.  This subsection 3.10 shall survive the termination of this Agreement and the payment of the Term Loans, LC Facility Participations and all other amounts payable hereunder.

(c)                                  Notwithstanding anything to the contrary in this subsection 3.10, the Borrower shall not be required to pay any amount with respect to any additional cost or reduction specified in paragraph (a) or paragraph (b) above, to the extent such additional cost or reduction is attributable, directly or indirectly, to the application of, compliance with or implementation of specific capital adequacy requirements or new methods of calculating capital adequacy, including any part or “pillar” (including Pillar 2 (“Supervisory Review Process”)), of the International Convergence of Capital Measurement Standards:  a Revised Framework, published by the Basel Committee on Banking Supervision in June 2004, or any implementation, adoption (whether voluntary or compulsory) thereof, whether by an EC Directive or the FSA Integrated Prudential Sourcebook or any other law or regulation, or otherwise.

3.11                           Taxes.

(a)                                  Except as provided below in this subsection or as required by law, all payments made by the Borrower under this Agreement and any Term Loan Notes shall be made free and clear of, and without deduction or withholding for or on account of any Taxes; provided that if any Non-Excluded Taxes are required to be withheld from any amounts payable by the Borrower or the Administrative Agent to the Administrative Agent, LC Facility Issuing Bank or any Lender hereunder or under any Term Loan Notes, the amounts so payable by the Borrower shall be increased to the extent necessary to yield to such Agent, such Lender or the LC Facility Issuing Bank (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall be entitled to deduct and withhold, and the Borrower shall not be required to indemnify for, any Non-Excluded Taxes, and any such amounts payable by the Borrower or the Administrative Agent to or for the account of any Agent, Lender or LC Facility Issuing Bank shall not be increased (x) if such Agent, Lender or LC Facility Issuing Bank fails to comply with the requirements of paragraph (b) or (c) of this subsection, (y) with respect to any Non-Excluded Taxes imposed in connection with the payment of any fees paid under this Agreement, other than any United States withholding Taxes imposed pursuant to Section 1441 or 1442 of the Code in connection with the payment of the LC Facility Fees, unless such Non-Excluded Taxes are imposed (1) as a result of a change in treaty, law or regulation that occurred after such Agent became an Agent hereunder or such Lender became a Lender hereunder or such LC Facility Issuing Bank becomes an LC Facility Issuing Bank hereunder (or, if such Agent, Lender or LC Facility Issuing Bank is a non-U.S. intermediary or flow-through entity for U.S.

federal income tax purposes, after the relevant beneficiary or member of such Agent, Lender or LC Facility Issuing Bank became such a beneficiary or member, if later) (any such change, at such time, a “Change in Law”) or (2) on a Person that is an assignee whose assignor was entitled to receive additional amounts with respect to payments made by the Borrower, at the time such assignment was effective, as a result of Change in Law that occurred after the Closing Date and such assignee (including, for the avoidance of doubt, any replacement of the LC Facility Issuing Bank) is subject to the same Change in Law with respect to payments from the Borrower, provided that in no event shall such additional amounts under this clause (2) exceed the additional amounts that the assignor was entitled to receive at the time such assignment was effective, or (z) with respect to any Non-Excluded Taxes imposed by the United States or any state or political subdivision thereof, other than any United States withholding Taxes imposed pursuant to Section 1441 or 1442 of the Code in connection with the payment of the LC Facility Fees, unless such Non-Excluded Taxes are imposed (1) as a result of a Change in Law or (2) on a Person that is an assignee whose assignor was entitled to receive additional amounts with respect to payments made by the Borrower, at the time such assignment was effective, as a result of Change in Law that occurred after the Closing Date and such assignee (including, for the avoidance of doubt, any replacement of the LC Facility Issuing Bank) is subject to the same Change in Law with respect to payments from the Borrower, provided that in no event shall such additional amounts under this clause (2) exceed the additional amounts that the assignor was entitled to receive at the time such assignment was effective.  Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of such LC Facility Issuing Bank, Lender or Agent, as the case may be, a certified copy of an original official receipt (or other documentary evidence of such payment reasonably acceptable to the Administrative Agent) received by the Borrower showing payment thereof.  If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate Governmental Authority in accordance with applicable law or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent, the Lenders, LC Facility Issuing Bank and the Agents for any incremental Taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.  The agreements in this subsection 3.11 shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.

(b)                                 Each Agent, LC Facility Issuing Bank and each Lender that is a “United States person” (within the meaning of Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or prior to the Closing Date or, in the case of an Agent, LC Facility Issuing Bank or Lender that is an assignee or transferee of an interest under this Agreement pursuant to subsection 10.6, on the date of such assignment or transfer to such Agent, LC Facility Issuing Bank or Lender, two accurate and complete original signed copies of Internal Revenue Service Form W-9 (or successor form), in each case certifying that such Agent, LC Facility Issuing Bank or Lender is a “United States person” (within the meaning of Section 7701(a)(30) of the Code) and to such Agent’s, LC Facility Issuing Bank’s or Lender’s entitlement as of such date to a complete exemption from United States federal backup withholding Tax with respect to payments to be made under this Agreement and under any Term Loan Note.  Each Agent, LC Facility Issuing Bank and each Lender that is not a “United States person” (within the meaning of Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or prior to the Closing Date or, in the case of an Agent, LC Facility Issuing

Bank or Lender that is an assignee or transferee of an interest under this Agreement pursuant to subsection 10.6, on the date of such assignment or transfer to such Agent, LC Facility Issuing Bank or Lender, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form W-8BEN (claiming the benefits of an income tax treaty) (or successor forms), in each case certifying to such Agent’s, LC Facility Issuing Bank’s or Lender’s entitlement as of such date to a complete exemption from United States federal withholding tax with respect to payments to be made under this Agreement and under any Term Loan Note, other than any LC Facility Fees, (ii) if such Agent, LC Facility Issuing Bank or Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or Form W-8BEN (claiming the benefits of an income tax treaty) (or successor form) pursuant to clause (i) above, (x) two certificates substantially in the form of Exhibit D (any such certificate, a “U.S. Tax Compliance Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (claiming the benefits of the portfolio interest exemption) (or successor form) certifying to such Agent’s, LC Facility Issuing Bank’s or Lender’s entitlement as of such date to a complete exemption from United States federal withholding tax with respect to payments of interest to be made under this Agreement and under any Term Loan Note or (iii) if such Agent, LC Facility Issuing Bank or Lender is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes, two accurate and complete signed copies of Internal Revenue Service Form W-8IMY (and all necessary attachments, including to the extent applicable, U.S. Tax Compliance Certificates) certifying to such Agent’s, LC Facility Issuing Bank’s or Lender’s entitlement as of such date to a complete exemption from United States federal withholding tax with respect to payments to be made under this Agreement and under any Term Loan Note (or, to the extent the beneficial owners of such non-U.S. intermediary or flow through entity are (i) non-U.S. persons claiming portfolio interest treatment, a complete exemption from United States withholding tax with respect to interest payments or (ii) United States persons, a complete exemption from United States federal backup withholding tax), other than any LC Facility Fees, unless, in each case, such Person is an assignee whose assignor was entitled to receive additional amounts with respect to payments made by the Borrower, at the time such assignment was effective, as a result of Change in Law that occurred after the Closing Date and such assignee is subject to the same Change in Law with respect to payments from the Borrower, provided that in no event shall such additional amounts exceed the additional amounts that the assignor was entitled to receive at the time such assignment was effective.  In addition, each Agent, LC Facility Issuing Bank and Lender agrees that from time to time after the Closing Date, when the passage of time or a change in circumstances renders the previous certification obsolete or inaccurate, such Agent, LC Facility Issuing Bank or Lender shall deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-9, Internal Revenue Service Form W-8ECI, Form W-8BEN (claiming the benefits of an income tax treaty), or Form W-8BEN (claiming the benefits of the portfolio interest exemption) and a U.S. Tax Compliance Certificate, or Form W-8IMY (with respect to a non-U.S. intermediary or flow-through entity), as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Agent, LC Facility Issuing Bank or Lender to a continued exemption from United States federal withholding tax with respect to payments under this Agreement and any Term Loan Note (or, to the extent the beneficial owners of such non-U.S. intermediary or flow through entity are (i) non-U.S. persons claiming portfolio interest treatment, a complete exemption from United States withholding tax with respect to interest payments or (ii) United States persons, a complete exemption from United States federal backup withholding tax), other than any LC Facility Fees, unless, in each case, (1) there has been a Change in Law that occurs after the date such Agent, LC Facility Issuing Bank or Lender becomes an Agent, LC Facility Issuing Bank or Lender hereunder (or after the date the relevant beneficiary or member in the case of a Lender that is a non-U.S. intermediary or flow through entity for U.S. federal income tax purposes becomes a beneficiary or member, if later) which renders all such forms inapplicable or which would prevent such Agent, LC Facility Issuing Bank or Lender from duly completing and delivering any such form with respect to it, in which case such Agent, LC Facility Issuing Bank or Lender shall promptly notify the Borrower and the Administrative Agent of its inability to deliver any such form or (2) such Person is an assignee whose assignor was entitled to receive additional amounts with respect to payments made by the Borrower, at the time such assignment was effective, as a result of Change in Law that occurred after the Closing Date and such assignee is subject to the same Change in Law with respect to payments from the Borrower, provided that in no event shall such additional amounts under this clause (2) exceed the additional amounts that the assignor was entitled to receive at the time such assignment was effective.

(c)                                  Each Agent, LC Facility Issuing Bank and Lender shall, upon request by the Borrower or the Administrative Agent, deliver to the Borrower, the Administrative Agent and/or the applicable Governmental Authority, as the case may be, any form or certificate required in order that any payment by the Borrower or the Administrative Agent under this Agreement or any Term Loan Note to such Agent, LC Facility Issuing Bank or Lender may be made free and clear of, and without deduction or withholding for or on account of any Non-Excluded Taxes (or to allow any such deduction or withholding to be at a reduced rate), provided that such Agent, LC Facility Issuing Bank or Lender is legally entitled to complete, execute and deliver such form or certificate.  Each Person that shall become a Lender or a Participant pursuant to subsection 10.6 shall, upon the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements pursuant to paragraphs (b) and (c) of this subsection 3.11 (subject to the requirements and limitations therein), provided that in the case of a Participant the obligations of such Participant pursuant to paragraph (b) or (c) of this subsection 3.11 shall be determined as if such Participant were a Lender except that such Participant shall furnish all such required forms, certifications and statements to the Lender from which the related participation shall have been purchased.

3.12                           Indemnity.  The Borrower agrees to indemnify each Lender and to hold each such Lender harmless from any loss or expense which such Lender may sustain or incur (other than through such Lender’s gross negligence or willful misconduct) as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment or conversion of Eurocurrency Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a payment or prepayment of Eurocurrency Loans or the conversion of Eurocurrency Loans on a day which is not the last day of an Interest Period with respect thereto.  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or converted, or not so borrowed, converted or continued, for the period from the date of such prepayment or conversion or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest

Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurocurrency Loans, as applicable, provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market.  If any Lender becomes entitled to claim any amounts under the indemnity contained in this subsection 3.12, it shall provide prompt notice thereof to the Borrower, through the Administrative Agent, certifying (x) that one of the events described in clause (a), (b) or (c) has occurred and describing in reasonable detail the nature of such event, (y) as to the loss or expense sustained or incurred by such Lender as a consequence thereof and (z) as to the amount for which such Lender seeks indemnification hereunder and a reasonably detailed explanation of the calculation thereof.  Such a certificate as to any indemnification pursuant to this subsection submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error.  This subsection 3.12 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

3.13                           Certain Rules Relating to the Payment of Additional Amounts.

(a)                                  Upon the request, and at the expense, of the Borrower, each Agent, Lender and LC Facility Issuing Bank to which the Borrower is required to pay any additional amount pursuant to subsection 3.10 or 3.11, and any Participant in respect of whose participation such payment is required, shall reasonably afford the Borrower the opportunity to contest, and reasonably cooperate with the Borrower in contesting, the imposition of any Non-Excluded Tax giving rise to such payment; provided that (i) such Agent, Lender or LC Facility Issuing Bank shall not be required to afford the Borrower the opportunity to so contest unless the Borrower shall have confirmed in writing to such Agent, Lender or LC Facility Issuing Bank its obligation to pay such amounts pursuant to this Agreement and (ii) the Borrower shall reimburse such Agent, Lender or LC Facility Issuing Bank for its reasonable attorneys’ and accountants’ fees and disbursements incurred in so cooperating with the Borrower in contesting the imposition of such Non-Excluded Tax; provided, however, that notwithstanding the foregoing no Agent, Lender or LC Facility Issuing Bank shall be required to afford the Borrower the opportunity to contest, or cooperate with the Borrower in contesting, the imposition of any Non-Excluded Taxes, if such Agent, Lender or LC Facility Issuing Bank in its sole discretion in good faith determines that to do so would have an adverse effect on it.

(b)                                 If a Lender or LC Facility Issuing Bank changes its applicable lending office (other than (i) pursuant to paragraph (c) below or (ii) after an Event of Default under subsection 8(a) or (f) has occurred and is continuing) and the effect of such change, as of the date of such change, would be to cause the Borrower to become obligated to pay any additional amount under subsection 3.10 or 3.11, other than any additional amount under subsection 3.11 in respect of any United States withholding Taxes imposed pursuant to Section 1441 or 1442 of the Code in connection with the payment of the LC Facility Fees, the Borrower shall not be obligated to pay such additional amount.

(c)                                  If a condition or an event occurs which would, or would upon the passage of time or giving of notice, result in the payment of any additional amount to any Lender or LC Facility Issuing Bank by the Borrower pursuant to subsection 3.10 or 3.11, other than any additional amount under subsection 3.11 in respect of any United States withholding Taxes imposed pursuant to Section 1441 or 1442 of the Code in connection with the payment of the LC Facility Fees, such Lender or LC Facility Issuing Bank shall promptly after becoming aware of such event or condition notify the Borrower and the Administrative Agent and shall take such steps as may reasonably be available to it to mitigate the effects of such condition or event (which shall include efforts to rebook the Term Loans held by such Lender or LC Facility Deposits of such Lender or LC Facility Issuing Bank, at another lending office, or through another branch or an affiliate, of such Lender); provided that such Lender or LC Facility Issuing Bank shall not be required to take any step that, in its reasonable judgment, would be materially disadvantageous to its business or operations or would require it to incur additional costs (unless the Borrower agrees to reimburse such Lender or LC Facility Issuing Bank for the reasonable incremental out-of-pocket costs thereof).

(d)                                 If the Borrower shall become obligated to pay additional amounts pursuant to subsection 3.10 or 3.11 and any affected Lender shall not have promptly taken steps necessary to avoid the need for such payments under subsection 3.10 or 3.11, the Borrower shall have the right, for so long as such obligation remains, (i) with the assistance of the Administrative Agent, to seek one or more substitute Lenders reasonably satisfactory to the Administrative Agent and the Borrower to purchase the affected Term Loan or LC Facility Participation, in whole or in part, at an aggregate price no less than such Term Loan’s or LC Facility Participation’s principal amount plus accrued interest, and assume the affected obligations under this Agreement, or (ii) so long as no Default or Event of Default then exists or will exist immediately after giving effect to the respective prepayment, upon at least four Business Days’ irrevocable notice to the Administrative Agent, to prepay the affected Term Loan, in whole or in part, subject to subsection 3.12, without premium or penalty.  In the case of the substitution of a Lender, the Borrower, the Administrative Agent, the affected Lender, and any substitute Lender shall execute and deliver an appropriately completed Assignment and Acceptance pursuant to subsection 10.6(b) to effect the assignment of rights to, and the assumption of obligations by, the substitute Lender; provided that any fees required to be paid by subsection 10.6(b) in connection with such assignment shall be paid by the Borrower or the substitute Lender.  In the case of a prepayment of an affected Term Loan, the amount specified in the notice shall be due and payable on the date specified therein, together with any accrued interest to such date on the amount prepaid.  In the case of each of the substitution of a Lender and of the prepayment of an affected Term Loan, the Borrower shall first pay the affected Lender any additional amounts owing under subsections 3.10 and 3.11 (as well as any commitment fees and other amounts then due and owing to such Lender, including any amounts under subsection 3.13) prior to such substitution or prepayment.

(e)                                  If any Agent, Lender or any LC Facility Issuing Bank receives a refund directly attributable to taxes for which the Borrower has made additional payments pursuant to subsection 3.10(a) or 3.11(a), such Agent, such Lender or such LC Facility Issuing Bank, as the case may be, shall promptly pay such refund (together with any interest with respect thereto received from the relevant taxing authority, but net of any reasonable cost incurred in connection therewith) to the Borrower; provided, however, that the Borrower agrees promptly to return such refund (together with any interest with respect thereto due to the relevant taxing authority) (free of all Non-Excluded Taxes) to such Agent, LC Facility Issuing Bank or the applicable Lender, as the case may be, upon receipt of a notice that such refund is required to be repaid to the relevant taxing authority.

(f)                                    The obligations of any Agent, Lender, LC Facility Issuing Bank or Participant under this subsection 3.13 shall survive the termination of this Agreement and the payment of the Term Loans, LC Facility Participations and all amounts payable hereunder.

3.14                           Credit-Linked Deposit Account.

(a)                                  On the Closing Date, each LC Facility Lender shall pay to the Administrative Agent for deposit in the Credit-Linked Deposit Account an amount equal to its LC Facility Commitment in accordance with subsection 2.1(b).  The LC Facility Deposits shall be held by the Administrative Agent in the Credit-Linked Deposit Account, and no party other than the Administrative Agent shall have a right of withdrawal from the Credit-Linked Deposit Account or any other right or power with respect to the LC Facility Deposits.  Notwithstanding anything herein to the contrary, (i) the funding obligation of each LC Facility Lender in respect of its participation in LC Facility Letters of Credit pursuant to subsection 2.1(b) or otherwise as provided in this Agreement shall be satisfied in full upon the funding of its LC Facility Deposit in the amount of its LC Facility Commitment and (ii) each LC Facility Lender hereby grants a security interest in its LC Facility Deposit to the Administrative Agent as security for the obligations of each LC Facility Issuing Bank in respect of the LC Facility (it being understood that this clause (ii) shall not relieve the Borrower of its Reimbursement Obligations hereunder).

(b)                                 Each of the Administrative Agent, each LC Facility Issuing Bank and each LC Facility Lender hereby acknowledges and agrees that each LC Facility Lender is funding its LC Facility Deposit to the Administrative Agent for application in the manner contemplated by subsection 2.6 and that the Administrative Agent has agreed to invest the LC Facility Deposits so as to earn a return on the principal outstanding amount of the LC Facility Deposits from time to time (as they may be reduced and subsequently increased by withdrawals and deposits made with respect to the Credit-Linked Deposit Account pursuant to the other provisions of this Agreement) for the LC Facility Lenders equal to a rate per annum, reset daily on each Business Day for the period until the next following Business Day, equal to (i) such day’s rate for one month LIBOR deposits (the “Benchmark LIBOR Rate”) minus (ii) 0.10% (or such lesser rate as may be agreed to by the Administrative Agent, the applicable LC Facility Issuing Bank and the Borrower) per annum (calculated on the basis of a 365-day or 366-day year, as applicable).  Such amount (or the amount determined in accordance with subsections 3.7 or 3.10) will be paid by the Administrative Agent to the LC Facility Lenders quarterly in arrears when LC Facility Fees are payable.

(c)                                  In the event funds from the Credit-Linked Deposit Account are withdrawn by the Administrative Agent to reimburse the LC Facility Issuing Bank for an unreimbursed LC Facility Disbursement, the Borrower shall have the right, at any time prior to the LC Facility Maturity Date, to pay over to the Administrative Agent in reimbursement thereof an amount equal to the amount so withdrawn for deposit in the Credit-Linked Deposit Account.  Until the Borrower shall repay any amount withdrawn from the Credit-Linked Deposit Account to reimburse the LC Facility Issuing Bank for an unreimbursed LC Facility Disbursement, the interest payable to the LC Facility Lenders on their LC Facility Deposits under subsection 3.14(b) shall be correspondingly reduced and the LC Facility Lenders shall without further act succeed, ratably in accordance with their respective LC Facility Percentages, to the rights of the Administrative Agent with respect to such amount.

(d)                                 Neither the Borrower nor any other Loan Party shall have any right, title or interest in or to the LC Facility Deposits or any obligations with respect thereto (including any obligation to pay interest thereon) (except to refund portions thereof used to reimburse the LC Facility Issuing Bank with respect to LC Facility Disbursements as provided in subsection 2.6), it being acknowledged and agreed by the parties hereto that the making of the LC Facility Deposits by the LC Facility Lenders, the provisions of this subsection 3.14 and the application of the LC Facility Deposits in the manner contemplated by subsection 2.6(e) constitute agreements among the Administrative Agent, the LC Facility Issuing Bank and each LC Facility Lender with respect to the funding obligations of each LC Facility Lender in respect of its participation in LC Facility Letters of Credit and do not constitute any loan or extension of credit to the Borrower.

(e)                                  Provided, in each case, that the Borrower has complied with subsections 2.6(e)(i) and 3.15(c), the Administrative Agent shall return any remaining LC Facility Deposits to the LC Facility Lenders on the LC Facility Maturity Date or thereafter once the Borrower has complied with subsections 2.6(e)(i) and 3.15(c) and, in any event, shall return to the LC Facility Lenders on the LC Facility Maturity Date any excess of the LC Facility Deposits over the LC Facility Exposure.

(f)                                    If the Administrative Agent is not offering Dollar deposits (in the applicable amounts) in the London interbank market, or the Administrative Agent determines that adequate and fair means do not otherwise exist for ascertaining the Benchmark LIBOR Rate for the LC Facility Deposits (or any part thereof), then the LC Facility Deposits (or such parts, as applicable) shall be invested so as to earn a return equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

3.15                           Termination and Reduction of Commitments and LC Facility Deposits.

(a)                                  The Borrower may at any time or from time to time, upon not less than three Business Days’ prior notice to the Administrative Agent, direct the Administrative Agent to terminate the Delayed Draw Term Loan Commitments or, from time to time, to reduce the amount of the Delayed Draw Term Loan Commitments.  Any such reduction shall be in an amount equal to $5.0 million or a whole multiple of $1.0 million in excess thereof and shall reduce permanently the Delayed Draw Term Loan Commitments then in effect.

(b)                                 The Borrower may at any time or from time to time, upon not less than three Business Days’ prior notice to the Administrative Agent, direct the Administrative Agent to reduce the Total LC Facility Deposit; provided that (i) each partial reduction of the LC Facility Deposits shall be in an integral multiple of $1.0 million and (ii) the LC Facility Deposits shall not be reduced to the extent that, after giving effect to such reduction, the LC Facility Exposure (excluding any amounts thereof attributable to undrawn LC Facility Letters of Credit provided that the Administrative Agent shall have received a backstop letter of credit reasonably satisfactory to the Administrative Agent with respect to each such undrawn LC Facility Letter of Credit) would exceed the Total LC Facility Deposit.  In the event the Total LC Facility Deposit shall be reduced as provided in the preceding sentence, the Administrative Agent will return the amount in the Credit-Linked Deposit Account in excess of the reduced Total LC Facility Deposit to the LC Facility Lenders, ratably in accordance with their LC Facility Percentage of the Total LC Facility Deposit (as determined immediately prior to such reduction).  If the Total LC Facility

Deposit shall have been reduced to zero, the Borrower may at its option terminate the LC Facility by notice to the Administrative Agent.

(c)                                  If any LC Facility Letter of Credit remains outstanding on the LC Facility Maturity Date, the Borrower will deposit with the Administrative Agent, in accordance with the penultimate paragraph of Section 8, an amount in cash equal to the aggregate undrawn amount of all outstanding LC Facility Letters of Credit in order to secure the Borrower’s Reimbursement Obligations with respect to any drawings that may occur.  Subject only to the Borrower’s compliance with its obligations under the preceding sentence, any amount of the LC Facility Deposits in the Credit-Linked Deposit Account will be returned by the Administrative Agent and distributed to the LC Facility Lenders on the LC Facility Maturity Date.

SECTION 4.                                          REPRESENTATIONS AND WARRANTIES.  To induce the Administrative Agent, the LC Facility Issuing Bank and each Lender to make the Extensions of Credit requested to be made by it on the Closing Date and on each Borrowing Date thereafter, the Borrower hereby represents and warrants, on the Closing Date, after giving effect to the Transactions, and on each Borrowing Date thereafter, to the Administrative Agent and each Lender that:

4.1                                 Financial Condition.  The audited consolidated balance sheets of ServiceMaster and its consolidated Subsidiaries as of December 31, 2005 and December 31, 2006 and the consolidated statements of income, shareholders’ equity and cash flows for the fiscal years ended December 31, 2004, December 31, 2005 and December 31, 2006, reported on by and accompanied by unqualified reports from Deloitte & Touche LLP, present fairly, in all material respects, the consolidated financial condition as at such date, and the consolidated results of operations and consolidated cash flows for the respective fiscal years then ended, of ServiceMaster and its consolidated Subsidiaries. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except as approved by a Responsible Officer of ServiceMaster, and disclosed in any such schedules and notes, and subject to the omission of footnotes from such unaudited financial statements).

4.2                                 No Change; Solvent.

(a)                                  Except for changes (x) contemplated or permitted by the Merger Agreement or (y) resulting from the announcement of the Merger Agreement or the transactions contemplated thereby or hereby, from March 18, 2007 through the Closing Date, there has not been any event, change, circumstance or development (including any damage, destruction or loss whether or not covered by insurance) which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Change (as defined in the Merger Agreement) on ServiceMaster.  As of the Closing Date, after giving effect to the consummation of the Transactions occurring on the Closing Date, the Borrower is Solvent.

(b)                                 Since the Closing Date, there has not been any event, change, circumstance or development which, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect.

4.3                                 Corporate Existence; Compliance with Law.  Each of the Loan Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has the corporate or other organizational power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the failure to have such legal right would not be reasonably expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation or a limited liability company and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not be reasonably expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

4.4                                 Corporate Power; Authorization; Enforceable Obligations.  Each Loan Party has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain Extensions of Credit hereunder, and each such Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the Extensions of Credit to it, if any, on the terms and conditions of this Agreement and any Term Loan Notes.  No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Loan Party in connection with the execution, delivery, performance, validity or enforceability of the Loan Documents to which it is a party or, in the case of the Borrower, with the Extensions of Credit to it, if any, hereunder, except for (a) consents, authorizations, notices and filings described in Schedule 4.4, all of which have been obtained or made prior to or on the Closing Date, (b) filings to perfect the Liens created by the Security Documents, (c) filings pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq.), in respect of Accounts of the Borrower and its Restricted Subsidiaries the Obligor in respect of which is the United States of America or any department, agency or instrumentality thereof and (d) consents, authorizations, notices and filings which the failure to obtain or make would not reasonably be expected to have a Material Adverse Effect.  This Agreement has been duly executed and delivered by the Borrower, and each other Loan Document to which any Loan Party is a party will be duly executed and delivered on behalf of such Loan Party.  This Agreement constitutes a legal, valid and binding obligation of the Borrower and each other Loan Document to which any Loan Party is a party when executed and delivered will constitute a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5                                 No Legal Bar.  The execution, delivery and performance of the Loan Documents by any of the Loan Parties, the Extensions of Credit hereunder and the use of the proceeds thereof (a) will not violate any Requirement of Law or Contractual Obligation of such Loan Party in any respect that would reasonably be expected to have a Material Adverse Effect and (b) will not result in, or require, the creation or imposition of any Lien (other than Permitted Liens) on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

4.6                                 No Material Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Restricted Subsidiaries or against any of their respective properties or revenues, (a) except as described on Schedule 4.6, which is so pending or threatened at any time on or prior to the Closing Date and relates to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) which would be reasonably expected to have a Material Adverse Effect.

4.7                                 No Default.  Neither the Borrower, nor any of its Restricted Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that would be reasonably expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

4.8                                 Ownership of Property; Liens.  Each of the Borrower and its Restricted Subsidiaries has good title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property, except where the failure to have such title would not reasonably be expected to have a Material Adverse Effect, and none of such property is subject to any Lien, except for Permitted Liens.

4.9                                 Intellectual Property.  The Borrower and each of its Restricted Subsidiaries owns, or has the legal right to use, all United States patents, patent applications, trademarks, trademark applications, trade names, copyrights, technology, know-how and processes necessary for each of them to conduct its business substantially as currently conducted (the “Intellectual Property”) except for those the failure to own or have such legal right to use would not be reasonably expected to have a Material Adverse Effect.

4.10                           No Burdensome Restrictions.  Neither the Borrower nor any of its Restricted Subsidiaries is in violation of any Requirement of Law applicable to the Borrower or any of its Restricted Subsidiaries that would be reasonably expected to have a Material Adverse Effect.

4.11                           Taxes.  To the knowledge of the Borrower, each of the Borrower and its Restricted Subsidiaries has filed or caused to be filed all United States federal income tax returns and all other material tax returns that are required to be filed by it and has paid (a) all taxes shown to be due and payable on such returns and (b) all taxes shown to be due and payable on any assessments of which it has received notice made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, and no tax Lien has been filed, and no claim is being asserted, with respect to any such tax, fee or other charge (other than, for purposes of this subsection 4.11, any (i) taxes, fees, other charges or Liens with respect to which the failure to pay, or the existence thereof, in the aggregate, would not have a Material Adverse Effect or (ii) taxes, fees or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which reserves in conformity with GAAP have been provided on the books of Holding, the Borrower or one or more of its Restricted Subsidiaries, as the case may be).

4.12                           Federal Regulations.  No part of the proceeds of any Extensions of Credit will be used for any purpose that violates the provisions of the Regulations of the Board, including without limitation, Regulation T, Regulation U or Regulation X of the Board.

4.13                           ERISA.

(a)                                  During the five year period prior to each date as of which this representation is made, or deemed made, with respect to any Plan (or, with respect to (f) or (h) below, as of the date such representation is made or deemed made), none of the following events or conditions, either individually or in the aggregate, has resulted or is reasonably likely to result in a Material Adverse Effect:  (a) a Reportable Event; (b) an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA); (c) any noncompliance with the applicable provisions of ERISA or the Code; (d) a termination of a Single Employer Plan (other than a standard termination pursuant to Section 4041(b) of ERISA); (e) a Lien on the property of the Borrower or its Restricted Subsidiaries in favor of the PBGC or a Plan; (f) any Underfunding with respect to any Single Employer Plan; (g) a complete or partial withdrawal from any Multiemployer Plan by the Borrower or any Commonly Controlled Entity; (h) any liability of the Borrower or any Commonly Controlled Entity under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the annual valuation date most closely preceding the date on which this representation is made or deemed made; (i) the Reorganization or Insolvency of any Multiemployer Plan; or (j) any transactions that resulted or could reasonably be expected to result in any liability to the Borrower or any Commonly Controlled Entity under Section 4069 of ERISA or Section 4212(c) of ERISA; provided that the representation made in clauses (b) and (i) of this subsection 4.13(a) with respect to a Multiemployer Plan is based on knowledge of the Borrower.

(b)                                 With respect to any Foreign Plan, none of the following events or conditions exists and is continuing that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect:  (a) substantial non-compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders; (b) failure to be maintained, where required, in good standing with applicable regulatory authorities; (c) any obligation of the Borrower or its Restricted Subsidiaries in connection with the termination or partial termination of, or withdrawal from, any Foreign Plan; (d) any Lien on the property of the Borrower or its Restricted Subsidiaries in favor of a Governmental Authority as a result of any action or inaction regarding a Foreign Plan; (e) for each Foreign Plan that is a funded or insured plan, failure to be funded or insured on an ongoing basis to the extent required by applicable non-U.S. law (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities); (f) any facts that, to the best knowledge of the Borrower or any of its Restricted Subsidiaries, exist that would reasonably be expected to give rise to a dispute and any pending or threatened disputes that, to the best knowledge of the Borrower or any of its Restricted Subsidiaries, would reasonably be expected to result in a material liability to the Borrower or any of its Restricted Subsidiaries concerning the assets of any Foreign Plan (other than individual claims for the payment of benefits); and

(g) failure to make all contributions in a timely manner to the extent required by applicable non-U.S. law.

4.14                           Collateral.  Upon execution and delivery thereof by the parties thereto, the Guarantee and Collateral Agreement, the Security Agreement and the Mortgages, if any, will be effective to create (to the extent described therein) in favor of the Collateral Agent for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein, except as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.  When (a) the actions specified in Schedule 3 to the Guarantee and Collateral Agreement have been duly taken, (b) all applicable Instruments, Chattel Paper and Documents (each as described therein) a security interest in which is perfected by possession have been delivered to, and/or are in the continued possession of, the Collateral Agent, (c) all Electronic Chattel Paper and Pledged Stock (as defined in the Guarantee and Collateral Agreement) a security interest in which is required to be or is perfected by “control” (as described in the UCC) are under the “control” of the Collateral Agent or the Administrative Agent, as agent for the Collateral Agent and as directed by the Collateral Agent and (d) the Mortgages, if any, have been duly recorded, the security interests granted pursuant thereto shall constitute (to the extent described therein) a perfected security interest in, all right, title and interest of each pledgor or mortgagor (as applicable) party thereto in the Collateral described therein (excluding Commercial Tort Claims, as defined in the Guarantee and Collateral Agreement, other than such Commercial Tort Claims set forth on Schedule 7 thereto (if any)) with respect to such pledgor.  Notwithstanding any other provision of this Agreement, capitalized terms that are used in this subsection 4.14 and not defined in this Agreement are so used as defined in the applicable Security Document.

4.15                           Investment Company Act; Other Regulations.  The Borrower is not an “investment company” within the meaning of the Investment Company Act.  The Borrower is not subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board) which limits its ability to incur Indebtedness as contemplated hereby.

4.16                           Subsidiaries.  Schedule 4.16 sets forth all the Subsidiaries of the Borrower at the Closing Date (after giving effect to the Transactions), the jurisdiction of their organization and the direct or indirect ownership interest of the Borrower therein.

4.17                           Purpose of Loans.  The proceeds of the Term Loans (other than the Delayed Draw Term Loans) shall be used by the Borrower (a) to finance, in part, the Transactions, (b) to pay certain transaction fees and expenses related to the Transactions and (c) for general corporate purposes.  The proceeds for the Delayed Draw Term Loans shall be used by the Borrower to finance the repurchase, repayment or other satisfaction of the Redeemed Notes, including the payment of accrued interest, fees, costs, expenses and premiums related thereto.

4.18                           Environmental Matters.  Other than as disclosed on Schedule 4.18 or exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to give rise to a Material Adverse Effect:

(a)                                  The Borrower and its Restricted Subsidiaries:  (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current operations or for any property owned, leased, or otherwise operated by any of them and reasonably expect to timely obtain without material expense all such Environmental Permits required for planned operations; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) believe they will be able to maintain compliance with Environmental Laws, including any reasonably foreseeable future requirements thereto.

(b)                                 Materials of Environmental Concern have not been transported, disposed of, emitted, discharged, or otherwise released or threatened to be released, to or at any real property presently or formerly owned, leased or operated by the Borrower or any of its Restricted Subsidiaries or at any other location, that would reasonably be expected to (i) give rise to liability or other Environmental Costs of the Borrower or any of its Restricted Subsidiaries under any applicable Environmental Law, or (ii) interfere with the Borrower’s or any of its Restricted Subsidiaries’ planned or continued operations, or (iii) impair the fair saleable value of any real property owned by the Borrower or any of its Restricted Subsidiaries that is part of the Collateral.

(c)                                  There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under any Environmental Law to which the Borrower or any of its Restricted Subsidiaries is, or to the knowledge of the Borrower or any of its Restricted Subsidiaries is reasonably likely to be, named as a party that is pending or, to the knowledge of the Borrower or any of its Restricted Subsidiaries, threatened.

(d)                                 Neither the Borrower nor any of its Restricted Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party, under the United States federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or received any other written request for information from any Governmental Authority with respect to any Materials of Environmental Concern.

(e)                                  Neither the Borrower nor any of its Restricted Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, nor is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum, relating to compliance with or liability under any Environmental Law.

4.19                           No Material Misstatements.  The written factual information (including the Confidential Information Memorandum), reports, financial statements, exhibits and schedules furnished by or on behalf of the Borrower to the Administrative Agent, the Other Representatives and the Lenders in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, did not contain as of the Closing Date any material misstatement of fact and did not omit to state as of the Closing Date any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading in their presentation of the Borrower and its Restricted Subsidiaries taken as a whole.  It is understood that (a) no representation or warranty is made concerning the forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions, and the assumptions on which they were based, contained in any such information, reports, financial statements, exhibits or schedules, except that as of the date such forecasts, estimates, pro forma information, projections and statements were generated, (i) such forecasts, estimates, pro forma information, projections and statements were based on the good faith assumptions of the management of the Borrower and (ii) such assumptions were believed by such management to be reasonable and (b) such forecasts, estimates, pro forma information and statements, and the assumptions on which they were based, may or may not prove to be correct.

4.20                           Labor Matters.  There are no strikes pending or, to the knowledge of the Borrower, reasonably expected to be commenced against the Borrower or any of its Restricted Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.  The hours worked and payments made to employees of the Borrower and each of its Restricted Subsidiaries have not been in violation of any applicable laws, rules or regulations, except where such violations would not reasonably be expected to have a Material Adverse Effect.

4.21                           Insurance.  Schedule 4.21 sets forth a complete and correct listing of all insurance that is (a) maintained by the Borrower and its Restricted Subsidiaries that are Loan Parties and (b) material to the business and operations of the Borrower and its Restricted Subsidiaries taken as a whole maintained by Restricted Subsidiaries other than Loan Parties, in each case as of the Closing Date, with the amounts insured (and any deductibles) set forth therein.

4.22                           Anti-Terrorism.  As of the Closing Date, the Borrower and its Restricted Subsidiaries are in compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, except as would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.                                          CONDITIONS PRECEDENT.

5.1                                 Conditions to Initial Extension of Credit.  This Agreement, including the agreement of each Lender to make the initial Extension of Credit requested to be made by it, each LC Facility Lender to fund its LC Facility Deposits and the LC Facility Issuing Bank to issue LC Facility Letters of Credit shall become effective on the date on which the following conditions precedent shall have been satisfied or waived; provided, however, that upon the satisfaction or waiver of the conditions (other than those set forth in clause (e)) set forth in this subsection 5.1 to the extent provided thereby, all of the other conditions set forth in this subsection 5.1, if not satisfied or waived on such date, shall be deemed to have been satisfied for all purposes hereunder and all such other conditions, if not satisfied or waived on such date, shall automatically be converted into covenants to accomplish the satisfaction of the applicable matters described in such conditions within the time period required by subsection 6.11:

(a)                                  Loan Documents.  The Administrative Agent shall have received the following Loan Documents, executed and delivered as required below, with, in the case of clause (i), a copy for each Lender:

(i)                  this Agreement, executed and delivered by a duly authorized officer of the Borrower;

(ii)               each of the Guarantee and Collateral Agreement and the Security Agreement, executed and delivered by a duly authorized officer of each Loan Party signatory thereto, and an Acknowledgement and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party; and

(iii)            the Intercreditor Agreement, executed and delivered by a duly authorized officer of each Loan Party signatory thereto;

provided that clauses (a)(ii), (h) and (i) of this subsection 5.1 notwithstanding, to the extent any guarantee or collateral is not provided on the Closing Date after Holding and its Subsidiaries having used commercially reasonable efforts to do so (it being understood that UCC-1 financing statements shall have been provided), the provisions of clauses (a)(ii), (h) and (i) shall be deemed to have been satisfied and the Loan Parties shall be required to provide such guarantees and collateral in accordance with the provisions set forth in subsection 6.11.

(b)                                 Merger.  The Merger shall have been consummated (or shall be consummated substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 5.1 unless arrangements shall have been made for the return of the net proceeds of the Loans to the Lenders in the event that the Merger shall not have been consummated on the Closing Date), substantially pursuant to the provisions of the Merger Agreement without giving effect to any waiver or other modification materially adverse to the interests of the Lenders that is not approved by the Lead Arrangers (such approval not to be unreasonably withheld, conditioned or delayed).

(c)                                  Debt Financings.

(i)                                     Substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 5.1, the Borrower shall have entered into the Senior Interim Loan Agreement.

(ii)                                  Substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 5.1, the Borrower and certain subsidiaries of the Borrower shall have entered into the Revolving Credit Agreement.

(iii)                               On the Closing Date, the Administrative Agent shall receive, substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 5.1, a complete and correct copy of the Senior Interim Loan Agreement and the Revolving Credit Agreement, certified as such by an appropriate officer of the Borrower.

(d)                                 Outstanding Indebtedness and Preferred Equity; No Defaults.  After giving effect to the consummation of the Merger, the Borrower and its subsidiaries shall have no outstanding preferred equity or Indebtedness for borrowed money, in each case held by third parties, except for indebtedness incurred or issued pursuant to the Debt Financing, any Existing Indebtedness and Indebtedness in respect of the Redeemed Notes.  Any existing Indebtedness for borrowed money, other than the Debt Financing, any such Existing Indebtedness and Indebtedness in respect of the 2007 Notes, shall have been repaid, defeased or otherwise discharged (or irrevocable notice for the redemption thereof shall have been given) substantially concurrently with or prior to the satisfaction of the other conditions precedent set forth in this subsection 5.1.

(e)                                  Lien Searches.  The Administrative Agent shall have received the results of a recent search by a Person reasonably satisfactory to the Administrative Agent, of the UCC, judgment and tax lien filings that have been filed with respect to personal property of the Borrower and its Subsidiaries in each of the jurisdictions set forth in Schedule 5.1(e).

(f)                                    Legal Opinions.  The Administrative Agent shall have received the following executed legal opinions:

(i)                  the executed legal opinion of Debevoise & Plimpton LLP, special New York counsel to each of Holding, the Borrower and the other Loan Parties, substantially in the form of Exhibit E-1; and

(ii)               the executed legal opinion of Richards, Layton & Finger P.A., special Delaware counsel to each of Holding, the Borrower and certain other Loan Parties, substantially in the form of Exhibit E-2;

(g)                                 Officer’s Certificate.  The Administrative Agent shall have received a certificate from the Borrower, dated the Closing Date, substantially in the form of Exhibit H, with appropriate insertions and attachments.

(h)                                 Perfected Liens.  The Collateral Agent shall have obtained a valid security interest in the Collateral (to the extent contemplated in the applicable Security Documents); and all documents, instruments, filings, recordations and searches reasonably necessary in connection with the perfection and, in the case of the filings with the U.S. Patent and Trademark Office and the U.S. Copyright Office, protection of such security interests shall have been executed and delivered or made, or, in the case of UCC filings, written authorization to make such UCC filings shall have been delivered to the Collateral Agent, and none of such Collateral shall be subject to any other pledges, security interests or mortgages except for Permitted Liens; provided that with respect to any such Collateral the security interest in which may not be perfected by filing of a UCC financing statement or by making a filing with the U.S. Patent and Trademark Office or the U.S. Copyright Office, if perfection of the Collateral Agent’s security interest in such collateral may not be accomplished on or before the Closing Date without undue burden or expense, then delivery of documents and instruments for perfection of such security interest shall not constitute a condition precedent to the initial borrowings hereunder; and subject in each case to the proviso in clause (a) of this subsection 5.1.

(i)                                     Pledged Stock; Stock Powers; Pledged Notes; Endorsements.  The Collateral Agent or the Revolving Collateral Agent (as bailee for perfection on behalf of the Collateral Agent) shall have received (subject to the proviso in clause (a) of this subsection 5.1):

(i)                                     the certificates, if any, representing the Pledged Stock under (and as defined in) the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof; and

(ii)                                  the promissory notes representing each of the Pledged Notes under (and as defined in) the Guarantee and Collateral Agreement, duly endorsed as required by the Guarantee and Collateral Agreement.

(j)                                     Fees.  The Agents and the Lenders shall have received all fees and expenses required to be paid or delivered by the Borrower to them on or prior to the Closing Date, including the fees referred to in subsection 3.5.

(k)                                  Corporate Proceedings of the Loan Parties.  The Administrative Agent shall have received a copy of the resolutions or equivalent action, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors of each Loan Party authorizing, as applicable, (i) the execution, delivery and performance of this Agreement, any Term Loan Notes and the other Loan Documents to which it is or will be a party as of the Closing Date, (ii) the Extensions of Credit to such Loan Party (if any) contemplated hereunder and (iii) the granting by it of the Liens to be created pursuant to the Security Documents to which it will be a party as of the Closing Date, certified by the Secretary, an Assistant Secretary or other authorized representatives of such Loan Party as of the Closing Date, which certificate shall be in substantially the form of Exhibit I and shall state that the resolutions or other action thereby certified have not been amended, modified (except as any later such resolution or other action may modify any earlier such resolution or other action), revoked or rescinded and are in full force and effect.

(l)                                     Incumbency Certificates of the Loan Parties.  The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, as to the incumbency and signature of the officers or other authorized signatories of such Loan Party executing any Loan Document substantially in the form of Exhibit I executed by a Responsible Officer or other authorized representative and the Secretary, any Assistant Secretary or another authorized representative of such Loan Party.

(m)                               Governing Documents.  The Administrative Agent shall have received copies of the certificate or articles of incorporation and by-laws (or other similar governing documents serving the same purpose) of each Loan Party, certified as of the Closing Date as complete and correct copies thereof by the Secretary, an Assistant Secretary or other authorized representative of such Loan Party pursuant to a certificate substantially in the form of Exhibit I.

(n)                                 No Material Adverse Change.  Since March 18, 2007, there shall not have been any Material Adverse Change (as defined in the Merger Agreement).

(o)                                 Representations and Warranties.  All representations and warranties set forth in Section 4 and in the other Loan Documents shall, except to the extent that they relate to a particular date, be true and correct in all material respects; provided that any breach of any such representations or warranties shall not constitute a failure to satisfy the condition set forth in this clause (o) unless (x) such breach also constitutes a breach of a representation or warranty of ServiceMaster in the Merger Agreement that would result in Acquisition Co. having a right to terminate its obligations thereunder or (y) such breach is a breach of the representations and warranties set forth in subsection 4.4 (other than the second sentence thereof), 4.12 or 4.15.

(p)                                 Absence of Defaults.  There shall not exist (pro forma for the Merger and the financing thereof) any Default or Event of Default; provided that any Default or Event of Default resulting from (x) the failure to provide any guarantee or collateral on the Closing Date after the use of commercially reasonable efforts by Holding or any of its Subsidiaries to do so or (y) any breach of any representation or warranty made by any Loan Party pursuant to any Loan Document, other than (A) to the extent such breach also constitutes a breach of a representation or warranty of ServiceMaster in the Merger Agreement that would result in Acquisition Co. having a right to terminate its obligations thereunder or (B) such breach is a breach of the representations and warranties set forth in subsection 4.4 (other than the second sentence thereof), 4.12 or 4.15, shall in each case not constitute a Default or Event of Default for purposes of this clause.

(q)                                 Solvency.  The Administrative Agent shall have received a certificate of the chief financial officer of the Borrower (or another authorized financial officer of Acquisition Co. or Holding) certifying the solvency of the Borrower in customary form.

(r)                                    Equity Contribution.  Acquisition Co. shall have received (or shall receive, substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 5.1) the Equity Contribution in an amount of not less than $1,200.0 million.

The making of the initial Extensions of Credit by the Lenders hereunder shall (except as set forth in the lead-in to this subsection 5.1) conclusively be deemed to constitute an acknowledgement by the Administrative Agent and each Lender that each of the conditions precedent set forth in this subsection 5.1 shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person.

5.2                                 Conditions Precedent to Each LC Facility Letter of Credit and Delayed Draw Term Loan.  The obligation of the LC Facility Issuing Bank on any date (other than the Closing Date) to issue, increase, renew, amend or extend any LC Facility Letter of Credit or the

Lenders to make Delayed Draw Term Loans is subject to the satisfaction of each of the following conditions precedent:

(a)                                  Request for Issuance of LC Facility Letter of Credit, Notice for Delayed Draw Term Loan.  With respect to any LC Facility Letter of Credit, the LC Facility Issuing Bank shall have received a request for an LC Facility Letter of Credit complying with subsection 2.6.  With respect to any Delayed Draw Term Loan, the Administrative Agent shall have received a notice of such borrowing as required by subsection 2.3.

(b)                                 Representations and Warranties.  All representations and warranties set forth in Section 4 and in the other Loan Documents, shall, except to the extent that they relate to a particular date, be true and correct in all material respects on and as of such date as if made on and as of such date.

(c)                                  No Default.  No Default or Event of Default shall have occurred and be continuing.

The acceptance by the Borrower of the issuance of each LC Facility Letter of Credit or each Delayed Draw Term Loan requested hereunder at the request of the Borrower, shall be deemed to constitute a representation and warranty by the Borrower as to the matters specified in clause (b) above on the date of the issuance of such LC Facility Letter of Credit or making of Delayed Draw Term Loans (except that no opinion need be expressed as to the Administrative Agent’s or the Required Lenders’ satisfaction with any document, instrument or other matter).

SECTION 6.                                          AFFIRMATIVE COVENANTS.

The Borrower hereby agrees that, from and after the Closing Date, and so long as the Delayed Draw Term Loan Commitments remain in effect, and thereafter until payment in full of the Loans and any other amount then due and owing to any Lender or any Agent hereunder and under any Term Loan Note, the LC Facility shall have been terminated and no other Letters of Credit shall be outstanding (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent), the Borrower shall and (except in the case of delivery of financial information, reports and notices) shall cause each of the Material Restricted Subsidiaries to:

6.1                                 Financial Statements.  Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):

(a)                                  as soon as available, but in any event not later than the fifth Business Day after the 90th day following the end of each fiscal year of the Borrower ending on or after December 31, 2007, (i) a copy of the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of income, shareholders’ equity and cash flows for such year, setting forth in each case, in comparative form the figures for and as of the end of the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing not unacceptable to the Administrative

Agent in its reasonable judgment (it being agreed that the furnishing of the Borrower’s annual report on Form 10-K for such year, as filed with the SEC, will satisfy the Borrower’s obligation under this subsection 6.1(a) with respect to such year except with respect to the requirement that such financial statements be reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit) and (ii) a narrative report and management’s discussion and analysis, in a form substantially similar to past practice or otherwise reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations of the Borrower for such fiscal year, as compared to amounts for the previous fiscal year;

(b)                                 as soon as available, but in any event not later than the fifth Business Day after the 45th day following the end of each of the first three quarterly periods of each fiscal year of the Borrower, (i) the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations and cash flows of the Borrower and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case, in comparative form the figures for and as of the corresponding periods of the previous year, certified by a Responsible Officer of the Borrower as being fairly stated in all material respects (subject to normal year-end audit and other adjustments) (it being agreed that the furnishing of the Borrower’s quarterly report on Form 10-Q for such quarter, as filed with the SEC, will satisfy the Borrower’s obligations under this subsection 6.1(b) with respect to such quarter) and (ii) a narrative report and management’s discussion and analysis, in form substantially similar to past practice or otherwise reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year;

(c)                                  to the extent applicable, concurrently with any delivery of consolidated financial statements under subsection 6.1(a) or (b) above, related unaudited condensed consolidating financial statements reflecting the material adjustments necessary (as determined by the Borrower in good faith) to eliminate the accounts of Unrestricted Subsidiaries (if any) from the accounts of the Borrower and its Restricted Subsidiaries;

(d)                                 all such financial statements delivered pursuant to subsection 6.1(a) or (b) to be (and, in the case of any financial statements delivered pursuant to subsection 6.1(b) shall be certified by a Responsible Officer of the Borrower as being) complete and correct in all material respects in conformity with GAAP and to be (and, in the case of any financial statements delivered pursuant to subsection 6.1(b) shall be certified by a Responsible Officer of the Borrower as being) prepared in reasonable detail in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods that began on or after the Closing Date (except as approved by such accountants or officer, as the case may be, and disclosed therein, and except, in the case of any financial statements delivered pursuant to subsection 6.1(b), for the absence of certain notes).

6.2                                 Certificates; Other Information.  Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):

(a)                                  concurrently with the delivery of the financial statements referred to in subsection 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the audit necessary therefor no knowledge was obtained of any Default or Event of Default insofar as the same relates to any financial accounting matters covered by their audit, except as specified in such certificate (which certificate may be limited to the extent required by accounting rules or guidelines);

(b)                                 concurrently with the delivery of the financial statements and reports referred to in subsections 6.1(a) and (b), a certificate signed by a Responsible Officer of the Borrower stating that, to the best of such Responsible Officer’s knowledge, the Borrower and its Subsidiaries during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement or the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default, except, in each case, as specified in such certificate;

(c)                                  as soon as available, but in any event not later than the fifth Business Day following the 90th day after the beginning of fiscal year 2008 of the Borrower, and the 90th day after the beginning of each fiscal year of the Borrower thereafter, a copy of the annual business plan for such year by the Borrower of the projected operating budget (including an annual consolidated balance sheet, income statement and statement of cash flows of the Borrower and its Subsidiaries), each such business plan to be accompanied by a certificate signed by the Borrower and delivered by a Responsible Officer of the Borrower to the effect that such projections have been prepared on the basis of assumptions believed by the Borrower to be reasonable at the time of preparation and delivery thereof;

(d)                                 within five Business Days after the same are sent, copies of all financial statements and reports which Holding or the Borrower sends to its public security holders, and within five Business Days after the same are filed, copies of all financial statements and periodic reports which Holding or the Borrower may file with the SEC or any successor or analogous Governmental Authority;

(e)                                  within five Business Days after the same are filed, copies of all registration statements and any amendments and exhibits thereto, which Holding or the Borrower may file with the SEC or any successor or analogous Governmental Authority, and such other documents or instruments as may be reasonably requested by the Administrative Agent in connection therewith; and

(f)                                    with reasonable promptness, such additional information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent) may reasonably request in writing from time to time.

6.3                                 Payment of Taxes.  Pay, discharge or otherwise satisfy at or before they become delinquent, all its material Taxes, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings diligently conducted and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or any of its Restricted Subsidiaries, as the case may be, and except to the extent that failure to do so, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

6.4                                 Maintenance of Existence.  Preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole, except as otherwise expressly permitted pursuant to subsection 7.3 or 7.4, provided that the Borrower and its Restricted Subsidiaries shall not be required to maintain any such rights, privileges or franchises and the Borrower’s Restricted Subsidiaries shall not be required to maintain such existence, if the failure to do so would not reasonably be expected to have a Material Adverse Effect; and comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

6.5                                 Maintenance of Property; Insurance.

(a)                                  Keep all property useful and necessary in the business of the Loan Parties, taken as a whole, in good working order and condition; maintain with financially sound and reputable insurance companies insurance on, or self insure, all property material to the business of the Loan Parties, taken as a whole, in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are consistent with the past practices of the Loan Parties and otherwise as are usually insured against in the same general area by companies engaged in the same or a similar business; furnish to the Administrative Agent, upon written request, information in reasonable detail as to the insurance carried; and ensure that at all times the Administrative Agent, for the benefit of the Secured Parties, shall be named as additional insured with respect to liability policies, and the Collateral Agent, for the benefit of the Secured Parties, shall be named as loss payee with respect to property insurance for the Mortgaged Properties (if any), maintained by the Borrower and any Subsidiary Guarantor that is a Loan Party; provided that, unless an Event of Default shall have occurred and be continuing, the Collateral Agent shall turn over to the Borrower any amounts received by it as loss payee under any such property insurance maintained by such Loan Parties, the disposition of such amounts to be subject to the provisions of subsection 3.4(d) to the extent applicable, and, unless an Event of Default shall have occurred and be continuing, the Collateral Agent agrees that the Borrower and/or the applicable Subsidiary Guarantor shall have the sole right to adjust or settle any claims under such insurance.

(b)                                 With respect to each property of such Loan Parties subject to a Mortgage (if any) acquired after the Closing Date:

(i)                                     If any portion of any such property is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable agency, such Loan Party shall maintain or cause to be maintained, flood insurance to the extent required by law.

(ii)                                  The applicable Loan Party promptly shall comply with and conform to (i) all provisions of each such insurance policy, and (ii) all requirements of the insurers applicable to such party or to such property or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of such property, except for such non-compliance or non-conformity as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Such Loan Party shall not use or permit the use of such property in any manner that would reasonably be expected to result in the cancellation of any such insurance policy or would reasonably be expected to void coverage required to be maintained with respect to such property pursuant to clause (a) of this subsection 6.5.

(iii)                               If any such Loan Party is in default of its obligations to insure or deliver any such prepaid policy or policies, the result of that would reasonably be expected to have a Material Adverse Effect, then the Administrative Agent, at its option upon 10 days’ written notice to the Borrower, may effect such insurance from year to year at rates substantially similar to the rate at which such Loan Party had insured such property, and pay the premium or premiums therefore, and the Borrower shall pay or cause to be paid to the Administrative Agent on demand such premium or premiums so paid by the Administrative Agent with interest from the time of payment at a rate per annum equal to 2.00%.

(iv)                              If such property, or any part thereof, shall be destroyed or damaged and the reasonably estimated cost thereof would exceed $5.0 million the Borrower shall give prompt notice thereof to the Administrative Agent.  All insurance proceeds paid or payable in connection with any damage or casualty to any such property shall be applied in the manner specified in subsection 6.5(a).

6.6                                 Inspection of Property; Books and Records; Discussions.  Keep proper books of records and account in which full, complete and correct entries in conformity with GAAP and all material Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of the Administrative Agent to visit and inspect any of its properties and examine and, to the extent reasonable, make abstracts from any of its books and records and to discuss the business, operations, properties and financial and other condition of the Borrower and its Restricted Subsidiaries with officers and employees of the Borrower and its Restricted Subsidiaries and with its independent certified public accountants, in each case at any reasonable time, upon reasonable notice, provided that (a) except during the continuation of an Event of Default, only one such visit shall be at the Borrower’s expense, and (b) during the continuation of an Event of Default, the Administrative Agent and its representatives may do any of the foregoing at the Borrower’s expense.

6.7                                 Notices.  Promptly give notice to the Administrative Agent and each Lender of:

(a)                                  as soon as possible after a Responsible Officer of the Borrower knows thereof, the occurrence of any Default or Event of Default;

(b)                                 as soon as possible after a Responsible Officer of the Borrower knows thereof, any litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Restricted Subsidiaries and any Governmental Authority,

which would reasonably be expected to be adversely determined and if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect;

(c)                                  as soon as possible after a Responsible Officer of the Borrower knows thereof, any litigation or proceeding affecting the Borrower or any of its Restricted Subsidiaries that would reasonably be expected to have a Material Adverse Effect;

(d)                                 the following events, as soon as possible and in any event within 30 days after a Responsible Officer of the Borrower or any of its Restricted Subsidiaries knows thereof:  (i) the occurrence or expected occurrence of any Reportable Event with respect to any Single Employer Plan, a failure to make any required contribution to a Single Employer Plan or Multiemployer Plan, the creation of any Lien on the property of the Borrower or its Restricted Subsidiaries in favor of the PBGC or a Plan or any withdrawal from, or the full or partial termination, Reorganization or Insolvency of, any Multiemployer Plan; (ii) the institution of proceedings or the taking of any other formal action by the PBGC or the Borrower or any of its Restricted Subsidiaries or any Commonly Controlled Entity or any Multiemployer Plan which could reasonably be expected to result in the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan or Multiemployer Plan; provided, however, that no such notice will be required under clause (i) or (ii) above unless the event giving rise to such notice, when aggregated with all other such events under clause (i) or (ii) above, would be reasonably expected to result in a Material Adverse Effect; and

(e)                                  as soon as possible after a Responsible Officer of the Borrower knows thereof, (i) any release or discharge by the Borrower or any of its Restricted Subsidiaries of any Materials of Environmental Concern required to be reported under applicable Environmental Laws to any Governmental Authority, unless the Borrower reasonably determines that the total Environmental Costs arising out of such release or discharge would not reasonably be expected to have a Material Adverse Effect; (ii) any condition, circumstance, occurrence or event not previously disclosed in writing to the Administrative Agent that would reasonably be expected to result in liability or expense under applicable Environmental Laws, unless the Borrower reasonably determines that the total Environmental Costs arising out of such condition, circumstance, occurrence or event would not reasonably be expected to have a Material Adverse Effect, or would not reasonably be expected to result in the imposition of any lien or other material restriction on the title, ownership or transferability of any facilities and properties owned, leased or operated by the Borrower or any of its Restricted Subsidiaries that would reasonably be expected to result in a Material Adverse Effect; and (iii) any proposed action to be taken by the Borrower or any of its Restricted Subsidiaries that would reasonably be expected to subject the Borrower or any of its Restricted Subsidiaries to any material additional or different requirements or liabilities under Environmental Laws, unless the Borrower reasonably determines that the total Environmental Costs arising out of such proposed action would not reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this subsection 6.7 shall be accompanied by a statement of a Responsible Officer of the Borrower (and, if applicable, the relevant Commonly Controlled

Entity or Subsidiary) setting forth details of the occurrence referred to therein and stating what action the Borrower (or, if applicable, the relevant Commonly Controlled Entity or Subsidiary) proposes to take with respect thereto.

6.8                                 Environmental Laws.  (i) Comply substantially with, and require substantial compliance by all tenants, subtenants, contractors, and invitees with respect to any property leased or subleased from, or operated by the Borrower or its Restricted Subsidiaries with, all applicable Environmental Laws including all Environmental Permits and all orders and directions of any Governmental Authority; (ii) obtain, comply substantially with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; and (iii) require that all tenants, subtenants, contractors, and invitees obtain, comply substantially with and maintain any and all Environmental Permits necessary for their operations as conducted and as planned, with respect to any property leased or subleased from, or operated by the Borrower or its Restricted Subsidiaries.  Noncompliance shall not constitute a breach of this subsection 6.8, provided that, upon learning of any actual or suspected noncompliance, the Borrower and any such affected Subsidiary shall promptly undertake reasonable efforts, if any, to achieve compliance, and provided further that in any case such noncompliance would not reasonably be expected to have a Material Adverse Effect.

6.9                                 After-Acquired Real Property and Fixtures and Future Subsidiaries.

(a)                                  With respect to any owned real property or fixtures thereon, in each case with a purchase price or a fair market value at the time of acquisition of at least $4.0 million in which the Borrower or any of its Restricted Subsidiaries that is a Loan Party (and in any event excluding any Foreign Subsidiary and any Excluded Subsidiary) acquires ownership rights at any time after the Closing Date, promptly grant to the Collateral Agent for the benefit of the applicable Lenders, a Lien of record on all such owned real property and fixtures, upon terms reasonably satisfactory in form and substance to the Collateral Agent and in accordance with any applicable requirements of any Governmental Authority (including any required appraisals of such property under FIRREA); provided that (i) nothing in this subsection 6.9 shall defer or impair the attachment or perfection of any security interest in any Collateral covered by any of the Security Documents that would attach or be perfected pursuant to the terms thereof without action by any Loan Party or any other Person, (ii) no such Lien shall be required to be granted as contemplated by this subsection 6.9 on any owned real property or fixtures the acquisition of which is or is to be financed or refinanced in whole or in part through the incurrence of Indebtedness permitted by subsection 7.1, until such Indebtedness is repaid in full (and not refinanced as permitted by subsection 7.1) or, as the case may be, the Borrower determines not to proceed with such financing or refinancing and (iii) no Lien shall be required to be granted as contemplated by this subsection 6.9 on any Principal Property (as defined in the Existing Notes Indenture as in effect on the Closing Date) until (x) such time as the Existing Notes Indenture ceases to be in full force and effect as a result of the satisfaction and discharge thereof in accordance with its terms or (y) any Loan Party grants any Lien (other than any Lien arising pursuant to or by reason of any Loan Document) to any Person on such Principal Property resulting in the Existing Notes becoming equally and ratably secured by such Principal Property pursuant to Section 5.03 of the Existing Notes Indenture, for so long as the Existing Notes are so secured (and any Lien granted to the Collateral Agent or any other Secured Party as a result of this clause (y) shall be automatically released once such Lien is no longer outstanding).  In connection with any such grant to the

Collateral Agent, for the benefit of the Lenders, of a Lien of record on any such real property in accordance with this subsection, the Borrower or such Restricted Subsidiary shall deliver or cause to be delivered to the Collateral Agent any surveys, title insurance policies, environmental reports and other documents in connection with such grant of such Lien obtained by it in connection with the acquisition of such ownership rights in such real property or as the Collateral Agent shall reasonably request (in light of the value of such real property and the cost and availability of such surveys, title insurance policies, environmental reports and other documents and whether the delivery of such surveys, title insurance policies, environmental reports and other documents would be customary in connection with such grant of such Lien in similar circumstances).

(b)                                 With respect to any Domestic Subsidiary (other than an Excluded Subsidiary) created or acquired (including by reason of any Foreign Subsidiary Holdco ceasing to constitute same) subsequent to the Closing Date by the Borrower or any of its Domestic Subsidiaries (other than an Excluded Subsidiary), promptly notify the Administrative Agent of such occurrence and, if the Administrative Agent or the Required Lenders so request, promptly (i) execute and deliver to the Collateral Agent for the benefit of the Secured Parties such amendments to the Guarantee and Collateral Agreement as the Collateral Agent shall reasonably deem necessary or reasonably advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest (as and to the extent provided in the Guarantee and Collateral Agreement) in the Capital Stock of such new Domestic Subsidiary; provided that if such Capital Stock constitutes Restricted Assets (as defined in the Guarantee and Collateral Agreement), then no such security interest on such Capital Stock shall be required until (x) such time as the Existing Notes Indenture ceases to be in full force and effect as a result of the satisfaction and discharge thereof in accordance with its terms or (y) any Loan Party grants any Lien (other than any Lien arising pursuant to or by reason of any Loan Document) to any Person on such Capital Stock resulting in the Existing Notes becoming equally and ratably secured by such Capital Stock pursuant to Section 5.03 of the Existing Notes Indenture, for so long as the Existing Notes are so secured (and any Lien granted to the Collateral Agent or any other Secured Party as a result of this clause (y) shall be automatically released once such Lien is no longer outstanding), (ii) deliver to the Collateral Agent or to such agent therefor as may be provided by the Intercreditor Agreement, the certificates (if any) representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the parent of such new Domestic Subsidiary and (iii) cause such new Domestic Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take all actions reasonably deemed by the Collateral Agent to be necessary or advisable to cause the Lien created by the Guarantee and Collateral Agreement in such new Domestic Subsidiary’s Collateral to be duly perfected in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Collateral Agent.

(c)                                  (x) With respect to any Foreign Subsidiary or Unrestricted Subsidiary (other than an Excluded Subsidiary) created or acquired subsequent to the Closing Date by the Borrower or any of its Domestic Subsidiaries (other than an Excluded Subsidiary), the Capital Stock of which is owned directly by the Borrower or a Domestic Subsidiary (other than an Excluded Subsidiary), promptly notify the Administrative Agent of such occurrence and if the Administrative Agent or the Required Lenders so request (it being understood that if the Administrative Agent does not so request with respect to any such Foreign Subsidiary or Unrestricted Subsidiary that it believes is or is likely to become material to the Borrower and its Restricted

Subsidiaries taken as a whole, it will provide notice to the Lenders thereof), promptly (i) execute and deliver to the Collateral Agent a new pledge agreement or such amendments to the Guarantee and Collateral Agreement as the Collateral Agent shall reasonably deem necessary or reasonably advisable to grant to the Collateral Agent, for the benefit of the Lenders, a perfected security interest (as and to the extent provided in the Guarantee and Collateral Agreement) in the Capital Stock of such new Foreign Subsidiary or Unrestricted Subsidiary that is directly owned by the Borrower or any of its Domestic Subsidiaries (other than an Excluded Subsidiary); provided that if such Capital Stock constitutes Restricted Assets (as defined in the Guarantee and Collateral Agreement), then no such security interest on such Capital Stock shall be required until (x) such time as the Existing Notes Indenture ceases to be in full force and effect as a result of the satisfaction and discharge thereof in accordance with its terms or (y) any Loan Party grants any Lien (other than any Lien arising pursuant to or by reason of any Loan Document) to any Person on such Capital Stock resulting in the Existing Notes becoming equally and ratably secured by such Capital Stock pursuant to Section 5.03 of the Existing Notes Indenture, for so long as the Existing Notes are so secured (and any Lien granted to the Collateral Agent or any other Secured Party as a result of this clause (y) shall be automatically released once such Lien is no longer outstanding) provided that in no event shall more than 65% of the Capital Stock of any such new Foreign Subsidiary that is so owned be required to be so pledged and, provided, further, that no such pledge or security shall be required with respect to any non-wholly owned Foreign Subsidiary or Unrestricted Subsidiary to the extent that the grant of such pledge or security interest would violate the terms of any agreements under which the Investment by the Borrower or any of its Subsidiaries was made therein, and (ii) to the extent reasonably deemed advisable by the Collateral Agent, deliver to the Collateral Agent or to any agent therefor as provided by the Intercreditor Agreement, the certificates, if any, representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the relevant parent of such new Foreign Subsidiary or Unrestricted Subsidiary and take such other action as may be reasonably deemed by the Collateral Agent to be necessary or desirable to perfect the Collateral Agent’s security interest therein.

(d)                                 At its own expense, execute, acknowledge and deliver, or cause the execution, acknowledgement and delivery of, and thereafter register, file or record in an appropriate governmental office, any document or instrument reasonably deemed by the Collateral Agent to be necessary or desirable for the creation, perfection and priority and the continuation of the validity, perfection and priority of the foregoing Liens or any other Liens created pursuant to the Security Documents.

(e)                                  Notwithstanding anything to contrary in this Agreement, nothing in this subsection 6.9 shall require that any Loan Party grant a Lien with respect to any owned real property or fixtures in which such Subsidiary acquires ownership rights to the extent that the Administrative Agent, in its reasonable judgment, determines that the granting of such a Lien is impracticable.

(f)                                    Notwithstanding anything to the contrary in this Agreement or any other Loan Document, (x) nothing in this subsection 6.9 (or in any other provision of this Agreement or any other Loan Document) shall require any Loan Party to grant or maintain any security interest or Lien in respect of any asset as a result of which the Existing Notes would be required to be equally and ratably secured pursuant to Section 5.03 of the Existing Notes Indenture as in

effect on the Closing Date, unless and until (i) the Existing Notes Indenture ceases to be in full force and effect as a result of the satisfaction and discharge thereof in accordance with its terms or (ii) such Loan Party grants any Lien (other than any Lien arising pursuant to or by reason of any Loan Document) to any Person on such asset resulting in the Existing Notes becoming equally and ratably secured by such asset pursuant to Section 5.03 of the Existing Notes Indenture, for so long as the Existing Notes are so secured (and any Lien granted to the Collateral Agent or any other Secured Party as a result of this clause (ii) shall be automatically released once such Lien is no longer outstanding) and (y) the Collateral Agent and each other Secured Party shall take such action to evidence the absence or termination of any security interest or Lien that would give rise to such requirement, or that arises as a result of any Lien referred to in the foregoing clause (ii) once such Lien is no longer outstanding, as the Borrower may reasonably request.

6.10                           Interest Rate Protection.  No later than 180 days following the Closing Date, enter into Interest Rate Protection Agreements, which, together with the fixed interest rates then applicable to the Consolidated Funded Indebtedness of the Borrower and its Restricted Subsidiaries, shall provide interest rate protection in respect of at least 50% of the Consolidated Funded Indebtedness of the Borrower and its Restricted Subsidiaries.  Such Interest Rate Protection Agreements shall be in form and substance, and for a term, reasonably satisfactory to the Administrative Agent, provided that such term shall not exceed two years unless so determined by the Borrower.

6.11                           Post-Closing Security Perfection.  The Borrower agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be reasonably necessary to provide the perfected security interests and guarantees described in subsection 5.1(a)(ii), 5.1(h) and 5.1(i) that are not so provided on the Closing Date and to satisfy each other condition precedent that was not actually satisfied, but rather “deemed” satisfied on the Closing Date pursuant to the provisions set forth in subsection 5.1, and in any event to provide such perfected security interests and guarantees and to satisfy such other conditions within the applicable time periods set forth on Schedule 6.11, as such time periods may be extended by the Administrative Agent, in its sole discretion.

SECTION 7.                                          NEGATIVE COVENANTS.  The Borrower hereby agrees that, from and after the Closing Date and so long as the Delayed Draw Term Loan Commitments remain in effect, and thereafter until payment in full of the Loans and any other amount then due and owing to any Lender or any Agent hereunder and under any Term Loan Note, the LC Facility shall have been terminated and no Letters of Credit shall be outstanding (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent):

7.1                                 Limitation on Indebtedness.

(a)                                  The Borrower will not, and will not permit any Material Restricted Subsidiary to Incur any Indebtedness; provided, however, that (x) the Borrower or any Restricted Subsidiary may Incur Indebtedness if on the date of the Incurrence of such Indebtedness, after giving effect to the Incurrence thereof, the Consolidated Coverage Ratio would be equal to or greater than 2.00:1.00 and (y) the aggregate principal amount of Indebtedness Incurred pursuant to the preceding clause (x) by Restricted Subsidiaries that are not Subsidiary Guarantors shall not exceed the greater of $100.0 million and 7.5% of Consolidated Tangible Assets at any time outstanding.

(b)                                 Notwithstanding the foregoing paragraph (a), the Borrower and its Restricted Subsidiaries may Incur the following Indebtedness:

(i)                                     Indebtedness Incurred pursuant to any Credit Facility (including but not limited to in respect of letters of credit or bankers’ acceptances issued or created thereunder) and Indebtedness Incurred other than under any Credit Facility, and (without limiting the foregoing), in each case, any Refinancing Indebtedness in respect thereof, in a maximum principal amount at any time outstanding not exceeding in the aggregate the amount equal to (A) $3,500.0 million, plus (B) in the event of any refinancing of any such Indebtedness, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing, minus (C) the aggregate principal amount of Delayed Draw Term Loans (if any) classified by the Borrower as Refinancing Indebtedness Incurred pursuant to clause 7.1(b)(iii) below to refinance any 2007 Notes or 2009 Notes, minus (D) the amount, if any, not borrowed under the Delayed Draw Term Loan Commitments upon the termination thereof on the Delayed Draw Term Loan Commitment Termination Date;

(ii)                                  Indebtedness (A) of any Restricted Subsidiary to the Borrower or (B) of the Borrower or any Restricted Subsidiary to any Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock of such Restricted Subsidiary to which such Indebtedness is owed, or other event, that results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of such Indebtedness (except to the Borrower or a Restricted Subsidiary) will be deemed, in each case, an Incurrence of such Indebtedness by the issuer thereof not permitted by this subsection 7.1(b)(ii);

(iii)                               (A) Indebtedness Incurred pursuant to the Senior Interim Loan Facility in an aggregate principal amount at any time outstanding not exceeding (x) $1,150.0 million, plus (y) any increase in the principal amount of any such Indebtedness attributable to accretion of accreted value or the payment of interest in the form of additional Indebtedness, plus (z) in the event of any refinancing of any such Indebtedness, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing, (B) any Indebtedness (other than the Indebtedness described in clause (ii) above) outstanding on the Closing Date and (C) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this subsection 7.1(b)(iii) or subsection 7.1(a) above;

(iv)                              Purchase Money Obligations and Capitalized Lease Obligations, and any Refinancing Indebtedness with respect thereto; provided that the aggregate principal amount of such Purchase Money Obligations Incurred to finance the acquisition of Capital Stock of any Person at any time outstanding pursuant to this clause shall not exceed an amount equal to the greater of $125.0 million and 10.0% of Consolidated Tangible Assets;

(v)                                 Indebtedness (A) supported by a letter of credit issued pursuant to any Credit Facility in a principal amount not exceeding the face amount of such letter of credit or (B) consisting of accommodation guarantees for the benefit of trade creditors of the Borrower or any of its Restricted Subsidiaries;

(vi)                              (A) Guarantees by the Borrower or any Restricted Subsidiary of Indebtedness or any other obligation or liability of the Borrower or any Restricted Subsidiary (other than any Indebtedness Incurred by the Borrower or such Restricted Subsidiary, as the case may be, in violation of this subsection 7.1), or (B) without limiting subsection 7.2, Indebtedness of the Borrower or any Restricted Subsidiary arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Borrower or any Restricted Subsidiary (other than any Indebtedness Incurred by the Borrower or such Restricted Subsidiary, as the case may be, in violation of this subsection 7.1);

(vii)                           Indebtedness of the Borrower or any Restricted Subsidiary (A) arising from the honoring of a check, draft or similar instrument drawn against insufficient funds, provided that such Indebtedness is extinguished within five Business Days of its Incurrence, or (B) consisting of guarantees, indemnities, obligations in respect of earnouts or other purchase price adjustments, or similar obligations, Incurred in connection with the acquisition or disposition of any business, assets or Person;

(viii)                        Indebtedness of the Borrower or any Restricted Subsidiary in respect of (A) letters of credit, bankers’ acceptances or other similar instruments or obligations issued, or relating to liabilities or obligations incurred, in the ordinary course of business (including those issued to governmental entities in connection with self-insurance under applicable workers’ compensation statutes), or (B) completion guarantees, surety, judgment, appeal or performance bonds, or other similar bonds, instruments or obligations, provided, or relating to liabilities or obligations incurred, in the ordinary course of business, including in respect of liabilities or obligations of franchisees or (C) Hedging Obligations, entered into for bona fide hedging purposes, or (D) Management Guarantees or Management Indebtedness, or (E) the financing of insurance premiums in the ordinary course of business, or (F) take-or-pay obligations under supply arrangements incurred in the ordinary course of business, or (G) netting, overdraft protection and other arrangements arising under standard business terms of any bank at which the Borrower or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement;

(ix)                                Indebtedness (A) of a Special Purpose Subsidiary secured by a Lien on all or part of the assets disposed of in, or otherwise Incurred in connection with, a Financing Disposition or (B) otherwise Incurred in connection with a Special Purpose Financing; provided that (1) such Indebtedness is not recourse to the Borrower or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings); (2) in the event such Indebtedness shall become recourse to the Borrower or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), such Indebtedness will be deemed to be, and must be classified by the Borrower as, Incurred at such time (or at the time initially Incurred) under one or more of the other provisions of this subsection 7.1 for so long as such Indebtedness shall be so recourse; and (3) in the event that at any time thereafter such Indebtedness shall comply with the provisions of the preceding subclause (1), the Borrower may classify such Indebtedness in whole or in part as Incurred under this subsection 7.1(b)(ix);

(x)                                   [Reserved];

(xi)                                Indebtedness of the Borrower or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to (A) (1) the Foreign Borrowing Base less (2) the aggregate principal amount of Indebtedness Incurred by Special Purpose Subsidiaries that are Foreign Subsidiaries and then outstanding pursuant to clause (ix) of this subsection 7.1(b) plus (B) in the event of any refinancing of any Indebtedness Incurred under this clause (xi), the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing;

(xii)                             Contribution Indebtedness and any Refinancing Indebtedness with respect thereto;

(xiii)                          Indebtedness of (A) the Borrower or any Restricted Subsidiary Incurred to finance or refinance, or otherwise Incurred in connection with any acquisition of assets (including Capital Stock), business or Person, or any merger or consolidation of any Person with or into the Borrower or any Restricted Subsidiary, or (B) any Person that is acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary (including Indebtedness thereof Incurred in connection with any such acquisition, merger or consolidation), provided that on the date of such acquisition, merger or consolidation, after giving effect thereto, either (1) the Borrower would have a Consolidated Total Leverage Ratio equal to or less than 7.25:1 or (2) the Consolidated Total Leverage Ratio of the Borrower would equal or be less than the Consolidated Total Leverage Ratio of the Borrower immediately prior to giving effect thereto; and any Refinancing Indebtedness with respect to any such Indebtedness;

(xiv)                         Indebtedness of the Borrower or any Restricted Subsidiary Incurred as consideration in connection with, or otherwise to finance, any acquisition of assets (including Capital Stock), business or Person, or any merger or consolidation of any Person with or into the Borrower or any Restricted Subsidiary and any Refinancing Indebtedness with respect thereto, in an aggregate principal amount at any time outstanding not exceeding $75.0 million; and

(xv)                            Indebtedness of the Borrower or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to the greater of $150.0 million and 11.25% of Consolidated Tangible Assets.

(c)                                  For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this subsection 7.1, (i) any other obligation of the obligor on such Indebtedness (or of any other Person who could have Incurred such Indebtedness under this subsection 7.1) arising under any Guarantee,

Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness; (ii) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in subsection 7.1(b) above, the Borrower, in its sole discretion, shall classify such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of such clauses (including in part under one such clause and in part under another such clause); provided that any Indebtedness Incurred pursuant to clause (b)(xv) of this subsection 7.1 or clause (b)(iv) of this subsection 7.1 as limited by the proviso thereto, shall, at the Borrower’s election, cease to be deemed Incurred or outstanding for purposes of such clause but shall be deemed Incurred for the purposes of paragraph (a) of this subsection 7.1 from and after the first date on which such Restricted Subsidiary could have Incurred such Indebtedness under paragraph (a) of this subsection 7.1 without reliance on such clause; and (iii) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

(d)                                 For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness denominated in a foreign currency, the Dollar-equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of Delayed Draw Term Loan Commitments and revolving credit Indebtedness, provided that (x) the Dollar-equivalent principal amount of any such Indebtedness outstanding on the Closing Date shall be calculated based on the relevant currency exchange rate in effect on the Closing Date, (y) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency (or in a different currency from such Indebtedness so being Incurred), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount (whichever is higher) of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing and (z) the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency and Incurred pursuant to a Senior Credit Facility shall be calculated based on the relevant currency exchange rate in effect on, at the Borrower’s option, (i) the Closing Date, (ii) any date on which any of the respective commitments under such Senior Credit Facility shall be reallocated between or among facilities or subfacilities hereunder or thereunder, or on which such rate is otherwise calculated for any purpose thereunder, or (iii) the date of such Incurrence.  The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

7.2                                 Limitation on Liens.  The Borrower shall not, and shall not permit any Material Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien on any of its property or assets, whether now owned or hereafter acquired, securing any Indebtedness, except for the following Liens:

(a)                                  Liens for taxes, assessments or other governmental charges not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on the Borrower and its Restricted Subsidiaries or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower or a Subsidiary thereof, as the case may be, in accordance with GAAP;

(b)                                 carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations that are not overdue for a period of more than 60 days or that are bonded or that are being contested in good faith and by appropriate proceedings;

(c)                                  pledges, deposits or Liens in connection with workers’ compensation, unemployment insurance and other social security and other similar legislation or other insurance-related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(d)                                 pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts (other than for borrowed money), obligations for utilities, leases, licenses, statutory obligations, completion guarantees, surety, judgment, appeal or performance bonds, other similar bonds, instruments or obligations, and other obligations of a like nature incurred in the ordinary course of business;

(e)                                  easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, charges, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in the aggregate materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(f)                                    Liens existing on, or provided for under written arrangements existing on, the Closing Date, which Liens or arrangements are set forth on Schedule 7.2, or (in the case of any such Liens securing Indebtedness of the Borrower or any of its Subsidiaries existing or arising under written arrangements existing on the Closing Date) securing any Refinancing Indebtedness in respect of such Indebtedness so long as the Lien securing such Refinancing Indebtedness is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or under such written arrangements could secure) the original Indebtedness;

(g)                                 (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Borrower or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

(h)                                 Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Hedging Obligations, Purchase Money Obligations or Capitalized Lease Obligations Incurred in compliance with subsection 7.1;

(i)                                     Liens arising out of judgments, decrees, orders or awards in respect of which the Borrower or any Restricted Subsidiary shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

(j)                                     leases, subleases, licenses or sublicenses to or from third parties;

(k)                                  Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of (i) Indebtedness Incurred in compliance with subsections 7.1(b)(i), (iii) (other than under the Senior Interim Loan Facility, the Existing Notes, and Refinancing Indebtedness Incurred in respect of Indebtedness under the Senior Interim Loan Facility, the Existing Notes, or Indebtedness Incurred in compliance with subsection 7.1(a)),(iv), (v), (vii), (viii), (ix) or (xi), (ii) Bank Indebtedness Incurred in compliance with subsection 7.1(b)(xii), (xiv) or (xv), (iii) Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor, (iv) Indebtedness or other obligations of any Special Purpose Entity, or (v) obligations in respect of Management Advances or Management Guarantees, in each case including Liens securing any Guarantee of any thereof;

(l)                                     Liens existing on property or assets of a Person at the time such Person becomes a Subsidiary of the Borrower (or at the time the Borrower or a Restricted Subsidiary acquires such property or assets, including any acquisition by means of a merger or consolidation with or into the Borrower or any Restricted Subsidiary); provided, however, that such Liens are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary (or such acquisition of such property or assets), and that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

(m)                               Liens on Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(n)                                 any encumbrance or restriction (including, but not limited to, put and call agreements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(o)                                 Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness secured by, or securing any refinancing, refunding, extension, renewal or replacement (in whole or in part) of any other obligation secured by, any  other Permitted Liens, provided that any such new Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the obligations to which such Liens relate;

(p)                                 Liens (i) arising by operation of law (or by agreement to the same effect) in the ordinary course of business, (ii) on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets, (iii) on receivables (including related rights), (iv) on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent that such cash or government securities pre-fund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose, (v) securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities (including in connection with purchase orders and other agreements with customers), (vi) in favor of the Borrower or any Subsidiary (other than Liens on property or assets of the Borrower or any Subsidiary Guarantor in favor of any Subsidiary that is not a Subsidiary Guarantor), (vii) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, (viii) on inventory or other goods and proceeds securing obligations in respect of bankers’ acceptances issued or created to facilitate the purchase, shipment or storage of such inventory or other goods, (ix) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft, cash pooling or similar obligations incurred in the ordinary course of business, (x) attaching to commodity trading or other brokerage accounts incurred in the ordinary course of business, (xi) arising in connection with repurchase agreements permitted under subsection 7.1, on assets that are the subject of such repurchase agreements, or (xii) in favor of any Special Purpose Entity in connection with any Financing Disposition;

(q)                                 other Liens securing obligations incurred in the ordinary course of business, which obligations do not exceed $40.0 million at any time outstanding; and

(r)                                    Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Indebtedness Incurred in compliance with subsection 7.1, provided that on the date of the Incurrence of such Indebtedness after giving effect to such Incurrence (or on the date of the initial borrowing of such Indebtedness after giving pro forma effect to the Incurrence of the entire committed amount of such Indebtedness), the Consolidated Secured Leverage Ratio shall not exceed 5.00:1.00.

7.3                                 Limitation on Fundamental Changes.

(a)                                  The Borrower will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(i)                  the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Borrower) will expressly assume all the obligations of the Borrower under this Agreement and the Loan Documents to which it is a party by executing and delivering to the

Administrative Agent a joinder or one or more other documents or instruments in form reasonably satisfactory to the Administrative Agent;

(ii)                                  immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default will have occurred and be continuing;

(iii)                               immediately after giving effect to such transaction, either (A) the Successor Company could Incur at least $1.00 of additional Indebtedness pursuant to subsection 7.1(a), or (B) the Consolidated Coverage Ratio of the Borrower (or, if applicable, the Successor Company with respect thereto) would equal or exceed the Consolidated Coverage Ratio of the Borrower immediately prior to giving effect to such transaction;

(iv)                              each applicable Subsidiary Guarantor (other than (x) any Subsidiary Guarantor that will be released from its obligations under its Subsidiary Guarantee in connection with such transaction and (y) any party to any such consolidation or merger) shall have delivered a joinder or other document or instrument in form reasonably satisfactory to the Administrative Agent, confirming its Subsidiary Guarantee (other than any Subsidiary Guarantee that will be discharged or terminated in connection with such transaction);

(v)                                 to the extent required to be Collateral pursuant to the terms of the Security Documents and this Agreement, the Collateral owned by the Successor Company will (a) continue to constitute Collateral under the Security Documents and (b) be subject to a Lien in favor of the Collateral Agent; and

(vi)                              the Borrower will have delivered to the Administrative Agent a certificate signed by a Responsible Officer and a legal opinion each to the effect that such consolidation, merger or transfer complies with the provisions described in this paragraph, provided that (x) in giving such opinion such counsel may rely on such certificate of such Responsible Officer as to compliance with the foregoing clauses (ii) and (iii) of this subsection 7.3(a) and as to any matters of fact, and (y) no such legal opinion will be required for a consolidation, merger or transfer described in clause (d) of this subsection 7.3.

(b)                                 Any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary (or that is deemed to be Incurred by any Restricted Subsidiary that becomes a Restricted Subsidiary) as a result of any such transaction undertaken in compliance with this subsection 7.3, and any Refinancing Indebtedness with respect thereto, shall be deemed to have been Incurred in compliance with subsection 7.1.

(c)                                  The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Borrower under the Loan Documents, and thereafter the predecessor Borrower shall be relieved of all obligations and covenants under this Agreement, except that the predecessor Borrower in the case of a lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Term Loans and Reimbursement Obligations owing under the LC Facility.

(d)                                 Clauses (ii) and (iii) of this subsection 7.3(a) will not apply to any transaction in which the Borrower consolidates or merges with or into or transfers all or substantially all its properties and assets to (x) an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing the Borrower in another jurisdiction or changing its legal structure to a corporation or other entity or (y) a Restricted Subsidiary of the Borrower so long as all assets of the Borrower and its Restricted Subsidiaries immediately prior to such transaction (other than Capital Stock of such Restricted Subsidiary) are owned by such Restricted Subsidiary and its Restricted Subsidiaries immediately after the consummation thereof.  Subsection 7.3(a) will not apply to (1) any transaction in which any Restricted Subsidiary consolidates with, merges into or transfers all or part of its assets to the Borrower or (2) the Transactions.

7.4                                 Limitation on Asset Dispositions; Proceeds from Asset Dispositions and Recovery Events

(a)                                  The Borrower will not, and will not permit any Material Restricted Subsidiary to, make any Asset Disposition unless:

(i)                                     the Borrower or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the shares and assets subject to such Asset Disposition, as such fair market value shall be determined in good faith by the Borrower, which determination shall be conclusive (including as to the value of all non-cash consideration),

(ii)                                  in the case of any Asset Disposition (or series of related Asset Dispositions) having a fair market value of $25.0 million or more, at least 75% of the consideration therefor (excluding, in the case of an Asset Disposition (or series of related Asset Dispositions), any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, that are not Indebtedness) received by the Borrower or such Restricted Subsidiary is in the form of cash, and

(iii)                               to the extent required by subsection 7.4(b) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Borrower (or any Restricted Subsidiary, as the case may be) as provided in such subsection.

(b)                                 In the event that on or after the Closing Date, (x) Borrower or any Restricted Subsidiary shall make an Asset Disposition or (y) a Recovery Event shall occur, an amount equal to 100% of the Net Available Cash from such Asset Disposition or Recovery Event shall be applied by Borrower (or any Restricted Subsidiary, as the case may be) as follows:

(i)                                     first, (x) to the extent Borrower or such Restricted Subsidiary elects, to reinvest or commit to reinvest in the business of Borrower and its Restricted Subsidiaries (including any investment in Additional Assets by Borrower or any Restricted Subsidiary) within 450 days from the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash (or, if such reinvestment is in a project authorized by the Board of Directors that will take longer than such 450 days to complete, the period of time necessary to complete such project) or (y) in the case of any Asset Disposition by any Restricted Subsidiary that is not a Subsidiary Guarantor, to the extent that the Borrower or any Restricted Subsidiary elects (or is required by the terms of any Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor), to prepay, repay or purchase any such Indebtedness or (in the case of letters of credit, bankers’ acceptances or other similar instruments) cash collateralize any such Indebtedness (in each case other than Indebtedness owed to the Borrower or a Restricted Subsidiary) within 450 days after the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash,

(ii)                                  second, to the extent of the balance of such Net Available Cash after application in accordance with clause (i) above (such balance, the “Excess Proceeds”), toward the prepayment of the Term Loans and (to the extent the Borrower or any Restricted Subsidiary is required by the terms thereof) to prepay, repay or purchase other Additional Indebtedness on a pro rata basis with the Term Loans, in accordance with subsection 3.4(d) (and subject to subsections 3.4(e) and 3.4(f) thereof) or the agreements or instruments governing such other Additional Indebtedness; and

(iii)                               third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (i) and (ii) above (including without limitation an amount equal to the amount of any prepayment otherwise contemplated by clause (ii) above in connection with such Asset Disposition or Recovery Event that is declined by any Lender), to fund any general corporate purposes (including but not limited to the repayment of Senior Interim Loans, Senior Notes, Existing Notes or Subordinated Obligations) (to the extent consistent with any other applicable provision of this Agreement).

(c)                                  Notwithstanding the foregoing provisions of this subsection 7.4, the Borrower and its Restricted Subsidiaries shall not be required to apply any Net Available Cash or equivalent amount in accordance with this subsection 7.4 (x) except to the extent that the aggregate Net Available Cash from all Asset Dispositions and Recovery Events or equivalent amount that is not applied in accordance with this subsection 7.4 exceeds $50.0 million and (y) in the case of any Asset Disposition by, or Recovery Event relating to any asset of, any Restricted Subsidiary that is not a Subsidiary Guarantor, to the extent that (i) any Net Available Cash from such Asset Disposition or Recovery Event is subject to any restriction on the transfer of all or any portion thereof directly or indirectly to the Borrower, including by reason of applicable law or agreement (other than any agreement entered into primarily for the purpose of imposing such a restriction) or (ii) in the good faith determination of the Borrower (which determination shall be conclusive) the transfer of all or any portion of any Net Available Cash from such Asset Disposition directly or indirectly to the Borrower could reasonably be expected to give rise to or result in (A) any violation of applicable law, (B) any liability (criminal, civil, administrative or other) for any of the officers, directors or shareholders of the Borrower, any Restricted Subsidiary or any Parent, (C) any violation of the provisions of any joint venture or other material agreement governing or binding upon the Borrower or any Restricted Subsidiary, (D) any material risk of any such violation or liability referred to in any of the preceding clauses (A), (B) and (C), (E) any adverse tax consequence for the Borrower or any Restricted Subsidiary, or (F) any cost, expense, liability or obligation (including, without limitation, any Tax) other than routine and immaterial out-of-pocket expenses.

(d)                                 For the purposes of subsection 7.4(a)(ii) above, the following are deemed to be cash:  (1) Temporary Cash Investments and Cash Equivalents, (2) the assumption of Indebtedness of the Borrower (other than Disqualified Stock of the Borrower) or any Restricted Subsidiary and the release of the Borrower or such Restricted Subsidiary from all liability on payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Borrower and each other Restricted Subsidiary are released from any Guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (4) securities received by the Borrower or any Restricted Subsidiary from the transferee that are converted by the Borrower or such Restricted Subsidiary into cash within 180 days, (5) consideration consisting of Indebtedness of the Borrower or any Restricted Subsidiary, (6) Additional Assets and (7) any Designated Noncash Consideration received by the Borrower or any of its Restricted Subsidiaries in an Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause, not to exceed an aggregate amount at any time outstanding equal to the greater of $125.0 million and 10.0% of Consolidated Tangible Assets (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

7.5                                 Limitation on Dividends and Other Restricted Payments.

(a)                                  The Borrower shall not, and shall not permit any Material Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any such payment in connection with any merger or consolidation to which the Borrower is a party) except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends or distributions payable to the Borrower or any Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to other holders of its Capital Stock on no more than a pro rata basis, measured by value), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Borrower held by Persons other than the Borrower or a Restricted Subsidiary (other than any acquisition of Capital Stock deemed to occur upon the exercise of options if such Capital Stock represents a portion of the exercise price thereof), (iii) voluntarily purchase, repurchase, redeem or defease or otherwise voluntarily acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, Senior Interim Loan Facility Indebtedness (including, without limitation, any Senior Notes), Existing Notes or Subordinated Obligations (other than a purchase, repurchase, redemption, defeasance or other acquisition or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such acquisition or retirement) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, repurchase, redemption, defeasance, other acquisition or retirement or Investment being herein referred to as a “Restricted Payment”), if at the time the Borrower or such Restricted Subsidiary makes such Restricted Payment and after giving effect thereto:

(1)                                  a Default shall have occurred and be continuing (or would result therefrom);

(2)                                  the Borrower could not Incur at least an additional $1.00 of Indebtedness pursuant to subsection 7.1(a); or

(3)                                  the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to the Closing Date and then outstanding would exceed, without duplication, the sum of:

(A)                              50% of the Consolidated Net Income accrued during the period (treated as one accounting period) beginning on April 1, 2007 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of the Borrower are available (or, in case such Consolidated Net Income shall be a negative number, 100% of such negative number);

(B)                                the aggregate Net Cash Proceeds and the fair value (as determined in good faith by the Borrower) of property or assets received (x) by the Borrower as capital contributions to the Borrower after the Closing Date or from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock or Designated Preferred Stock) after the Closing Date (other than Excluded Contributions and Contribution Amounts) or (y) by the Borrower or any Restricted Subsidiary from the issuance and sale by the Borrower or any Restricted Subsidiary after the Closing Date of Indebtedness that shall have been converted into or exchanged for Capital Stock of the Borrower (other than Disqualified Stock or Designated Preferred Stock) or any Parent, plus the amount of any cash and the fair value (as determined in good faith by the Borrower) of any property or assets, received by the Borrower or any Restricted Subsidiary upon such conversion or exchange;

(C)                                (i) the aggregate amount of cash and the fair value (as determined in good faith by the Borrower) of any property or assets received from dividends, distributions, interest payments, return of capital, repayments of Investments or other transfers of assets to the Borrower or any Restricted Subsidiary from any Unrestricted Subsidiary, including dividends or other distributions related to dividends or other distributions made pursuant to subsection 7.5(b)(x) below, plus (ii) the aggregate amount resulting from the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of “Investment”); and

(D)                               in the case of any disposition or repayment of any Investment constituting a Restricted Payment (without duplication of any amount deducted in calculating the amount of Investments at any time outstanding included in the amount of Restricted Payments), the aggregate amount of cash and the fair value

(as determined in good faith by the Borrower) of any property or assets received by the Borrower or a Restricted Subsidiary with respect to all such dispositions and repayments.

(b)                                 The provisions of subsection 7.5(a) above do not prohibit any of the following (each, a “Permitted Payment”):

(i)                                     (x) any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Capital Stock of the Borrower (“Treasury Capital Stock”), Senior Interim Loan Facility Indebtedness (including, without limitation, any Senior Notes), Existing Notes or Subordinated Obligations made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent issuance or sale of, Capital Stock of the Borrower (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary) (“Refunding Capital Stock”) or a substantially concurrent capital contribution to the Borrower, in each case other than Excluded Contributions and Contribution Amounts; provided that the Net Cash Proceeds from such issuance, sale or capital contribution shall be excluded in subsequent calculations under subsection 7.5(a)(3)(B) above and (y) if immediately prior to such acquisition or retirement of such Treasury Capital Stock, dividends thereon were permitted pursuant to subsection 7.5(b)(xv), dividends on such Refunding Capital Stock in an aggregate amount per annum not exceeding the aggregate amount per annum of dividends so permitted on such Treasury Capital Stock;

(ii)                                  any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Senior Interim Loan Facility Indebtedness (including, without limitation, Senior Interim Loans and any Senior Notes), Existing Notes or Subordinated Obligations (w) made by exchange for, or out of the proceeds of the substantially concurrent issuance or sale of, Indebtedness of the Borrower (other than the Existing Notes) or Refinancing Indebtedness, in each case Incurred in compliance with subsection 7.1, (x) from declined amounts as contemplated by subsection 3.4(f), (y) following the occurrence of a Change of Control (or other similar event described therein as a “change of control”) but only if the Borrower shall have complied with subsection 7.8(a), or (z) constituting Acquired Indebtedness;

(iii)                               any dividend paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with subsection 7.5(a) above;

(iv)                              Investments or other Restricted Payments in an aggregate amount outstanding at any time not to exceed the amount of Excluded Contributions;

(v)                                 loans, advances, dividends or distributions by the Borrower to any Parent to permit any Parent to repurchase or otherwise acquire its Capital Stock (including any options, warrants or other rights in respect thereof), or payments by the Borrower to repurchase or otherwise acquire Capital Stock of any Parent or the Borrower (including any options, warrants or other rights in respect thereof), in each case from Management

Investors, such payments, loans, advances, dividends or distributions not to exceed an amount (net of repayments of any such loans or advances) equal to (x) (1) $30.0 million, plus (2) $10.0 million multiplied by the number of calendar years that have commenced since the Closing Date, plus (y) the Net Cash Proceeds received by the Borrower since the Closing Date from, or as a capital contribution from, the issuance or sale to Management Investors of Capital Stock (including any options, warrants or other rights in respect thereof), to the extent such Net Cash Proceeds are not included in any calculation under subsection 7.5(a)(3)(B)(x) above,  plus (z) the cash proceeds of key man life insurance policies received by the Borrower or any Restricted Subsidiary (or by any Parent and contributed to the Borrower) since the Closing Date to the extent such cash proceeds are not included in any calculation under subsection 7.5(a)(3)(A) above; provided that any cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary by any Management Investor in connection with any repurchase or other acquisition of Capital Stock (including any options, warrants or other rights in respect thereof) from any Management Investor shall not constitute a Restricted Payment for purposes of this subsection 7.5 or any other provision of this Agreement;

(vi)           the payment by the Borrower of, or loans, advances, dividends or distributions by the Borrower to any Parent to pay, dividends on the common stock or equity of the Borrower or any Parent following a public offering of such common stock or equity in an amount not to exceed in any fiscal year 6% of the aggregate gross proceeds received by the Borrower (whether directly, or indirectly through a contribution to common equity capital) in or from such public offering;

(vii)        Restricted Payments (including loans or advances) in an aggregate amount outstanding at any time not to exceed an amount (net of repayments of any such loans or advances) equal to the greater of $50.0 million and 3.75% of Consolidated Tangible Assets;

(viii)     loans, advances, dividends or distributions to any Parent or other payments by the Borrower or any Restricted Subsidiary (A) to satisfy or permit any Parent to satisfy obligations under the Management Agreements, (B) pursuant to the Tax Sharing Agreement, or (C) to pay or permit any Parent to pay any Parent Expenses or any Related Taxes;

(ix)             payments by the Borrower, or loans, advances, dividends or distributions by the Borrower to any Parent to make payments, to holders of Capital Stock of the Borrower or any Parent in lieu of issuance of fractional shares of such Capital Stock, not to exceed $5.0 million in the aggregate outstanding at any time;

(x)                dividends or other distributions of Capital Stock, Indebtedness or other securities of Unrestricted Subsidiaries;

(xi)             any Restricted Payment pursuant to or in connection with the Transactions;

(xii)                             dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with subsection 7.1;

(xiii)                          Restricted Payments (including loans or advances) in an aggregate amount outstanding at any time not to exceed an amount (net of any repayments of any such loans or advances) equal to Cumulative Retained Excess Cash Flow, provided that, in the case of such a Restricted Payment that is a dividend or distribution on or in respect of, or a purchase, redemption, retirement or other acquisition for value of, Capital Stock of the Borrower, at the time of such Restricted Payment, the Consolidated Coverage Ratio is greater than or equal to 2.0:1.0 for the four fiscal quarter period of the Borrower ending on the last day of the most recently completed fiscal year or quarter for which financial statements of the Borrower have been delivered under subsection 6.1(a) or (b);

(xiv)                         Restricted Payments (including loans or advances) in an aggregate amount outstanding at any time not to exceed an amount (net of any repayments of any such loans or advances) equal to Net Available Cash to the extent permitted by subsection 7.4(b)(iii), provided that, in the case of such a Restricted Payment that is a dividend or distribution on or in respect of, or a purchase, redemption, retirement or other acquisition for value of, Capital Stock of Holding Parent, at the time of such Restricted Payment, the Consolidated Coverage Ratio is greater than or equal to 2.0:1.0 for the four fiscal quarter period of the Borrower ending on the last date of the most recently completed fiscal year or quarter for which financial statements of Borrower have been delivered under subsection 6.1(a) or (b);

(xv)                            (A) dividends on any Designated Preferred Stock of the Borrower issued after the Closing Date, provided that at the time of such issuance and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio would be at least 2.00 to 1.00, or (B) any dividend on Refunding Capital Stock that is Preferred Stock in excess of the amount of dividends thereon permitted by clause (i) of this paragraph (b), provided that at the time of the declaration of such dividend and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio would be at least 2.00:1.00, or (C) loans, advances, dividends or distributions to any Parent to permit dividends on any Designated Preferred Stock of any Parent issued after the Closing Date, in an amount (net of repayments of any such loans or advances) not exceeding the aggregate cash proceeds received by the Borrower from the issuance or sale of such Designated Preferred Stock of such Parent;

(xvi)                         Investments in Unrestricted Subsidiaries in an aggregate amount outstanding at any time not exceeding the greater of $50.0 million and 5.0% of Consolidated Tangible Assets; and

(xvii)                      distributions or payments of Special Purpose Financing Fees;

provided that (A) in the case of subsections 7.5(b)(i)(y), (iii), (vi), (ix), (xiii) and (xv)(B), the net amount of any such Permitted Payment shall be included in subsequent calculations of the amount of Restricted Payments, (B) in all cases other than pursuant to clause (A) immediately above, the net amount of any such Permitted Payment shall be excluded in subsequent calculations of the amount of Restricted Payments and (C) solely with respect to subsections 7.5(b)(vii) and (xiii), no Default or Event of Default shall have occurred or be continuing at the time of any such Permitted Payment after giving effect thereto.  For the avoidance of doubt, nothing in this subsection 7.5 shall restrict the making of any “AHYDO catch up payment” required by the Senior Interim Loan Facility or the Senior Notes Indenture.

(c)                                  Notwithstanding the foregoing provisions of this subsection 7.5 and for so long as any Senior Interim Loans remain outstanding, the Borrower will not, and will not permit any of its Material Restricted Subsidiaries to, directly or indirectly, pay any cash dividend or make any cash distribution on or in respect of the Borrower’s Capital Stock or purchase for cash or otherwise acquire for cash any Capital Stock of the Borrower or any Parent, for the purpose of paying any cash dividend or making any cash distribution to, or acquiring Capital Stock of the Borrower or any Parent for cash from, the Investors, or Guarantee any Indebtedness of any Affiliate of the Borrower for the purpose of paying such dividend, making such distribution or so acquiring such Capital Stock to or from the Investors, in each case by means of utilization of the cumulative Restricted Payment credit provided by subsection 7.5(a)(3), or the exceptions provided by subsections 7.5(b)(iii), (vii), (x), (xiii), (xiv) or (xvi) or clauses (xv) or (xviii) of the definition of Permitted Investments, unless at the time and after giving effect to such payment, (x) the Consolidated Total Leverage Ratio of the Borrower would have been equal to or less than 6.0 to 1.0, (y) if applicable, the Borrower shall have made a cash interest election with respect to the Senior Interim Loan Facility (including, without limitation, the Senior Interim Loans and any Senior Notes) (or any period in which the Borrower paid interest in kind with respect to the Senior Interim Loan Facility (including, without limitation, the Senior Interim Loans and any Senior Notes) shall have expired) and (z) such payment is otherwise in compliance with this subsection 7.5; provided that notwithstanding the refinancing in full of the Senior Interim Loans, to the extent that any agreement governing the  Indebtedness so refinancing the Senior Interim Loans includes a provision substantially similar to this provision, the foregoing paragraph (c) (as modified as appropriate to conform to such provision) shall continue to apply notwithstanding the refinancing of the Senior Interim Loans for so long as such Indebtedness shall remain outstanding.

7.6                                 Limitation on Transactions with Affiliates.

(a)                                  The Borrower will not, and will not permit any Material Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower (an “Affiliate Transaction”) involving aggregate consideration in excess of $10.0 million unless (i) the terms of such Affiliate Transaction are not materially less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time in a transaction with a Person who is not such an Affiliate and (ii) if such Affiliate Transaction involves aggregate consideration in excess of $40.0 million, the terms of such Affiliate Transaction have been approved by a majority of the Board of Directors.  For purposes of this paragraph, any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this subsection 7.6(a) if (x) such Affiliate Transaction is approved by a majority of the Disinterested Directors or (y) in the event there are no Disinterested Directors, a fairness opinion is provided by a nationally recognized appraisal or investment banking firm with respect to such Affiliate Transaction.

(b)                                 The provisions of subsection 7.6(a) above will not apply to:

(i)                                     any Restricted Payment Transaction,

(ii)                                  (1) the entering into, maintaining or performance of any employment or consulting contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with any current or former employee, officer, director or consultant of or to the Borrower, any Restricted Subsidiary or any Parent heretofore or hereafter entered into in the ordinary course of business, including vacation, health, insurance, deferred compensation, severance, retirement, savings or other similar plans, programs or arrangements, (2) payments, compensation, performance of indemnification or contribution obligations, the making or cancellation of loans, or any issuance, grant or award of stock, options, other equity-related interests or other securities, to any such employees, officers, directors or consultants in the ordinary course of business, (3) the payment of reasonable fees to directors of the Borrower or any of its Subsidiaries or any Parent (as determined in good faith by the Borrower or such Subsidiary), (4) any transaction with an officer or director of the Borrower or any of its Subsidiaries or any Parent in the ordinary course of business not involving more than $100,000 in any one case, or (5) Management Advances and payments in respect thereof (or in reimbursement of any expenses referred to in the definition of such term),

(iii)                               any transaction between or among any of the Borrower, one or more Restricted Subsidiaries, and/or one or more Special Purpose Entities,

(iv)                              any transaction arising out of agreements or instruments in existence on the Closing Date (other than any Tax Sharing Agreement or Management Agreement referred to in subsection 7.6(b)(vii) below), and any payments made pursuant thereto,

(v)                                 any transaction in the ordinary course of business on terms that are fair to the Borrower and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or senior management of the Borrower, or are not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that could be obtained at the time in a transaction with a Person who is not an Affiliate of the Borrower,

(vi)                              any transaction in the ordinary course of business, or approved by a majority of the Board of Directors, between the Borrower or any Restricted Subsidiary and any Affiliate of the Borrower controlled by the Borrower that is a joint venture or similar entity,

(vii)                           (1) the execution, delivery and performance of any Tax Sharing Agreement and any Management Agreements and (2) payments to CDR or any of its Affiliates (w) of fees of up to $55.0 million in the aggregate, plus out-of-pocket expenses, in connection with the Transactions, (x) for any management consulting, financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, of up to $7.5 million in any fiscal year (or such other amount as may be approved by a majority of the Disinterested Directors), (y) in connection with any acquisition, disposition, merger, recapitalization or similar transactions, which payments are made pursuant to the Management Agreements or are approved by a majority of the Board of Directors in good faith, and (z) of all out-of-pocket expenses incurred in connection with such services or activities,

(viii)                        the Transactions, all transactions in connection therewith (including but not limited to the financing thereof), and all fees and expenses paid or payable in connection with the Transactions,

(ix)                                any issuance or sale of Capital Stock (other than Disqualified Stock) of the Borrower or capital contribution to the Borrower, and

(x)                                   any investment by any Investor in securities of the Borrower or any of its Restricted Subsidiaries so long as (i) such securities are being offered generally to other investors on the same or more favorable terms and (ii) such investment by all Investors constitutes less than 5% of the proposed or outstanding issue amount of such class of securities.

7.7                                 Limitation on Dispositions of Collateral.  The Borrower will not, and will not permit any Material Restricted Subsidiary that is a Loan Party to, convey, sell, transfer, lease, or otherwise dispose of any of the Collateral in any Asset Disposition, or attempt, offer or contract to do so (unless such attempt, offer or contract is conditioned upon obtaining any requisite consent of the Lenders hereunder), except for any Asset Disposition made or to be made in accordance with subsection 7.4, and the Administrative Agent shall, and the Lenders hereby authorize the Administrative Agent to, execute such releases of Liens and take such other actions as the Borrower may reasonably request in connection with any Asset Disposition (or any transaction excluded from the definition of such term).

7.8                                 Limitation on Optional Payments and Modifications of Debt Instruments and Other Documents.  The Borrower will not, and will not permit any Material Restricted Subsidiary to:

(a)                                  in the event of the occurrence of a Change of Control, repurchase or repay any Senior Interim Loan Facility Indebtedness (including, without limitation, any Senior Notes incurred pursuant to subsection 7.1(b)(iii)) then outstanding pursuant to any of the Senior Interim Loan Documents, Senior Notes Indenture or the Existing Notes, unless the Borrower shall have (i) made payment in full of the Term Loans and any other amounts then due and owing to any Lender or the Administrative Agent hereunder and under any Term Loan Note and the Delayed Draw Term Loan Commitment shall have been terminated and the LC Facility shall have been terminated and no LC Facility Letters of Credit shall be outstanding (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent) or (ii) made an offer to pay the Term Loans and any amounts then due and owing to each Lender and the Administrative Agent hereunder and under any Term Loan Note in respect of each Lender and made an offer to terminate the Delayed Draw Term Loan Commitment and made an offer to terminate the LC Facility and shall have made payment in full thereof to each such Lender or the Administrative Agent that has accepted such offer and so terminated the Delayed Draw

Term Loan Commitment and so terminated the LC Facility in respect of each such Lender that has accepted such offer.  Upon the Borrower having made all payments of Term Loans and other amounts then due and owing to any Lender and terminating the LC Facility required by the preceding sentence, any Event of Default arising under subsection 8(j) by reason of such Change of Control shall be deemed not to have occurred or be continuing;

(b)                                 amend, supplement, waive or otherwise modify any of the provisions of the Senior Interim Loan Documents or the Senior Notes Indenture under which any Senior Interim Loan Facility Indebtedness is outstanding (including, without limitation, any Senior Notes incurred pursuant to subsection 7.1(b)(iii)) or Existing Notes Indenture:

(i)                                     except as permitted pursuant to subsection 7.1 or 7.5, which shortens the fixed maturity or increases the principal amount of, or increases the rate or shortens the time of payment of interest on, or increases the amount or shortens the time of payment of any principal or premium payable whether at maturity, at a date fixed for prepayment or by acceleration or otherwise of the Senior Interim Loan Facility Indebtedness evidenced by such Senior Interim Loan Documents or Existing Notes, or increases the amount of, or accelerates the time of payment of, any fees or other amounts payable in connection therewith;

(ii)                                  which relates to any material affirmative or negative covenants or any events of default or remedies thereunder and the effect of which is to subject the Borrower or any of its Restricted Subsidiaries to any more onerous or more restrictive provisions; or

(iii)                               which otherwise adversely affects the interests of the Lenders as senior secured creditors with respect to such Senior Interim Loan Documents or Existing Notes or the interests of the Lenders under this Agreement or any other Loan Document in any material respect.

The provisions of this subsection 7.8(b) shall not restrict or prohibit (x) any refinancing of the Senior Interim Loan Facility or any Indebtedness in respect thereof or Existing Notes (in whole or in part) permitted pursuant to subsection 7.5 or (y) any Incurrence of Additional Notes (as defined in any Senior Notes Indenture) permitted pursuant to subsection 7.1; or

(c)                                  effect any extension, refinancing, refunding, replacement or renewal of Indebtedness under the Revolving Loan Documents, unless such refinancing Indebtedness, to the extent secured by any assets of any Loan Party, is secured only by assets of the Loan Parties that constitute Collateral for the obligations of the Borrower hereunder and under the other Loan Documents pursuant to a security agreement subject to the Intercreditor Agreement or another intercreditor agreement that is no less favorable to the Secured Parties than the Intercreditor Agreement (as the same may be amended, supplemented, waived or otherwise modified from time to time, a “Replacement Intercreditor Agreement”).

7.9                                 Limitation on Restrictions on Distributions from Restricted Subsidiaries.  The Borrower will not, and will not permit any Material Restricted Subsidiary to create or otherwise cause to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Borrower, (ii) make any loans or advances to the Borrower or (iii) transfer any of its property or assets to the Borrower (provided that dividend or liquidation priority between classes of Capital Stock, or subordination of any obligation (including the application of any remedy bars thereto) to any other obligation, will not be deemed to constitute such an encumbrance or restriction), except any encumbrance or restriction:

(a)                                  pursuant to an agreement or instrument in effect at or entered into on the Closing Date, any Credit Facility (including without limitation, the Revolving Facility), the Senior Interim Loan Facility, the Existing Notes Indenture and the Existing Notes;

(b)                                 pursuant to any agreement or instrument of a Person, or relating to Indebtedness or Capital Stock of a Person, which Person is acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary, or which agreement or instrument is assumed by the Borrower or any Restricted Subsidiary in connection with an acquisition of assets from such Person, as in effect at the time of such acquisition, merger or consolidation (except to the extent that such Indebtedness was incurred to finance, or otherwise in connection with, such acquisition, merger or consolidation); provided that for purposes of this subsection 7.9(b), if a Person other than the Borrower is the Successor Company with respect thereto, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed, as the case may be, by the Borrower or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;

(c)                                  pursuant to an agreement or instrument (a “Refinancing Agreement”) effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise extends, renews, refunds, refinances or replaces, an agreement or instrument referred to in subsections 7.9(a) or (b) above or this subsection 7.9(c) (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an Initial Agreement (an “Amendment”); provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or Amendment taken as a whole are not materially less favorable to the Lenders than encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates (as determined in good faith by the Borrower);

(d)                                 (i) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract, (ii) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Borrower or any Restricted Subsidiary not otherwise prohibited by this Agreement, (iii) contained in mortgages, pledges or other security agreements securing Indebtedness of a Restricted Subsidiary to the extent restricting the transfer of the property or assets subject thereto, (iv) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Borrower or any Restricted Subsidiary, (v) pursuant to Purchase Money Obligations that impose encumbrances or restrictions on the property or assets so acquired, (vi) on cash or other deposits or net worth imposed by customers or suppliers under agreements entered into in the ordinary course of business, (vii) pursuant to customary provisions contained in agreements and instruments entered into in the ordinary course of business (including but not limited to leases and licenses) or in joint venture and other similar agreements, (viii) that arises or is agreed to in the ordinary course of business and does not detract from the value of property or assets of the Borrower or any Restricted Subsidiary in any manner material to the Borrower or such Restricted Subsidiary, or (ix) pursuant to Hedging Obligations;

(e)                                  with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(f)                                    by reason of any applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Borrower or any Restricted Subsidiary or any of their businesses, including any such law, rule, regulation, order or requirement applicable in connection with such Restricted Subsidiary’s status (or the status of any Subsidiary of such Restricted Subsidiary) as a Captive Insurance Subsidiary or Home Warranty Subsidiary; or

(g)                                 pursuant to an agreement or instrument (i) relating to any Indebtedness permitted to be Incurred subsequent to the Closing Date pursuant to subsection 7.1, (A) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Lenders than the encumbrances and restrictions contained in the Initial Agreements (as determined in good faith by the Borrower), or (B) if such encumbrance or restriction is not materially more disadvantageous to the Lenders than is customary in comparable financings (as determined in good faith by the Borrower) and either (x) the Borrower determines in good faith that such encumbrance or restriction will not materially affect the Borrower’s ability to make principal or interest payments on the Term Loans and Reimbursement Obligations owing under the LC Facility or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness, (ii) relating to any sale of receivables by or Indebtedness of a Foreign Subsidiary or (iii) relating to Indebtedness of or a Financing Disposition by or to or in favor of any Special Purpose Entity.

SECTION 8.                                          EVENTS OF DEFAULT.

If any of the following events shall occur and be continuing:

(a)                                  The Borrower shall fail to pay any principal of any Term Loan or any Reimbursement Obligation when due in accordance with the terms hereof (whether at stated maturity, by mandatory prepayment or otherwise); or the Borrower shall fail to pay any interest on any Term Loan or Reimbursement Obligation, or any other amount payable hereunder, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)                                 Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document (or in any amendment, modification or supplement hereto or thereto) or that is contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c)                                  Any Loan Party shall default in the observance or performance of any agreement contained in subsection 6.7(a) or Section 7 of this Agreement; provided that, in the case of a default in the observance or performance of its obligations under subsection 6.7(a) hereof, such default shall have continued unremedied for a period of two days after a Responsible Officer of the Borrower shall have discovered or should have discovered such default; or

(d)                                 Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 8), and such default shall continue unremedied for a period ending on the earlier of (i) the date 32 days after a Responsible Officer of the Borrower shall have discovered or should have discovered such default and (ii) the date 15 days after written notice has been given to the Borrower by the Administrative Agent or the Required Lenders; or

(e)                                  (i) Any Loan Party or any of its Restricted Subsidiaries shall default in any payment of principal of or interest on any Indebtedness for borrowed money, or any Loan Party or any of its Material Restricted Subsidiaries shall default in any payment of principal of or interest on any Indebtedness, in each case (excluding the Loans and any Indebtedness owed to the Borrower or any Loan Party) in excess of $50.0 million beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) any Loan Party or any of its Material Restricted Subsidiaries shall default in the observance or performance of any other agreement or condition relating to any Indebtedness (excluding the Term Loans) referred to in clause (i) above or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice or lapse of time if required, such Indebtedness to become due prior to its stated maturity (an “Acceleration”), and such time shall have lapsed and, if any notice (a “Default Notice”) shall be required to commence a grace period or declare the occurrence of an event of default before notice of Acceleration may be delivered, such Default Notice shall have been given, and such Indebtedness shall have been caused to become due prior to its stated maturity; or

(f)                                    If (i) any Loan Party or any of its Material Restricted Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, interim receiver, receivers, receiver and manager, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Loan Party or any of its Material Restricted Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party or any of its Material Restricted Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged, unstayed or unbonded for a period of 60 days; or (iii) there shall be commenced against any Loan Party or any of its Material Restricted Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Loan Party or any of its Material Restricted Subsidiaries shall take any corporate or other similar organizational action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Loan Party or any of its Material Restricted Subsidiaries shall be generally unable to, or shall admit in writing its general inability to, pay its debts as they become due; or

(g)                                 (i)  Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, or (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), or, on and after the effectiveness of the Pension Act, any failure by any Plan to satisfy the minimum funding standard (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of either of the Borrower or any Commonly Controlled Entity, or (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is in the reasonable opinion of the Administrative Agent likely to result in the termination of such Plan for purposes of Title IV of ERISA, or (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA other than a standard termination pursuant to Section 4041(b) of ERISA, or (v) either of the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Administrative Agent is reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, would be reasonably expected to result in a Material Adverse Effect; or

(h)                                 One or more judgments or decrees shall be entered against any Loan Party or any of its Material Restricted Subsidiaries involving in the aggregate at any time a liability (net of any insurance or indemnity payments actually received in respect thereof prior to or within 60 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) of $50.0 million or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i)                                     Any of the Security Documents shall cease for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof), or the Borrower or any Loan Party, in each case that is a party to any of the Security Documents shall so assert in writing, or (ii) the Lien created by any of the Security Documents shall cease to be perfected and enforceable in accordance with its terms or of the same effect as to perfection and priority purported to be created thereby with respect to any significant portion of the Collateral (other than in connection with any termination of such Lien in respect of any Collateral as permitted hereby or by any Security Document), and such failure of such Lien to be perfected and enforceable with such priority shall have continued unremedied for a period of 20 days; or

(j)                                     A Change of Control shall have occurred;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, the Term Loan Commitments, if any, and any obligation of the LC Facility Issuing Bank to issue, amend or renew LC Facility Letters of Credit shall automatically immediately terminate and the Term Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable and the outstanding LC Facility Letters of Credit shall be cash collateralized in accordance with the following paragraph, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, (x) declare the Term Loan Commitments, if any, to be terminated forthwith, whereupon the Term Loan Commitments, if any, shall immediately terminate and/or (y) declare any obligation of the LC Facility Issuing Bank to issue, amend or renew LC Facility Letters of Credit to be terminated; and/or (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, (x) declare the Term Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable and/or (y) require the Borrower to cash collateralize all outstanding LC Facility Letters of Credit in accordance with the following paragraph.

With respect to any LC Facility Letter of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount in cash equal to the aggregate then undrawn and unexpired amount of such LC Facility Letter of Credit.  The Borrower hereby grants to the Administrative Agent, for the benefit of the applicable LC Facility Issuing Bank and LC Facility Lenders, a

security interest in such cash collateral to secure all obligations of the Borrower in respect of such LC Facility Letter of Credit under this Agreement and the other Loan Documents.  The Borrower shall execute and deliver to the Administrative Agent, for the account of the applicable LC Facility Issuing Bank and the LC Facility Lenders, such further documents and instruments as the Administrative Agent may request to evidence the creation and perfection of such security interest in such cash collateral account.  If at any time the Administrative Agent determines that any funds held in such cash collateral account are subject to any right or claim of any Person other than the Administrative Agent, the applicable LC Facility Issuing Bank and the LC Facility Lenders, or that the total amount of such funds is less than the aggregate undrawn and unexpired amount of the relevant outstanding LC Facility Letter of Credit, the Borrower shall, forthwith, upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in such cash collateral account, an amount equal to the excess of (a) such aggregate undrawn and unexpired amount over (b) the total amount of funds, if any, then held in such cash collateral account that the Administrative Agent determines to be free and clear of any such right and claim.  Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such LC Facility Letters of Credit, and the unused portion thereof after all such LC Facility Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder.  After all LC Facility Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to Borrower.  Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no Lender in its capacity as a Secured Party or as beneficiary of any security granted pursuant to the Security Documents shall have any right to exercise remedies in respect of such security without the prior written consent of the Required Lenders.

Except as expressly provided above in this Section 8, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

SECTION 9.                                          THE AGENTS AND THE OTHER REPRESENTATIVES.

9.1                                 Appointment.  Each Lender hereby irrevocably designates and appoints Citibank, N.A., as the Administrative Agent and Collateral Agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes Citibank, N.A., as Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to or required of the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agents and the Other Representatives shall not have any duties or responsibilities, except, in the case of the Administrative Agent and the Collateral Agent, those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agents or the Other Representatives.  Each of the Agents may perform any of their respective duties under this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein by or through its respective officers, directors, agents, employees or affiliates (it being understood and agreed, for avoidance of doubt and without limiting the generality of the foregoing, that the Administrative Agent and Collateral Agent may perform any of their respective duties under the Security Documents by or through one or more of their respective affiliates).

9.2                                 Delegation of Duties.  In performing its functions and duties under this Agreement, each Agent shall act solely as agent for the Lenders and, as applicable, the other Secured Parties, and no Agent assumes any (and shall not be deemed to have assumed any) obligation or relationship of agency or trust with or for the Borrower or any of its Subsidiaries.  Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact (including the Collateral Agent in the case of the Administrative Agent), and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact or counsel selected by it with reasonable care.

9.3                                 Exculpatory Provisions.  None of the Administrative Agent or any Other Representative nor any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action taken or omitted to be taken by such Person under or in connection with this Agreement or any other Loan Document (except for the gross negligence or willful misconduct of such Person or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates) or (b) responsible in any manner to any of the Lenders for (i) any recitals, statements, representations or warranties made by the Borrower or any other Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or any Other Representative under or in connection with, this Agreement or any other Loan Document, (ii) for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Term Loan Notes or any other Loan Document, (iii) for any failure of the Borrower or any other Loan Party to perform its obligations hereunder or under any other Loan Document, (iv) the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, (v) the satisfaction of any of the conditions precedent set forth in Section 5, or (vi) the existence or possible existence of any Default or Event of Default.  Neither the Administrative Agent nor any Other Representative shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any other Loan Party.  Each Lender agrees that, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder or given to the Administrative Agent for the account of or with copies for the Lenders, the Administrative Agent and the Other Representatives shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any other Loan Party which may come into the possession of the Administrative Agent and the Other Representatives or any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates.

9.4                                 Reliance by the Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected (and shall have no liability to any Person) in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the payee of any Term Loan Note as the owner thereof for all purposes unless such Term Loan Note shall have been transferred in accordance with subsection 10.6 and all actions required by such subsection in connection with such transfer shall have been taken.  Any request, authority or consent of any Person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Term Loan Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Term Loan Note or of any Term Loan Note or Term Loan Notes issued in exchange therefor.  The Administrative Agent shall be fully justified as between itself and the Lenders in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to subsection 10.1(a) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and any Term Loan Notes and the other Loan Documents in accordance with a request of the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to subsection 10.1(a), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5                                 Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.  The Administrative Agent shall take such action reasonably promptly with respect to such Default or Event of Default as shall be directed by the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to subsection 10.1(a); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6                                 Acknowledgements and Representations by Lenders.  Each Lender expressly acknowledges that none of the Administrative Agent or the Other Representatives nor any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or any Other Representative hereafter taken, including any review of the affairs of the Borrower or any other Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or such Other Representative to any Lender.  Each Lender represents to the Administrative Agent, the Other Representatives and each of the Loan Parties that, independently and without reliance upon the Administrative Agent, the Other Representatives or any other Lender, and based on such documents and information as it has deemed appropriate, it has made and will make, its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties, it has made its own decision to make its Loans hereunder and enter into this Agreement and it will make its own decisions in taking or not taking any action under this Agreement and the other Loan Documents and, except as expressly provided in this Agreement, neither the Administrative Agent nor any Other Representative shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Term Loan Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Term Loans or at any time or times thereafter.  Each Lender represents to each other party hereto that it is a bank, savings and loan association or other similar savings institution, insurance company, investment fund or company or other financial institution which makes or acquires commercial loans in the ordinary course of its business, that it is participating hereunder as a Lender for such commercial purposes, and that it has the knowledge and experience to be and is capable of evaluating the merits and risks of being a Lender hereunder.  Each Lender acknowledges and agrees to comply with the provisions of subsection 10.6 applicable to the Lenders hereunder.

9.7                                 Indemnification.

(a)                                  The Lenders agree to indemnify each Agent (or any Affiliate thereof) and the LC Facility Issuing Bank (to the extent not reimbursed by the Borrower or any other Loan Party and without limiting the obligation of the Borrower to do so), ratably according to their respective Term Loan Percentages or LC Facility Percentages, as the case may be, in effect on the date on which indemnification is sought under this subsection (or, if indemnification is sought after the date upon which the Delayed Draw Term Loan Commitments shall have terminated and the Loans shall have been paid in full, in the case of Term Loans, ratably in accordance with their Term Loan Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the Term Loans) be imposed on, incurred by or asserted against the Administrative Agent (or any Affiliate thereof) in any way relating to or arising out of this Agreement, any of the other Loan Documents or the transactions contemplated hereby or thereby or any action taken or omitted by any Agent (or any Affiliate thereof) under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent arising from (a) such Agent’s gross negligence or willful misconduct or (b) claims made or legal proceedings commenced against such Agent by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such.  The agreements in this subsection shall survive the payment of the Term Loans, LC Facility Participations and all other amounts payable hereunder.

(b)                                 Any Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document (except actions expressly required to be taken by it hereunder or under the Loan Documents) unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

9.8                                 The Agents and Other Representatives in Their Individual Capacity.  The Agents, the Other Representatives and their Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any other Loan Party as though the Administrative Agent and the Other Representatives were not the Administrative Agent or the Other Representatives hereunder and under the other Loan Documents.  With respect to Term Loans made or renewed by them and any Term Loan Note issued to them, the Agents and the Other Representatives shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though they were not an Agent or an Other Representative, and the terms “Lender” and “Lenders” shall include the Agents and the Other Representatives in their individual capacities.

9.9                                 Collateral Matters.

(a)                                  Each Lender authorizes and directs the Collateral Agent to enter into the Security Documents, the Intercreditor Agreement, and any Replacement Intercreditor Agreement for the benefit of the Lenders and the other Secured Parties.  Each Lender hereby agrees, and each holder of any Term Loan Note or participant in LC Facility Letters of Credit by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Administrative Agent, the Collateral Agent or the Required Lenders in accordance with the provisions of this Agreement, the Security Documents, the Intercreditor Agreement or any Replacement Intercreditor Agreement, and the exercise by the Agents or the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  The Administrative Agent and the Collateral Agent are hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b)                                 The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, in each case at its option and in its discretion, to (A) release any Lien granted to or held by such Agent upon any Collateral (i) upon payment and satisfaction of all of the obligations under the Loan Documents at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby and termination of the LC Facility with no LC Facility Letters of Credit outstanding (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent) and no other amounts owing hereunder and termination of the Delayed Draw Term Loan Commitment, (ii) constituting property being sold or otherwise disposed of (to Persons other than a Loan Party) upon the sale or other disposition thereof in compliance with subsection 7.4, (iii) if approved, authorized or ratified in writing by the Required Lenders (or such greater amount, to the extent required by subsection 10.1) or (iv) as otherwise may be expressly provided in the relevant Security Documents or (B) enter into any intercreditor agreement on behalf of, and binding with respect to, the Lenders and their interest in designated assets, to give effect to any Special Purpose Financing, including to clarify the respective rights of all parties in and to designated assets.  Upon request by the Administrative Agent or the Collateral Agent, at any time, the Lenders will confirm in writing such Agent’s authority to release particular types or items of Collateral pursuant to this subsection 9.9.

(c)                                  The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as the case may be, in each case at its option and in its discretion, to enter into any amendment, amendment and restatement, restatement, waiver, supplement or modification, and to make or consent to any filings or to take any other actions, in each case as contemplated by subsection 10.17.  Upon request by any Agent, at any time, the Lenders will confirm in writing the Administrative Agent’s and the Collateral Agent’s authority under this subsection 9.9(c).

(d)                                 No Agent shall have any obligation whatsoever to the Lenders to assure that the Collateral exists or is owned by the Borrower or any of its Subsidiaries or is cared for, protected or insured or that the Liens granted to any Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agents in this subsection 9.9 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, each Agent may act in any manner it may deem appropriate, in its sole discretion, given such Agent’s own interest in the Collateral as Lender and that no Agent shall have any duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct.

(e)                                  The Collateral Agent may, and hereby does, appoint the Administrative Agent as its agent for the purposes of holding any Collateral and/or perfecting the Collateral Agent’s security interest therein and for the purpose of taking such other action with respect to the Collateral as such Agents may from time to time agree.

9.10                           Successor Agent.  Subject to the appointment of a successor as set forth herein, the Administrative Agent and the Collateral Agent may resign as Administrative Agent or Collateral Agent, respectively, upon 10 days’ notice to the Lenders and the Borrower.  If the Administrative Agent or  Collateral Agent shall resign as Administrative Agent or Collateral Agent, as applicable, under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or the Collateral Agent, as applicable, and the term “Administrative Agent” or “Collateral Agent,” as applicable, shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Administrative Agent or Collateral Agent, as applicable, shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Term Loans or LC Facility Lenders.  After any retiring Agent’s resignation or removal as Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.  Additionally, after any retiring Agent’s resignation as such Agent, the provisions of this subsection shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Agent under this Agreement and the other Loan Documents.  After the resignation of the Administrative Agent pursuant to the preceding provisions of this subsection 9.10, the resigning Administrative Agent shall not be required to act as LC Facility Issuing Bank for any LC Facility Letters of Credit to be issued after the date of such resignation, although the resigning Administrative Agent shall retain all rights hereunder as LC Facility Issuing Bank with respect to all

LC Facility Letters of Credit issued by it prior to the effectiveness of its resignation as Administrative Agent hereunder.

9.11                           Other Representatives.  None of the entities identified as joint bookrunners and joint lead arrangers pursuant to the definition of Other Representative contained herein, shall have any duties or responsibilities hereunder or under any other Loan Document in its capacity as such.

9.12                           Withholding Tax.  To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax.  If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any interest, additions to tax or penalties thereto, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses.

9.13                           Approved Electronic Communications.  Each of the Lenders and the Loan Parties agree, that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).  The Approved Electronic Communications and the Approved Electronic Platform are provided (subject to subsection 10.16) “as is” and “as available.”

Each of the Lenders and (subject to subsection 10.16) each of the Loan Parties agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

SECTION 10.                                    MISCELLANEOUS.

10.1                           Amendments and Waivers.

(a)                                  Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented, modified or waived except in accordance with the provisions of this subsection 10.1.  The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent and the Collateral Agent may, from time to time, (x) enter into with the respective Loan Parties hereto or thereto, as the case may be, written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or to the other Loan Documents or changing, in any manner the rights or obligations of the Lenders or the Loan Parties hereunder or thereunder or (y) waive at any Loan Party’s request, on such terms and conditions as the Required Lenders, the Administrative Agent or the Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i)                  reduce or forgive the amount or extend the scheduled date of maturity of any Loan or Reimbursement Obligation hereunder or of any scheduled installment thereof or reduce the stated rate of any interest, commission or fee payable hereunder (other than as a result of any waiver of the applicability of any post-default increase in interest rates) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Term Loan Commitment or extend the date on which the LC Facility Deposits are required to be returned to LC Facility Lenders or change the currency in which any Term Loan or Reimbursement Obligation is payable, in each case without the consent of each Lender directly affected thereby (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Term Loan Commitment of all Lenders shall not constitute an increase of the Term Loan Commitment of any Lender, and that an increase in the available portion of any Term Loan Commitment of any Lender shall not constitute an increase in the Commitment of such Lender);

(ii)               amend, modify or waive any provision of this subsection 10.1(a) or reduce the percentage specified in the definition of Required Lenders or Supermajority Lenders, or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents (other than pursuant to subsection 7.3 or 10.6(a)), in each case without the written consent of all the Lenders;

(iii)            release any Guarantor under any Security Document, or, in the aggregate (in a single transaction or a series of related transactions), all or substantially all of the Collateral without the consent of all of the Lenders, except as expressly permitted hereby or by any Security Document (as such documents are in effect on the date hereof or, if later, the date of execution and delivery thereof in accordance with the terms hereof);

(iv)           require any Lender to make Loans having an Interest Period of longer than six months without the consent of such Lender;

(v)              amend, modify or waive any provision of Section 9 without the written consent of the then Administrative Agent and of any Other Representative affected thereby;

(vi)           amend, modify or waive the provisions of any Letter of Credit or any of the LC Facility Issuing Bank’s rights under subsection 2.6 or 3.14 without the written consent of the LC Facility Issuing Bank; or

(vii)                           amend, modify or waive the order of application of payments set forth in subsections 3.4(e) or 3.8(a) hereof, or subsection 4.1 of the Intercreditor Agreement, in each case without (x) the consent of the Supermajority Lenders and (y) from the Closing Date until the first date on which Original Lenders no longer constitute Supermajority Lenders (such date, the “Supermajority Termination Date”), the consent of the Required Non-Original Lenders;

provided further that, notwithstanding the foregoing, the Collateral Agent may, in its discretion, release the Lien on Collateral valued in the aggregate not in excess of $7.5 million in any fiscal year without the consent of any Lender.

The Administrative Agent agrees promptly to notify the Borrower of the occurrence of the Supermajority Termination Date.

(b)                                 Any waiver and any amendment, supplement or modification pursuant to this subsection 10.1 shall apply to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent, the LC Facility Issuing Bank and all future holders of the Term Loans or LC Facility Commitments.  In the case of any waiver, each of the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(c)                                  Notwithstanding any provision herein to the contrary, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the existing Facilities and the accrued interest and fees in respect thereof, (y) to include, as appropriate, the Lenders holding such credit facilities in any required vote or action of the Required Lenders or of the Lenders of each Facility hereunder and (z) to provide class protection for any additional credit facilities in a manner consistent with those provided the original Facilities pursuant to the provisions of subsection 10.1(a) as originally in effect.

(d)                                 Notwithstanding any provision herein to the contrary, any Security Document may be amended (or amended and restated), restated, waived, supplemented or modified as contemplated by subsection 10.17 with the written consent of the Agent party thereto and the Loan Party party thereto.

(e)                                  If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement and/or any other Loan Document as contemplated by subsection 10.1(a), the consent of each Lender, the Supermajority Lenders or each affected Lender, as applicable, is required and the consent of the Required Lenders at such time is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each such other Lender, a “Non-Consenting Lender”), then the Borrower may, on prior written notice to the Administrative and the Non-Consenting Lender, replace such Non-Consenting Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to subsection 10.6 (with the assignment fee and any other costs and expenses to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to the applicable change, waiver, discharge or termination of this

Agreement and/or the other Loan Documents; and provided, further, that all obligations of the Borrower owing to the Non-Consenting Lender relating to the Term Loans and participations and LC Facility Participations (including its rights in respect of its LC Facility Deposit as provided herein) so assigned shall be paid in full by the assignee Lender to such Non-Consenting Lender concurrently with such Assignment and Acceptance.  In connection with any such replacement under this subsection 10.1(d), if the Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement within a period of time deemed reasonable by the Administrative Agent after the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Borrower owing to the Non-Consenting Lender relating to the Term Loans and participations and LC Facility Participations (including its rights in respect of its LC Facility Deposit as provided herein) so assigned shall be paid in full by the assignee Lender to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Non-Consenting Lender.

10.2                           Notices.

(a)                                  All notices, requests, and demands to or upon the respective parties hereto to be effective shall be in writing (including telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, or, in the case of delivery by a nationally recognized overnight courier, when received, addressed as follows in the case of the Borrower, the LC Facility Issuing Bank, Administrative Agent and the Collateral Agent, and as set forth in Schedule A in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans:

The Borrower:	The ServiceMaster Company
860 Ridge Lake Boulevard
Memphis, Tennessee 38120
Attention: Treasurer
Telephone: 901-766-1400
Facsimile: 901.766.1107

with copies to:	The ServiceMaster Company
860 Ridge Lake Boulevard
Memphis, Tennessee 38120
Attention: General Counsel
Telephone: 901.766.1400
Facsimile: 901.766.1107

with copies to:	Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention: David A. Brittenham, Esq.
Facsimile: (212) 909-6836
Telephone: (212) 909-6000

The Administrative Agent:	Citibank, N.A.
390 Greenwich Street
New York, New York 10013
Attention: Carl S. Cho
Facsimile: (866) 492-5916
Telephone: (212) 723-9295

with copies to:	Citigroup Global Markets Inc.
390 Greenwich Street
New York, New York 10013
Attention: Valerie Burrows
Facsimile: (212) 994-0961
Telephone: (302) 894-6065

The Collateral Agent:	Citibank, N.A.
390 Greenwich Street
New York, New York 10013
Attention: Carl S. Cho
Facsimile: (866) 492-5916
Telephone: (212) 723-9295

with copies to:	Citigroup Global Markets Inc.
390 Greenwich Street
New York, New York 10013
Attention: Valerie Burrows
Facsimile: (212) 994-0961
Telephone: (302) 894-6065

The LC Facility Issuing Bank:	Citibank, N.A.
390 Greenwich Street
New York, New York 10013
Attention: Carl S. Cho
Facsimile: (866) 492-5916
Telephone: (212) 723-9295

with copies to:	Citigroup Global Markets Inc.
390 Greenwich Street
New York, New York 10013
Attention: Valerie Burrows
Facsimile: (212) 994-0961
Telephone: (302) 894-6065

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to subsection 2.3, 3.2, 3.4 or 3.8 shall not be effective until received.

(b)                                 Without in any way limiting the obligation of any Loan Party and its Subsidiaries to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent or the LC Facility Issuing Bank, as the case may be, may prior to receipt of written confirmation act without liability upon the basis of such telephonic notice, believed by the Administrative Agent or the LC Facility Issuing Bank in good faith to be from a Responsible Officer.

10.3                           No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent, LC Facility Issuing Bank, any Lender or any Loan Party, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4                           Survival of Representations and Warranties.  All representations and warranties made hereunder and in the other Loan Documents (or in any amendment, modification or supplement hereto or thereto) and in any certificate delivered pursuant hereto or such other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

10.5                           Payment of Expenses and Taxes.  The Borrower agrees (a) to pay or reimburse the Agents and the Other Representatives for (1) all their reasonable out-of-pocket costs and expenses incurred in connection with (i) the syndication of the Facilities and the development, preparation, execution and delivery of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, (ii) the consummation and administration of the transactions (including the syndication of the Term Loan Commitments) contemplated hereby and thereby and (iii) efforts to monitor the Loans and verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral, and (2) (i) the reasonable fees and disbursements of Cahill Gordon & Reindel LLP, and such other special or local counsel, consultants, advisors, appraisers and auditors whose retention (other than during the continuance of an Event of Default) is approved by the Borrower, (b) to pay or reimburse each Lender, the Lead Arrangers, the LC Facility Issuing Bank and the Agents for all their reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including the fees and disbursements of counsel to the Agents and the Lenders, (c) to pay, indemnify or reimburse each Lender, the Lead Arrangers, the LC Facility Issuing Bank and the Agents for, and hold each Lender, the Lead Arrangers, the LC Facility Issuing Bank and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, the Lead Arrangers, the LC Facility Issuing Bank, each Agent, their respective affiliates, and their respective officers, directors, employees, shareholders, members, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Term Loans, the LC Facility Letters of Credit or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of Borrower or any of its Subsidiaries or any of the property of the Borrower or any of its Subsidiaries (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided that the Borrower shall not have any obligation hereunder to the Administrative Agent, any other Agent, any LC Facility Issuing Bank, any Lead Arranger or any Lender (or any of their respective affiliates, or any of their respective officers, directors, employees, shareholders, members, agents and controlling persons) with respect to Indemnified Liabilities arising from (i) the gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable decision, or by settlement tantamount thereto) of the Administrative Agent, any such other Agent, any LC Facility Issuing Bank, any such Lead Arranger or any such Lender (or any of their respective affiliates, or any of their respective officers, directors, employees, shareholders, members, agents and controlling persons), (ii) claims made or legal proceedings commenced against the Administrative Agent, any other Agent, any LC Facility Issuing Bank, any Lead Arranger or any such Lender by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such, (iii) any material breach of any Loan Document by the party to be indemnified or (iv) disputes among the Administrative Agent, any LC Facility Issuing Bank, the Lenders and/or their transferees.  To the fullest extent permitted under applicable law, no Indemnitee shall be liable for any consequential or punitive damages in connection with the Facilities.  All amounts due under this subsection 10.5 shall be payable not later than 30 days after written demand therefor.  Statements reflecting amounts payable by the Loan Parties pursuant to this subsection 10.5 shall be submitted to the address of the Borrower set forth in subsection 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Administrative Agent.  Notwithstanding the foregoing, except as provided in clauses (b) and (c) above, the Borrower shall have no obligation under this subsection 10.5 to any Indemnitee with respect to any Taxes imposed, levied, collected, withheld or assessed by any Governmental Authority.  The agreements in this subsection 10.5 shall survive repayment of the Term Loans, the LC Facility Participations and all other amounts payable hereunder.

10.6                           Successors and Assigns; Participations and Assignments.

(a)                                  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the LC Facility Issuing Bank that issues any Letters of Credit), except that (i) other than in accordance with subsection 7.3, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this subsection 10.6.

(b)                                 (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender other than a Conduit Lender may, in the ordinary course of business and in accordance with applicable law, assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including its Term Loan Commitment, LC Facility Participation (including its rights in respect of its LC Facility Deposit as provided herein) and/or Term Loans, pursuant to an Assignment and Acceptance with the prior written consent (such consent not to be unreasonably withheld or delayed, it being agreed that any increase in any United States withholding Taxes imposed pursuant to Section 1441 or 1442 of the Code in connection with the payment of the LC Facility Fees shall not be a reasonable basis for withholding consent) of:

(A)                              The Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under subsection 8(a) or (f) has occurred and is continuing, any other Person; provided, further, that if any Lender assigns all or a portion of its rights and obligations under this Agreement to one of its affiliates in connection with or in contemplation of the sale or other disposition of its interest in such affiliate, the Borrower’s prior written consent shall be required for such assignment; and

(B)                                the Administrative Agent.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                              except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments, LC Facility Participation or Term Loans, as the case may be, the amount of Commitments, LC Facility Participations or Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1.0 million unless the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default under subsection 8(a) or (f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B)                                the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that for concurrent assignments to two or more Approved Funds such assignment fee shall only be required to be paid once in respect of and at the time of such assignments; and

(C)                                the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

For the purposes of this subsection 10.6, the term “Approved Fund” has the following meaning:  any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii)                               Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and bound by any related obligations under) subsections 3.10, 3.11, 3.12, 3.13 and 10.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this subsection.

(iv)                              The Borrower hereby designates the Administrative Agent, and the Administrative Agent agrees, to serve as the Borrower’s agent, solely for purposes of this subsection 10.6, to maintain at one of its offices in New York, New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and interest and principal amount of the Term Loans or LC Facility Participations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the LC Facility Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Collateral Agent, the LC Facility Issuing Bank and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(v)                                 Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this subsection and any written consent to such assignment required by paragraph (b) of this subsection, the Administrative Agent shall accept such Assignment and Acceptance, record the information contained therein in the Register and give prompt notice of such assignment and recordation to the Borrower.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi)                              On or prior to the effective date of any assignment pursuant to this subsection 10.6(b), the assigning Lender shall surrender any outstanding Term Loan Notes held by it all or a portion of which are being assigned.  Any Term Loan Notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Borrower marked “cancelled.”

Notwithstanding the foregoing provisions of this subsection 10.6(b) or any other provision of this Agreement, if the Borrower shall have consented thereto in writing (such consent not to be unreasonably withheld), the Administrative Agent shall have the right, but not the obligation, to effectuate assignments of Term Loans, LC Facility Participations and Commitments via an electronic settlement system acceptable to the Administrative Agent and the Borrower as designated in writing from time to time to the Lenders by the Administrative Agent (the “Settlement Service”).  At any time when the Administrative Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed Assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be subject to the prior written approval of the Borrower and shall be consistent with the other provisions of this subsection 10.6(b).  Each assigning Lender and proposed Assignee shall comply with the requirements of the Settlement Service in connection with effecting any assignment of Term Loans, LC Facility Participations and Commitments pursuant to the Settlement Service.  If so elected by each of the Administrative Agent and the Borrower in writing (it being understood that the Borrower shall have no obligation to make such an election), the Administrative Agent’s and the Borrower’s approval of such Assignee shall be deemed to have been automatically granted with respect to any transfer effected through the Settlement Service.  Assignments and assumptions of the Term Loans, LC Facility Participations and Commitments shall be effected by the provisions otherwise set forth herein until Administrative Agent notifies Lenders of the Settlement Service as set forth herein.  The Borrower may withdraw its consent to the use of the Settlement Service at any time upon at least 10 Business Days prior written notice to the Administrative Agent, and thereafter assignments and assumptions of the Term Loans, LC Facility Participations and Commitments shall be effected by the provisions otherwise set forth herein.

Furthermore, no Assignee, which as of the date of any assignment to it pursuant to this subsection 10.6(b) would be entitled to receive any greater payment under subsection 3.10, 3.11 or 10.5, other than a greater payment of additional amounts under subsection 3.11 in respect of any United States withholding Taxes imposed pursuant to Section 1441 or 1442 of the Code in connection with the payment of the LC Facility Fees, than the assigning Lender would have been entitled to receive as of such date under such subsections with respect to the rights assigned, shall be entitled to receive such greater payments unless the assignment was made after an Event of Default under subsection 8(a) or (f) has occurred and is continuing or  the Borrower has expressly consented in writing to waive the benefit of this provision at the time of such assignment.

(c)                                  (i)  Any Lender other than a Conduit Lender may, in the ordinary course of its business and in accordance with applicable law, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments, LC Facility Participations and the Term Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such Lender shall remain the holder of any such Term Loan for all purposes under this Agreement and the other Loan Documents, and (D) the Borrower, the Administrative Agent, the LC Facility Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of subsection 10.1(a) and (2) directly affects such Participant.  Subject to paragraph (c)(ii) of this subsection, the Borrower agrees that each Participant shall be entitled to the benefits of (and shall have the related obligations under) subsections 3.10, 3.11, 3.12, 3.13 and 10.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this subsection.  To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 10.7(b) as though it were a Lender, provided that such Participant shall be subject to subsection 10.7(a) as though it were a Lender.

(ii)                                  No Loan Party shall be obligated to make any greater payment under subsection 3.10, 3.11 or 10.5, other than a greater payment of additional amounts under subsection 3.11 in respect of any United States withholding Taxes imposed pursuant to Section 1441 or 1442 of the Code in connection with the payment of the LC Facility Fees, than it would have been obligated to make in the absence of any participation, unless the sale of such participation is made with the prior written consent of the Borrower and the Borrower expressly waives the benefit of this provision at the time of such participation.  No Participant shall be entitled to the benefits of subsection 3.11 to the extent such Participant fails to comply with subsection 3.11(b) and/or (c) or to provide the forms and certificates referenced therein to the Lender that granted such participation and such failure increases the obligation of the Borrower under subsection 3.11.

(iii)                               Subject to paragraph (c)(ii), any Lender other than a Conduit Lender may also sell participations on terms other than the terms set forth in paragraph (c)(i) above, provided such participations are on terms and to Participants satisfactory to the Borrower and the Borrower has consented to such terms and Participants in writing.

(d)                                 Any Lender, without the consent of the Borrower or the Administrative Agent, may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this subsection shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute (by foreclosure or otherwise) any such pledgee or Assignee for such Lender as a party hereto.

(e)                                  No assignment or participation made or purported to be made to any Assignee or Participant shall be effective without the prior written consent of the Borrower if it would require the Borrower to make any filing with any Governmental Authority or qualify any Term Loan or Term Loan Note under the laws of any jurisdiction, and the Borrower shall be entitled to request and receive such information and assurances as it may reasonably request from any Lender or any Assignee or Participant to determine whether any such filing or qualification is required or whether any assignment or participation is otherwise in accordance with applicable law.

(f)                                    Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Term Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in subsection 10.6(b).  The Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any domestic or foreign bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state, federal or provincial bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.  Each such indemnifying Lender shall pay in full any claim received from the Borrower pursuant to this subsection 10.6(f) within 30 Business Days of receipt of a certificate from a Responsible Officer of the Borrower specifying in reasonable detail the cause and amount of the loss, cost, damage or expense in respect of which the claim is being asserted, which certificate shall be conclusive absent manifest error.  Without limiting the indemnification obligations of any indemnifying Lender pursuant to this subsection 10.6(f), in the event that the indemnifying Lender fails timely to compensate the Borrower for such claim, any Term Loans held by the relevant Conduit Lender shall, if requested by the Borrower, be assigned promptly to the Lender that administers the Conduit Lender and the designation of such Conduit Lender shall be void.

(g)                                 If the Borrower wishes to replace the Term Loans or LC Facility Participations in whole or in part with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Term Loan Lenders or LC Facility Lenders, as applicable, instead of prepaying the Term Loans or LC Facility Participations to be replaced, to (i) require the Lenders to assign such Term Loans or LC Facility Participations to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with subsection 10.1 (with such replacement, if applicable, being deemed to have been made pursuant to subsection 10.1(d)).  Pursuant to any such assignment, all Loans and LC Participations to be replaced shall be purchased at par (allocated among the Lenders in the same manner as would be required if such Term Loans or LC Facility Participations were being optionally prepaid or such LC Facility Commitments were being optionally reduced or prepaid by the Borrower), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to subsection 3.12.  By receiving such purchase price, the Term

Loan Lenders or LC Facility Lenders, as applicable, shall automatically be deemed to have assigned the Term Loans or LC Facility Participations pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit G, and accordingly no other action by such Lenders shall be required in connection therewith.  The provisions of this paragraph are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

10.7                           Adjustments; Set-off; Calculations; Computations.

(a)                                  If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Term Loans or Reimbursement Obligations owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in subsection 8(f), or otherwise (except pursuant to subsection 3.4, 3.13(d) or 10.6)), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Term Loans or the Reimbursement Obligations, as the case may be, owing to it, or interest thereon, such Benefited Lender shall purchase for cash from the other Term Loan Lenders or LC Facility Lenders, as applicable, an interest (by participation, assignment or otherwise) in such portion of each such other Lender’s Term Loans or the Reimbursement Obligations, as the case may be, owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Term Loan Lenders or LC Facility Lenders, as applicable; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)                                 In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon the occurrence of an Event of Default under subsection 8(a) to set off and appropriate and apply against any amount then due and payable under subsection 8(a) by the Borrower any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

10.8                           Judgment.

(a)                                  If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this subsection 10.8 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of any other jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this subsection 10.8 being hereinafter in this subsection 10.8 referred to as the “Judgment Conversion Date”).

(b)                                 If, in the case of any proceeding in the court of any jurisdiction referred to in subsection 10.8(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Loan Party shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from any Loan Party under this subsection 10.8(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

(c)                                  The term “rate of exchange” in this subsection 10.8 means the rate of exchange at which the Administrative Agent, on the relevant date at or about 12:00 noon (New York time), would be prepared to sell, in accordance with its normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.

10.9                           Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of such counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Agreement signed by all the parties shall be delivered to the Borrower and the Administrative Agent.

10.10                     Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.11                     Integration.  This Agreement and the other Loan Documents represent the entire agreement of each of the Loan Parties party hereto, the Agents, the LC Facility Issuing Banks and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any of the Loan Parties party hereto, the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.12                     GOVERNING LAW.  THIS AGREEMENT AND ANY NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING

EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

10.13                     Submission to Jurisdiction; Waivers.  Each party hereto hereby irrevocably and unconditionally:

(a)                                  submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)                                 consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(c)                                  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, the applicable Lender or the Administrative Agent, as the case may be, at the address specified in subsection 10.2 or at such other address of which the Administrative Agent, any such Lender and the Borrower shall have been notified pursuant thereto;

(d)                                 agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)                                  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any consequential or punitive damages.

10.14                     Acknowledgements.  The Borrower hereby acknowledges that:

(a)                                  it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)                                 neither the Administrative Agent nor any Agent, Other Representative, LC Facility Issuing Bank or Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on the one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and

(c)                                  no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby and thereby among the Lenders or among any of the Borrower and the Lenders.

10.15                     WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.16                     Confidentiality.

(a)                                  Each Agent, each LC Facility Issuing Bank, each Lead Arranger and each Lender agrees to keep confidential any information (x) provided to it by or on behalf of Holding, or any of its Subsidiaries pursuant to or in connection with the Loan Documents or (y) obtained by such Lender based on a review of the books and records of Holding or any of its Subsidiaries; provided that nothing herein shall prevent any Lender from disclosing any such information (i) to any Agent, LC Facility Issuing Bank, any Other Representative or any other Lender, (ii) to any Transferee, or prospective Transferee or any creditor or any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations which agrees to comply with the provisions of this subsection (or with other confidentiality provisions satisfactory to and consented to in writing by the Borrower) pursuant to a written instrument (or electronically recorded agreement from any Person listed above in this clause (ii), which Person has been approved by the Borrower (such approval not be unreasonably withheld), in respect to any electronic information (whether posted or otherwise distributed on Intralinks or any other electronic distribution system)) for the benefit of Holding and the Borrower (it being understood that each relevant Lender shall be solely responsible for obtaining such instrument (or such electronically recorded agreement)), (iii) to its affiliates and the employees, officers, directors, agents, attorneys, accountants and other professional advisors of it and its affiliates, provided that such Lender shall inform each such Person of the agreement under this subsection 10.16 and take reasonable actions to cause compliance by any such Person referred to in this clause (iii) with this agreement (including, where appropriate, to cause any such Person to acknowledge its agreement to be bound by the agreement under this subsection 10.16), (iv) upon the request or demand of any Governmental Authority having jurisdiction over such Lender or its affiliates or to the extent required in response to any order of any court or other Governmental Authority or as shall otherwise be required pursuant to any Requirement of Law, provided that such Lender shall, unless prohibited by any Requirement of Law, notify the Borrower of any disclosure pursuant to this clause (iv) as far in advance as is reasonably practicable under such circumstances, (v) which has been publicly disclosed other than in breach of this Agreement, (vi) in connection with the exercise of any remedy hereunder, under any Loan Document or under any Interest Rate Protection Agreement, (vii) in connection with periodic regulatory examinations and reviews conducted by the National Association of Insurance Commissioners or any Governmental Authority having jurisdiction over such Lender or its affiliates (to the extent applicable), (viii) in connection with any litigation to which such Lender (or, with respect to any Interest Rate Protection Agreement, any affiliate of any Lender party thereto) may be a party, subject to the proviso in clause (iv), and (ix) if, prior to such information having been so provided or obtained, such information was already in an Agent’s, LC Facility Issuing Bank’s,  Arranger’s or a

Lender’s possession on a non-confidential basis without a duty of confidentiality to Holding or the Borrower (or any of their respective Affiliates) being violated.

(b)                                 Each Lender acknowledges that any such information referred to in subsection 10.16(a), and any information (including requests for waivers and amendments) furnished by the Borrower or the Administrative Agent pursuant to or in connection with this Agreement and the other Loan Documents, may include material non-public information concerning the Borrower, the other Loan Parties and their respective Affiliates or their respective securities.  Each Lender represents and confirms that such Lender has developed compliance procedures regarding the use of material non-public information; that such Lender will handle such material non-public information in accordance with those procedures and applicable law, including United States federal and state securities laws; and that such Lender has identified to the Administrative Agent a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law.

10.17                     Additional Indebtedness.  In connection with the incurrence by any Loan Party or any Subsidiary thereof of Additional Indebtedness, each of the Administrative Agent and the Collateral Agent agree to execute and deliver any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Security Document (including but not limited to any Mortgages), and to make or consent to any filings or take any other actions in connection therewith, as may be reasonably deemed by the Borrower to be necessary or reasonably desirable for any Lien on the assets of any Loan Party permitted to secure such Additional Indebtedness to become a valid, perfected lien (with such priority as may be designated by the relevant Loan Party or Subsidiary, to the extent such priority is permitted by the Loan Documents) pursuant to the Security Document being so amended, amended and restated, restated, waived, supplemented or otherwise modified or otherwise.

10.18                     USA Patriot Act Notice.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. Law 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies the Borrower and each Subsidiary Guarantor, which information includes the name of the Borrower and each Subsidiary Guarantor and other information that will allow such Lender to identify the Borrower and each Subsidiary Guarantor in accordance with the Patriot Act, and the Borrower agrees to provide such information from time to time to any Lender.

10.19                     Special Provisions Regarding Pledges of Capital Stock in, and Promissory Notes Owed by, Persons Not Organized in the U.S.  To the extent any Security Document requires or provides for the pledge of promissory notes issued by, or Capital Stock in, any Person organized under the laws of a jurisdiction outside the United States, it is acknowledged that, as of the Closing Date, no actions have been required to be taken to perfect, under local law of the jurisdiction of the Person who issued the respective promissory notes or whose Capital Stock is pledged, under the Security Documents.  The Borrower hereby agrees that, following any request by the Administrative Agent or Required Lenders to do so, the Borrower shall, and shall cause its Restricted Subsidiaries to, take (to the extent they may lawfully do so) such actions (including the making of any filings and the delivery of appropriate legal opinions) under the local law of any jurisdiction with respect to which such actions have not already been taken as are reasonably determined by the Administrative Agent or Required Lenders to be necessary or reasonably desirable in order to fully perfect, preserve or protect the security interests granted pursuant to the various Security Documents under the laws of such jurisdictions.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers, as of the date first written above.

BORROWER:	CDRSVM ACQUISITION CO., INC.

	By:	/s/ Theresa A. Gore
Name: Theresa A. Gore
Title: Vice President and Treasurer

AGENT:	CITIBANK, N.A.,
as Administrative Agent, Collateral Agent and a Lender

	By:	/s/ Timothy P. Dilworth
Name: Timothy P. Dilworth
Title: Vice President

AGENT:	JPMORGAN CHASE BANK, N.A.,
as Syndication Agent and a Lender

	By:	/s/ Kathryn A. Duncan
Name: Kathryn A. Duncan
Title: Managing Director

LENDERS:	Bank of America, N.A.

	By:	/s/ Robert Klawinski
Name: Robert Klawinski
Title: Senior Vice President

GOLDMAN SACHS CREDIT PARTNERS L.P.

	By:	/s/ Bruce H. Mendelsohn
Name: Bruce H. Mendelsohn
Title: Authorized Signatory

S-1

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Henry F. D’Alessandro
Name: Henry F. D’Alessandro
Title: Vice President

S-2

EXHIBIT A TO
CREDIT AGREEMENT

FORM OF TERM LOAN NOTE

$	New York, New York

[    ] [    ], 2007

FOR VALUE RECEIVED, the undersigned, THE SERVICEMASTER COMPANY, a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to                             (the “Lender”) and its successors and assigns, at the office of [Citibank, N.A.], in lawful money of the United States of America and in immediately available funds, the principal amount of the lesser of (a) [                                                      ] DOLLARS ($                           ) and (b) the aggregate unpaid principal amount of the Loan made by the Lender to the undersigned pursuant to subsection 2.1(a) of the Credit Agreement referred to below, which sum shall be payable in accordance with subsection 2.2(b) of the Credit Agreement, commencing on [               ] and thereafter in consecutive quarterly installments on each March 31, June 30, September 30 and December 31 and on the Term Loan Maturity Date, each such installment to be in an amount (subject to adjustment as provided therein) equal to the Lender’s Term Loan Percentage of the amount set forth next to the applicable installment date in such subsection 2.2(b) (or, if less in any case, the aggregate amount of the Loans then outstanding).

The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time at the applicable rates per annum and on the dates set forth in subsection 3.1 of the Credit Agreement until such principal amount is paid in full (after, as well as before, judgment).

This Note is one of the Term Loan Notes referred to in the Credit Agreement, dated as of July [24], 2007 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, as successor by merger to CDRSVM Acquisition Co., Inc., a Delaware corporation, the several banks and other financial institutions from time to time party thereto (including the Lender) (the “Lenders”), Citibank N.A., as administrative agent, collateral agent and LC Facility issuing bank for the Lenders and JPMorgan Chase Bank, N.A., as syndication agent, and is entitled to the benefits thereof, is secured and guaranteed as provided therein and is subject to optional and mandatory prepayment in whole or in part as provided therein.  Terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided therein.

A-1

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive, to the maximum extent permitted by applicable law, presentment, demand, protest and all other notices of any kind under this Note.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

THE SERVICEMASTER COMPANY

By:
Name:
Title:

By:
Name:
Title:

A-2

EXHIBIT B TO
CREDIT AGREEMENT

FORM OF GUARANTEE AND COLLATERAL AGREEMENT

See Exhibit 10.3

B-1

EXHIBIT C TO
CREDIT AGREEMENT

FORM OF INTERCREDITOR AGREEMENT

See Exhibit 10.15

EXHIBIT D TO
CREDIT AGREEMENT

FORM OF MORTGAGE

Assessor’s Parcel Number:

This Mortgage was prepared in consultation with counsel in the state in which the Mortgaged Property is located by the attorney named below and after recording please return to:

Cahill Gordon & Reindel LLP 80 Pine Street New York, NY 10005 Attention: , Esq.
(Space Above Line For Recorder’s Use Only)

This document is intended
to be recorded in
[County], [State]

MORTGAGE, SECURITY AGREEMENT,
AND ASSIGNMENT OF LEASES AND RENTS AND
FIXTURE FILING

by

[THE SERVICEMASTER COMPANY],
as Mortgagor,

to

CITIBANK, N.A.,
as Administrative and Collateral Agent,
as Mortgagee,

Dated as of                 , 2007

D-1

D-i

MORTGAGE, SECURITY AGREEMENT,
ASSIGNMENT OF LEASES AND RENTS AND FIXTURE FILING(1)

THIS MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF LEASES AND RENTS AND FIXTURE FILING, dated as of                 is made by [THE SERVICEMASTER COMPANY], a Delaware corporation (“Mortgagor”), whose address is                                              , to Citibank, N.A.., as Administrative Agent and Collateral Agent (in such capacity, “Mortgagee”), a                                               having an office at                                              .  References to this “Mortgage” shall mean this instrument and any and all renewals, modifications, amendments, supplements, extensions, consolidations, substitutions, spreaders and replacements of this instrument.

W I T N E S S E T H:

WHEREAS, pursuant to that certain Credit Agreement, dated as of the date hereof (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, together with any agreement extending the maturity of, or restructuring, refunding, refinancing or increasing the Indebtedness under such agreement or successor agreements, the “Credit Agreement”), among CDRSVM ACQUISITION CO., INC., a Delaware corporation (“Acquisition Co.” and, together with any assignee of, or successor by merger to, Acquisition Co.’s rights and obligations (including the ServiceMaster Company as a result of the Merger (as defined in the Credit Agreement)) as provided in the Credit Agreement, the “Borrower”), the several banks and other financial institutions from time to time parties thereto (as further defined in the Credit Agreement, the “Lenders”), CITIBANK, N.A., as administrative agent (in its specific capacity as administrative agent, the “Administrative Agent”), collateral agent (in its specific capacity as collateral agent, the “Collateral Agent”) for the Lenders and JP MORGAN CHASE BANK, N.A., as syndication agent, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to that certain Revolving Credit Agreement, dated as of the date hereof (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, together with any agreement extending the maturity of, or restructuring, refunding, refinancing or increasing the Indebtedness under such agreement or successor agreements, the “Revolving Credit Agreement”); Borrowers (as defined in the Revolving Credit Agreement), the several banks and other financial institutions from time to time parties thereto (as further defined in the Revolving Credit Agreement, the “Revolving Lenders”), CITIBANK, N.A., as administrative agent (in its specific capacity as administrative agent, the “Revolving Administrative Agent”), revolving collateral agent (in its specific capacity as revolving collateral agent, the “Revolving Collateral Agent”) for the Revolving Lenders thereunder, and JP

(1)                                  Savings clause to be added once agreed.

MORGAN CHASE BANK, N.A., as syndication agent, the Revolving Lenders have severally agreed to make extensions of credit to the Borrowers (as defined in the Revolving Credit Agreement) upon the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to that certain Guarantee and Collateral Agreement, dated as of the date hereof (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, the “Revolving Credit Guarantee and Collateral Agreement”), among the Borrowers (as defined in the Revolving Credit Guarantee and Collateral Agreement), certain of the subsidiaries of the Borrowers (as defined in the Revolving Credit Guarantee and Collateral Agreement), the Revolving Administrative Agent and the Revolving Collateral Agent, the Borrowers (as defined in the Revolving Credit Guarantee and Collateral Agreement) and such subsidiaries have granted a Lien (as defined in the Revolving Credit Guarantee and Collateral Agreement) to the Revolving Collateral Agent for the benefit of the Secured Parties (as defined in the Revolving Credit Guarantee and Collateral Agreement) on the Security Collateral (as defined in the Revolving Credit Guarantee and Collateral Agreement);

WHEREAS, pursuant to that certain Guarantee and Collateral Agreement, dated as of the date hereof (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”), among the Borrower, certain of the subsidiaries of the Borrower, the Administrative Agent and the Collateral Agent, the Borrower and such subsidiaries have granted a Lien (as defined in the Guarantee and Collateral Agreement) to the Collateral Agent for the benefit of the Secured Parties (as defined in the Guarantee and Collateral Agreement) on the Security Collateral (as defined in the Guarantee and Collateral Agreement);

WHEREAS, pursuant to that certain Mortgage, dated as of the date hereof (the “Revolving Mortgage”), among Mortgagor, the Administrative Agent and the Revolving Collateral Agent, Mortgagor has granted a mortgage Lien (as defined in the Revolving Mortgage) to the Revolving Collateral Agent for the benefit of the Secured Parties (as defined in the Revolving Credit Agreement) on the Mortgaged Property;

WHEREAS, the Collateral Agent, the Administrative Agent, the Revolving Collateral Agent and the Revolving Administrative Agent have entered into an Intercreditor Agreement, acknowledged by the Borrower and the Credit Parties (as defined in the Intercreditor Agreement), dated as of the date hereof (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, subject to section 21 hereof, the “Intercreditor Agreement”);

WHEREAS, Mortgagor (i) is the owner of the fee simple estate in the parcel(s) of real property described on Schedule A attached hereto (the “Owned Land”); and (ii) owns, leases or otherwise has the right to use all of the buildings, improvements, structures, and fixtures now or subsequently located on the Owned Land (the “Improvements”; the Owned Land and the Improvements being collectively referred to as the “Real Estate”);

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

[WHEREAS, the Borrower and the Mortgagor are engaged in related businesses, and the Mortgagor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement;]

WHEREAS, it is a condition to the obligation of the Lenders to make their respective extensions of credit under the Credit Agreement that the Mortgagor shall execute and deliver this Mortgage to the Mortgagee and;

NOW, THEREFORE, in consideration of the premises and to induce the Mortgagee and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrowers thereunder, the Mortgagor hereby agrees with the Mortgagee, for the ratable benefit of the Secured Parties, as follows:

Granting Clauses

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mortgagor agrees to secure the Obligations (as defined in the Guarantee and Collateral Agreement) of such Mortgagor (the “Obligations”).

MORTGAGOR HEREBY GRANTS TO MORTGAGEE A LIEN UPON AND A SECURITY INTEREST IN, AND HEREBY MORTGAGES TO MORTGAGEE AND ITS ASSIGNS, SUBJECT ONLY TO THE PERMITTED EXCEPTIONS:

A.                                   the Owned Land;

B.                                     all right, title and interest Mortgagor now has or may hereafter acquire in and to the Improvements or any part thereof (whether owned in fee by Mortgagor or held otherwise);

C.                                     all right, title and interest of Mortgagor in, to and under all easements, rights of way, licenses, operating agreements, abutting strips and gores of land, streets, ways, alleys, passages, sewer rights, waters, water courses, water and flowage rights, development rights, air rights, mineral and soil rights, plants, standing and fallen timber, and all estates, rights, titles, interests, privileges, licenses, tenements, hereditaments and appurtenances belonging, relating or appertaining to the Real Estate, and any reversions, remainders, rents, issues, profits and revenue thereof and all land lying in the bed of any street, road or avenue, in front of or adjoining the Real Estate to the center line thereof;

D.                                    all right, title and interest of Mortgagor in and to all of the fixtures, chattels, business machines, machinery, apparatus, equipment, furnishings, fittings, and articles of personal property of every kind and nature whatsoever, and all appurtenances and additions thereto and substitutions or replacements thereof (together with, in each case, attachments, components, parts and accessories) currently owned or subsequently acquired by Mortgagor and now or subsequently attached to, the Real Estate (all of the foregoing in this paragraph (d) being referred to as the “Equipment”);

E.                                      all right, title and interest of Mortgagor in and to all substitutes and replacements of, and all additions and improvements to, the Real Estate and the Equipment, subsequently acquired by or released to Mortgagor or constructed, assembled or placed by Mortgagor on the Real Estate, immediately upon such acquisition, release, construction, assembling or placement, including any and all building materials whether stored at the Real Estate or offsite, and, in each such case, without any further deed, conveyance, assignment or other act by Mortgagor;

F.                                      all right, title and interest of Mortgagor in, to and under all leases, subleases, underlettings, concession agreements, management agreements, licenses and other agreements relating to the use or occupancy of the Real Estate or the Equipment or any part thereof, now existing or subsequently entered into by Mortgagor and whether written or oral and all guarantees of any of the foregoing (collectively, as any of the foregoing may be amended, restated, extended, renewed or modified from time to time, the “Leases”), and all rights of Mortgagor in respect of cash and securities deposited thereunder and the right to receive and collect the revenues, income, rents, issues and profits thereof, together with all other rents, royalties, issues, profits, revenue, income and other benefits arising from the use and enjoyment of the Mortgaged Property (as defined below) (collectively, the “Rents”);

G.                                     all right, title and interest of Mortgagor, to the extent assignable, in and to all unearned premiums under insurance policies now or subsequently obtained by Mortgagor relating to the Real Estate or Equipment and Mortgagor’s interest in and to all proceeds of any such insurance policies (including title insurance policies) including the right to collect and receive such proceeds, subject to the provisions relating to insurance generally set forth below; and all awards and other compensation, including the interest payable thereon and the right to collect and receive the same, made to the present or any subsequent owner of the Real Estate or Equipment for the taking by eminent domain, condemnation or otherwise, of all or any part of the Real Estate or any easement or other right therein, subject to the provisions relating to condemnation awards generally set forth below;

H.                                    to the extent not prohibited under the applicable contract, consent, license or other item unless the appropriate consent has been obtained, all right, title and interest of Mortgagor in and to (i) all contracts from time to time executed by Mortgagor or any manager or agent on its behalf relating to the ownership, construction, maintenance, repair, operation, occupancy, sale or financing of the Real Estate or Equipment or any part thereof and all agreements and options relating to the purchase or lease of any portion of the Real Estate or any property which is adjacent or peripheral to the Real Estate, together with the right to exercise such options and all leases of Equipment, (ii) all consents, licenses, building permits, certificates of occupancy and other governmental approvals relating to construction, completion, occupancy, use or operation of the Real Estate or any part thereof, and (iii) all drawings, plans, specifications and similar or related items relating to the Real Estate; and

I.                                         all proceeds, both cash and noncash, of the foregoing; but excluding any assets or interests in assets transferred in connection with any Special Purpose Financing (as defined in the Credit Agreement), or subject to any liens of the type referred to in subsection 7.2(k)(i) (with respect to Indebtedness under subsection 7.1(b)(ix)), or subsection 7.2(k)(iv).

(All of the foregoing property and rights and interests now owned or held or subsequently acquired by Mortgagor and described in the foregoing clauses (a) through (d) are collectively referred to as the “Premises”, and those described in the foregoing clauses (a) through (i) are collectively referred to as the “Mortgaged Property”).

TO HAVE AND TO HOLD the Mortgaged Property and the rights and privileges hereby mortgaged unto Mortgagee, its successors and assigns for the uses and purposes set forth, until the Obligations are fully paid and performed, provided, however, that the condition of this Mortgage is such that if the Obligations are fully paid and performed, then the mortgage hereby granted shall cease, terminate and become void.

This Mortgage covers present and future advances and re-advances, in the aggregate amount of the obligations secured hereby, made by the Secured Parties for the benefit of Mortgagor, and the lien of such future advances and re-advances shall relate back to the date of this Mortgage.  The maximum amount of the obligations secured hereby will not exceed                                                          ($                        ).

The rules of construction set forth in the Intercreditor Agreement shall be applicable to this Mortgage mutatis mutandis.

Terms and Conditions

Mortgagor further represents, warrants, covenants and agrees with Mortgagee and the Secured Parties as follows:

1.                                       Defined Terms.  Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.  References in this Mortgage to the “Default Rate” shall mean the interest rate applicable pursuant to subsection 3.1(c) of the Credit Agreement.  References herein to the “Secured Parties” mean the reference to the Secured Parties as defined in [the Guarantee and Collateral Agreement].

2.                                       Warranty of Title.  Mortgagor warrants that it has good record title in fee simple to the Real Estate, and good title to the rest of the Mortgaged Property, subject only to the matters that are set forth in Schedule B of the title insurance policy or policies being issued to Mortgagee to insure the lien of this Mortgage and any other lien or encumbrance as permitted by subsection 7.2 of the Credit Agreement (the “Permitted Liens”).  Mortgagor shall warrant, defend and preserve such title and the lien of this Mortgage against all claims of all persons and entities (not including the holders of the Permitted Liens).  Mortgagor represents and warrants that it has the right to mortgage the Mortgaged Property.

3.                                       Payment of Obligations.  Mortgagor shall pay and perform the Obligations at the times and places and in the manner specified in the Loan Documents.

4.                                       Requirements.  Mortgagor shall promptly comply with all covenants, restrictions and conditions now or later of record which may be applicable to any of the Mortgaged Property, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of any of the Mortgaged Property, except where a failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.                                       Payment of Taxes and Other Impositions.  (a)  Promptly when due or prior to the date on which any fine, penalty, interest or cost may be added thereto or imposed, Mortgagor shall pay and discharge all taxes, charges and assessments of every kind and nature, all charges for any easement or agreement maintained for the benefit of any of the Real Estate, all general and special assessments, levies, permits, inspection and license fees, all water and sewer rents and charges, vault taxes and all other public charges even if unforeseen or extraordinary, imposed upon or assessed against or which may become a lien on any of the Real Estate, or arising in respect of the occupancy, use or possession thereof, together with any penalties or interest on any of the foregoing (all of the foregoing are collectively referred to herein as the “Impositions”), except where the validity or amount thereof is being contested in accordance with the provisions of the Credit Agreement.  Upon request by Mortgagee, Mortgagor shall within 30 days after the request of Mortgagee, deliver to Mortgagee evidence reasonably acceptable to Mortgagee showing the payment of any such Imposition.  If by law any Imposition, at Mortgagor’s option, may be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Mortgagor may elect to pay such Imposition in such installments and shall be responsible for the payment of such installments with interest, if any.

(b)                                 Nothing herein shall affect any right or remedy of Mortgagee under this Mortgage or otherwise, without notice or demand to Mortgagor, to pay any Imposition after the date such Imposition shall have become due, and add to the Obligations the amount so paid, together with interest from the time of payment at the Default Rate.  Any sums paid by Mortgagee in discharge of any Impositions shall be (i) a lien on the Premises secured hereby prior to any right or title to, interest in, or claim upon the Premises subordinate to the lien of this Mortgage, and (ii) payable on demand by Mortgagor to Mortgagee together with interest at the Default Rate as set forth above.

(c)                                  Mortgagor shall not be entitled to any credit against the Obligations by reason of the payment of Impositions.

6.                                       Insurance.  Mortgagor shall maintain insurance in accordance with the provisions of the Credit Agreement.

7.                                       Restrictions on Liens and Encumbrances.  Except for the lien of this Mortgage and the Permitted Liens and except as otherwise permitted pursuant to the terms of the Credit Agreement, Mortgagor shall not further mortgage, nor otherwise encumber the Mortgaged Property nor create or suffer to exist any lien, charge or encumbrance on the Mortgaged

Property, or any part thereof, whether superior or subordinate to the lien of this Mortgage and whether recourse or non-recourse.

8.                                       Due on Sale and Other Transfer Restrictions.  Except as permitted by the Credit Agreement, Mortgagor shall not sell, transfer, convey or assign all or any portion of, or any interest in, the Mortgaged Property.

9.                                       Condemnation/Eminent Domain.  Promptly upon obtaining knowledge of the institution of any proceedings for the condemnation of the Mortgaged Property, or any material portion thereof, Mortgagor will notify Mortgagee of the pendency of such proceedings.  All awards and proceeds relating to such condemnation shall be deemed proceeds from a Recovery Event and applied in the manner specified in the Credit Agreement.

10.                                 Further Assurances.  To further assure Mortgagee’s rights under this Mortgage, Mortgagor agrees promptly upon demand of Mortgagee to do any act or execute any additional documents (including, but not limited to, security agreements on any personalty included or to be included in the Mortgaged Property and a separate assignment of each Lease in recordable form) as may be reasonably required by Mortgagee to confirm the lien of this Mortgage and all other rights or benefits conferred on Mortgagee by this Mortgage.

11.                                 Mortgagee’s Right to Perform.  If Mortgagor fails to perform any of the covenants or agreements of Mortgagor under this Mortgage, within the applicable grace period, if any, provided for in this Mortgage or in the Credit Agreement, Mortgagee, without waiving or releasing Mortgagor from any obligation or default under this Mortgage, may, at any time upon 10 days’ written notice to Mortgagor (but shall be under no obligation to) pay or perform the same, and the amount or cost thereof, with interest at the Default Rate, shall immediately be due from Mortgagor to Mortgagee and the same shall be secured by this Mortgage and shall be a lien on the Mortgaged Property prior to any right, title to, interest in, or claim upon the Mortgaged Property attaching subsequent to the lien of this Mortgage.  No payment or advance of money by Mortgagee under this Section shall be deemed or construed to cure Mortgagor’s default or waive any right or remedy of Mortgagee.

12.                                 Remedies.  (a)  Subject to the terms of any document governing any Special Purpose Financing, and upon the occurrence and during the continuance of any Event of Default, Mortgagee may immediately take such action, without notice or demand, as it deems advisable to protect and enforce its rights against Mortgagor and in and to the Mortgaged Property, including the following actions, each of which may be pursued concurrently or otherwise, at such time and in such manner as Mortgagee may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Mortgagee:

(i)                                     Mortgagee may, to the extent permitted by applicable law, (A) institute and maintain an action of mortgage foreclosure against all or any part of the Mortgaged Property, (B) institute and maintain an action on the Loans or the Credit Agreement, the Guarantee and Collateral Agreement or any other Loan Document, (C) sell all or part of the Mortgaged Property (Mortgagor expressly granting to Mortgagee the power of sale), or (D) take such other action at law or in equity for the enforcement of this Mortgage or any of the Loan Documents as the law may allow.  Mortgagee may proceed in any such action to final judgment and execution thereon for all sums due hereunder, together with interest thereon as provided in the Credit Agreement and all reasonable out-of-pocket costs of suit, including reasonable out-of-pocket attorneys’ fees and disbursements.  Interest at the Default Rate shall be due on any judgment obtained by Mortgagee from the date of judgment until actual payment is made of the full amount of the judgment. Mortgagor agrees that in addition to all other rights of Mortgagee hereunder and without waiving or modifying any of its rights, Mortgagee may to the maximum extent permitted by law, foreclose and at its sole option utilize the provisions of any statute which allows Mortgagee to obtain the Mortgaged Property by using a shortened redemption period; and
(ii)                                  Subject to the terms of any document governing any Special Purpose Financing, Mortgagee may personally, or by its agents, attorneys and employees and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral as security for the Obligations enter into and upon the Mortgaged Property and each and every part thereof and exclude Mortgagor and its agents and employees therefrom without liability for trespass, damage or otherwise (Mortgagor hereby agreeing to surrender possession of the Mortgaged Property to Mortgagee upon demand at any such time) and use, operate, manage, maintain and control the Mortgaged Property and every part thereof. Subject to the terms of any document governing any Special Purpose Financing, following such entry and taking of possession, Mortgagee shall be entitled, without limitation, (x) to lease all or any part or parts of the Mortgaged Property for such periods of time and upon such conditions as Mortgagee may, in its discretion, deem proper, (y) to enforce, cancel or modify any Lease and (z) generally to execute, do and perform any other act, deed, matter or thing concerning the Mortgaged Property as Mortgagee shall deem appropriate as fully as Mortgagor might do.

(b)                                 In case of a foreclosure sale, the Real Estate may be sold, at Mortgagee’s election, in one parcel or in more than one parcel and Mortgagee is specifically empowered (without being required to do so, and in its sole and absolute discretion) to cause successive sales of portions of the Mortgaged Property to be held.

(c)                                  In the event of any breach of any of the covenants, agreements, terms or conditions contained in this Mortgage, Mortgagee shall be entitled to enjoin such breach and obtain specific performance of any covenant, agreement, term or condition and Mortgagee shall have the right to invoke any equitable right or remedy as though other remedies were not provided for in this Mortgage.

It is agreed that if an Event of Default shall occur and be continuing, any and all proceeds of the Mortgaged Property received by the Mortgagee shall be held by the Mortgagee for the benefit of the Secured Parties as collateral security for the Obligations (whether matured or unmatured), and/or then or at any time thereafter may, in the sole discretion of the Mortgagee, be applied by the Mortgagee against the Obligations then due and owing in the order of priority set forth in the Intercreditor Agreement.

13.                                 Right of Mortgagee to Credit Sale.  Upon the occurrence of any sale made under this Mortgage, whether made under the power of sale or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, Mortgagee may bid for and acquire the Mortgaged Property or any part thereof.  In lieu of paying cash therefor, Mortgagee may make settlement for the purchase price by crediting upon the Obligations or other sums secured by this Mortgage, the net sales price after deducting therefrom the expenses of sale and the reasonable, out-of-pocket cost of the action and any other sums which Mortgagee is authorized to deduct under this Mortgage.  In such event, this Mortgage, the Loan Documents and documents evidencing expenditures secured hereby may be presented to the person or persons conducting the sale in order that the amount so used or applied may be credited upon the Obligations as having been paid.

14.                                 Appointment of Receiver.  If an Event of Default shall have occurred and be continuing, Mortgagee, to the extent permitted under applicable law, as a matter of right and without notice to Mortgagor, and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral or the interest of Mortgagor therein as security for the Obligations, shall have the right to apply to any court having jurisdiction to appoint a receiver or receivers or other manager of the Mortgaged Property, and Mortgagor hereby irrevocably consents to such appointment and waives notice of any application therefor (except as may be required by law).  Any such receiver or receivers or manager shall have all the usual powers and duties of receivers in like or similar cases and all the powers and duties of Mortgagee in case of entry as provided in this Mortgage, including and to the extent permitted by law, the right to enter into leases of all or any part of the Mortgaged Property, and shall continue as such and exercise all such powers until the date of confirmation of sale of the Mortgaged Property unless such receivership is sooner terminated.

15.                                 Extension, Release, etc.  (a)  Without affecting the lien or charge of this Mortgage upon any portion of the Mortgaged Property not then or theretofore released as security for the full amount of the Obligations, Mortgagee may, from time to time and without notice, agree to (i) release any person liable for the indebtedness borrowed or guaranteed under the Loan Documents, (ii) extend the maturity or alter any of the terms of the indebtedness borrowed or guaranteed under the Loan Documents or any other guaranty thereof, (iii) grant other indulgences, (iv) release or reconvey, or cause to be released or reconveyed at any time at Mortgagee’s option any parcel, portion or all of the Mortgaged Property, (v) take or release any other or additional security for any obligation herein mentioned, or (vi) make compositions or other arrangements with debtors in relation thereto.

(b)                                 No recovery of any judgment by Mortgagee and no levy of an execution under any judgment upon the Mortgaged Property or upon any other property of Mortgagor shall affect the lien of this Mortgage or any liens, rights, powers or remedies of Mortgagee hereunder, and such liens, rights, powers and remedies shall continue unimpaired.

(c)                                  If Mortgagee shall have the right to foreclose this Mortgage or to direct a power of sale, Mortgagor authorizes Mortgagee at its option to foreclose the lien of this Mortgage or direct the sale of the Mortgaged Property, as the case may be, subject to the rights of any tenants of the Mortgaged Property.  The failure to make any such tenants parties defendant to any such foreclosure proceeding and to foreclose their rights, or to provide notice to such tenants as required in any statutory procedure governing a sale of the Mortgaged Property, or to terminate such tenant’s rights in such sale will not be asserted by Mortgagor as a defense to any proceeding instituted by Mortgagee to collect the Obligations or to foreclose the lien of this Mortgage.

(d)                                 Unless expressly provided otherwise, in the event that ownership of this Mortgage and title to the Mortgaged Property or any estate therein shall become vested in the same person or entity, this Mortgage shall not merge in such title but shall continue as a valid lien on the Mortgaged Property for the amount secured hereby.

16.                                 Security Agreement under Uniform Commercial Code.  (a) Subject to the terms of any document governing any Special Purpose Financing, it is the intention of the parties hereto that this Mortgage shall constitute a “security agreement” within the meaning of the Uniform Commercial Code (the “Code”) of the State in which the Mortgaged Property is located.  If an Event of Default shall occur and be continuing, then in addition to having any other right or remedy available at law or in equity, Mortgagee shall have the option of either (i) proceeding under the Code and exercising such rights and remedies as may be provided to a secured party by the Code with respect to all or any portion of the Mortgaged Property which is personal property (including, without limitation, taking possession of and selling such property) or (ii) treating such property as real property and proceeding with respect to both the real and personal property constituting the Mortgaged Property in accordance with Mortgagee’s rights, powers and remedies with respect to the real property (in which event the default provisions of the Code shall not apply).  If Mortgagee shall elect to proceed under the Code, then ten days’ notice of sale of the personal property shall be deemed reasonable notice and the reasonable expenses of retaking, holding, preparing for sale, selling and the like incurred by Mortgagee shall include reasonable, out-of-pocket attorneys’ fees and legal expenses.  At Mortgagee’s request, during the continuance of an Event of Default, Mortgagor shall assemble the personal property and make it available to Mortgagee at a place designated by Mortgagee which is reasonably convenient to both parties.

(b)                                 Mortgagor and Mortgagee agree, to the extent permitted by law, that: (i) all of the goods described within the definition of the word “Equipment” are or are to become fixtures on the Real Estate; (ii) this Mortgage upon recording or registration in the real estate records of the proper office shall constitute a financing statement filed as a “fixture filing” within the meaning of [Sections 9-334 and 9-502] of the Code; (iii) Mortgagor is a Delaware corporation with a organization identification number as [              ]; and (iv) the addresses of Mortgagor and Mortgagee are as set forth on the first page of this Mortgage.

17.                                 Assignment of Rents.  (a)  Subject to the terms of any document governing any Special Purpose Financing, Mortgagor hereby assigns to Mortgagee the Rents as further security for the payment of and performance of the Obligations, and Mortgagor grants to Mortgagee the right to enter the Mortgaged Property for the purpose of collecting the same and to let the Mortgaged Property or any part thereof, and to apply the Rents on account of the Obligations.  The foregoing assignment and grant is present and absolute and shall continue in effect until the Obligations are fully paid and performed, but Mortgagee hereby waives the right to enter the Mortgaged Property for the purpose of collecting the Rents and Mortgagor shall be entitled to collect, receive, use and retain the Rents until the occurrence and during the continuance of an Event of Default, such right of Mortgagor to collect, receive, use and retain the Rents may be revoked by Mortgagee upon the occurrence and during the continuance of any Event of Default under this Mortgage by giving not less than ten days’ written notice of such revocation to Mortgagor; in the event such notice is given, Mortgagor shall pay over to Mortgagee, or to any receiver appointed to collect the Rents, any lease security deposits, and shall pay monthly in advance to Mortgagee, or to any such receiver, the fair and reasonable rental value as determined by Mortgagee for the use and occupancy of such part of the Mortgaged Property as may be in the possession of Mortgagor or any affiliate of Mortgagor, and upon default in any such payment Mortgagor and any such affiliate will vacate and surrender the possession of the Mortgaged Property to Mortgagee or to such receiver, and in default thereof may be evicted by summary proceedings or otherwise.  Mortgagor shall not accept prepayments of installments of Rent to become due for a period of more than one month in advance (except for security deposits and estimated payments of percentage rent, if any).

(b)                                 Mortgagor has not affirmatively done any act which would prevent Mortgagee from, or limit Mortgagee in, acting under any of the provisions of the foregoing assignment.

(c)                                  Except for any matter disclosed in the Credit Agreement, no action has been brought or, so far as is known to Mortgagor, is threatened, which would interfere in any way with the right of Mortgagor to execute the foregoing assignment and perform all of Mortgagor’s obligations contained in this Section and in the Leases.

18.                                 Additional Rights.  The holder of any subordinate lien or subordinate Mortgage on the Mortgaged Property shall have no right to terminate any Lease whether or not such Lease is subordinate to this Mortgage nor shall Mortgagor consent to any holder of any subordinate lien or subordinate Mortgage joining any tenant under any Lease in any action to foreclose the lien or modify, interfere with, disturb or terminate the rights of any tenant under any Lease.  By recordation of this Mortgage all subordinate lienholders and the mortgagees under subordinate mortgages are subject to and notified of this provision, and any action taken by any such lienholder or Mortgagee contrary to this provision shall be null and void.  Upon the occurrence and during the continuance of any Event of Default, Mortgagee may, in its sole discretion and without regard to the adequacy of its security under this Mortgage, apply all or any part of any amounts on deposit with Mortgagee under this Mortgage against all or any part of the Obligations.  Any such application shall not be construed to cure or waive any Default or Event of Default or invalidate any act taken by Mortgagee on account of such Default or Event of Default.

19.                                 Notices.  All notices, requests, demands and other communications hereunder shall be given in accordance with the provisions of subsection 11.2 of the Credit Agreement to Mortgagor and to Mortgagee as specified therein.

If to Mortgagor:	[The ServiceMaster Company
860 Ridge Lake Boulevard

Memphis, Tennessee 38120
Attention: Treasurer
Telephone: 901-766-1400
Facsimile: 901.766.1107]

with copies to:	The ServiceMaster Company
860 Ridge Lake Boulevard
Memphis, Tennessee 38120
Attention: General Counsel
Telephone: 901-766-1400
Facsimile: 901.766.1107

with copies to:	Debevoise & Plimpton LLP
919 Third Avenue, New York, New York 10022
Attention: [David A. Brittenham, Esq.]
Facsimile: [(212) 909-6836]
Telephone: [(212) 909-6000]

If to Mortgagee:	Citibank, N.A.

Attn:
Fax:

20.                                 No Oral Modification.  None of the terms or provisions of this Mortgage may be waived, amended, supplemented or otherwise modified except by a written instrument executed by each affected Credit Party and the Collateral Agent; provided that any provision of this Mortgage imposing obligations on any Credit Party may be waived by the Collateral Agent in a written instrument executed by the Collateral Agent.  For the avoidance of doubt, it is understood and agreed that any amendment, amendment and restatement, waiver, supplement or other modification of or to the Intercreditor Agreement that would have the effect, directly or indirectly, through any reference herein to the Intercreditor Agreement or otherwise, of waiving, amending, supplementing or otherwise modifying this Mortgage, or any term or provision hereof, or any right or obligation of any Credit Party hereunder or in respect hereof, shall not be given such effect except pursuant to a written instrument executed by each affected Credit Party and the Collateral Agent in accordance with this subsection 20.

21.                                 Partial Invalidity.  In the event any one or more of the provisions contained in this Mortgage shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, but each shall be construed as if such invalid, illegal or unenforceable provision had never been included.  Notwithstanding to the contrary anything contained in this Mortgage or in any provisions of any Loan Document, the obligations of Mortgagor and of any other obligor under any Loan Documents shall be subject to the limitation that Mortgagee shall not charge, take or receive, nor shall Mortgagor or any other obligor be obligated to pay to Mortgagee, any amounts constituting interest in excess of the maximum rate permitted by law to be charged by Mortgagee.

22.                                 Mortgagor’s Waiver of Rights.  To the fullest extent permitted by law, Mortgagor waives the benefit of all laws now existing or that may subsequently be enacted providing for (a) any appraisement before sale of any portion of the Mortgaged Property, (b) any extension of the time for the enforcement of the collection of the Obligations or the creation or extension of a period of redemption from any sale made in collecting such debt and (c) exemption of the Mortgaged Property from attachment, levy or sale under execution or exemption from civil process.  To the full extent Mortgagor may do so, Mortgagor agrees that Mortgagor will not at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any appraisement, valuation, stay, exemption, extension or redemption, or requiring foreclosure of this Mortgage before exercising any other remedy granted hereunder and Mortgagor, for Mortgagor and its successors and assigns, and for any and all persons ever claiming any interest in the Mortgaged Property, to the extent permitted by law, hereby waives and releases all rights of redemption, valuation, appraisement, stay of execution, notice of election to mature (except as expressly provided in the Credit Agreement) or declare due the whole of the secured indebtedness and marshalling in the event of exercise by Mortgagee of the foreclosure rights, power of sale, or other rights hereby created.

23.                                 Remedies Not Exclusive.  Subject to the terms of any document governing any Special Purpose Financing, Mortgagee shall be entitled to enforce payment and performance of the Obligations and to exercise all rights and powers under this Mortgage or under any of the other Loan Documents or other agreement or any laws now or hereafter in force, notwithstanding some or all of the Obligations may now or hereafter be otherwise secured, whether by mortgage, security agreement, pledge, lien, assignment or otherwise.  Neither the acceptance of this Mortgage nor its enforcement, shall prejudice or in any manner affect Mortgagee’s rights to realize upon or enforce any other security now or hereafter held by Mortgagee, it being agreed that Mortgagee shall be entitled to enforce this Mortgage and any other security now or hereafter held by Mortgagee in such order and manner as Mortgagee may determine in its absolute discretion.  No remedy herein conferred upon or reserved to Mortgagee is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute.  Every power or remedy given by any of the Loan Documents to Mortgagee or to which either may otherwise be entitled, may be exercised, concurrently or independently, from time to time and as often as may be deemed expedient by Mortgagee, as the case may be.  In no event shall Mortgagee, in the exercise of the remedies provided in this Mortgage (including in connection with the assignment of Rents to Mortgagee, or the appointment of a receiver and the entry of such receiver on to all or any part of the Mortgaged Property), be deemed a “Mortgagee in possession,” and Mortgagee shall not in any way be made liable for any act, either of commission or omission, in connection with the exercise of such remedies.

24.                                 Multiple Security.  If (a) the Premises shall consist of one or more parcels, whether or not contiguous and whether or not located in the same county, or (b) in addition to this Mortgage, Mortgagee shall now or hereafter hold or be the Mortgagee of one or more additional mortgages, liens, deeds of trust or other security (directly or indirectly) for the Obligations upon other property in the State in which the Premises are located (whether or not such property is owned by Mortgagor or by others) or (c) both the circumstances described in clauses (a) and (b) shall be true, then to the fullest extent permitted by law, Mortgagee may, at its election, commence or consolidate in a single foreclosure action all foreclosure proceedings against all such collateral securing the Obligations (including the Mortgaged Property), which action may be brought or consolidated in the courts of, or sale conducted in, any county in which any of such collateral is located.  Mortgagor acknowledges that the right to maintain a consolidated  foreclosure action is a specific inducement to Mortgagee to extend the indebtedness borrowed pursuant to or guaranteed by the Loan Documents, and Mortgagor expressly and irrevocably waives any objections to the commencement or consolidation of the foreclosure proceedings in a single action and any objections to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have.  Mortgagor further agrees that if Mortgagee shall be prosecuting one or more foreclosure or other proceedings against a portion of the Mortgaged Property or against any collateral other than the Mortgaged Property, which collateral directly or indirectly secures the Obligations, or if Mortgagee shall have obtained a judgment of foreclosure and sale or similar judgment against such collateral, then, whether or not such proceedings are being maintained or judgments were obtained in or outside the State in which the Premises are located, Mortgagee may commence or continue any  foreclosure proceedings and exercise its other remedies granted in this Mortgage against all or any part of the Mortgaged Property and Mortgagor waives any objections to the commencement or continuation of a foreclosure of this Mortgage or exercise of any other remedies hereunder based on such other proceedings or judgments, and waives any right to seek to dismiss, stay, remove, transfer or consolidate either any action under this Mortgage or such other proceedings on such basis.  Neither the commencement nor continuation of proceedings to foreclose this Mortgage, nor the exercise of any other rights hereunder nor the recovery of any judgment by Mortgagee in any such proceedings or the occurrence of any sale in any such proceedings shall prejudice, limit or preclude Mortgagee’s right to commence or continue one or more foreclosure or other proceedings or obtain a judgment against any other collateral (either in or outside the State in which the Premises are located) which directly or indirectly secures the Obligations, and Mortgagor expressly waives any objections to the commencement of, continuation of, or entry of a judgment in such other sales or proceedings or exercise of any remedies in such sales or proceedings based upon any action or judgment connected to this Mortgage, and Mortgagor also waives any right to seek to dismiss, stay, remove, transfer or consolidate either such other sales or proceedings or any sale or action under this Mortgage on such basis.  It is expressly understood and agreed that to the fullest extent permitted by law, Mortgagee may, at its election, cause the sale of all collateral which is the subject of a single  foreclosure action at either a single sale or at multiple sales conducted simultaneously and take such other measures as are appropriate in order to effect the agreement of the parties to dispose of and administer all collateral securing the Obligations (directly or indirectly) in the most economical and least time-consuming manner.

25.                                 Successors and Assigns.  All covenants of Mortgagor contained in this Mortgage are imposed solely and exclusively for the benefit of Mortgagee, and its successors and assigns, and no other person or entity shall have standing to require compliance with such covenants or be deemed, under any circumstances, to be a beneficiary of such covenants, any or all of which may be freely waived in whole or in part by Mortgagee at any time if in its sole discretion it deems such a waiver advisable.  All such covenants of Mortgagor shall run with the land and bind Mortgagor, the successors and assigns of Mortgagor (and each of them) and all subsequent owners, encumbrancers and tenants of the Mortgaged Property, and shall inure to the benefit of Mortgagee and its successors and assigns.  The word “Mortgagor” shall be construed as if it read “Mortgagors” whenever the sense of this Mortgage so requires and if there shall be more than one Mortgagor, the obligations of the Mortgagors shall be joint and several.

26.                                 No Waivers, etc.  Any failure by Mortgagee to insist upon the strict performance by Mortgagor of any of the terms and provisions of this Mortgage shall not be deemed to be a waiver of any of the terms and provisions hereof, and Mortgagee, notwithstanding any such failure, shall have the right thereafter to insist upon the strict performance by Mortgagor of any and all of the terms and provisions of this Mortgage to be performed by Mortgagor.  Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the security held for the obligations secured by this Mortgage without, as to the remainder of the security, in any way impairing or affecting the lien of this Mortgage or the priority of such lien over any subordinate lien or Mortgage.

27.                                 Governing Law, etc.  The laws of the State of New York shall govern the interpretation, construction, and enforcement of, and all aspects of the rights, obligations and duties created under, this Mortgage, except where the laws of the State of               are required to govern the enforcement of the security of the Obligations.

28.                                 Certain Definitions.  Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Mortgage shall be used interchangeably in singular or plural form and the word “Mortgagor” shall mean “each Mortgagor or any subsequent owner or owners of the Mortgaged Property or any part thereof or interest therein,” the word “Mortgagee” shall mean “Mortgagee or any successor Administrative Agent, Collateral Agent,” the word “person” shall include any individual, corporation, partnership, limited liability company, trust, unincorporated association, government, governmental authority, or other entity, and the words “Mortgaged Property” shall include any portion of the Mortgaged Property or interest therein.  Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.  The captions in this Mortgage are for convenience or reference only and in no way limit or amplify the provisions hereof.

29.                                 Last Dollars Secured; Priority.  This Mortgage secures only a portion of the indebtedness owing or which may become owing by the Mortgagor to the Secured Parties.  The parties agree that any payments or repayments of such indebtedness shall be and be deemed to be applied first to the portion of the indebtedness that is not secured hereby, it being the parties’ intent that the portion of the indebtedness last remaining unpaid shall be secured hereby.  If at any time this Mortgage shall secure less than all of the principal amount of the Obligations, it is expressly agreed that any repayments of the principal amount of the Obligations shall not reduce the amount of the lien of this Mortgage until the lien amount shall equal the principal amount of the Obligations outstanding.

30.                                 Release.  If any of the Mortgaged Property shall be sold, transferred or otherwise disposed of by any Mortgagor in a transaction permitted by the Credit Agreement (including, without limitation, a Special Purpose Financing), then the Mortgagee, at the request and sole expense of such Mortgagor, shall execute and deliver to such Mortgagor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Mortgaged Property.  The Mortgagor shall deliver to the Mortgagee, at least five Business Days prior to the date of the proposed release, a written request for release identifying the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Mortgagor stating that such transaction is in compliance with, and permitted by, the Credit Agreement and the other Loan Documents.

31.                                 Conflict With Credit Agreement.  In the event of any conflict or inconsistency between the terms and provisions of this Mortgage and the terms and provisions of the Credit Agreement, the terms and provisions of the Credit Agreement shall govern, other than with respect to the section of this Mortgage captioned “Governing Law, etc.”.  By their execution of the Credit Agreement, each Lender hereby agrees that it shall not have the right to institute any suit for enforcement of any Note or any other Indebtedness secured by this Mortgage or any other Security Document, if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, upon applicable law, result in the surrender, impairment, waiver or loss of the Lien of this Mortgage or any other Security Document or impede or delay the enforcement of the Lien of this Mortgage or any other Security Document.

32.                                 Easements.  At any time, or from time to time, without liability therefor and with ten (10) day’s prior written notice to Mortgagee, upon written request of Mortgagor and without affecting the effect of this Mortgage upon the remainder of the Mortgaged Property, Mortgagee shall join in granting any easement, right of way, encumbrance or lien on all or any portion of the Mortgaged Property, so long as Mortgagor certifies to Mortgagee that such easement, right of way, encumbrance or lien is a Permitted Lien.

33.                                 Intercreditor Agreement.  Notwithstanding anything herein to the contrary, it is the understanding of the parties that the Liens (as defined in the Intercreditor Agreement) granted pursuant to this Mortgage (x) prior to the Discharge of Revolving Credit Obligations (as defined in the Intercreditor Agreement), be pari passu and equal in priority to the Liens (as defined in the Intercreditor Agreement) granted to the Revolving Collateral Agent for the benefit of the holders of the Revolving Credit Obligations (as defined in the Intercreditor Agreement) to secure the Revolving Credit Obligations (as defined in the Intercreditor Agreement) pursuant to the applicable Revolving Credit Document (as defined in the Intercreditor Agreement) and (y) prior to the Discharge of Additional Obligations (as defined in the Intercreditor Agreement) that are First Priority Obligations (as defined in the Intercreditor Agreement), be pari passu and equal in priority to the Liens (as defined in the Intercreditor Agreement) granted to any First Priority Additional Agent (as defined in the Guarantee and Collateral Agreement) for the benefit of the holders of the applicable Additional Obligations (as defined in the Intercreditor Agreement) that are First Priority Obligations (as defined in the Intercreditor Agreement), to secure such

Additional Obligations (as defined in the Intercreditor Agreement) pursuant to the applicable Additional Documents (as defined in the Intercreditor Agreement).  The Collateral Agent acknowledges and agrees that the relative priority of such Liens (as defined in the Intercreditor Agreement) granted to the Collateral Agent, the Revolving Collateral Agent and any Additional Agent (as defined in the Intercreditor Agreement) may be determined solely pursuant to the Intercreditor Agreement, and not by priority as a matter of law or otherwise.  Notwithstanding anything herein to the contrary, the Liens (as defined in the Intercreditor Agreement) and security interest granted to the Collateral Agent pursuant to this Mortgage and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement.  In the event of any conflict between the terms of the Intercreditor Agreement and this Mortgage, the terms of the Intercreditor Agreement shall govern and control as among the Collateral Agent, the Revolving Collateral Agent and any Additional Agent (as defined in the Intercreditor Agreement).  Notwithstanding any other provision hereof, (x) for so long as any Revolving Credit Obligations (as defined in the Intercreditor Agreement) remain outstanding, any obligation hereunder to physically deliver to the Collateral Agent any Security Collateral (as defined in the Guarantee and Collateral Agreement) shall be satisfied by causing such Security Collateral (as defined in the Guarantee and Collateral Agreement) to be physically delivered to the Revolving Collateral Agent to be held in accordance with the Intercreditor Agreement and (y) for so long as any Additional Obligations (as defined in the Intercreditor Agreement) that are First Priority Obligations (as defined in the Intercreditor Agreement) remain outstanding, any obligation hereunder to physically deliver to the Collateral Agent any Security Collateral (as defined in the Guarantee and Collateral Agreement) shall be satisfied by causing such Security Collateral (as defined in the Guarantee and Collateral Agreement) to be physically delivered to any First Priority Additional Agent (as defined in the Guarantee and Collateral Agreement) to be held in accordance with the Intercreditor Agreement.

[SIGNATURE PAGE FOLLOWS]

This Mortgage has been duly executed by [THE SERVICEMASTER COMPANY] and is intended to be effective as the date first above written.

[THE SERVICEMASTER COMPANY],
a Delaware corporation

By:
Name:
Title:

STATE OF))
) ss.
COUNTY OF))

This instrument was acknowledged before me on             ,            by              as                of [THE SERVICEMASTER COMPANY].

NOTARY PUBLIC
My Commission Expires

Schedule A

Description of the Owned Land

D-1

EXHIBIT E-1 TO
CREDIT AGREEMENT

FORM OF OPINION OF DEBEVOISE & PLIMPTON LLP

July   , 2007

Citibank, N.A., as

Administrative Agent and Collateral Agent

under the Credit Agreement referred to below
390 Greenwich Street

New York, New York 10013

Each of the Lenders named in Schedule I
attached hereto that are parties
to the Credit Agreement referred to below

ServiceMaster Term Loan Credit Agreement

Ladies and Gentlemen:

We have acted as special New York counsel to (i) CDRSVM Acquisition Co., Inc. a Delaware corporation (the “Borrower”), (ii) The ServiceMaster Company, a Delaware corporation (the “Company”),  (iii) CDRSVM Holding, Inc., a Delaware corporation (“Holdings”) and (iv) each of the Subsidiary Parties referred to below, in connection with the preparation, and execution and delivery today, of (a) the Credit Agreement, dated as of July 24, 2007 (the “Credit Agreement”), among the Borrower, the several banks and other financial institutions parties thereto (collectively, the “Lenders”), and Citibank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and collateral agent (in such capacity, the “Collateral Agent”) and (b) the agreements to which Holdings, the Borrower, the Company or any Subsidiary Party is today a party that are listed in Schedule II hereto (together with the Credit Agreement, the “Loan Documents”).

The opinions expressed below are furnished to you pursuant to Section 5.1(f)(i) of the Credit Agreement.  Unless otherwise defined herein, terms defined in or defined by reference in the Credit Agreement and used herein shall have the meanings assigned thereto in the Credit Agreement.  The term “Guarantee and Collateral Agreement” has the meaning specified in Schedule II hereto. The term “Security Agreement” has the meaning specified in Schedule II hereto. The term “Intercreditor Agreement” has the meaning specified therefor in the Credit Agreement. The term “Investment Company Act” means the Investment Company Act of 1940, as amended.  The term “Loan Parties” means the Borrower, the Company, Holdings and the Subsidiary Parties.  The term “Material Adverse Effect” means a material adverse effect on the business, operations, property or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole.

The term “Obligations” has the meaning specified therefor in the Guarantee and Collateral Agreement.  The term “Pledged Notes” means those promissory notes constituting “instruments” (within the meaning of Section 9-102(a)(47) of the UCC) and described in Schedule 2 of the Guarantee and Collateral Agreement that are delivered to the Collateral Agent on the date hereof.  The term “Terminix Pledged Note” means the “Pledged Note” as defined in the Security Agreement to the extent constituting an “instrument” (within the meaning of Section 9-102(a)(47) of the UCC).  The term “Pledged Stock” means those shares of Pledged Stock (as defined in the Guarantee and Collateral Agreement) constituting “certificated securities” (as defined in Section 8-102 of the UCC) and described in Schedule 2 to the Guarantee and Collateral Agreement that are delivered to the Collateral Agent in certificated form on the date hereof.  The term “Subsidiary Parties” means the following Subsidiaries of the Company:  (1) InStar Services Holdings, LLC, InStar Services Management, LLC, MM Maids L.L.C., SM Clean L.L.C., TruGreen Companies L.L.C. and TruGreen LandCare L.L.C., each a Delaware limited liability company, (2) InStar Services Group, L.P., Merry Maids Limited Partnership, ServiceMaster Consumer Services Limited Partnership, ServiceMaster Residential/Commercial Services Limited Partnership, The Terminix International Company Limited Partnership and TruGreen Limited Partnership, each a Delaware limited partnership, and (3) InStar Services Group, Inc., ServiceMaster Consumer Services, Inc., ServiceMaster Holding Corporation, ServiceMaster Management Corporation, Terminix International, Inc. and TruGreen, Inc., each a Delaware corporation.  The term “Secured Parties” has the meaning specified therefor in the Guarantee and Collateral Agreement.  The term “UCC” means the Uniform Commercial Code as in effect in the State of New York on the date hereof.

In arriving at the opinions expressed below,

(a)                         we have examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of the Loan Documents,

(b)                        we have examined and relied on such corporate, limited liability company, and limited partnership documents and records of Holdings, the Borrower, the Company and its Subsidiaries and such other instruments and certificates of public officials, officers and representatives of Holdings, the Borrower, the Company and its Subsidiaries and other Persons as we have deemed necessary or appropriate for the purposes of this opinion,

(c)                         we have examined and relied as to factual matters upon, and assumed the accuracy of, the representations and warranties contained in or made pursuant to the Loan Documents, and

(d)                        we have made such investigations of law as we have deemed appropriate as a basis for this opinion.

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In rendering the opinions expressed below, we have assumed, with your permission, without independent investigation or inquiry, (a) the authenticity of all documents submitted to us as originals, (b) the genuineness of all signatures on all documents that we examined, (c) the conformity to authentic originals of documents submitted to us as certified, conformed or photostatic copies, (d) the due authorization of each of the Loan Documents by each party thereto, (e) the due execution and delivery of each of the Loan Documents by each party thereto, (f) the enforceability of each Loan Document against each party thereto (other than the Loan Parties), (g) the valid existence and good standing of each Loan Party, (h) the corporate, limited liability company, limited partnership, or other power and authority, as applicable, of each party to each of the Loan Documents to enter into and perform its obligations under such Loan Document, (i) the correctness of the legal opinion letter delivered as of the date hereof by  Richards, Layton & Finger, P.A., special Delaware counsel to certain of the Loan Parties, (j) that the proceeds of the Loans (as defined in the Credit Agreement) have been disbursed in whole or in part and (k) that the Merger has been consummated.

Based upon and subject to the foregoing and the qualifications hereinafter set forth, we are of the opinion that:

1.               Except for (a) any consents, authorizations, approvals, notices and filings that have been obtained or made, (b) filings in the United States Patent and Trademark Office, the United States Copyright Office, and appropriate offices under any applicable state trademark laws, (c) filings to perfect the security interests created by the Guarantee and Collateral Agreement, (d) any mortgage filings related to any of the Loan Documents, (e) filings or consents required to create or perfect any Lien on Collateral constituting mobile goods covered by a certificate of title and (f) those consents, authorizations, approvals, notices and filings that if not made, obtained or done, would not, to our knowledge, have a Material Adverse Effect, to our knowledge no consent or authorization of, approval by, notice to, or filing with, any United States federal or New York State court or governmental authority is required under United States federal or New York State law to be obtained or made on or prior to the date hereof by the Borrower in connection with its execution and delivery of, or performance of its obligations under, the Credit Agreement or with its borrowings under the Credit Agreement, or in connection with the validity or enforceability against it of the Credit Agreement.

2.               Except for (a) any consents, authorizations, approvals, notices and filings that have been obtained or made, (b) filings in the United States Patent and Trademark Office, the United States Copyright Office, and appropriate offices under any applicable state trademark laws, (c) filings to perfect the security interests created by the Guarantee and Collateral Agreement, (d) any mortgage filings related to any of the Loan Documents, (e) filings or consents required to create or perfect any Lien on Collateral constituting mobile goods covered by a certificate of title and (f) those consents, authorizations,

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approvals, notices and filings that if not made, obtained or done, would not, to our knowledge, have a Material Adverse Effect, to our knowledge no consent or authorization of, approval by, notice to, or filing with, any United States federal, New York State court or governmental authority is required under United States federal or New York State law to be obtained or made on or prior to the date hereof by the Company in connection with its execution and delivery of, or performance of its obligations under, the Loan Documents to which it is a party or in connection with the validity or enforceability against it of the Loan Documents to which it is a party.

3.               Except for (a) any consents, authorizations, approvals, notices and filings that have been obtained or made, (b) filings in the United States Patent and Trademark Office, the United States Copyright Office, and appropriate offices under any applicable state trademark laws, (c) filings to perfect the security interests created by the Guarantee and Collateral Agreement, (d) any mortgage filings related to any of the Loan Documents, (e) filings or consents required to create or perfect any Lien on Collateral constituting mobile goods covered by a certificate of title and (f) those consents, authorizations, approvals, notices and filings that if not made, obtained or done, would not, to our knowledge, have a Material Adverse Effect, to our knowledge no consent or authorization of, approval by, notice to, or filing with, any United States federal or New York State court or governmental authority is required under United States federal or New York State law to be obtained or made on or prior to the date hereof by Holdings in connection with its execution and delivery of, or performance of its obligations under, the Guarantee and Collateral Agreement or in connection with the validity or enforceability against it of the Guarantee and Collateral Agreement.

4.               Except for (a) any consents, authorizations, approvals, notices and filings that have been obtained or made, (b) filings in the United States Patent and Trademark Office, the United States Copyright Office, and appropriate offices under any applicable state trademark laws, (c) filings to perfect the security interests created by the Guarantee and Collateral Agreement or the Security Agreement, (d) any mortgage filings related to any of the Loan Documents, (e) filings or consents required to create or perfect any Lien on Collateral constituting mobile goods covered by a certificate of title and (f) those consents, authorizations, approvals, notices and filings that if not made, obtained or done, would not, to our knowledge, have a Material Adverse Effect, to our knowledge no consent or authorization of, approval by, notice to, or filing with, any United States federal or New York State court or governmental authority is required under United States federal or New York State law to be obtained or made on or prior to the date hereof by any Subsidiary Party in connection with its execution and delivery of, or performance of its obligations under, the Loan Documents to which it is a party or in connection with the validity or enforceability against it of the Loan Documents to which it is a party.

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5.               (a)                              The Credit Agreement (prior to the consummation of the Merger)  constitutes a valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms.

(b)                             Each of the Loan Documents to which the Company is a party constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

(c)                              The Guarantee and Collateral Agreement constitutes a valid and binding obligation of Holdings enforceable against Holdings in accordance with its terms.

(d)                             Each of the Loan Documents to which any Subsidiary Party is a party constitutes a valid and binding obligation of such Subsidiary Party enforceable against such Subsidiary Party in accordance with its terms.

6.               (a)                              The execution and delivery by the Borrower of the Credit Agreement (x) will not violate (i) any existing United States federal or New York State law, rule or regulation applicable to the Borrower or (ii) any contract listed in Schedule III hereto to which the Borrower is a party, except, in each case under this clause (x), for such violations that, to our knowledge, would not have a Material Adverse Effect, and (y) will not result in, or require, the creation or imposition of any Lien (other than under the Loan Documents or the Revolving Loan Documents) on any of its properties or revenues by operation of any law, rule or regulation referred to in the preceding clause (x) or pursuant to any such contract.

(b)                             The execution and delivery by the Company of the Loan Documents to which it is a party (x) will not violate (i) any existing United States federal or New York State law, rule or regulation applicable to the Company or (ii) any contract listed in Schedule III hereto to which the Company is a party, except, in each case under this clause (x), for such violations that, to our knowledge, would not have a Material Adverse Effect, and (y) will not result in, or require, the creation or imposition of any Lien (other than under the Loan Documents or the Revolving Loan Documents) on any of its properties or revenues by operation of any law, rule or regulation referred to in the preceding clause (x) or pursuant to any such contract.

(c)                              The execution and delivery by Holdings of the Guarantee and Collateral Agreement (x) will not violate (i) any existing United States federal or New York State law, rule or regulation applicable to Holdings or (ii) any contract listed in Schedule III hereto to which Holdings is a party, except, in each case under this clause (x), for such violations that, to our knowledge, would not have a Material Adverse Effect, and (y) will not result in, or require, the creation or imposition of any Lien (other than under the Loan Documents or the Revolving Loan Documents) on any of its properties or

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revenues by operation of any law, rule or regulation referred to in the preceding clause (x) or pursuant to any such contract.

(d)                             The execution and delivery by any Subsidiary Party of the Loan Documents to which it is a party (x) will not violate (i) any existing United States federal or New York State law, rule or regulation applicable to such Subsidiary Party or (ii) any contract listed in Schedule III hereto to which such Subsidiary Party is a party, except, in each case under this clause (x), for such violations that, to our knowledge, would not have a Material Adverse Effect, and (y) will not result in, or require, the creation or imposition of any Lien (other than under the Loan Documents or the Revolving Loan Documents) on any of its properties or revenues by operation of any law, rule or regulation referred to in the preceding clause (x) or pursuant to any such contract.

7.               (a)                              The Guarantee and Collateral Agreement is effective to create a valid security interest in favor of the Collateral Agent, for the benefit of the Secured Parties, as security for the Obligations (as and to the extent described in the Guarantee and Collateral Agreement), in all of the collateral described therein that is of the type in which a security interest can be created under Article 9 of the UCC (the “Article 9 Collateral”), to the extent the UCC is applicable to the creation of such security interest.

(b)                             The Security Agreement is effective to create a valid security interest in favor of the Collateral Agent, for the benefit of the Secured Parties, as security for the Obligations (as and to the extent described in the Security Agreement), in the Terminix Pledged Note, to the extent the UCC is applicable to the creation of such security interest.

(c)                              Upon the delivery of the Article 9 Collateral (including any Pledged Notes) in which a security interest may be perfected by possession pursuant to the UCC to (and provided that the same remains in the possession of) the Collateral Agent, the Collateral Agent, for the benefit of the Secured Parties, will have a perfected security interest in such Article 9 Collateral.

(d)                             Upon delivery of the Pledged Stock (in certificated form) in either bearer form or registered form (issued or endorsed in each case in the name of the Collateral Agent or in blank) to (and retention of control (as defined in Section 8-106 of the UCC) thereof by) the Collateral Agent, the Collateral Agent, for the benefit of the Secured Parties, will have a perfected security interest therein, to the extent the UCC is applicable to the perfection of such security interest.

(e)                              Upon the delivery of the Terminix Pledged Note to (and provided that the same remains in the possession of) the Collateral Agent, the Collateral Agent, for the benefit of the Secured Parties, will have a perfected security interest in the Terminix Pledged Note.

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8.               The Company is not an “investment company” within the meaning of the Investment Company Act.

*     *     *

Our opinions set forth above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws and other similar laws relating to or affecting creditors’ rights or remedies generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith, reasonableness and fair dealing, and concepts of materiality, (iv) limitations on the enforceability of indemnification, contribution or exculpation under applicable laws, rules or regulations (including court decisions) or public policy and (v) possible judicial action giving effect to foreign laws or foreign governmental or judicial action affecting or relating to the rights or remedies of creditors.  In addition, applicable laws and interpretations may affect the validity or enforceability of certain provisions of the Loan Documents, but such limitations do not, in our opinion, make the remedies provided for therein inadequate for the practical realization of the principal benefits intended to be provided thereby (subject to the other qualifications expressed herein).

Without limiting the foregoing, we express no opinion as to the validity, binding effect or enforceability of the penultimate paragraph of Section 8 of the Credit Agreement, subsection 9.9(d) of the Credit Agreement, Section 2.2 of the Guarantee and Collateral Agreement or any provision of any Loan Document that purports to (i) prohibit any Loan Party from transferring its respective rights in the collateral described in the Loan Documents or any proceeds thereof, as contemplated by Section 9-401 of the UCC, (ii) permit the Collateral Agent or any other Secured Party to vote or otherwise exercise any rights with respect to any of the collateral under the Loan Documents absent compliance with the requirements of applicable laws and regulations as to the voting of or other exercise of rights with respect to such collateral, (iii) waive, release or vary any defense, right or privilege of, or any duties owing to, any Loan Party to the extent that such waiver, release or variation may be limited by Section 1-102(3), 9-602 or 9-603 of the UCC or other provisions of applicable law, (iv) grant a right to collect any amount that a court determines to constitute unearned interest, (v) grant any right of set-off with respect to any contingent or unmatured obligation, (vi) maintain or impose any obligation to pay any amount in U.S. dollars where a final judgment concerning such obligation is rendered in another currency, or specify any method or rate of exchange, (vii) constitute a waiver of inconvenient forum or improper venue, or (viii) relate to the subject matter jurisdiction of a court to adjudicate any controversy.

We express no opinion as to the creation, validity or perfection of any security interest, or the validity, binding effect or enforceability of any Loan Document, to the extent that such Loan Document grants or purports to grant (a) a security interest (i) that is not governed by the UCC (including but not limited to any such security interest with

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respect to (A) copyrights, copyright licenses, patents, patent licenses, trademarks and trademark licenses or (B) insurance policies), (ii) in commercial tort claims, letter-of-credit rights, fixtures, cooperative interests, farm products, as-extracted collateral or timber to be cut, (iii) in any property the terms of or governing which void or prohibit, or are violated by, the granting of such security interest or (iv) in any claim against the United States, (b) a mortgage or other interest in real property or (c) an agricultural lien.  Our opinions set forth in paragraph 7 above are limited to Articles 8 and 9 of the UCC and therefore do not address (i) laws of jurisdictions other than the State of New York, (ii) laws of the State of New York other than Articles 8 and 9 of the UCC or (iii) collateral of a type not subject to Article 9 of the UCC.  We express no opinion as to what law governs perfection of any security interest granted by the Loan Documents.  We have assumed with your permission that (i) none of the Secured Parties has waived, subordinated or agreed with any third party to any modification of the perfection or priority of any security interest granted by the Loan Documents, (ii) the Pledged Stock, the Pledged Notes, the Terminix Pledged Note and all collateral under the Loan Documents in which a security interest may be perfected by possession will be held at all times by the Collateral Agent in the State of New York, (iii) the Pledged Stock, the Pledged Notes, the Terminix Pledged Note and all collateral under the Loan Documents in which a security interest may be perfected by possession will be held at all times by the Collateral Agent for purposes of possessing the Pledged Stock, the Pledged Notes, the Terminix Pledged Note and such collateral on behalf of the Collateral Agent, and not as agent for any Loan Party and (iv) each Loan Party has sufficient rights in the collateral described in the Loan Documents for the security interests granted thereby to attach.  We express no opinion as to the title or any other interest of any Loan Party in or to any of the collateral described in the Loan Documents.  No security interest will exist with respect to after-acquired property of any Loan Party until such Loan Party has rights therein within the meaning of Section 9-203 of the UCC.

Except as set forth in paragraph 7 above, we express no opinion as to the validity or perfection of the security interests purported to be created by the Loan Documents.  Without limiting the foregoing, we express no opinion as to the validity, perfection or priority of such security interests:

(i)                                     with respect to collateral sold, exchanged or otherwise disposed of by any Loan Party;

(ii)                                  to the extent such security interests may be affected by (x) Section 552 of the United States Bankruptcy Code, under which a bankruptcy court has discretion as to the extent to which post-petition proceeds may be subject to a lien arising from a security agreement entered into by the debtor before the commencement of the case, or (y) Section 547(b) of the United States Bankruptcy Code, relating to the power to avoid a preference;

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(iii)                               with respect to proceeds, to the extent of limitations under Section 9-315 of the UCC on the perfection of a security interest in proceeds;

(iv)                              as to any collateral acquired by the party granting such security interest more than four months after such party changes its name so as to make the relevant financing statements seriously misleading, unless amendments to such financing statements indicating the new name of such party are properly filed before the expiration of such four months;

(v)                                 as to any collateral acquired by any Loan Party following any change in the jurisdiction of organization (within the meaning of Section 9-102(a)(50) of the UCC) of such Loan Party unless a new financing statement is properly filed in the applicable new jurisdiction within the time specified in Section 9-316 of the UCC;

(vi)                              as to any property subject to a statute, regulation or treaty of the United States, whose requirements for a security interest’s obtaining priority over the rights of a lien creditor with respect to such property preempt Section 9-310(a) of the UCC;

(vii)                           as to any goods that are an accession to, or commingled or processed with, other goods, to the extent limited by Section 9-335 or 9-336 of the UCC; or

(viii)                        as to goods of any kind, such as motor vehicles, subject to certificate of title statutes.

We call to your attention that (A) the UCC requires periodic filing of continuation statements in order to maintain the effectiveness of financing statements filed pursuant thereto, (B) Section 8-107 of the UCC may in certain circumstances limit the rights of a secured party in respect of any unauthorized endorsement with respect to certificated securities constituting collateral under the Loan Documents not registered in the name of or issued to the Collateral Agent and not originally issued in bearer form, (C) under certain circumstances Section 9-408 of the UCC limits the enforcement of security interests in promissory notes, health-care-insurance receivables and general intangibles and (D) the perfection of the security interests granted by the Loan Documents may be limited by (i) rights under Article 2 of the UCC of a seller of goods as to which the debtor does not yet have possession, (ii) the right of reservation of a seller of goods under Section 2-505 of the UCC, (iii) the right of reclamation of a seller of goods on credit under Section 2-702 of the UCC, (iv) rights of buyers and lessees in the ordinary course to take goods free of such security interests to the extent provided in Sections 9-320 and 9-321 of the UCC, (v) rights of licensees in the ordinary course of business to license general intangibles free of such security interest to the extent provided in Section 9-321

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of the UCC and (vi) rights of a purchaser of chattel paper and instruments to claim priority over such security interests to the extent provided in Section 9-330 of the UCC.

We express no opinion as to the priority of the security interests purported to be created by the Loan Documents.  Without limiting the foregoing, we express no opinion as to the priority of any security interest (i) as against any claims or liens in favor of the United States or any state thereof, or any federal or state agency, instrumentality or political subdivision, including but not limited to liens for payment of federal, state or local taxes that are given priority by operation of law, liens under Title IV of the Employee Retirement Security Act of 1974, as amended, or claims arising under 31 U.S.C. § 3713, (ii) as against any rights of a person in possession of proceeds consisting of money or “instruments” (as defined in Section 9-102(a)(47) of the UCC), (iii) as against liens under Section 4-208 of the UCC, relating to security interests of a collecting bank, (iv) as against liens granted under Section 364(d) of the United States Bankruptcy Code, relating to liens granted by a court after the commencement of a case, or (v) that has been perfected by “control” under Section 9-104, 9-105, 9-106 or 9-107 of the UCC, as against any other security interest in the same property that has also been perfected by “control.”

We call to your attention that, pursuant to the Intercreditor Agreement the security interest of the Collateral Agent in the Security Collateral (as defined in the Guarantee and Collateral Agreement) and the Pledged Collateral (as defined in the Security Agreement) is pari passu with the security interest of the Revolving Collateral Agent and the Revolving Administrative Agent in the Security Collateral and the Pledged Collateral, as applicable, in the manner and to the extent set forth in the Intercreditor Agreement.

In rendering our opinion in paragraph 6 above, we have assumed with your permission that (i) the limitations set forth in subsection 3.3(a) of the Security Agreement are effective without regard to the proviso thereto, and the Pledgor (as defined therein) is in compliance with subsection 3.3(b) thereof and will have made (and given notice of) any determination contemplated by subsection 3.3(c) thereof, (ii) nothing has occurred that would cause the second sentence of the definition of the term “Restricted Assets” set forth in the Guarantee and Collateral Agreement to be given effect, and (iii) the limitations and other provisions of the Loan Documents relating to Restricted Assets are effective and enforceable against the Administrative Agent, the Collateral Agent and each other Secured Party, and each such party will comply with subsection 3.3(c) of the Security Agreement and subsection 6.9(f) of the Credit Agreement.

We express no opinion as to the effect of, or compliance with, any federal or state laws regarding fraudulent transfers or fraudulent conveyances or laws governing preferential transfers, or provisions of state law restricting dividends, loans or other distributions by a corporation, limited liability company, limited partnership or other entity to or for the benefit of its stockholders, member, partners or other equityholders, or any federal or state securities laws, rules or regulations, including without limitation as to

10

the effect thereof on the validity, binding effect or enforceability of any of the Loan Documents.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States of America, in each case that in our experience are generally applicable to transactions of this type.  In particular (and without limiting the generality of the foregoing) we express no opinion as to (a) the laws of any country (other than the federal laws of the United States of America) or (b) the effect of such laws (whether limiting, prohibitive or otherwise) on any of the rights or obligations of any Loan Party or of any other party to or beneficiary of any of the Loan Documents.  We have assumed, with your permission, that the execution and delivery of each of the Loan Documents by each of the parties thereto and the performance of their respective obligations thereunder will not be illegal or unenforceable or violate any fundamental public policy under applicable law (other than the laws of the State of New York and federal laws of the United States of America), and that no such party has entered therein with the intent of avoiding or a view to violating applicable law.  In giving the foregoing opinion, we express no opinion as to the effect (if any) of any law of any jurisdiction (except the State of New York) in which any Lender is located that limits the rate of interest that such Lender may charge or collect.

*     *     *

The opinions expressed herein are solely for your benefit and, without our prior consent, neither our opinion nor this opinion letter may be relied upon by any other person (other than the persons that become Lenders within 14 days of the date of this opinion letter) or publicly disclosed to any other person.

This opinion letter is limited to the matters stated and no opinion is implied or may be inferred beyond the matters expressly stated herein.  The opinions expressed herein are rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.

Very truly yours,

11

EXHIBIT E-2 TO
CREDIT AGREEMENT

FORM OF OPINION OF RICHARDS, LAYTON & FINGER P.A., SPECIAL DELAWARE
COUNSEL TO THE LOAN PARTIES

July   , 2007

To Each of the Persons Listed
 on Schedule A Attached Hereto

Re:                               ServiceMaster – Corporate and Transactional Opinion

Ladies and Gentlemen:

We have acted as special Delaware counsel for each of the Delaware corporations listed on Schedule B attached hereto (collectively, the “Corporations”), each of the Delaware limited liability companies listed on Schedule C attached hereto (collectively, the “LLCs”), and each of the Delaware limited partnerships listed on Schedule D attached hereto (collectively, the “Partnerships” and, together with the Corporations and the LLCs, the “Delaware Entities”), in connection with the matters set forth herein.  At your request, this opinion is being furnished to you.

For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of executed or conformed counterparts, or copies otherwise proved to our satisfaction, of the following:

(a)                                  Each of the documents listed on Schedule E attached hereto (collectively, the “Certificates of Incorporation”);

(b)                                 Each of the documents listed on Schedule F attached hereto (collectively, the “Certificates of Formation”);

(c)                                  Each of the documents listed on Schedule G attached hereto (collectively, the “Certificates of Limited Partnership” and, together with the Certificates of Incorporation and the Certificates of Formation, the “Organizational Certificates”);

(d)                                 Each of the documents listed on Schedule H attached hereto (jointly, the “Bylaws”);

(e)                                  Each of the documents listed on Schedule I attached hereto (collectively, the “LLC Agreements”);

(f)                                    Each of the documents listed on Schedule J attached hereto (collectively, the “Partnership Agreements” and, together with the LLC Agreements, the “Agreements”);

(g)                                 Each of the documents listed on Schedule K attached hereto (collectively, the “Transaction Documents”);

(h)                                 Each of the documents listed on Schedule L attached hereto collectively, the “Consents”);

(i)                                     A separate certificate of an officer of each of the Delaware Entities (or its general partner, as the case may be), each dated July 24, 2007 (collectively, the “Officers’ Certificates”), as to certain matters; and

(j)                                     A Certificate of Good Standing of each of the Delaware Entities, obtained from the Secretary of State.

The Organizational Certificates, the Bylaws, the Agreements and the Consents are hereinafter referred to collectively as the “Organizational Documents.”

For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (j) above.  In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (j) above) that is referred to in or incorporated by reference into any document reviewed by us.  We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein.  We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

With respect to all documents examined by us, we have assumed that (i) all signatures on documents examined by us are genuine, (ii) all documents submitted to us as originals are authentic, and (iii) all documents submitted to us as copies conform with the original copies of those documents.

For purposes of this opinion, we have assumed (i) that the Organizational Documents are in full force and effect, have not been amended and no amendment of such documents is pending or has been proposed, (ii) that any amendment or restatement of any document reviewed by us has been accomplished in accordance with, and was permitted by, the relevant provisions of said document prior to its amendment or restatement from time to time,

2

(iii) except to the extent provided in paragraphs 1 through 3 below, the due organization, formation or creation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization, formation or creation, (iv) the legal capacity of natural persons who are signatories to the documents examined by us, (v) except to the extent provided in paragraphs 4 through 6 below, that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (vi) except to the extent provided in paragraphs 7 through 12 below, the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vii) that each of the Transaction Documents constitutes a legal, valid and binding obligation of the parties thereto, and is enforceable against the parties thereto, in accordance with its terms, and (viii) that there have been obtained such authorizations, consents, approvals and orders as are customarily required in the conduct of the Delaware Entities’ business.  We have not participated in the preparation of any offering material relating to the Delaware Entities and assume no responsibility for the contents of any such material.

This opinion is limited to the laws of the State of Delaware (excluding the securities laws and blue sky laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto.  Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder that are currently in effect.  In rendering the opinions set forth herein, we express no opinion concerning the creation, attachment, perfection or priority of any security interest, lien or other encumbrance.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.                                       Each of the Corporations has been duly incorporated and is validly existing in good standing as a corporation under the General Corporation Law of the State of Delaware, 8 Del. C. §101 et seq. (the “GCL”).

2.                                       Each of the LLCs has been duly formed and is validly existing in good standing as a limited liability company under the Delaware Limited Liability Company Act, 6 Del. C. §18-101 et seq. (the “LLC Act”).

3.                                       Each of the Partnerships has been duly formed and is validly existing in good standing as a limited partnership under the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. §17-101 et seq. (the “LP Act”).

3

4.                                       Under the GCL, the applicable Certificate of Incorporation, the applicable Bylaws and the applicable Consent, each of the Corporations has all necessary corporate power and authority to execute and deliver, and to perform its obligations under, the Transaction Documents to which it is a party.

5.                                       Under the LLC Act, the applicable Certificate of Formation, the applicable LLC Agreement and the applicable Consent, each of the LLCs has all necessary limited liability company power and authority to execute and deliver, and to perform its obligations under, the Transaction Documents to which it is a party.

6.                                       Under the LP Act, the applicable Certificate of Limited Partnership, the applicable Partnership Agreement and the applicable Consent, each of the Partnerships has all necessary partnership power and authority to execute and deliver, and to perform its obligations under, the Transaction Documents to which it is a party.

7.                                       Under the GCL, the applicable Certificate of Incorporation, the applicable Bylaws and the applicable Consent, the execution and delivery by each of the Corporations of the Transaction Documents to which it is a party, and the performance by such Corporation of its obligations thereunder, have been duly authorized by all necessary corporate action on the part of such Corporation.

8.                                       Under the LLC Act, the applicable Certificate of Formation, the applicable LLC Agreement and the applicable Consent, the execution and delivery by each of the LLCs of the Transaction Documents to which it is a party, and the performance by such LLC of its obligations thereunder, have been duly authorized by all necessary limited liability company action on the part of such LLC.

9.                                       Under the LP Act, the applicable Certificate of Limited Partnership, the applicable Partnership Agreement and the applicable Consent, the execution and delivery by each of the Partnerships of the Transaction Documents to which it is a party, and the performance by such Partnership of its obligations thereunder, have been duly authorized by all necessary partnership action on the part of such Partnership.

10.                                 Under the GCL, the applicable Certificate of Incorporation, the applicable Bylaws and the applicable Consent, each of the Transaction Documents to which each of the Corporations is a party has been duly executed by such Corporation.

11.                                 Under the LLC Act, the applicable Certificate of Formation, the applicable LLC Agreement and the applicable Consent, each of the Transaction Documents to which each of the LLCs is a party has been duly executed by such LLC.

4

12.                                 Under the LP Act, the applicable Certificate of Limited Partnership, the applicable Partnership Agreement and the applicable Consent, each of the Transaction Documents to which each of the Partnerships is a party has been duly executed by such Partnership.

13.                                 No authorization, consent, approval or order of any Delaware court or any Delaware governmental or administrative body is required to be obtained by any of the Delaware Entities solely in connection with or as a result of the execution and delivery by the Delaware Entities of the Transaction Documents.

14.                                 The execution, delivery and performance by each of the Delaware Entities of the Transaction Documents to which it is a party do not violate (i) any Delaware law, rule or regulation, or (ii) the applicable Organizational Documents.

15.                                 Based solely on an inquiry on July 23, 2007, limited to, and solely to the extent reflected on the results of computer searches of, court dockets for active cases of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware, of the Superior Court of the State of Delaware in and for New Castle County, Delaware, of the United States District Court for the District of Delaware, and of the United States Bankruptcy Court sitting in the State of Delaware, except as set forth on Exhibit M attached hereto, we are not aware of any legal or governmental proceedings (including, without limitation, any bankruptcy or insolvency proceedings) pending against any of the Delaware Entities.

The opinions expressed in paragraphs 10 through 12 above are based solely upon our review of the GCL, the LLC Act, the LP Act, the Officers’ Certificates and counterpart signature pages of each of the Transaction Documents.

We understand that you will rely as to matters of Delaware law upon this opinion in connection with the Transaction Documents.  In addition, your successors and assigns may rely as to matters of Delaware law upon this opinion in connection with the matters set forth herein.  In connection with the foregoing, we hereby consent to your and your successors’ and assigns’ relying as to matters of Delaware law upon this opinion as of its date, subject to the understanding that the opinions herein are given on the date hereof and such opinions are rendered only with respect to facts existing on the date hereof and laws and rules, regulations and orders thereunder in effect as of such date.  Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other person or entity for any purpose.

Very truly yours,

5

EXHIBIT F TO
CREDIT AGREEMENT

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

Reference is made to the Loan(s) held by the undersigned pursuant to the Credit Agreement, dated as of July [24], 2007 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among CDRSVM Acquisition Co., Inc., a Delaware corporation (the rights and obligations of which have been assumed by The ServiceMaster Company, a Delaware corporation) (the “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”), Citibank N.A., as administrative agent, collateral agent and LC Facility issuing bank for the Lenders (the “Administrative Agent”) and JPMorgan Chase Bank, N.A., as syndication agent. The undersigned hereby certifies under penalty of perjury that:

1.                                       The undersigned is the sole record and beneficial owner of the Term Loan(s) (as well as any Term Loan Note(s) evidencing such Term Loan(s)) registered in its name;

2.                                       The income from the Term Loan(s) held by the undersigned is not effectively connected with the conduct of a trade or business within the United States;

3.                                       The undersigned is not a bank (as such term is used in Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”)), is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any governmental authority, any application made to a rating agency or any qualification for any exemption from any tax, securities law or other legal requirements;

4.                                       The undersigned is not a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code; and

5.                                       The undersigned is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

We have furnished you with a certificate of our non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall so inform the Borrower and the Administrative Agent in writing within 30 days of such change and (2) the undersigned shall furnish the Borrower and the Administrative Agent, a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower to the undersigned, or in either of the two calendar years preceding such payment.

F-1

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

[Address]

Dated: , 200[ ]

F-2

EXHIBIT G TO
CREDIT AGREEMENT

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to the Credit Agreement, dated as of July [24], 2007 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among CDRSVM Acquisition Co., Inc., a Delaware corporation (the rights and obligations of which have been assumed by The ServiceMaster Company, a Delaware corporation) (the “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”), Citibank N.A., as administrative agent, collateral agent and LC Facility issuing bank for the Lenders (the “Administrative Agent”) and JPMorgan Chase Bank, N.A., as syndication agent.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

                        (the “Assignor”) and                          (the “Assignee”) agree as follows:

1.                                       The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Transfer Effective Date (as defined below), an interest (the “Assigned Interest”) as set forth in Schedule 1 in and to the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents with respect to those credit facilities provided for in the Credit Agreement as are set forth on Schedule 1 (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1.

2.                                       The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that it is the legal and beneficial owner of the Assigned Interest and that it has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Holding, the Borrower, any of their Subsidiaries or any other obligor or the performance or observance by Holding, the Borrower, any of their Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches the Term Loan Note(s), if any, held by it evidencing the

Assigned Facilities [and requests that the Administrative Agent exchange such Term Loan Note(s) for a new Term Loan Note or Term Loan Notes payable to the Assignee and (if the Assignor has retained any interest in the Assigned Facilities) a new Term Loan Note or Term Loan Notes payable to the Assignor in the respective amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Transfer Effective Date)(1)].

3.                                       The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in subsection 6.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; (e) hereby affirms the acknowledgements and representations of such Assignee as a Lender contained in subsection 9.6 of the Credit Agreement; and (f) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with the terms of the Credit Agreement all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, including its obligations pursuant to subsection 10.16 of the Credit Agreement, and, if it is organized under the laws of a jurisdiction outside the United States, its obligations pursuant to subsection 3.11(b) of the Credit Agreement.

4.                                       The effective date of this Assignment and Acceptance shall be                    , 20[  ] (the “Transfer Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to subsection 10.6 of the Credit Agreement, effective as of the Transfer Effective Date (which shall not,

(1)                                  Notes: should only be requested when specifically required by the Assignee and/or the Assignor, as the case may be.

unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

5.                                       Upon such acceptance and recording, from and after the Transfer Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Transfer Effective Date or accrued subsequent to the Transfer Effective Date.  The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Transfer Effective Date or with respect to the making of this assignment directly between themselves.

6.                                       From and after the Transfer Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement, but shall nevertheless continue to be entitled to the benefits of subsections 3.10, 3.11, 3.12 and 10.5 and the obligations of Section 3.13 thereof.

7.                                       Notwithstanding any other provision hereof, if the consents of the Borrower and the Administrative Agent hereto are required under subsection 10.6 of the Credit Agreement, this Assignment and Acceptance shall not be effective unless such consents shall have been obtained.

8.                                       This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

SCHEDULE 1 to the
Assignment and Acceptance

Re:  Credit Agreement, dated as of July [24], 2007, among CDRSVM Acquisition Co., Inc., a Delaware corporation (the rights and obligations of which have been assumed by The ServiceMaster Company, a Delaware corporation) (the “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”), Citibank N.A., as administrative agent, collateral agent and LC Facility issuing bank for the Lenders (the “Administrative Agent”) and JPMorgan Chase Bank, N.A., as syndication agent.

Name of Assignor:

Name of Assignee:

Transfer Effective Date of Assignment:

Credit Facility Assigned	Aggregate Amount of Commitment/Loans under Credit Facility for all Lenders		Amount of Commitment/Loans under Credit Facility Assigned
LC Facility Participation	.	%

Term Loan	.	%

[NAME OF ASSIGNEE]		[NAME OF ASSIGNOR]

By:		By:
	Name:		Name:
	Title:		Title:

Accepted for recording in the Register:		Consented To:
CITIBANK, N.A.		THE SERVICEMASTER COMPANY

By:		By:
	Name:		Name:
	Title:		Title:

CITIBANK, N.A., as
Administrative Agent

By:
Name:
Title:
By:
Name:
Title:

EXHIBIT H TO
CREDIT AGREEMENT

FORM OF OFFICER’S CERTIFICATE

[                  ]

Pursuant to subsection 5.1(g) of the Credit Agreement, dated as of July [24], 2007 (the “Credit Agreement” terms defined therein being used herein as therein defined), among CDRSVM Acquisition Co., Inc., a Delaware corporation (the rights and obligations of which have been assumed by The ServiceMaster Company, a Delaware corporation) (the “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”), Citibank N.A., as administrative agent, collateral agent and LC Facility issuing bank for the Lenders (the “Administrative Agent”) and JPMorgan Chase Bank, N.A., as syndication agent, the Borrower hereby certifies that:

1.                                       The representations and warranties made by the Borrower pursuant to the Credit Agreement or any other Loan Documents to which it is a party, or which are contained in any certificate furnished by or on behalf of the Borrower pursuant to the Credit Agreement or any other Loan Documents are, except to the extent that they relate to a particular date, true and correct in all material respects on and as of the date hereof, after giving effect to the Term Loans and to the application of the proceeds therefrom, as if made on the date hereof; and

2.                                       No Default or Event of Default under the Credit Agreement exists (pro forma for the Merger and the financing thereof) on the date hereof; provided that any Default or Event of Default resulting from (x) the failure to provide any guarantee or collateral on the date hereof after the use of commercially reasonable efforts by Holding or any of its Subsidiaries to do so or (y) any breach of any representation or warranty made by any Loan Party pursuant to any Loan Document, other than (A) to the extent such breach also constitutes a breach of a representation or warranty of Acquisition Co. in the Merger Agreement that would result in Acquisition Co. having a right to terminate its obligations thereunder or (B) such breach is a breach of the representations and warranties set forth in subsections 4.4 (other than the second sentence thereof), 4.12 and 4.15 of the Credit Agreement, shall in each case not constitute a Default or Event of Default for the purposes hereof.

H-1

IN WITNESS WHEREOF, the undersigned has hereunto set [his] [her] name as of the date set forth below.

[             ]

By:
Name:
Title:

Date: , 20

H-2

EXHIBIT I TO
CREDIT AGREEMENT

FORM OF SECRETARY’S CERTIFICATE

Pursuant to subsections 5.1(k), (l) and (m) of the Credit Agreement, dated as of July [24], 2007 (the “Credit Agreement”), among CDRSVM Acquisition Co., Inc., a Delaware corporation (the rights and obligations of which have been assumed by The ServiceMaster Company, a Delaware corporation) (the “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”), Citibank N.A., as administrative agent, collateral agent and LC Facility issuing bank for the Lenders (the “Administrative Agent”) and JPMorgan Chase Bank, N.A., as syndication agent.

I, the duly elected and acting Secretary of [               ] (the “Certifying Loan Party”), hereby certify in such capacity on behalf of the Certifying Loan Party and not in my individual capacity, as follows:

1.                                       Attached hereto as Annex 1 is a complete and correct copy of resolutions adopted by the Board of Directors or action of the sole or managing member or general partner, as the case may be, of the Certifying Loan Party on July [24], 2007; such resolutions have not been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only proceedings of such Board of Directors or sole or managing member or general partner, as the case may be, now in force relating to or affecting the matters referred to therein.

2.                                       Attached hereto as Annex 2 is a complete and correct copy of the By-Laws or the equivalent organization document of the Certifying Loan Party as in effect on the date hereof.

3.                                       Attached hereto as Annex 3 is a complete and correct copy of the Certificate of Incorporation or the equivalent charter document of the Certifying Loan Party as in effect on the date hereof.

4.                                       The following persons are now duly elected and qualified officers of the Certifying Loan Party holding the offices indicated next to their respective names below, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Certifying Loan Party each of the Loan Documents (as defined in the Credit Agreement) to which it is a party and any certificate or other document to be delivered by the Certifying Loan Party pursuant to the Loan Documents (as defined in the Credit Agreement) to which it is a party.

Each of Debevoise & Plimpton LLP and Richards Layton & Finger P.A. is entitled to rely on this certificate in connection with the opinions that it is rendering pursuant to Subsection 5.1(f) of the Credit Agreement.

Name	Office	Signature

IN WITNESS WHEREOF, the Certifying Loan Party has caused this certificate to be executed on its behalf by its Secretary, this [24th] day of July, 2007.

By:
Name:
Title:

I, [             ], am the duly elected and acting [          ] of the Certifying Loan Party, and do hereby certify in such capacity on behalf of the Certifying Loan Party and not in my individual capacity that [          ] is the duly elected, qualified and acting Secretary of the Certifying Loan Party and that the signature appearing above is his genuine signature.

IN WITNESS WHEREOF, the Certifying Loan Party has caused this certificate to be executed on its behalf this [24th] day of July, 2007.

By:
Name:
Title:

ANNEX 1
TO EXHIBIT I

Board Resolutions

ANNEX 2
TO EXHIBIT I

By-Laws

ANNEX 3
TO EXHIBIT I

Certificate of Incorporation

EXHIBIT J TO
CREDIT AGREEMENT

FORM OF LC FACILITY LETTER OF CREDIT REQUEST

No. (1)	Dated

Citibank, N.A.. [or name of other LC Facility Issuing bank], as LC Facility Issuing Bank and Administrative Agent, under the Credit Agreement, dated as of July [24], 2007 (as amended, amended and restated, modified or supplemented from time to time, the “Credit Agreement”), among CDRSVM Acquisition Co., Inc., a Delaware corporation (the rights and obligations of which have been assumed by The ServiceMaster Company, a Delaware corporation) (the “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”), Citibank N.A., as administrative agent and collateral agent for the Lenders (the “Administrative Agent”), and JPMorgan Chase Bank, N.A., as syndication agent.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Citibank, N.A.,

as Administrative Agent for the Lenders referred to below,

390 Greenwich Street

New York, NY 10013

Attention: [              ]

(1)                               LC Facility Letter of Credit Request Number.

[with a copy to:

Attention:                          (2)

Ladies and Gentlemen:

Pursuant to subsection 2.6 of the Credit Agreement, the undersigned hereby requests that the LC Facility Issuing Bank referred to above [issue] [amend](3) [renew] [extend] a Letter of Credit for the account of the undersigned on                                      (4) (the “Date of Issuance”) in the aggregate stated amount of $                           .(5)

For purposes of this LC Facility Letter of Credit Request, unless otherwise defined, all capitalized terms used herein that are defined in the Credit Agreement shall have the respective meanings provided therein.

The beneficiary of the requested LC Facility Letter of Credit [will be] [is]                  ,(6) and such LC Facility Letter of Credit [will be] [is] in support of                   (7) and [will have] [has] a stated expiration date of                     .(8)

The undersigned hereby certifies that:

(a)                                  The representations and warranties contained in the Credit Agreement or in the other Loan Documents are true and correct in all material respects as of the date hereof, except to the extent such representations and warranties expressly relate to an

(2)                              Insert name and address of LC Facility Issuing Bank in the case of an LC Facility Letter of Credit Request to any LC Facility Issuing Bank other than Citibank N.A.

(3)                                  If an amendment, include a description of the proposed amendment.

(4)                                  Date of Issuance.

(5)                                  Aggregate initial stated amount of LC Facility Letter of Credit.

(6)                                  Insert name and address of beneficiary.

(7)                                  Insert description of supported obligations and name of agreement to which it relates, if any.

(8)                                  Insert last date upon which drafts may be presented.

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earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

(b)                                 No Default or Event of Default has occurred and is continuing as of the date hereof nor, immediately after giving effect to the issuance of the LC Facility Letter of Credit requested hereby, would such a Default or Event of Default occur.

Copies of all documentation with respect to the supported transaction are attached hereto.

THE SERVICEMASTER COMPANY

By:
Name:
Title:

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EXHIBIT K TO
CREDIT AGREEMENT

FORM OF SECURITY AGREEMENT

See Exhibit 10.4